Exhibit 10.1

Execution Version

ABL CREDIT AGREEMENT

dated as of

August 9, 2016

Among

LSF9 CYPRESS PARENT LLC,

as Holdings,

LSF9 CYPRESS HOLDINGS LLC,

as the Initial Borrower,

THE ADDITIONAL US BORROWERS PARTY HERETO,

THE CANADIAN BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

GOLDMAN SACHS BANK USA,

as Administrative Agent,

and

BANK OF AMERICA, N.A.,

as Collateral Agent,

GOLDMAN SACHS BANK USA,

BANK OF AMERICA, N.A.

And

WELLS FARGO BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

and

RBC CAPITAL MARKETS1

as Joint Bookrunner

Reference is made to the ABL Intercreditor Agreement dated as of August 9, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Goldman Sachs Bank USA, as Revolving Administrative Agent (as defined therein), Wilmington Trust, National Association, as the Notes Collateral Agent, any Additional Pari Passu Obligations Agent and any other Additional Junior Obligations Agent or other Persons from time to time party thereto, and acknowledged and agreed by LSF9 Cypress Parent LLC, LSF9 Cypress Holdings LLC and each other party from time to time party thereto. Each Lender hereunder (a)

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under this Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrowers and such lenders are intended third party beneficiaries of such provisions. Notwithstanding anything herein to the contrary, the liens and security interests granted in the Security Documents to the Revolving Administrative Agent pursuant to this Agreement in any Collateral and the exercise of any right or remedy by the Revolving Administrative Agent with respect to any Collateral hereunder, are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

i

(continued)

(continued)

(continued)

		Page

SECTION 10. ADDITIONAL LOAN PARTIES AND OBLIGATIONS		175

10.1	Additional Borrowers	175
10.2	Discretionary Guarantors	176
10.3	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	176

(continued)

SCHEDULES:

1.1A	Consolidated EBITDA Adjustments
1.1B	Existing Letters of Credit
1.1C	Mortgaged Property
1.1D	Surviving Debt
2.1	Lenders
2.4	Maximum LC Exposure
3.4	Consents, Authorizations, Filings and Notices
3.13(a)	Restricted Subsidiaries
3.13(b)	Agreements Related to Capital Stock
4.1(h)	Legal Opinions
5.14	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.6(d)	Specified Owned Real Properties
6.7(c)	Existing Investments
6.9(b)	Existing Affiliate Transactions
6.11	Existing Negative Pledges

EXHIBITS:

A-1	Form of Canadian ABL Guarantee and Collateral Agreement
A-2	Form of Canadian NY Law ABL Guarantee and Collateral Agreement
A-3	Form of US ABL Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E	Form of Assignment and Assumption
F	Form of Intercreditor Agreement
G	Form of Revolving Credit Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate
K-1	Form of Notice of Additional Borrower and Assumption Agreement
K-2	Form of Notice of Additional Guarantor
L	Form of Borrowing Base Certificate
M	Form of Collateral Access Agreement

v

ABL CREDIT AGREEMENT, dated as of August 9, 2016, among LSF9 CYPRESS PARENT LLC, a Delaware limited liability company (“Holdings”), LSF9 CYPRESS HOLDINGS LLC, a Delaware limited liability company (the “Initial Borrower”), the Additional US Borrowers (as defined herein) party to this Agreement, the Canadian Borrowers (as defined herein) party to this Agreement (together with the Initial Borrower and Additional US Borrowers, “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks, and GOLDMAN SACHS BANK USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), and BANK OF AMERICA, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

Pursuant to the Purchase Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.1 below), Construction Products Acquisition, LLC will acquire (the “Acquisition”) the Construction Products Distribution Division of Superior Plus Corp., consisting of all of the issued and outstanding Capital Stock of The Winroc Corporation (Midwest), a Minnesota corporation (“Winroc US”), Superior Plus Construction Products Corp., a Pennsylvania corporation (“SPI US”), Winroc-SPI Corporation, an Alberta corporation (“Newco 1”), and 1974303 Alberta Ltd., an Alberta corporation (collectively with Winroc US, SPI US and Newco 1, the “Targets”), on the terms described in the Purchase Agreement.

The Initial Borrower has requested that, substantially simultaneously with the consummation of the Acquisition, the Lenders hereunder extend credit to the Borrowers from time to time on or after the Closing Date in accordance with the Revolving Credit Commitments in an initial aggregate principal amount of up to $250.0 million pursuant to this Agreement (with the aggregate principal amount of Revolving Credit Loans permitted to be borrowed on the Closing Date not to exceed the amount permitted under Section 2.1).

The proceeds of the Loans made on the Closing Date (if any), together with (i) the proceeds of the issuance by the Initial Borrower on the Closing Date of the $575.0 million aggregate principal amount of 8.25% senior secured notes due 2021 and (iii) the proceeds of the Equity Contribution, will be used to finance the Acquisition, to repay Existing Debt and to pay Transaction Costs.

The Lenders have indicated their willingness to extend credit on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“30-Day Excess Availability”: on a given date, the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the thirty (30) consecutive day period immediately preceding such date by (b) thirty (30).

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate, in the case of ABR Loans denominated in US Dollars, or the Canadian Prime Rate, in the case of ABR Loans denominated in Canadian Dollars.

“Account”: an “account” as such term is defined in Article 9 of the UCC or the PPSA, as applicable, and any and all supporting obligations in respect thereof.

“Account Debtor”: each Person who is obligated on an Account.

“Accounting Change”: as defined in Section 1.4.

“Acquired Asset Borrowing Base”: the US Acquired Asset Borrowing Base plus the Canadian Acquired Asset Borrowing Base.

“Acquisition”: as defined in the preliminary statements hereto.

“Additional Lenders”: any Eligible Assignee that extends commitments to the Revolving Credit Facility pursuant to Section 2.20.

“Additional Borrower”: each Subsidiary of Holdings set forth on the signature pages hereto as an Additional US Borrower or a Canadian Borrower and any Person that is added as an additional Borrower hereunder with respect to the Revolving Credit Facility in accordance with the provisions set forth in Section 10.1.

“Additional US Borrower”: each Domestic Subsidiary of Holdings set forth on the signature pages hereto as an Additional US Borrower and any other Additional Borrower that is a Domestic Subsidiary.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that the Adjusted LIBO Rate shall in no event be less than 0.00%.

“Adjustment Date”: the last Business Day of each calendar quarter.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent Deposit Account”: as defined in Section 2.21(c).

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Advance”: as defined in Section 2.1(c).

“Agent Advance Period”: as defined in Section 2.1(c).

“Agent Indemnitee”: as defined in Section 8.7.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Borrowing Base”: at any time, the US Borrowing Base at such time plus the Canadian Borrowing Base at such time.

“Aggregate Exposure”: with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans of such Lender then outstanding plus (b) the LC Exposure of such Lender at such time.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure (including its share of unfunded Agent Advances) at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this ABL Credit Agreement.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.00% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan denominated in US Dollars with a one-month Interest Period plus 1.00%; provided that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBO Rate for deposits in US Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Anticipated Cure Deadline”: as defined in Section 7.2(a).

“Applicable Margin”: for any day the applicable rate per annum set forth below, based upon the Historical Excess Availability as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring after the first full fiscal quarter ended after the Closing Date, the “Applicable Margin” shall be the applicable rate per annum set forth below in Level II:

Level	Historical Excess Availability:	Applicable Margin for Eurodollar Loans:	Applicable Margin for ABR Loans:
I	Equal to or greater than 67.0%	1.25%	0.25%
II	Less than 67.0% and equal to or greater than 33.0%	1.50%	0.50%

Level	Historical Excess Availability:	Applicable Margin for Eurodollar Loans:	Applicable Margin for ABR Loans:
III	Less than 33.0%	1.75%	0.75%

The Applicable Margin shall be adjusted quarterly on a prospective basis as of each Adjustment Date based upon the Historical Excess Availability in accordance with the table above. Notwithstanding anything to the contrary contained above in this definition, (i) the Applicable Margins shall be those that correspond to a Historical Excess Availability at Level III above at all times during which there shall exist any Event of Default, (ii) if any Borrowing Base Certificate delivered pursuant to this Agreement is at any time restated or otherwise revised to reflect any decreased Borrowing Base, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect, in each case, such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be recalculated by the Administrative Agent at such higher rate for any applicable periods and shall be due and payable within five (5) Business Days of receipt of such calculation by the Initial Borrower from the Administrative Agent and shall be payable only to the Lenders whose Commitments were outstanding during such period when the Applicable Margin should have been higher (regardless of whether such Lenders remain parties to this Agreement at the time such payment is made) (provided that any additional interest due as a result of this clause (ii) shall not be due and payable until five (5) Business Days of receipt of such calculation and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at any time prior to the date that is five (5) Business Days of receipt of such calculation), (iii) from and after the most recent Incremental Facility Closing Date for any Incremental Facility Amendment pursuant to which the Applicable Margins have been increased above the Applicable Margins in effect immediately prior to such Incremental Facility Closing Date, the Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Facility Amendment and (iv) from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Applicable Margins specified for such Extended Revolving Credit Commitments shall be those specified in the applicable definitive documentation thereof.

“Applicable Percentage”: with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Applicable Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.19(c) to disregard the Revolving Credit Commitment of Defaulting Lenders.

“Approved Currency”: each of US Dollars and Canadian Dollars.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to Goldman Sachs Bank USA, Bank of America, N.A. and Wells Fargo Bank, N.A., as joint lead arrangers for the Revolving Credit Facility.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent and Holdings.

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Initial Borrower’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto Renewal Letter of Credit”: as defined in Section 2.4(c).

“Availability Period”: the period from and including, the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Credit Commitments.

“Average Revolving Credit Facility Balance”: for any period, the amount obtained by dividing the Aggregate Exposure at the end of each day for such period by the number of days in such period.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101, et seq.).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”: with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such person or, if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) in any other case, the functional equivalent of the foregoing, and (v) in the case of any Person organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower” and “Borrowers”: as defined in the preamble.

“Borrower Agent”: as defined in Section 8.11.

“Borrower Group Member”: any Borrower or any of the Restricted Subsidiaries of any such Borrower.

“Borrower Loan Party”: any Borrower or any Subsidiary Guarantor.

“Borrower Materials”: as defined in Section 9.1.

“Borrowing”: Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base”: the US Borrowing Base, the Canadian Borrowing Base or the Aggregate Borrowing Base, as applicable. For the avoidance of doubt, in the case of any Permitted Acquisition, the Borrowing Base shall include amounts attributable to the target or assets acquired in such Permitted Acquisition to the extent set forth in the definitions of US Borrowing Base, Canadian Borrowing Base and Aggregate Borrowing Base and subject to the limits of the Acquired Asset Borrowing Base to the extent applicable.

“Borrowing Base Certificate”: as defined in Section 5.2(c).

“Borrowing Request”: a request by a Borrower for a Borrowing substantially in the form of Exhibit I.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Ontario are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Canadian Dollar or US Dollar deposits in the London interbank market.

“Canadian ABL Sublimit”: $75.0 million as such amount may be increased from time to time in accordance with Section 2.20.

“Canadian Acquired Asset Borrowing Base”: as defined in the definition of Canadian Borrowing Base.

“Canadian Anti-Money Laundering Laws”: (as the context requires) (i) the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), including any guidelines or orders thereunder, the Special Economic Measures Act (Canada), Resolutions Implementing the United Nations Resolution on the Suppression of Terrorism, United Nations Al-Qaida and Taliban Regulations, or (ii) any other applicable anti-money laundering, anti-terrorist financing, sanction and “know your client” laws of Canada

“Canadian Borrowers”: each Canadian Subsidiary of Holdings set forth on the signature pages hereto as a Canadian Borrower and any other Additional Borrower that is a Canadian Subsidiary.

“Canadian Borrowing Base”: as of any date of calculation, the amount calculated as the “Canadian Borrowing Base” pursuant to the Borrowing Base Certificate most recently delivered to the Agents in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a) 85.0% of the book value of Eligible Trade Accounts of each Canadian Loan Party; plus

(b) 90.0% of the book value of Eligible Credit Card Accounts of each Canadian Loan Party; plus

(c) the lesser of (i) 75.0% of Value of Eligible Inventory of each Canadian Loan Party and (ii) 85.0% of the NOLV of Eligible Inventory for each Canadian Loan Party; plus

(d) 100% of Eligible Cash of each Canadian Loan Party; minus

(e) the Eligible Reserves on the Canadian Borrowing Base.

Notwithstanding the foregoing, any Inventory (including inventory in transit) and Accounts (i) acquired by any Canadian Loan Party in a Permitted Acquisition or (ii) of any Person that becomes a Canadian Loan Party in connection with such Permitted Acquisition, in each case, subject to a first priority Lien in favor of the Administrative Agent (subject to First Priority Priming Liens), may be immediately included in a Borrowing Base Certificate delivered by the Borrowers in an amount equal to 50.0% of the book value thereof as set forth in the consolidated balance sheet of the relevant acquired entities or sellers (in the case of an asset acquisition) for the most recently ended fiscal quarter of the Canadian Loan Parties for which financial statements have been delivered pursuant to Section 5.1(a) or (b), and applying eligibility and reserve criteria consistent with those applied to the calculation of the Canadian Borrowing Base (other than eligibility and reserve criteria based in whole or in part upon the absence of a field examination or inventory appraisal), until the completion by the Collateral Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof (the “Canadian Acquired Asset Borrowing Base”). To the extent that the Collateral Agent has not completed, at the Borrowers’ expense, a field examination and inventory appraisal reasonably satisfactory to each Agent within 90 days of the acquisition of such Inventory and Accounts (or such longer period as the Collateral Agent may reasonably agree) such Inventory and Accounts will cease to be eligible for inclusion in the Canadian Borrowing Base.

The Collateral Agent shall have the right (but not the obligation) to review such computations and if the Collateral Agent shall have reasonably determined in good faith in its Permitted Discretion that such computations have not been calculated in accordance with the terms of this Agreement, the Collateral Agent shall have the right to correct any such errors.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan that is a “registered pension plan” as defined in subsection 248(1) of the ITA and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA, whether existing on the Closing Date or which would be considered a Canadian Defined Benefit Plan if assumed, adopted or otherwise participated in or contributed to by a Group Member for its employees or former employees in Canada thereafter.

“Canadian Dollars”: dollars in lawful currency of Canada.

“Canadian Guarantee and Collateral Agreements”: each of (i) the Canadian ABL Guarantee and Collateral Agreement among each Canadian Loan Party and the Administrative Agent, substantially in the form of Exhibit A-1 (the “Canadian ABL Guarantee and Collateral Agreement”), and (ii) the Canadian NY Law ABL Guarantee and Collateral Agreement among each Canadian Loan Party and the Administrative Agent, substantially in the form of Exhibit A-2 (the “Canadian NY Law Guarantee and Collateral Agreement”).

“Canadian IP Security Agreement”: the Canadian IP Security Agreement to be executed by the Canadian Loan Parties party thereto from time to time with respect to Intellectual Property of the Canadian Loan Parties registered in Canada, as may be amended, restated, supplemented or otherwise modified from time to time, in each case, in substantially the form of Exhibit A to the Canadian ABL Guarantee and Collateral Agreement.

“Canadian Letter of Credit”: any Letter of Credit issued hereunder for the account of a Canadian Borrower.

“Canadian Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the Canadian Borrowing Base at such time and (ii) the Canadian ABL Sublimit in effect at such time.

“Canadian Loan Party”: any Canadian Borrower or Canadian Subsidiary Guarantor.

“Canadian Loans”: any Loans made hereunder to a Canadian Borrower.

“Canadian Multiemployer Plan”: any Multiemployer Plan that is contributed to by a Group Member in respect of its employees in Canada.

“Canadian Pension Plans”: each pension, superannuation benefit or retirement savings plan, arrangement or scheme including any pension plan, top-up pension or supplemental pension, “registered retirement savings plan” (as defined in the ITA), “registered pension plan” (as defined in the ITA) and “retirement compensation arrangement” (as defined in the ITA) that is maintained or contributed to by any Group Member for its employees or former employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec or any Canadian Multiemployer Plan.

“Canadian Prime Rate”: for any day, a fluctuating rate per annum equal to the highest of (a) the variable per annum rate of interest most recently announced by Royal Bank of Canada and in effect as its reference rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada and commonly known as “prime rate” and (b) the rate of interest per annum that is equal to the sum of (i) the CDOR Rate for a one month Interest Period and (ii) 1.00% per annum; provided that in no event shall the Canadian Prime Rate be less than zero.

“Canadian Revolving Credit Exposure”: at any time, with respect to any Lender, the sum of such Lender’s Canadian Loans, participations in Agent Advances to Canadian Borrowers and its LC Exposure in respect of Canadian Letters of Credit at such time.

“Canadian Security Documents”: the collective reference to (a) the Canadian Guarantee and Collateral Agreements, (b) the Canadian IP Security Agreement, (c) the Deed of Hypothec, (d) any Mortgage with respect to owned real property located in Canada and (d) all other security documents governed by the laws of Canada or any province, territory or other political sub-division thereof hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“Canadian Subsidiary”: any Subsidiary of Holdings organized or existing under the laws of Canada or one of the provinces or territories of Canada.

“Canadian Subsidiary Guarantors”: each Canadian Subsidiary that is a Subsidiary Guarantor.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including investments that constitute Permitted Acquisitions.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Cash Equivalents”: (a) US Dollars or Canadian Dollars; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (provided, that the full faith and credit of such country is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits and eurocurrency time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any branch of a foreign bank in the US or Canada having, capital and surplus of not less than $500.0 million (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (h) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable Canadian rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided, that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Control Agreement”: a “control agreement” in form and substance reasonably acceptable to the Agents containing terms regarding the treatment of all cash, Cash Equivalents and other amounts on deposit in the respective deposit account or securities account governed by such Cash Management Control Agreement consistent with the requirements of Section 2.21 and in the case of any deposit account or securities account holding Eligible Cash, the requirements set forth in the definition of such term.

“Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and Holdings in writing to the Agents as a “Cash Management Obligation”.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CDOR Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan denominated in Canadian Dollars, the average of the annual rates for bankers’ acceptances having a specified term equal to the Interest Period of such Eurodollar Loan (or a term as closely as possible comparable to such specified term) of the banks that appears on the Reuters Screen CDOR page as of 11:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, as of 11:00 a.m. (Toronto time) on the preceding Business Day); provided that if such rate does not appear on the Reuters (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the rate at which Royal Bank of Canada is then offering to purchase Canadian Dollar bankers’ acceptances quoted by the Royal Bank of Canada as of 11:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day; provided, further that the CDOR Rate shall, in no event, be less than 0.0%.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFPOA”: as defined in Section 3.19.

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following events: (a) prior to an IPO, the Permitted Investors, taken together, shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having a majority of the ordinary voting power for the election of directors of Holdings measured by voting power rather than number of shares; (b) at any time after an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group”, where such person or group includes both Permitted Investors and one or more Persons that are not Permitted Investors, any Capital Stock beneficially owned by Permitted Investors), other than any such “person” or “group” comprised solely of Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than the greater of (i) 35.0% of the ordinary voting power for the election of directors of the Permitted Holding Company that shall have issued or sold Capital Stock in the IPO, measured by voting power rather than number of shares, and (ii) the percentage of such ordinary voting power of such Permitted Holding Company held, directly or indirectly, by the Permitted Investors, taken together (unless the Permitted Investors retain the right, by contract or otherwise, to elect or designate a majority of the directors of the Permitted Holding Company); (c) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Initial Borrower, free and clear of all Liens (except Permitted Liens); or (d) a Specified Change of Control.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Incremental Revolving Lenders (of the same tranche) or Extending Revolving Credit Lenders (of the same tranche), (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Incremental Revolving Commitments (of the same tranche) or Extended Revolving Credit Commitments (of the same tranche) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Revolving Credit Loans or loans in respect of the same Class of Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Closing Date Availability Amount”: as defined in Section 2.1(a).

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.

“Collateral Access Agreement”: a collateral access agreement substantially in the form of Exhibit M (or such other form as may be reasonably satisfactory to each Agent) with such amendments or modifications as may be reasonably satisfactory to the Collateral Agent.

“Collateral Foreign Subsidiary”: (a) any Specified Foreign Subsidiary, (b) any subsidiary of Holdings, substantially all the assets of which constitute equity interests in or debt of one or more Specified Foreign Subsidiaries, (c) any subsidiary of Holdings that is treated as a disregarded entity for US federal income tax purposes and that owns (or is treated as owning for U.S. federal income tax purposes) 65.0% or more of the voting stock of a subsidiary of Holdings described in clause (a) or (b) above, or (d) any other subsidiary of Holdings, the pledge of whose voting equity interests could constitute an investment in “United States property” by a CFC with respect to which any US Borrower is a “United States shareholder” within the meaning of section 956 of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in a material adverse tax consequence to Holdings or one of its subsidiaries, as reasonably determined by Holdings (in consultation with the Administrative Agent).

“Collection Banks”: as defined in Section 2.21(a).

“Commingled Inventory”: Inventory of any Qualified Loan Party that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Qualified Loan Party) at a location owned, leased or rented by a Qualified Loan Party, but only to the extent that such Inventory of such Qualified Loan Party is not readily identifiable as separate from such Inventory of such other Person.

“Commitment”: with respect to any Lender, the Revolving Credit Commitment of such Lender. On the Closing Date, the aggregate amount of Commitments is $250.0 million.

“Commitment Letter”: the Commitment Letter, dated as of July 4, 2016, by and between Holdings and the Commitment Parties.

“Commitment Parties”: Goldman Sachs Bank USA, Jefferies Finance LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, Royal Bank of Canada, RBC Capital Markets, Credit Suisse AG and Credit Suisse Securities (USA) LLC.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Initial Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Initial Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Company Intellectual Property”: as defined in Section 3.8(i).

“Company Material Adverse Effect”: (a) any event, occurrence, change, result, state of facts or effect that, when considered individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, conditions (financial or otherwise) or results of operations of the Corporations (taken as a whole) or the Business, and (b) with respect to the Sellers, any event, occurrence, change, result, state of facts or effect that, individually or in the aggregate with such other events, occurrences, changes, results, states of facts or effects, materially impairs, prevents, or would reasonably be expected to materially impair or prevent, the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that any effect arising out of or in connection with any of the following shall not, either alone or in combination with any other such circumstance, constitute or be deemed to have or contribute to a Material Adverse Effect: (1) changes in the Canadian, United States or foreign economies or securities or financial markets in general, (2) changes in the industries in general in which the Corporations operate, (3) any actual or proposed change to an applicable Law, except for judgments, awards or decrees that relate specifically to the Corporations, or any actual or proposed change in GAAP, IFRS or other applicable accounting principles or standard or, in each case, any official interpretations thereof, (4) the negotiation, execution, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby or the identity of Purchaser, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (5) any failure by the Corporations to meet any internal or public projections, forecasts or predictions, provided, however, that the underlying facts giving rise to any such failure shall not be disregarded, subject to the other provisions of this definition, for the purposes of determining whether a Material Adverse Effect has occurred (provided, further that this clause (5) shall not be construed as implying that Sellers are making any representation or warranty herein with respect to any internal or public projections, forecasts or predictions, and no such representations or warranties are being made), (6) any natural disaster, hostilities, act of terrorism, civil unrest or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism, civil unrest or war; (7) any matter of which the Purchaser has actual knowledge as of the date of this Agreement and in respect of which the material adverse effect on the Business is reasonably apparent; (8) actions agreed to be taken by the Purchaser in connection with obtaining Competition Act Approval and/or HSR Approval; or (9) any action taken or omitted to be taken at the written request of Purchaser (provided, that any such written request of the Purchaser that is adverse to the Lenders shall require the prior written consent of the Administrative Agent); provided, further that in the case of clauses (1)-(3) and (6) above, such matters shall be taken into account in determining whether a Material Adverse Effect has occurred if and to the extent that the impact of such matters is materially disproportionately adverse to the Business, taken as a whole, as compared to other businesses similar to the Business. Defined terms used in this definition have the meanings ascribed to them in the Purchase Agreement.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Compliance Period”: any period (a) commencing on the date on which Excess Availability is less than the greater of (i) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time and (ii) $25.0 million and (b) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (i) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time and (ii) $25.0 million for a period of thirty (30) consecutive days.

“Concentration Account”: any concentration account maintained by any Loan Party (other than any such concentration account constituting an Exempt Account) into which the funds in any collection account are transferred on a periodic basis as provided for in Section 2.21.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period means, with respect to the Initial Borrower and the Restricted Subsidiaries, the Consolidated Net Income for such period:

(1) increased (without duplication of each other, and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (h), (j) and (t) below)), by:

(a) provision for Taxes based on income, profits or capital of the Initial Borrower and the Restricted Subsidiaries, including Federal, state, provincial, franchise and similar taxes attributable to such period; plus

(b) total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write -off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees, agency fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Loans and the Letters of Credit); plus

(c) depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of deferred financing fees or costs, including the amortization of original issue discount); plus

(d) amortization of intangibles (including goodwill); plus

(e) (A) costs and expenses in connection with the Transactions, (B) any transaction fees, costs and expenses (including upfront fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents (including any amendment, waiver or other modification of this Agreement), equity issuances (including an IPO), Investments, acquisitions, Dispositions, recapitalizations, mergers, amalgamations, option buyouts or the incurrence, refinancing or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions in each case whether or not consummated and (C) costs incurred in connection with strategic initiatives, transition costs and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(f) non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses, including write-offs or write-downs (but not including any write-off or write-down of inventory or accounts receivable) and, if applicable, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes (provided that, to the extent any non-cash charge represents an accrual of or reserve for potential cash items in any future period, (i) the Initial Borrower may determine not to add back such non-cash charge in the current period or (ii) to the extent the Initial Borrower decides to add back such non-cash charge, the cash payable in respect thereof in such future period shall be subtracted from Consolidated EBITDA); plus

(g) any Permitted Management Fees paid or accrued during such period and any other monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid to or on behalf of any direct or indirect parent company of the Initial Borrower or any of the Permitted Investors, to the extent permitted to be paid under Section 6.9 (and any accruals in respect thereof) (provided, that any amounts that are added back to Consolidated EBITDA pursuant to this clause (g) in respect of items accrued during such period shall not be added back to Consolidated EBITDA pursuant to this clause in any subsequent period); plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent that such charges, costs, expenses, accruals or reserves are funded with the net cash proceeds contributed to Holdings as a capital contribution or net cash proceeds received by Holdings from issuances of Capital Stock of Holdings (other than Disqualified Stock); plus

(j) (A) pro forma ‘‘run rate’’ cost savings, pro forma adjustments, operating expense reductions and synergies related to the Transactions that are reasonably quantifiable, factually supportable and projected by the Initial Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Initial Borrower) within 24 months after the Closing Date; (B) pro forma ‘‘run rate’’ cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives, operating changes and other initiatives that are reasonably quantifiable and projected by the Initial Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Initial Borrower) within 24 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative, operating change or other initiative; and (C) costs and expenses relating to achieving pro forma ‘‘run rate’’ cost savings, pro forma adjustments, operating expense reductions and synergies described in the preceding clauses (A) and (B) of this clause (j); plus

(k) restructuring and similar charges (including severance, relocation costs, entry into new markets, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)); plus

(l) all losses (x) upon any sale, abandonment or other disposition of any asset of the Initial Borrower or any Restricted Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Initial Borrower) and (y) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Initial Borrower, assets or properties pending the divestiture or termination thereof); plus

(m) earn-out obligation expense incurred in connection with any Permitted Acquisition or other Investment (including any acquisition or other investment consummated prior to the Closing Date) and paid or accrued during the applicable period; plus

(m) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Initial Borrower and the Restricted Subsidiaries; plus

(n) unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(o) non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries; plus

(p) losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing; plus

(q) losses attributable to, and payments of, legal settlements, fines, judgments or orders; plus

(r) losses, expenses or other charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and losses, expenses or other charges relating to compliance with the provisions of the Securities Act, as amended, and the Exchange Act, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges and losses relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officer’s insurance and other executive costs, legal and other professional fees and listing fees; plus

(s) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Initial Borrower in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, to the extent previously added back to Consolidated Net Income in determining Consolidated EBITDA for a prior fiscal quarter such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarter)); plus

(t) the adjustments set forth on Schedule 1.1A;

(2) decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, the sum of:

(a) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense); plus

(b) any other non-cash gains or income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA); plus

(c) any income or gain realized (A) upon any sale, abandonment or other disposition of any asset of the Initial Borrower or any Restricted Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Initial Borrower) or (B) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Initial Borrower, assets or properties pending the divestiture or termination thereof); plus

(d) unrealized net income or gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, and gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements or other derivative instruments, plus

(e) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Initial Borrower and the Restricted Subsidiaries; plus

(f) any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries; and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

Notwithstanding the foregoing, the Consolidated EBITDA of the Initial Borrower and the Restricted Subsidiaries for (A) the fiscal quarter ended March 31, 2016, shall be deemed to be equal to $30,029,000, (B) the fiscal quarter ended December 31, 2015, shall be deemed to be equal to $33,267,000, (C) the fiscal quarter ended September 30, 2015, shall be deemed to be equal to $42,297,000 and (D) the fiscal quarter ended June 30, 2015, shall be deemed to be equal to $39,352,000.

“Consolidated First Lien Debt”: the amount of (x) Consolidated Total Debt under the Loan Documents, the Senior Secured Notes Documents, any Senior Secured Bridge Documents and any Refinancing Indebtedness with respect thereto, to the extent such debt is secured on a first lien basis with respect to any Collateral and (y) the amount of Consolidated Total Debt that is secured by any Collateral on an equal or senior priority basis with such debt described in clause (x) (but without regard to the control of remedies).

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (A)(i) Consolidated EBITDA for the Relevant Reference Period minus (ii) the aggregate amount of all Capital Expenditures made by the Initial Borrower and the Restricted Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), any insurance proceeds or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans), but including Capital Expenditures to the extent financed with proceeds of Loans) minus (iii) the aggregate amount of all cash payments made by the Initial Borrower and the Restricted Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period

(including Restricted Payments paid pursuant to clauses (ii) through (v) of Section 6.6(c)) to (B) Consolidated Fixed Charges of the Initial Borrower for such period.

“Consolidated Fixed Charges”: with respect to any Person for any period, the sum of (i) Consolidated Interest Expense plus (ii) scheduled payments of principal on indebtedness plus (iii) without duplication of any amounts included in clause (iii) of the definition of “Consolidated Fixed Charge Coverage Ratio” the aggregate amount of all Restricted Payments paid in cash by the Initial Borrower or any of the Restricted Subsidiaries to any Person other than the Initial Borrower or any of its Restricted Subsidiaries as permitted under (x) Section 6.6(b), (d), (g), (i), (k), (n) and (o) or (y) solely with respect to any such Restricted Payments by the Initial Borrower for costs, expenses, fees, salaries, bonuses and benefits that are attributable to the ownership or operations of the Borrower Group Members for such period, Section 6.6(c) (except for, in the case of clauses (x) and (y), Restricted Payments to the extent financed with the proceeds of any sale or issuance of Capital Stock, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), insurance proceeds or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans)), in each case, for such period.

“Consolidated Interest Expense”: with respect to any Person for any period, total cash interest expense for such period (net of any cash interest income for such period) with respect to all outstanding Indebtedness, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income plus consolidated capitalized interest for such period, whether paid or accrued, plus net payments (positive or negative) under interest rate swap agreements (other than in connection with the early termination thereof).

“Consolidated Net Income”: with respect to the Initial Borrower for any period, the net income (loss) of the Initial Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that the Initial Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Initial Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by a Responsible Officer of the Initial Borrower;

(2) [reserved];

(3) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss) realized upon the sale or other Disposition of any asset or disposed operations of the Initial Borrower or any Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the Board of Directors of the Initial Borrower);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including Transaction Costs) or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5) the cumulative effect of a change in accounting principles, including any impact resulting from an election by the Initial Borrower to apply IFRS at any time following the Closing Date;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or hedging obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of hedging obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of hedging obligations;

(9) any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Indebtedness or other obligations of the Initial Borrower or any Restricted Subsidiary owing to the Initial Borrower or any Restricted Subsidiary (including any net loss or gain resulting from hedging obligations for currency exchange risk), and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Initial Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11) any goodwill or other intangible asset impairment charge or write-off;

(12) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or hedging obligations or other derivative instruments;

(13) accruals and reserves that are established within twelve (12) months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(14) any net unrealized gains and losses resulting from hedging obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements; and

(15) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Initial Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Initial Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Total Assets”: the consolidated total assets of the Borrower Group Members, determined in accordance with GAAP, shown on the consolidated balance sheet of the Initial Borrower as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements have been delivered; provided, that, for purposes of calculating “Consolidated Total Assets” under this Agreement, the consolidated assets of the Borrower Group Members shall be adjusted to reflect any acquisitions and dispositions of assets outside the ordinary course of business that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination, including giving effect to the transaction being tested under this Agreement.

“Consolidated Total Debt”: as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services and intercompany Indebtedness owed to the Initial Borrower or any of the Restricted Subsidiaries) of the Initial Borrower and its Restricted Subsidiaries outstanding on such date, minus (b) the aggregate amount of Unrestricted Cash included in the consolidated balance sheet of the Initial Borrower and the Restricted Subsidiaries as of such date.

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Controlled Account”: each deposit account or securities account maintained by a Loan Party at a Collection Bank and subject to a Cash Management Control Agreement, including any Concentration Account.

“Credit Card Accounts”: payment intangibles from the proceeds of any Credit Card Processor.

“Credit Card Processor”: Visa, Mastercard, American Express, Diners Club, Discover and any other major credit card processor acceptable to the Administrative Agent in its Permitted Discretion.

“Credit Party”: the Administrative Agent, any Issuing Bank or any other Lender.

“Cure Amount”: as defined in Section 7.2(a).

“Cure Right”: as defined in Section 7.2(a).

“Debtor Relief Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Deed of Hypothec”: the deed of hypothec to be dated as of the date of this agreement and executed by each of the Canadian Loan Parties hereunder, as may be amended, restated, supplemented or otherwise modified from time to time.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Holdings, the Initial Borrower, the Issuing Banks or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, any Lender or any Issuing Bank acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) under this Agreement (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Initial Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent), or (d) admits that it is insolvent or has (or has a direct or indirect parent that has) become the subject of a Bankruptcy Event or a Bail-in Action. This definition is subject to the provisions of the last paragraph of Section 2.19.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Initial Borrower) of non-cash consideration received by a Borrower Group Member in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discretionary Guarantor”: as defined in Section 10.2.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the term “Dispose” shall have a correlative meaning.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings or any Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings or any Group Member in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender on or prior to the date of the Commitment Letter, (ii) any other Persons who are competitors of Holdings or any Borrower Group Member that are separately identified in writing by Holdings or the Sponsor to the Arrangers (or, after the Closing Date, to the Administrative Agent) from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt funds) that are either (x) identified in writing by Holdings or the Sponsor to the Administrative Agent from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name. The list of Disqualified Lenders shall be made available by the Administrative Agent to the Lenders upon request therefor.

“Domestic Subsidiary”: a Restricted Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia.

“Dominion Period”: any period (a) commencing on the date on which (i) a Specified ABL Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $25.0 million, for a period of five (5) consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified ABL Default is continuing and (ii) Excess Availability has been equal to or greater than the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $25.0 million, for a period of thirty (30) consecutive days.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided, that “Eligible Assignee” shall not include (w) any Disqualified Lender, (x) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender, (y) any natural person or (z) the Sponsor, Holdings, any Borrower, any Affiliate of any of the foregoing or any of their respective Subsidiaries.

“Eligible Cash”: cash and Cash Equivalents of a Qualified Loan Party held in a deposit account or securities account maintained with (i) the Collateral Agent or (ii) another financial institution in which the Administrative Agent, for the benefit of the Secured Parties, has a first priority perfected security interest pursuant to a control agreement reasonably satisfactory to the Administrative Agent, subject only to First Priority Priming Liens; provided that in the case of a deposit account or securities account maintained with another financial institution pursuant to clause (ii) above, such account shall be subject to daily balance reporting to or online viewing access for the Agents.

“Eligible Credit Card Accounts”: all of the Credit Card Accounts (other than any Permitted Receivables Financing Assets) owned by any Qualified Loan Party that arise in the ordinary course of business from the sale of goods or rendition of services, except Credit Card Accounts as to which any of the exclusionary criteria set forth below applies. Eligible Credit Card Accounts shall not include any Accounts of a Qualified Loan Party that:

(a) have been outstanding for more than five (5) Business Days from the date of sale;

(b) with respect to which a Qualified Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Liens);

(c) are not subject to a first priority perfected security interest in favor of the Administrative Agent for its own benefit and the benefit of the other Secured Parties (other than any First Priority Priming Liens);

(d) are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card or debit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e) as to which the Credit Card Processor has the right under certain circumstances to require a Qualified Loan Party to repurchase such Accounts from such Credit Card Processor;

(f) due from Credit Card Processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which the Collateral Agent determines, in its Permitted Discretion, to be unlikely to be collected; or

(g) due from Credit Card Processors which are not organized in or do not have their principal offices in the United States or Canada.

“Eligible Inventory”: all of the Inventory owned by any Qualified Loan Party, except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a Qualified Loan Party that:

(a) consists of work-in-process;

(b) is obsolete, unsalable, shopworn, damaged or unfit for sale;

(c) is not of a type held for sale by the applicable Qualified Loan Party in the ordinary course of business as is being conducted by each such Qualified Loan Party;

(d) is not subject to a first priority perfected Lien in favor of the Administrative Agent on behalf of the Secured Parties, subject only to First Priority Priming Liens;

(e) is not owned by a Qualified Loan Party free and clear of all Liens other than Permitted Liens;

(f) is placed on consignment unless Eligible Reserves have been established with respect thereto;

(g) except as provided in clause (r) below, is covered by a negotiable document of title, unless, at either Agent’s request, such document has been delivered to the Administrative Agent or an agent thereof and the amount of any shipping fees, costs and expenses are reflected in Reserves;

(h) consists of goods that are slow moving (to the extent not included in determining Net Orderly Liquidation Value) or constitute spare parts (not intended for sale), packaging and shipping materials, promotional products (not intended for sale), or supplies used or consumed in a Qualified Loan Party business;

(i) is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(j) is not covered by property or casualty insurance required by the terms of this Agreement (except to the extent of any deductible thereunder);

(k) consists of goods which have been returned or rejected by the buyer and are not in salable condition;

(l) is Inventory with respect to which the representations or warranties pertaining to such Inventory set forth in any Loan Document are untrue in any material respect;

(m) does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;

(n) is Commingled Inventory;

(o) except as provided in clause (r) below, is located in a jurisdiction (i) other than the United States or Canada unless such Inventory is owned by a Qualified Loan Party and supported by an irrevocable letter of credit payable in an Approved Currency issued by a financial institution reasonably acceptable to the Administrative Agent and such irrevocable letter of credit is delivered to the Administrative Agent (including any delivery of an electronic letter of credit), or (ii) containing Inventory with an aggregate value of less than $100,000;

(p) is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in its Permitted Discretion;

(q) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(r) (i) is not located on premises owned, leased or rented by a Qualified Loan Party unless such Inventory is stored with a bailee or warehouseman and either (x) a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Collateral Agent or (y) Eligible Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto, (ii) is located on leased or rented premises unless either (x) a Collateral Access Agreement has been delivered to the Collateral Agent or (y) Rent Reserves have been established with respect thereto, provided that this clause (ii) shall not apply unless Rent Reserves are permitted to be imposed upon Inventory at the relevant location pursuant to the terms of the definition of such term, or (iii) is located at an owned location subject to a mortgage in favor of a creditor other than the Administrative Agent or the Senior Secured Notes Trustee unless either (x) a Collateral Access Agreement has been delivered to the Collateral Agent or (y) Eligible Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto; provided that in the event any Inventory that would be ineligible under this clause (r) because subclause (x) of any of clauses (i), (ii) or (iii) is not satisfied, the Collateral Agent may not unreasonably refuse to impose the Reserves referred to in subclause (y) of such clause to cause such ineligibility; provided further that any such Inventory that is (a) in transit (i) within the United States or Canada and between locations owned, leased or rented by one or more Qualified Loan Parties, or (ii) outside of the United States or Canada and in transit to locations owned, leased or rented by one or more Qualified Loan Parties and (x) supported by an irrevocable letter of credit payable in an Approved Currency issued by a financial institution reasonably acceptable to the Collateral Agent and such irrevocable letter of credit is delivered to the Collateral Agent (including any delivery of an electronic letter of credit), or (y) subject to a negotiable bill of lading or title document reasonably satisfactory to the Collateral Agent and being handled by a customs broker, freight-forwarder or other handler that has delivered a lien waiver reasonably acceptable to the Collateral Agent, and (b) would otherwise constitute Eligible Inventory (without regard to clause (g) or (o) of the definition thereof) shall constitute Eligible Inventory (provided that the maximum aggregate amount of such Eligible Inventory in transit included in the Aggregate Borrowing Base shall not exceed $30,000,000).

(s) subject to the Acquired Asset Borrowing Base, is acquired in a Permitted Acquisition unless and until the Collateral Agent has completed or received an appraisal of such Inventory and established Reserves (if applicable) therefor in its Permitted Discretion; or

(t) is Inventory for which any contract relating to such Inventory expressly includes retention of title in favor of the vendor or supplier thereof or a conditional sale; provided that such Inventory shall not be excluded from Eligible Inventory solely pursuant to this clause (t) to the extent that either (i) such retention of title or conditional sale is not effective under applicable Law to give such vendor or supplier ownership of such Inventory or a Lien, in each case prior in right to the Lien of the Administrative Agent therein, or (ii) (A) the Collateral Agent shall have received evidence reasonably satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior to or upon the delivery of such Inventory to the relevant Qualified Loan Party, or (B) Eligible Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto (which Reserves the Collateral Agent may not unreasonably refuse to establish if subclauses (i) and (ii)(A) do not apply).

Subject to the limitations in the definition of “Eligible Reserves,” the Collateral Agent shall have the right, upon at least five (5) Business Days’ prior written notice to the Borrowers (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion, except that any such Reserves shall not be duplicative of adjustments of the amount of Eligible Inventory pursuant to the other provisions of this definition. During such notice period, the Collateral Agent shall, if requested, discuss any such Reserve or change with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Collateral Agent.

“Eligible Reserves”: Reserves against the Canadian Borrowing Base or the US Borrowing Base established or modified in the Permitted Discretion of the Collateral Agent subject to the following: (i) the amount of any Eligible Reserves shall have a reasonable relationship to the event, condition or other matter that is the basis for the establishment of such Reserve or such modification thereto, (ii) except as otherwise expressly provided in the definition of Eligible Trade Account, Eligible Credit Card Account or Eligible Inventory, no Reserves shall be established or modified to the extent they are duplicative of Reserves or modifications already accounted for through eligibility or other criteria (including collection/advance rates), (iii) any rent reserves will be subject to the limitations set forth in the definition of “Rent Reserves,” and (iv) no Reserves will be imposed relating to obligations under any Specified Hedge Agreement without the written consent of the Borrowers (it being understood and agreed that all such obligations in respect of Specified Hedge Agreements will be at least one step junior in the waterfall priority in respect of principal obligations under this Agreement pursuant to Section 6.4 of the Guarantee and Collateral Agreement).

“Eligible Trade Accounts”: all of the Accounts (other than any Credit Card Accounts and any Permitted Receivables Financing Assets) owned by any Qualified Loan Party, except any Accounts as to which any of the exclusionary criteria set forth below applies. Eligible Trade Accounts shall not include any Account of a Qualified Loan Party that:

(a) does not arise from the sale of goods or the performance of services by a Qualified Loan Party in the ordinary course of its business;

(b) (i) upon which any Qualified Loan Party’s right to receive payment is not absolute (other than as a result of rights to return inventory in the ordinary course of business of such Qualified Loan Party) or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which any Qualified Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to any Qualified Loan Party’s completion of further performance under such contract;

(c) to the extent any Account Debtor has or has asserted a right of setoff, or has asserted a defense, counterclaim or dispute as to such Account;

(d) is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) with respect to which an invoice has not been sent to the applicable Account Debtor;

(f) is not owned by any Qualified Loan Party;

(g) is the obligation of an Account Debtor that is a government or governmental agency but only with respect to such Accounts described in this clause (g) in an aggregate amount at any time in excess of $2.0 million, unless, in each case, the applicable Qualified Loan Party has complied (and delivered to the Collateral Agent evidence of such compliance) with respect to such obligation with the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada) and any similar applicable foreign, state, province, territory, county or municipal law restricting the assignment thereof or the granting of a Lien thereon with respect to such obligation;

(h) is the obligation of an Account Debtor (including any government or governmental agency) located in a jurisdiction other than the United States or Canada (or any other jurisdiction approved by the Required Lenders in their reasonable discretion) unless payment thereof is assured by an irrevocable letter of credit payable in an Approved Currency issued by a financial institution reasonably acceptable to the Administrative Agent and such irrevocable letter of credit is delivered to the Administrative Agent (including any delivery of an electronic letter of credit);

(i) to the extent any Qualified Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to the applicable Qualified Loan Party, but only to the extent of the potential offset;

(j) arises with respect to goods that are delivered on a bill-and-hold, cash-on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional, other than rights to return inventory in the ordinary course of business;

(k) is not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date or which has been written off the books of such Qualified Loan Party or otherwise designated as uncollectible by such Qualified Loan Party;

(l) is an Account in respect of which the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(m) a Bankruptcy Event occurs with respect to the Account Debtor obligated upon such account; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition accounts of such Account Debtor may be deemed Eligible Trade Accounts by and to the extent approved by the Collateral Agent, in its Permitted Discretion, on a case-by-case basis;

(n) is an Account as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Secured Parties, is not a first priority perfected lien subject only to First Priority Priming Liens;

(o) is an Account with respect to which the representations or warranties pertaining to such Accounts set forth in any Loan Document are untrue in any material respect;

(p) is payable in any currency other than Approved Currency;

(q) is not owned by a Qualified Loan Party free and clear of all Liens other than Permitted Liens;

(r) is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria listed in clause (k) of this definition;

(s) is evidenced by a judgment, instrument, note or chattel paper;

(t) is an Account to the extent that such Account, together with all other Accounts owing by such Account Debtor as of any date of determination exceed 20% of all Eligible Trade Accounts of the Qualified Loan Parties but only to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however that the amount of Eligible Trade Accounts that are excluded because they exceed the foregoing percentage shall be determined based on all of the otherwise Eligible Trade Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(u) is an Account as to which any check, draft or other items of payment has previously been received which has been returned unpaid or otherwise dishonored;

(v) consists of finance charges as compared to obligations to such Qualified Loan Party for goods sold;

(w) is an Account with respect to which the Account Debtor is (i) subject to any US or Canadian sanctions administered by OFAC, Canadian Anti-Money Laundering Laws or any similar applicable law or (ii) a person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or which is a designated person under Canadian Anti-Money Laundering Laws or any similar applicable Law;

(x) is an Account arising out of a sale made or services rendered by any Qualified Loan Party to an Affiliate of any Qualified Loan Party or to a Person controlled by an Affiliate of any Qualified Loan Party (including any employees, officers, directors or stockholders of such); provided that Accounts of other portfolio companies (other than a Loan Party) of the Permitted Investors shall not be excluded by this clause (x);

(y) is an Account that was not paid in full, and a Qualified Loan Party created a new receivable for the unpaid portion of the Account; and

(z) is an Account representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Qualified Loan Party to discounts on future purchase therefrom.

Subject to the limitations in the definition of “Eligible Reserves,” the Collateral Agent shall have the right, upon at least five (5) Business Days’ prior written notice to the Borrowers (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Trade Accounts from time to time in its Permitted Discretion, except that any such Reserves shall not be duplicative of adjustments of the amount of Eligible Trade Accounts pursuant to the other provisions of this definition. During such notice period, the Collateral Agent shall, if requested, discuss any such Reserve or change with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Collateral Agent.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, policies, codes, decrees, or other legally enforceable requirements of any federal, state, provincial, territorial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment or of human health, insofar as it relates to exposure to Hazardous Materials, including those relating to employee health and safety.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“Equity Contribution”: collectively, the cash contributions to be made on or reasonably prior to the Closing Date (a) by the Sponsor to Holdings as cash common equity and/or preferred equity (in the case of preferred equity, having terms that are reasonably acceptable to the Administrative Agent) by way of subscription for shares in Holdings, and (b) by Holdings to the Initial Borrower as cash common equity by way of subscription for shares in the Initial Borrower.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Event”: as defined in Section 3.11.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (i) for any Loan or Borrowing denominated in US Dollars, the Adjusted LIBO Rate or, (ii) for any Loan or Borrowing denominated in Canadian Dollars, the CDOR Rate.

“Event of Default”: any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time exceeds (b) the Total Revolving Credit Exposure at such time.

“Exchange Act”: the Securities Exchange Act of 1934.

“Exchange Rate”: on any day, and subject to Section 1.8, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (New York City time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (in consultation with Holdings and the Borrowers), or, in the absence of such available service, such Exchange Rate shall instead be the arithmetic average of the exchange rates of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two Business Days later; provided, that if at the time of any such determination, no such exchange rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets”: the collective reference to:

(1) any fee interest in real property (x) located outside of the United States or Canada or (y) if the fair market value of such fee interest (together with improvements, other than personal property), as determined in good faith by the Initial Borrower on the Closing Date, or, if subsequently acquired, by the date of acquisition thereof, is less than $5.0 million;

(2) any leasehold interests in real property (with no requirement to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters);

(3) motor vehicles and other assets subject to certificates of title (other than the proceeds thereof), Letter of Credit Rights (other than to the extent such rights can be perfected by filing a UCC-1 financing statement, PPSA financing statement or by a similar filing in any jurisdiction in the United States or Canada) and any Commercial Tort Claim with a value not exceeding $1,000,000;

(4) “margin stock” (within the meaning of Regulation U);

(5) any asset if the granting of a security interest or pledge in such asset under the Security Documents would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC, PPSA or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(6) equity interests in any entities other than Wholly Owned Subsidiaries to the extent not permitted by the terms of such entity’s Organizational Documents or joint venture documents;

(7) any property of a Group Member pledged or deposited to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, insurance, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, to the extent the terms of such documents (or the applicable statute) prohibit the Liens granted under the Security Documents (it being understood and agreed that such property will cease to be excluded, and will become subject to the Liens under the Security Documents, immediately and automatically at such time as such prohibitions cease to exist);

(8) with respect to the US Borrower Obligations, assets to the extent a security interest in such assets could result in an investment in ‘‘United States property’’ by a CFC (or any similar law or regulation in any applicable jurisdiction) or otherwise result in material adverse tax consequences to Holdings or one of its subsidiaries, as reasonably determined in good faith by the Initial Borrower (in consultation with the Administrative Agent), it being understood that no more than 65% of the outstanding voting equity interests and 100% of the outstanding non-voting equity interests of any Collateral Foreign Subsidiary shall be included in the Collateral;

(9) Exempt Accounts;

(10) (i) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement, purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC, PPSA or other similar law, other than proceeds and products thereof, to the extent the assignment of which is expressly deemed effective under the UCC, PPSA and any similar law in any relevant jurisdiction notwithstanding any such restriction;

(11) assets in circumstances where the Administrative Agent and the Initial Borrower reasonably agree in writing that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders of the security to be afforded thereby;

(12) any United States intent-to-use trademark applications or intent-to-use service mark applications prior to the filing of a “statement of use” or an “amendment to allege use” with respect thereto, to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, the Issuers’ or a Guarantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(13) Property of any Excluded Subsidiary (other than any Discretionary Guarantor) and any Property of any Person that is not a Subsidiary which, if a Subsidiary would constitute an Excluded Subsidiary;

(14) Permitted Receivables Financing Assets sold, conveyed or otherwise transferred to a Permitted Receivables Financing Subsidiary or otherwise pledged in connection with any Permitted Receivables Financing;

(15) Capital Stock in Immaterial Subsidiaries (or any person that is not a Subsidiary which, if a Subsidiary would constitute an Immaterial Subsidiary), captive insurance Subsidiaries, not-for-profit Subsidiaries, special purpose entities in connection with Permitted Receivables Financings and Unrestricted Subsidiaries;

(16) intercompany loans, indebtedness or receivables owed by any CFC or any other Collateral Foreign Subsidiary referred to in clause (8) above;

(17) intellectual property requiring filing in a jurisdiction outside of the United States or Canada; and

(18) any margin or collateral posted by any Group Member or any counterparty to a Hedge Agreement with respect to such Hedge Agreement as a result of any regulatory requirement, swap clearing organizational rule, or other similar regulation, rule, or requirement;

except, in each case, to the extent any such asset in the foregoing clauses (1) through (18) is pledged in respect of obligations under the Senior Secured Notes Documents or Senior Secured Bridge Documents as applicable; provided, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets”.

“Excluded Contributions”: the net cash proceeds received by Holdings from (a) capital contributions to its common Capital Stock (other than proceeds from capital contributions constituting a Cure Amount) or (b) the sale (other than to a Subsidiary) of Capital Stock of Holdings (other than proceeds from the issuance of Disqualified Capital Stock or of any Cure Amount) which proceeds are in turn contributed to the Initial Borrower as common Capital Stock (or used to purchase Capital Stock of the Initial Borrower (other than Disqualified Capital Stock)), calculated as of any date of determination less the aggregate amount of Excluded Contributions applied prior to such date of determination as an addback to Consolidated EBITDA pursuant to clause (1)(i) of the definition thereof, a Restricted Payment under Section 6.6(m), an Investment under Section 6.7(dd) or a Specified Prepayment under Section 6.8; provided such net cash proceeds are applied within one year of receipt thereof by Holdings for one of the foregoing purposes.

“Excluded Subsidiary”: (a) any Immaterial Subsidiary (subject, for the avoidance of doubt, to the proviso in the definition thereof), (b) any Unrestricted Subsidiary, (c) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received), or is prohibited by any Contractual Obligation existing on (but not arising in contemplation of or in connection with) the Closing Date (or, if later, the date such Subsidiary is acquired or formed so long as such Contractual Obligation did not arise in contemplation of or in connection with such acquisition or formation), (d) with respect to the guarantee of any US Borrower Obligations, any direct or indirect subsidiary of Holdings that is a Specified Foreign Subsidiary, and any direct or indirect subsidiary of Holdings substantially all the assets of which constitute equity interests in or debt of Specified Foreign Subsidiaries, (e) with respect to any Subsidiary other than a Domestic Subsidiary, any such Subsidiary (A) that does not have the legal capacity to provide a guarantee (whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) and/or (B) for which the provision of a guarantee would conflict with the fiduciary duties of such person’s directors or result in a material risk of personal or criminal liability for such person or any of its officers of directors, (f) with respect to the guarantee of any US Borrower Obligations, any Subsidiary whose provision of a guarantee would constitute an investment in “United States property” by a CFC with respect to which any US Borrower is a “United States shareholder” within the meaning of section 956 of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in an adverse tax consequence to Holdings or one of its Subsidiaries, as reasonably determined by the Initial Borrower (in consultation with the Agent), (e) any Subsidiary in circumstances where the Initial Borrower and the Administrative Agent reasonably agree that any of the cost of providing a guarantee of the Revolving Credit Facility is excessive in relation to the value afforded thereby, (f) any Subsidiary that is not a Wholly Owned Subsidiary, (g) any not-for-profit Subsidiaries, (h) captive insurance Subsidiaries and (i) Permitted Receivables Financing Subsidiaries; provided, that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary during any period when such Subsidiary is a Discretionary Guarantor (other than for purposes of determining whether such Subsidiary is required to remain as a Subsidiary Guarantor pursuant to the terms of this Agreement).

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any Issuing Bank or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuing Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US Federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the applicable Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.16(e), (d) any US Federal withholding Taxes imposed under FATCA, (e) Canadian withholding Taxes imposed (i) by reason of such recipient not dealing at arm’s length with the relevant Loan Parties at the time of such payment or (ii) on such recipient by reason of such recipient (A) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the relevant Loan Parties, or (B) not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the relevant Loan Parties (other than where the non-arm’s length relationship arises, or where the recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”. in connection with or as a result of the recipient having become party to, received or perfected a security interest under or received or enforced any rights under a Loan Document).

“Exempt Accounts”: deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by persons other than a Loan Party, (ii) that are zero-balance accounts, (iii) that are accounts in jurisdictions other than (A) the jurisdiction of organization of the applicable granting Loan Party, (B) the United States or any state thereof or (C) Canada or any province or territory thereof, (iv) only containing cash proceeds of Notes Priority Collateral (as defined in the Intercreditor Agreement), (v) that are accounts held by any Non-Loan Party Subsidiary, and (vi) that are accounts other than those described in clauses (i) through (v) and are accounts held by Loan Parties with respect to which the average daily balance of the funds maintained on deposit therein for the three month period ending on the date of determination does not exceed, individually, $1,500,000; provided that if on the last day of any calendar month the average daily balance of funds for the calendar month then ended on deposit in all deposit accounts or securities accounts that are Exempt Accounts pursuant to this clause (vi) at that time exceeds $3,000,000, the Initial Borrower shall select which of such accounts shall cease to be Exempt Accounts and take all steps necessary to comply with Sections 2.21 and 5.9 in respect thereof, in each case within 30 days after the end of such calendar month (subject, for the avoidance of doubt, to Section 5.9(d)).

“Existing ABL Credit Agreement”: the ABL Credit Agreement dated as of October 9, 2015 by and among Holdings, the Initial Borrower, the Additional Borrowers party thereto, the lenders party thereto and Royal Bank of Canada, as administrative agent, as amended and in effect immediately prior to the Closing Date.

“Existing Debt”: all existing Indebtedness for borrowed money of the Group Members, including the Targets and their Subsidiaries, if any, outstanding as of the Closing Date other than (a) Surviving Debt, (b) Indebtedness under the Revolving Credit Facility, and (c) Indebtedness in respect of the Senior Secured Notes or any Senior Secured Bridge Debt.

“Extended Revolving Credit Commitment”: as defined in Section 2.22(a)(i).

“Extending Revolving Credit Lender”: as defined in Section 2.22(a)(i).

“Extension”: as defined in Section 2.22(a).

“Extension Amendment”: as defined in Section 2.22(c).

“Extension Offer”: as defined in Section 2.22(a).

“Facility”: as defined in the definition of Revolving Credit Facility.

“Facility Fee”: fees payable on the undrawn portion of the Revolving Credit Commitments pursuant to Section 2.10(a).

“Facility Fee Rate”: with respect to any fiscal quarter, the rate per annum on the undrawn portion of the Revolving Credit Commitments (excluding any Commitments of Defaulting Lenders, except to the extent such Commitments are reallocated to Lenders that are not Defaulting Lenders) determined pursuant to the table below:

Level	Historical Average Utilization:	Facility Fee Rate:
I	Less than 50.0%	0.375%
II	Greater than or equal to 50.0%	0.250%

The Facility Fee Rate shall be determined from the grid above based on the Historical Average Utilization as of the last Business Day of each fiscal quarter of the Initial Borrower commencing with the fiscal quarter ending December 31, 2016. Notwithstanding anything to the contrary contained above in this definition, (i) the Facility Fee Rate shall be maintained at Level I above at all times during which there shall exist any Event of Default, (ii) at all times prior to the end of the fiscal quarter of the Initial Borrower during which the Closing Date occurs, the Facility Fee Rate shall be maintained at Level I above, (iii) from and after the most recent Incremental Facility Closing Date for any Incremental Facility

Amendment pursuant to which the Facility Fee Rate has been increased above the Facility Fee Rate in effect immediately prior to such Incremental Facility Closing Date, the Facility Fee Rate shall be increased to those respective percentages per annum set forth in the applicable Incremental Facility Amendment and (iv) from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Facility Fee Rate specified for such Extended Revolving Credit Commitments shall be those specified in the applicable Extension Amendment.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulations, or other official guidance enacted in a non-US jurisdiction pursuant to an intergovernmental agreement with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such section of the Code.

“FCPA”: United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Effective Rate be less than 0.00%.

“Fee Letter”: the Fee Letter, dated as of July 4, 2016, by and between Holdings and the Commitment Parties.

“Financial Covenant”: the covenant set forth in Section 6.1.

“First Lien Leverage Ratio”: as of any date of determination, the ratio of (a) (i) Consolidated First Lien Debt on such day less (ii) the aggregate amount of Unrestricted Cash of the Initial Borrower and the Restricted Subsidiaries on such day to (b) Consolidated EBITDA of the Initial Borrower and the Restricted Subsidiaries for the Relevant Reference Period.

“First Priority Priming Liens”: (i) any Permitted Liens applicable to such Collateral (other than any Liens securing the Senior Secured Notes or any Senior Secured Bridge Debt or any Refinancing Indebtedness with respect thereto) which as a matter of law have priority over the respective Liens on such Collateral created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the relevant Security Document and (ii) without limitation of clause (i), any Lien on Collateral located on premises subject to a lease or held in a warehouse and in which the landlord or warehouseman thereunder has a first priority perfected security interest in such Collateral.

“Fixed Amounts”: as defined in Section 1.6(b).

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely-transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender or Issuing Bank that is not a US Person.

“Foreign Loan Party”: any Loan Party that is not a US Loan Party.

“Foreign Subsidiary”: any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Initial Borrower notifies the Administrative Agent that the Initial Borrower requests an amendment to any provision hereof in respect of an Accounting Change (including through the adoption of IFRS) or if the Administrative Agent notifies the Initial Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, GAAP shall be interpreted in accordance with Section 1.4 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.4.

“Governmental Authority”: any nation or government, any state, province, territory, municipal or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity, officer, inspector, investigator or examiner exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member”: any of Holdings, any Borrower or any of the Restricted Subsidiaries of Holdings.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Initial Borrower in good faith.

“Guarantors”: the collective reference to Holdings, any Intermediate Parent, the Borrowers (other than with respect to a Borrower’s own Obligations) and the Subsidiary Guarantors.

“Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is proscribed, listed, prohibited, limited or regulated as toxic, hazardous, or as otherwise deleterious to human health and the environment pursuant to any Law.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Historical Average Utilization”: for the purposes of the definition of Facility Fee Rate, in the case of any fiscal quarter (or the period from the Closing Date to the end of the fiscal quarter during which it occurs (the “Stub Period”)), an amount equal to (x) the sum of each day’s utilization of the Total Revolving Credit Commitments, as determined by the amount of the Total Revolving Credit Exposure at such time, during such fiscal quarter (or Stub Period) divided by (y) the number of days in such fiscal quarter (or Stub Period), expressed as a percentage of the Total Revolving Credit Commitments.

“Historical Excess Availability”: for the purposes of the definition of Applicable Margin, in the case of each Adjustment Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended fiscal quarter divided by (y) the number of days in such fiscal quarter.

“Holdings”: as defined in the preamble hereto.

“Hudson Advisors”: Hudson Americas L.P. and its Affiliates.

“IFRS”: International Financial Reporting Standards.

“Immaterial Subsidiary”: a Subsidiary (other than any Borrower) (a) the Consolidated Total Assets of which equal 2.50% or less of the Consolidated Total Assets of Holdings and its Restricted Subsidiaries as of the end of Holdings’ most recently ended fiscal quarter for which financial statements have been delivered and (b) the gross revenues of which for the most recently ended four full fiscal quarters for which financial statements have been delivered constitute 2.50% or less of the total gross revenues of Holdings and its Subsidiaries, on a consolidated basis, for such period; provided, that if at any time the aggregate amount of Consolidated Total Assets as of the end of Holdings’ most recently ended fiscal quarter for which financial statements have been delivered represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of Consolidated Total Assets of Holdings and its Subsidiaries as of such date, or the total gross revenues represented by all Immaterial Subsidiaries would not, but for this proviso, exceed 5.00% of the total gross revenues of Holdings and its Subsidiaries, on a consolidated basis, in each case as of the end of Holdings’ most recently ended fiscal quarter, then Holdings shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if Holdings shall make no such designation by the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of Holdings and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated) and any such Subsidiary (if not otherwise an Excluded Subsidiary) shall be required to comply with Section 5.9(c) within the time periods set forth therein. For purposes of this definition, Consolidated Total Assets shall be calculated eliminating all intercompany items.

“Incremental Facility”: as defined in Section 2.20(a).

“Incremental Facility Amendment”: as defined in Section 2.20(c).

“Incremental Facility Closing Date”: as defined in Section 2.20(c).

“Incremental Revolving Commitments”: as defined in Section 2.20(a).

“Incremental Revolving Lender”: as defined in Section 2.20(c).

“Incurrence-Based Amounts”: as defined in Section 1.6(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts or similar obligations to a trade creditor and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value (as determined in good faith by Holdings) of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7.1(e), the net obligations of such Person in respect of Hedge Agreements.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise defined in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Initial Borrower”: as defined in the preamble.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term “Insolvent” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the ABL Intercreditor Agreement dated as of the Closing Date and substantially in the form of Exhibit F hereto, among the Administrative Agent, the Senior Secured Notes Trustee, any Senior Secured Bridge Agent and any other Senior Representatives or other Persons from time to time party thereto, and acknowledged by Holdings, the Borrowers and the other Guarantors party thereto from time to time.

“Interest Coverage Ratio”: the ratio of (a) Consolidated EBITDA of the Initial Borrower and the Restricted Subsidiaries for the Relevant Reference Period to (b) Consolidated Interest Expense of the Initial Borrower and the Restricted Subsidiaries for the Relevant Reference Period.

“Interest Election Request”: a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.6.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing the first such date to occur after the Closing Date and the final maturity date of such Loan, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the final maturity date of such Loan and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if made available by all participating Lenders, twelve months) thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent”: any Person that is a Subsidiary of Holdings and of which the Initial Borrower is a Subsidiary.

“Interpolated Screen Rate”: in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the applicable Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the applicable Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Inventory”: “inventory” as such term is defined in Article 9 of the UCC or the PPSA, as applicable.

“Investments”: as defined in Section 6.7.

“IP Office”: each of the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office.

“IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents.

“IPO”: the first underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) by a Permitted Holding Company of its Capital Stock after the Closing Date pursuant to a registration statement that has been declared effective by the SEC.

“ISP Rules” the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce and in effect on the date a Letter of Credit is issued.

“Issuing Bank”: as the context may require, (a) in the case of Letters of Credit denominated in US Dollars, Wells Fargo, and (B) in the case of Letters of Credit denominated in Canadian Dollars issued to any Canadian Borrower, Royal Bank, in each case, in its respective capacity as issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.4(i) and any other Lender reasonably acceptable to the Administrative Agent and the Initial Borrower, which has agreed to act as Issuing Bank hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and for all purposes of the Loan Documents. References herein and in the other Loan Documents to Issuing Banks shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“ITA”: the Income Tax Act (Canada), as amended.

“Junior Debt”: any Indebtedness of a Borrower Group Member that constitutes (i) Indebtedness subordinated in right of payment to the Obligations, (ii) unsecured Indebtedness incurred pursuant to Section 6.2(f) or (iii) Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations incurred pursuant to Section 6.2(g).

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“LC Disbursement”: a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) at such time plus (ii) the aggregate amount of all LC Disbursements in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be an amount equal to its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Sublimit”: $10.0 million, as such amount may be increased from time to time in accordance with Section 2.20 or Section 9.2(g).

“Lender Parties”: as defined in Section 9.16.

“Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“Letter of Credit”: any letter of credit issued pursuant to this Agreement.

“Letter of Credit Applications”: as defined in Section 2.4(b).

“Letter of Credit Indemnified Costs”: as defined in Section 2.4(m).

“Letter of Credit Related Person”: as defined in Section 2.4(m).

“LIBO Rate”: with respect to any Interest Period pertaining to a Eurodollar Loan or Borrowing, denominated in US Dollars the rate per annum determined by the Administrative Agent to be (a) the London Interbank Offered Rate (the rate per annum equal to the offered rate administered by ICE Benchmark Administration) for deposits in Eurodollar Loans denominated in US Dollars, in each case for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Reuters Monitor Money Rates Service page (being currently the page designated as “ICE LIBOR”) (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time and as consented to by the Initial Borrower) at or about 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period or (b) if the rates referenced in the preceding subsection (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days at which deposits in US Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such Eurodollar Loan or Borrowing as was offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), trust, deemed trust, rights of revendication (statutory or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Conditionality Transaction”: as defined in Section 2.20(d).

“Limited Conditionality Provision”: as defined in Section 4.1.

“Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the Aggregate Borrowing Base at such time and (ii) the Total Revolving Credit Commitments in effect at such time.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Letter of Credit Applications, the Security Documents, any Notes, the Intercreditor Agreement, any Permitted Amendment, the Fee Letter and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Borrowers and the Guarantors.

“Management Agreement”: the Asset Advisory Agreement effective as of August 10, 2015 by and between Hudson Americas L.P. and Holdings, as may be amended, restated, modified, supplemented or replaced in accordance with Section 6.15.

“Mandatory Borrowing”: as defined in Section 2.1(d).

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agents and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”: Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of the Initial Borrower or any Borrower Group Member in an aggregate principal amount exceeding $30.0 million. For purposes of determining Material Debt, the “obligations” of the Initial Borrower or any Borrower Group Member in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Initial Borrower or any Borrower Group Member would be required to pay if such Hedge Agreement were terminated at such time.

“Material Party”: Holdings, any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary).

“Maturity Date”: with respect to (a) Revolving Credit Commitments (including, for the avoidance of doubt, any Incremental Revolving Commitments) that have not been extended pursuant to Section 2.22, February 9, 2021, and (b) with respect to Extended Revolving Credit Commitments, the final maturity date thereof as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders.

“Maximum Rate”: as defined in Section 9.16.

“MNPI”: any material Nonpublic Information regarding Holdings and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Holdings and its Subsidiaries or that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Revolving Credit Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1C (if any), as to which the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien in accordance with Section 5.14 pursuant to the Mortgages and such other real properties as to which the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien after the Closing Date pursuant to Section 5.9(b).

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, to be in form and substance reasonably satisfactory to the Administrative Agent and Holdings.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any “multi-employer pension plan”, “multi-employer plan” or any similar plan or arrangement, as defined under applicable Canadian pension standards or income tax legislation.

“NOLV” or “Net Orderly Liquidation Value”: the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to the Collateral Agent pursuant to Section 5.2(c) by an appraiser reasonably acceptable to the Collateral Agent, and in each case expressed as a recovery percentage with respect to each such category of assets. The Net Orderly Liquidation Value for each such category of assets will be increased or reduced promptly upon receipt by the Collateral Agent of each updated appraisal.

“Non-Consenting Lender”: as defined Section 2.18(c).

“Non-Loan Party Subsidiary”: any Restricted Subsidiary of Holdings that is not a Loan Party.

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G.

“Notice of Additional Guarantor”: a Notice of Additional Guarantor, in substantially the form of Exhibit K-2 hereto.

“Notice of Additional Borrower”: a Notice of Additional Borrower and Assumption Agreement, in substantially the form of Exhibit K-1 hereto.

“Notice of Intent to Cure”: as defined in Section 7.2(c).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Loan Parties to the Agents or to any Lender, any Issuing Bank or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to any Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto), and any Cash Management Obligations; provided, that (i) obligations of the Initial Borrower or any other Loan Party under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed (except as otherwise contemplated by Section 6.4 of the Guarantee and Collateral Agreement) and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations. Notwithstanding the foregoing, “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”: as defined in Section 3.19(b).

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Connection Taxes”: with respect to the Agents, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future recording, stamp, court or documentary, intangible, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Parent Entity”: any of Holdings and any Intermediate Parent.

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Payment Conditions”: that each of the following conditions are satisfied: (i) there is no Default or Event of Default existing immediately before or immediately after the action or proposed action, (ii) 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the action or proposed action, any increase in any Borrowing Base or Acquired Asset Borrowing Base in connection therewith and the Borrowing of any Loans or issuance of any Letters of Credit in connection therewith (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day period for which 30-Day Excess Availability is to be determined)) exceeds the greater of (A) 15.0% (or solely in the case of Permitted Acquisitions and other Investments (other than the designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.13 or an Investment made in an Unrestricted Subsidiary), 12.5%) of the Line Cap at such time and (B) $37.5 million (or solely in the case of Permitted Acquisitions and other Investments (other than the designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.13 or an Investment made in an Unrestricted Subsidiary), $31.25 million), (iii) unless the Fixed Charge Condition (as defined below) is satisfied at such time, Holdings shall be in compliance with a Consolidated Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Relevant Reference Period on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such period, and (iv) in the case of Restricted Payments under Section 6.6(n), Investments under Sections 6.7(f) (other than Permitted Acquisitions otherwise permitted without regard to Payment Conditions) and Section 6.7(t), prepayments of Junior Debt under Section 6.8(ii) and any designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.13, in each case, to the extent only permitted if Payment Conditions are satisfied, the amount of which would exceed 2.5% of Consolidated Total Assets, Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii). “Fixed Charge Condition” shall mean 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated after giving effect on a Pro Forma Basis to any increase in any Borrowing Base or Acquired Asset Borrowing Base in connection therewith and the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action) (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-Day period for which 30-Day Excess Availability is to be determined) exceeds the greater of (A) 20.0% (or solely in the case of Permitted Acquisitions and other Investments (other than the designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.13 or an Investment made in an Unrestricted Subsidiary), 17.5%) of the Line Cap at such time and (B) $50.0 million (or solely in the case of Permitted Acquisitions and other Investments (other than the designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.13 or an Investment made in an Unrestricted Subsidiary), $43.75 million).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”: a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition”: as defined in Section 6.7(f).

“Permitted Amendment”: any Extension Amendment or Incremental Facility Amendment.

“Permitted Discretion”: the reasonable exercise of the applicable Agent’s good faith credit judgment (from the perspective of a reasonable secured asset based lender), exercised in accordance with the applicable Agent’s customary and generally applicable credit practices, in consideration of any factor which is reasonably likely to (i) adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders by any Person on behalf of any Loan Party is incomplete, inaccurate or misleading in any material respect, or (iii) increase in any material respect the likelihood that the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders would not receive payment in full in cash for all of the Obligations. In exercising such judgment, the Administrative Agent and the Collateral Agent may consider (but not make duplicate adjustment for) such factors as are already included in or tested by the definition of Eligible Trade Accounts, Eligible Credit Card Accounts or Eligible Inventory, as well as any of the following (but only to the extent not otherwise adjusted for in the relevant calculations): (i) the changes in collection history and dilution or collectability with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Inventory; and (iii) any other objective factors that change the credit risk of lending to any Qualified Loan Party on the security of any Qualified Loan Party’s Accounts or Inventory.

“Permitted Holding Company”: any direct or indirect parent of Holdings that does not hold Capital Stock of any Person other than Holdings or another Permitted Holding Company.

“Permitted Investors”: the collective reference to (i) the Sponsor and its Control Investment Affiliates and (ii) any members of management of any Group Member that own Capital Stock in Holdings, directly or indirectly, on the Closing Date; provided, that to the extent the amount of Capital Stock owned by such members of management constitutes in the aggregate a greater percentage of the aggregate ordinary voting power of Holdings than the Capital Stock of Holdings owned by the Sponsor and its Control Investment Affiliates, then such members of management shall not be Permitted Investors.

“Permitted Liens”: the collective reference to (i) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (ii) in the case of Collateral consisting of Pledged Capital Stock, non-consensual Liens permitted by Section 6.3 and Liens permitted by Sections 6.3(h), (j), (l), (s), (t), (v) and (w).

“Permitted Management Fees”: management, monitoring, consulting, transaction, oversight, advisory or similar fees payable or reimbursable pursuant to the Management Agreement in an aggregate amount not to exceed $3,500,000 per fiscal year; provided that the foregoing limit shall not apply to (i) reimbursements of identifiable third party expenses or (ii) any such management or similar fees accrued and not paid in prior periods.

“Permitted Receivables Financing”: any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets the following conditions: (a) such Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower Group Members (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other, (b) all sales, transfers and/or participations of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value (as determined in good faith by Holdings), (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and may include Standard Securitization Undertakings, in each case as determined by the Initial Borrower in good faith and (d) if reasonably requested by the Administrative Agent, the execution and delivery of an agreement with the provider or agent of such Permitted Receivables Financing relating to the Permitted Receivables Financing Assets subject to such financing, in form and substance reasonably satisfactory to the Administrative Agent and such Permitted Receivables Financing Subsidiary.

“Permitted Receivables Financing Assets”: the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables (including the Capital Stock of any Permitted Receivables Financing Subsidiary), and the proceeds thereof.

“Permitted Receivables Financing Fees”: reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary”: a Wholly Owned Subsidiary of the Initial Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Initial Borrower or any of the Restricted Subsidiaries makes an Investment and to which the Initial Borrower or any of the Restricted Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Borrower Group Members, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Initial Borrower (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Initial Borrower or any Borrower Group Member, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Initial Borrower or any Borrower Group Member, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Initial Borrower or any Borrower Group Member, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Initial Borrower or any Borrower Group Member, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) with Standard Securitization Undertakings or (ii) on terms no less favorable to the Initial Borrower or any Borrower Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Initial Borrower and (c) to which none of the Initial Borrower or any Borrower Group Member, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Initial Borrower shall be evidenced to the Agents by delivery to the Agents of a certified copy of the resolution of the Board of Directors of the Initial Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided, that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and the other Persons that are (or are required to be) obligors under such refinancing are not more expansive than the Persons that are (or are required to be) obligors under the Indebtedness being so refinanced, except that any Guarantor may be an obligor thereof if otherwise permitted by this Agreement, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination provisions that are substantially the same (as determined by the Initial Borrower in good faith) as those in effect prior to such refinancing or are not materially less favorable, taken as a whole (as determined by the Initial Borrower in good faith), to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the Administrative Agent or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on substantially the same terms (as determined by the Initial Borrower in good faith) as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the Administrative Agent, (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided, that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Security Documents on terms not materially less favorable to the Lenders (as determined by the Initial Borrower in good faith) than those set forth in the Intercreditor Agreement) and (f) in the event such Indebtedness being so refinanced is Junior Debt or is incurred under Section 6.2(d) or (g), the terms of such refinancing, as compared to the Indebtedness being so refinanced, are, when taken as a whole, not materially less favorable to the Secured Parties as compared to the Indebtedness being so refinanced (other than (x) with respect to interest rates, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment and optional redemption provisions and (y) terms applicable only to periods after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)) (in each case, as determined by the Initial Borrower in good faith).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Initial Borrower or a Commonly Controlled Entity sponsors, maintains, or contributes to, is required to contribute to, or has or could reasonably expect to have liability, contingent or otherwise, under ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the Guarantee and Collateral Agreement.

“PPSA”: the Personal Property Security Act (Ontario), the Civil Code of Quebec or similar personal property security legislation as in effect from time to time (except as otherwise specified) in any applicable province or territory of Canada.

“Prime Rate”: the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Initial Borrower. The prime rate is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Transaction”: (a) the Transactions, (b) any IPO, (c) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Section 6.6(n), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Borrower Group Member, in each case whether by merger, consolidation, amalgamation or otherwise and (d) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Process Agent”: as defined in Section 9.9(e).

“Projections”: as defined in Section 5.2(b).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Purchase Agreement”: the Share Purchase Agreement dated July 4, 2016 between Construction Products Acquisition, LLC, as the purchaser, on the one hand, and Superior Plus LP and Superior Plus U.S. Holdings Inc., as the sellers, on the other hand.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Specified Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing.

“Qualified Jurisdiction”: (a) with respect to the Initial Borrower, the United States, and (b) with respect to any other Loan Party, the United States or Canada, in each case, together with any State, Province, Territory or other political sub-division therein, or such other jurisdiction as shall be consented to by each Lender.

“Qualified Loan Party”: each Loan Party that is a Wholly Owned Subsidiary of Holdings and organized or incorporated under the laws of a Qualified Jurisdiction.

“Receivables Financing”: any transaction or series of transactions that may be entered into by Holdings or any Restricted Subsidiary pursuant to which Holdings or any Group Member may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Holdings or any Group Member) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Holdings or any Group Member.

“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Rate”: (a) with respect to the Loans comprising each Eurodollar Borrowing denominated in US Dollars, for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, (b) with respect to any Eurodollar Loan denominated in Canadian Dollars, for each day during each Interest Period with respect thereto, a rate per annum equal to the CDOR Rate for the Interest Period in effect for such Borrowing, (c) with respect to any ABR Loan denominated in US Dollars, the Alternate Base Rate and (d) with respect to any ABR Loan denominated in Canadian Dollars, the Canadian Prime Rate.

“Refinancing”: on the Closing Date, after giving effect to the Transactions, the repayment, satisfaction and discharge of all Existing Debt and the release and termination of all security interests and guarantees in respect thereof, if any.

“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”: as defined in Section 9.4(b)(iv).

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse each Issuing Bank pursuant to Section 2.4(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: with respect to Hazardous Materials, any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Relevant Reference Period”: the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) immediately preceding the date on which the action for which such calculation is being made shall occur (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended March 31, 2016).

“Rent Reserve”: a reserve established by the Collateral Agent (upon at least three (3) Business Days’ notice to the Borrowers) equal to three (3) months’ rent (or a lesser amount reasonably agreed to by the Collateral Agent), in respect of rent payments made by a Qualified Loan Party for each distribution center, warehouse or other location where Inventory of Qualified Loan Parties with a book value in excess of $2.0 million (as reported to the Collateral Agent by the Initial Borrower from time to time as requested by the Collateral Agent) and (a) that is in a jurisdiction providing lessors with statutory or common law Lien rights on personal property located at such location securing payment of rent and other charges that prime a previously perfected security interest, or (b) that is subject to a lease that grants to the landlord a Lien on property that would otherwise constitute Eligible Inventory which has priority over the respective Liens on such Collateral created in favor of the Administrative Agent, unless, in each case, such location is subject to a Collateral Access Agreement.

“Repayment”: as defined in Section 1.5(d).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

“Required Lenders”: at any time, the holders of more than 50.0% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided, that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves”: reserves, if any, established by the Collateral Agent from time to time hereunder in its Permitted Discretion against the US Borrowing Base or the Canadian Borrowing Base, including without limitation (but without duplication), (i) Rent Reserves, (ii) potential dilution related to Accounts, (iii) sums that the Qualified Loan Parties are or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (iv) amounts owing by any Qualified Loan Party to any Person to the extent secured by a Lien on, or trust over, any Collateral, (v) amounts reflecting declines in market value or to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, change in composition or mix, markdowns and vendor chargebacks, (vi) the full amount of any liabilities or amounts which rank or are capable of ranking in priority to the Administrative Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of such Liens including, without limitation, (a) amounts due to employees in respect of unpaid wages, payment in lieu of notice and holiday pay, (b) rebates related to Accounts and purchase rebates related to Inventory, (c) open items relating to completion of Inventory test counts, (d) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer) and (e) amounts subject to First Priority Priming Liens of the type described in clause (i) of the definition thereof, and (vii) such other events, conditions or contingencies as to which the Collateral Agent, in its Permitted Discretion, determines reserves should be established (without duplication of any reserves established pursuant to foregoing clauses (i) through (vi)) from time to time hereunder; provided, however, that the Collateral Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts or Inventory or criteria deducted in computing the amount of Eligible Trade Accounts or Eligible Credit Card Accounts, the Value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of Holdings.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary. For the avoidance of doubt, each Borrower is as of the date hereof and shall remain for all purposes of this Agreement a Restricted Subsidiary.

“Returns”: with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“Revolving Credit Borrowing”: a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitments”: as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Revolving Credit Loans pursuant to Section 2.1, and to participate in Letters of Credit pursuant to Section 2.4, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, and in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Revolving Credit Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the total Revolving Credit Commitments on the Closing Date is $250.0 million.

“Revolving Credit Exposure”: at any time, with respect to any Lender, the sum of such Lender’s Revolving Credit Loans, participations in Agent Advances and its LC Exposure at such time.

“Revolving Credit Facility” or “Facility”: the Revolving Credit Commitments and the extensions of credit made thereunder, as the same may be increased pursuant to Section 2.20 and/or extended pursuant to Section 2.22.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loan”: a Loan made by a Revolving Credit Lender pursuant to Section 2.1. Each Revolving Credit Loan shall be a Eurodollar Loan or an ABR Loan.

“Revolving Priority Collateral”: has the meaning ascribed thereto in the Intercreditor Agreement.

“Royal Bank”: the Royal Bank of Canada.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction”: as defined in Section 6.10.

“Satisfactory Auditor’s Report”: as defined in Section 5.1(a).

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933.

“Security Documents”: the collective reference to the US Security Documents, the Canadian Security Documents and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“Seller”: as defined in the preliminary statements hereto.

“Senior Representative”: with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Bridge Agent”: the administrative agent or trustee under the Senior Secured Bridge Documents with respect to any Senior Secured Bridge Debt.

“Senior Secured Bridge Debt”: the Senior Secured Bridge Loans, Senior Secured Extended Term Loans and/or Senior Secured Exchange Securities described in the Commitment Letter or Takeout Securities described in the Fee Letter and outstanding from time to time pursuant to the Senior Secured Bridge Documents.

“Senior Secured Bridge Documents”: the definitive documentation for the Senior Secured Bridge Debt that may be entered into pursuant to the Commitment Letter and the Fee Letter if all or any portion of the Senior Secured Notes are not issued on or prior to the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Senior Secured Notes”: those certain 8.25% Senior Secured Notes due 2021 issued by Initial Borrower, pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Documents”: the Senior Secured Notes Indenture and the other Notes Documents, as defined therein, in each case, as may be amended, restated, modified, supplemented or replaced in accordance with its terms and the terms of this Agreement.

“Senior Secured Notes Indenture”: that certain Indenture dated as of August 9, 2016 by and among Initial Borrower, as issuer, various of the Guarantors, as guarantors, and the Senior Secured Notes Trustee, relating to the Senior Secured Notes, as may be amended, restated, modified, supplemented or replaced in accordance with its terms and the terms of this Agreement.

“Senior Secured Notes Trustee”: Wilmington Trust, National Association, as trustee under the Senior Secured Notes, together with any successor.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts or other liabilities, including current obligations, beyond its ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise); and (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital and (e) in the case of any Canadian Loan Party, it is not an “insolvent person” for the purposes of the Bankruptcy and Insolvency Act (Canada). For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified ABL Default”: any Event of Default under Section 7.1(a), 7.1(b) (solely as a result of a breach of representations or warranties with respect to any Borrowing Base), 7.1(c)(i) (solely as a result of a failure to timely deliver a Borrowing Base certificate), 7.1(c)(ii), 7.1(c)(iii) (solely as a result of a failure to comply with the Financial Covenant) or 7.1(f).

“Specified Change of Control”: a “Change of Control” or like event as defined in the agreement or agreements governing any Material Debt.

“Specified Default”: any Default or Event of Default under Section 7.1(a) or 7.1(f).

“Specified Foreign Subsidiary”: any direct or indirect subsidiary of Holdings that is a CFC and with respect to which any US Borrower is a “United States shareholder” within the meaning of section 951 of the Code and any subsidiary thereof.

“Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Loan Party and any Qualified Counterparty and designated by such Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Specified Hedge Agreement”.

“Specified Prepayment”: as defined in Section 6.8.

“Specified Purchase Agreement Representations”: such of the representations and warranties made by the Seller or on behalf of or with respect to the Targets in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Initial Borrower (or any Affiliate of the Initial Borrower) has the right (taking into account any applicable cure provisions under the Purchase Agreement) to terminate Initial Borrower’s (or any of its Affiliates’) obligations under the Purchase Agreement or the right to decline to consummate the Acquisition, in each case as a result of the failure of such representations and warranties to be accurate.

“Specified Representations”: the representations and warranties with respect to the Initial Borrower and the Guarantors set forth in this Agreement under (i) Section 3.3(a); (ii) the first two sentences and the last two sentences of Section 3.4; (iii) Section 3.5 (but only in respect of violations or defaults under Organizational Documents of the Loan Parties); (iv) Section 3.10; (v) Section 3.12; (vi) Section 3.17(a) (subject to (x) the Limited Conditionality Provision, (y) Permitted Liens and (z) in the case of priority, the Intercreditor Agreement and any other intercreditor arrangements required to be entered into pursuant to this Agreement); (vii) Section 3.18; and (viii) the second sentence of Section 3.19.

“Sponsor”: Lone Star Fund IX (U.S.), L.P. (“Lone Star”) or Hudson Advisors and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by Lone Star or Hudson Advisors, but not including, however, any portfolio companies of any of the foregoing.

“Standard Securitization Undertakings”: reasonable and customary representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and servicing obligations undertaken, by any Group Member in connection with a Permitted Receivables Financing.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Notes”: each of (i) the US Subordinated Intercompany Note attached as Exhibit B to the US Guarantee and Collateral Agreement and (ii) the Canadian Subordinated Intercompany Note attached as Exhibit B to each of the Canadian Guarantee and Collateral Agreements.

“Subsequent Required Guarantor”: as defined in Section 5.9(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a

“Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Initial Borrower.

“Subsidiary Guarantor”: each Subsidiary of Holdings, other than an Excluded Subsidiary (but including any Discretionary Guarantor).

“Successor Initial Borrower”: as defined in Section 6.4(g).

“Surviving Debt”: the Indebtedness set forth on Schedule 1.1D.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Targets”: as defined in the preliminary statements hereto.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended, taken as one accounting period.

“Total Canadian Revolving Credit Exposure”: at any time, the aggregate amount of the Canadian Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) the aggregate amount of Consolidated EBITDA for the Relevant Reference Period.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Total US Revolving Credit Exposure”: at any time, the Total Revolving Credit Exposure at such time minus the Total Canadian Revolving Credit Exposure at such time.

“Transaction Costs”: all fees (including original issue discount), costs and expenses incurred by Holdings or any Group Member in connection with the Transactions.

“Transactions”: the collective reference to (a) the Acquisition, (b) the Equity Contribution, (c) the execution, delivery and performance by the Initial Borrower and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (d) the execution, delivery and performance by the Initial Borrower and each other Loan Party of the Senior Secured Notes Documents or any Senior Secured Bridge Documents required to be delivered thereunder, the issuance of the Senior Secured Notes or the borrowing of any Senior Secured Bridge Debt, and the use of the proceeds thereof, (e) the Refinancing and (f) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CDOR Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “US”: the United States of America.

“Unrestricted Cash”: (i) unrestricted cash and Cash Equivalents, and (ii) cash and Cash Equivalents that are restricted in favor of the Administrative Agent or the Senior Secured Notes Trustee (it being agreed that cash and Cash Equivalents (A) subject to Liens permitted by Section 6.3(h), (l), (o), (t) or, if such Liens secure any Consolidated Total Debt, (s), (v) or (w) shall not be deemed to be restricted by virtue of such Liens and (B) shall not be deemed restricted by virtue of the provisions of the Intercreditor Agreement) (in each case whether cash or Cash Equivalents are “unrestricted” or “restricted” is to be determined in accordance with GAAP).

“Unrestricted Subsidiary”: any Subsidiary of Holdings (other than any Borrower) designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof, until such Person ceases to be an Unrestricted Subsidiary of Holdings in accordance with Section 5.13.

“US Acquired Asset Borrowing Base”: as defined in the definition of US Borrowing Base.

“US Borrower”: the Initial Borrower and each Additional US Borrower.

“US Borrowing Base”: as of any date of calculation, the amount calculated as the “US Borrowing Base” pursuant to the Borrowing Base Certificate most recently delivered to the Agents in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a) 85.0% of the book value of Eligible Trade Accounts of each US Loan Party; plus

(b) 90.0% of the book value of Eligible Credit Card Accounts of each US Loan Party; plus

(c) the lesser of (i) 75.0% of Value of Eligible Inventory of each US Loan Party and (ii) 85.0% of the NOLV of Eligible Inventory for each US Loan Party; plus

(d) 100% of Eligible Cash of each US Loan Party; minus

(e) the Eligible Reserves on the US Borrowing Base.

Notwithstanding the foregoing, any Inventory (including inventory in transit) and Accounts (i) acquired by any US Loan Party in a Permitted Acquisition or (ii) of any Person that becomes a US Loan Party in connection with such Permitted Acquisition, in each case, subject to a first-priority Lien in favor of the Administrative Agent (subject to First Priority Priming Liens), may be immediately included in a Borrowing Base Certificate delivered by the Borrowers in an amount equal to 50.0% of the book value thereof as set forth in the consolidated balance sheet of the relevant acquired entities or sellers (in the case of an asset acquisition) for the most recently ended fiscal quarter of the US Loan Parties for which financial statements have been delivered pursuant to Section 5.1(a) or (b), and applying eligibility and reserve criteria consistent with those applied to the calculation of the US Borrowing Base (other than eligibility and reserve criteria based in whole or in part upon the absence of a field examination or inventory appraisal), until the completion by the Collateral Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof (the “US Acquired Asset Borrowing Base”). To the extent that the Collateral Agent has not completed, at the Borrowers’ expense, a field examination and inventory appraisal reasonably satisfactory to the Collateral Agent within 90 days of the acquisition of such Inventory and Accounts (or such longer period as the Collateral Agent may reasonably agree) such Inventory and Accounts will cease to be eligible for inclusion in the US Borrowing Base.

The Collateral Agent shall have the right (but not the obligation) to review such computations and if the Collateral Agent shall have reasonably determined in good faith in its Permitted Discretion that such computations have not been calculated in accordance with the terms of this Agreement, the Collateral Agent shall have the right to correct any such errors.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”: lawful currency of the United States.

“US Borrower Obligations”: the Obligations of the US Borrowers.

“US Guarantee and Collateral Agreement”: the ABL US Guarantee and Collateral Agreement among Holdings, each US Borrower, each US Subsidiary Guarantor and the Administrative Agent, substantially in the form of Exhibit A-3.

“US Guarantors”: Holdings, each US Borrower (except with respect to its own Obligations) and each US Subsidiary Guarantor.

“US IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents with respect to Intellectual Property of the Loan Parties registered in the United States, in each case, in substantially the form of Exhibit A to the US Guarantee and Collateral Agreement or the Canadian NY Law Guarantee and Collateral Agreement.

“US Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the US Borrowing Base at such time and (ii) the Total Revolving Credit Commitments in effect at such time minus the Total Canadian Revolving Credit Exposure at such time.

“US Loan Parties”: the US Borrowers and US Guarantors.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Security Documents”: the collective reference to (a) the US Guarantee and Collateral Agreement, (b) any US IP Security Agreements, (c) any Mortgage with respect to owned real property located in the United States and (d) all other security documents governed by the laws of the United

States or any State or other political sub-division thereof hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“US Subsidiary Guarantor”: each Domestic Subsidiary of Holdings that is a Subsidiary Guarantor.

“US Tax Compliance Certificate”: as defined in Section 2.16(e)(ii)(B)(3).

“Value”: with respect to Eligible Inventory, the lower of (i) the cost thereof computed on a first-in first-out basis in accordance with GAAP and (ii) the market value thereof.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii) capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and the expiration or termination of all undrawn Letters of Credit (or cash collateralization (in a manner consistent with Section 2.4(j)) or provision of backstop letters of credit (in a manner reasonably satisfactory to the relevant Issuing Bank) with respect thereto).

1.3 Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible property” shall be deemed to include “corporeal property,” (d) “intangible property” shall be deemed to include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs,” (l) “joint and several” shall be deemed to include “solidary,” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary,” (o) “easement” shall be deemed to include “servitude,” (p) “priority” shall be deemed to include “prior claim,” (q) “survey” shall be deemed to include “certificate of location and plan,” (r) “fee simple title” shall be deemed to include “absolute ownership” and (s) “ground lease” shall be deemed to include “emphyteutic lease.” The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided, that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the Consolidated Fixed Charge Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and the Interest Coverage Ratio, GAAP shall be construed as in effect on the Closing Date). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Holdings or the Administrative Agent, Holdings, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment. “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (ii) the adoption by Holdings of IFRS or (iii) any change in the application of accounting principles adopted by Holdings from time to time which change in application is permitted by GAAP. Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.5 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.5; provided, that, notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.5, when calculating the Consolidated Fixed Charge Coverage Ratio for the purposes of determining actual compliance (not compliance on a Pro Forma Basis) with the Financial Covenant, the events described in this Section 1.5 that occurred subsequent to the end of the applicable Test Period, other than consummation of the Transactions, shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and the Interest Coverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then the Consolidated Fixed Charge Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c) Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Initial Borrower and shall include, without duplication, (i) the EBITDA (as determined in good faith by the Initial Borrower) of any Person or line of business acquired or disposed of, (ii) the Borrowing Base assets (as determined in good faith by the Initial Borrower and subject to the limits of the Acquired Asset Borrowing Base) attributable to any Person or line of business acquired or disposed of, and (iii) the adjustments to Consolidated EBITDA under clause (b)(x) of the definition of such term.

(d) In the event that Initial Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantee) or (ii) repays, redeems, defeases, retires, extinguishes or is released from, or is otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculation of the Consolidated Fixed Charge Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio or the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made, then the Consolidated Fixed Charge Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (it being understood and agreed that Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing floating interest rates, for which pro forma effect is being given, shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods).

1.6 Classification of Permitted Items.

(a) For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, such transaction (or portion thereof) shall be permitted under one or more of such clauses as determined by the Initial Borrower in its sole discretion at, or substantially concurrent to, the time at which such transaction is consummated. For purposes of determining compliance at any time with Sections 6.2, 6.3 or 6.7, (i) any Indebtedness incurred under Section 6.2(o) may be reclassified, as the Initial Borrower elects from time to time, as incurred under Section 6.2(f) subject to a compliance with a Total Leverage Ratio determined on a Pro Forma Basis not to exceed 6.00:1.00 as of the date of determination, (ii) any Liens incurred under Section 6.3(v) may be reclassified, as the Initial Borrower elects from time to time, as incurred, with respect to Liens securing Indebtedness ranking pari passu with the Liens incurred under Section 6.3(t) above so long as the First Lien Net Leverage Ratio determined on a Pro Forma Basis does not exceed 5.25:1.00 as of the date of determination and (iii) Investments made under Section 6.7(s), as the Initial Borrower elects from time to time, as incurred under Section 6.7(t) so long as the Payment Conditions are satisfied as of the date of determination.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts or transactions, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Total Leverage Ratio or First Lien Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

1.7 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8 Currency Equivalents Generally.

(a) Unless otherwise specifically set forth in this Agreement, monetary amounts are in US Dollars. Any amounts denominated or reported under a Loan Document in a currency other than US Dollars, including the Loans and Letters of Credit hereunder denominated in Canadian Dollars, shall, except as otherwise provided, be calculated based upon the US Dollar Equivalent thereof, as of the relevant date of determination. For the purposes of determining any threshold amount forming any part of any representation or warranty, covenant or Event of Default, all relevant amounts denominated in Canadian Dollars shall be calculated, as of such time of determination, at the US Dollar Equivalent thereof. For purposes of determining compliance with Sections 6.2, 6.3 and 6.7 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the Consolidated Fixed Charge Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio, Excess Availability (to the extent used to calculate 30-Day Excess Availability, Historical Excess Availability and other calculations for prior periods), 30-Day Excess Availability, Historical Excess Availability and Historical Average Utilization, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing the Initial Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions set forth herein, including Section 2.1(b) below, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Initial Borrower or Additional Borrowers from time to time during the Availability Period in US Dollars or Canadian Dollars, as selected by the applicable Borrower, in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements in respect of Letters of Credit) result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding Total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Initial Borrower or applicable Additional Borrower may borrow, repay, prepay and reborrow Revolving Credit Loans during the Availability Period. Notwithstanding anything herein to the contrary, Revolving Credit Loans may only be borrowed on the Closing Date to (i) pay consideration under the Purchase Agreement, (ii) pay Transaction Costs and/or (iii) fund the amount needed to fund any OID or upfront fees required to be funded on the Closing Date due to the exercise of the “Market Flex” provisions under the Fee Letter; provided that the aggregate amount drawn under the Revolving Credit Facility on the Closing Date shall not exceed $150.0 million (the “Closing Date Availability Amount”).

(b) Notwithstanding anything to the contrary in Section 2.1(a), but subject to Section 2.1(c), Revolving Credit Loans shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (i) the Total Revolving Credit Exposure to exceed the Line Cap at such time, (ii) the Total Canadian Revolving Credit Exposure to exceed the Canadian Line Cap at such time or (iii) the Total US Revolving Credit Exposure to exceed the US Line Cap at such time.

(c) In the event that (i) any Borrower is unable to comply with the limitation set forth in Section 2.1(b) or (ii) such Borrower is unable to satisfy the conditions precedent to the making of Revolving Credit Loans set forth in Section 4.2, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders, to make Revolving Credit Loans to such Borrower, in either case solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement, including, without limitation, expenses and fees, which Revolving Credit Loans may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Borrowing Request requesting an Agent Advance or otherwise makes an Agent Advance until the earlier of (x) the date such Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans, or obtain an amendment or waiver with respect thereto, (y) the date that is 60 days after the funding of the initial Agent Advances and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances or the Administrative Agent elects to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10% of the Aggregate Borrowing Base at such time, or (II) when added to the Total

Revolving Credit Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Credit Commitments at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and the Borrowers shall have no right whatsoever to require that any Agent Advances be made.

(d) On any Business Day (but in any event no less frequently than once per week), the Administrative Agent may, in its sole discretion give notice to the Lenders that the Administrative Agent’s outstanding Agent Advances shall be funded with one or more Borrowings of Revolving Credit Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 7.1(f) or upon the exercise of any of the remedies provided in the last paragraph of Section 7.1), in which case one or more Borrowings of Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s Applicable Percentage (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 7.1) and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Administrative Agent for such outstanding Agent Advances. Each Lender hereby irrevocably agrees to make Revolving Credit Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Administrative Agent notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum Borrowing amounts otherwise required hereunder, (ii) whether any conditions specified in Section 4 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of any Borrowing Base at such time, and (vi) whether such Lender’s Revolving Credit Commitment has been terminated at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Administrative Agent such participations in the outstanding Agent Advances as shall be necessary to cause the Lenders to share in such Agent Advances ratably based upon their respective Revolving Credit Commitments (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 7.1); provided that (x) all interest payable on the Agent Advances shall be for the account of the Administrative Agent until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after the time any purchase of participations is actually made and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Administrative Agent interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Effective Rate for the first three (3) days and at the interest rate otherwise applicable to Revolving Credit Loans maintained as ABR Loans hereunder for each day thereafter.

2.2 Loans and Borrowings. (a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.13, each Revolving Credit Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan or ABR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an increment of, in the case of (i) ABR Loans, $500,000 or a whole multiple of $100,000 (or with respect to ABR Loans denominated in Canadian Dollars, CDN $500,000 or a whole multiple of CDN $100,000 in excess thereof) and (ii) Eurodollar Loans, $500,000 or a whole multiple of $500,000 in excess thereof (or with respect to Eurodollar Loans denominated in Canadian Dollars, CDN $500,000 or a whole multiple of CDN $500,000 in excess thereof); provided, that a Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments under the Revolving Credit Facility or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.4(e). Borrowings of more than one Class may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of twelve Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.3 Requests for Revolving Credit Borrowing. To request a Revolving Credit Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date which notice may be given not later than 11:00 a.m., New York City time, two Business Days prior to the Closing Date) or (b) in the case of an ABR Borrowing (including Agent Advances), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or (subject to Section 9.1) email to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the Borrower with respect to such Borrowing, including whether such Borrower is a Canadian Borrower or a US Borrower;

(ii) the currency and aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5;

(vii) the US Borrowing Base, the Canadian Borrowing Base and the Aggregate Borrowing Base at such time; and

(viii) in the case of an ABR Borrowing, whether the Revolving Credit Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance).

If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Eurodollar Borrowing, then the applicable Borrower shall be deemed to have requested a Borrowing in US Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Revolving Credit Lender of the relevant Facility or Facilities of the details thereof and of the amount of such Revolving Credit Lender’s Loan to be made as part of the requested Revolving Credit Borrowing. Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from a Responsible Officer of the applicable Borrower, prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.4 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.4(d) and otherwise herein, agrees to issue trade, commercial and standby Letters of Credit (which must be, in the case of any Letters of Credit issued by the Issuing Bank referenced in clause (a) of the definition thereof, denominated in US Dollars or, in the case of any Letters of Credit issued to any Canadian Borrower by the Issuing Bank referenced in clause (b) of the definition thereof, Canadian Dollars) for the account of the Initial Borrower or an Additional Borrower, or the account of such Borrower for the benefit of any Restricted Subsidiary so long as the Borrower and any Restricted Subsidiary are co-applicants and jointly and severally liable in respect of such Letter of Credit), on any Business Day during the Availability Period until the day that is five Business Days prior to the expiry of the Maturity Date in such form as may be approved from time to time by such Issuing Bank; provided, that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Exposure with respect to all Letters of Credit would exceed the LC Sublimit, (ii) the Total Revolving Credit Exposure would exceed the Line Cap at such time, (iii) the Total Canadian Revolving Credit Exposure would exceed the Canadian Line Cap at such time, (iv) the Total US Revolving Credit Exposure would exceed the US Line Cap at such time, or (v) solely with respect to each Lender on the Closing Date, the amount of the LC Exposure attributable to the Letters of Credit issued by such Lender in its capacity as an Issuing Bank would exceed the amount set forth opposite such Lender’s name on Schedule 2.4. Additionally, no Issuing Bank shall be under any obligation to issue or renew any Letter of Credit if the Letter of Credit is to be denominated in a currency other than US Dollars or Canadian Dollars. Additionally, (I) any Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Holdings or any Loan Party or any of their respective Subsidiaries in respect of (A) a lease of real property, or (B) an employment contract, and (II) no Issuing Bank shall have any obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular or (B) the issuance of such Letter of Credit would violate one or more policies of general application of such Issuing Bank, now or hereafter applicable to letters of credit generally. Subject to the terms and conditions set forth herein, the applicable Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any Restricted Subsidiary, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is five business days prior to the Maturity Date). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Administrative Agent) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.4), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application (a “Letter of Credit Application”) on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure with respect to all Letters of Credit shall not exceed the LC Sublimit, (ii) the Total Revolving Credit Exposure shall not exceed the Line Cap at such time, (iii) the Total Canadian Revolving Credit Exposure shall not exceed the Canadian Line Cap at such time and (iv) the Total US Revolving Credit Exposure shall not exceed the US Line Cap at such time. With respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued, the ISP Rules shall apply to each standby Letter of Credit and as to all matters not governed thereby, the laws of the State of New York.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one year after the date of such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit). If the applicable Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”). Once an Auto Renewal Letter of Credit has been issued, the applicable Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one year from the date of such renewal (or such longer period as may be agreed by the applicable Issuing Bank pursuant to arrangements reasonably satisfactory to such Issuing Bank) and (ii) the date that is five Business Days prior to the Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit); provided, that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof ) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender and each Revolving Credit Lender hereby irrevocably acquires without recourse or warranty (regardless of whether the conditions set forth in Section 4.1 or 4.2 shall have been satisfied) and shall be deemed to have purchased from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement with respect to a Letter of Credit made by such Issuing Bank, and, in each case, not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.4, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason in respect thereof. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit, and such Revolving Credit Lender’s obligations under Section 2.4(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Issuing Bank, the applicable Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount and currency equal to such LC Disbursement in the same currency as the LC Disbursement not later than 2:00 p.m., New York City time, on the first Business Day immediately following the day that such Borrower receives notice that such LC Disbursement is made (or, if such Borrower receives such notice after 12:00 noon, New York City time, on the second Business Day immediately following the day that such Borrower receives such notice); provided, that (if the conditions of Sections 4.2(a), (b) and (d) are satisfied) the applicable Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Borrowing, in each case in an equivalent amount and currency (subject to the requirements of set forth in Sections 2.4 through 2.6, as applicable) and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If the applicable Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Administrative Agent of the applicable LC Disbursement and the Administrative Agent shall promptly notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 2:00 p.m., New York City time, on the date such notice is received (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time on such day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), and the

Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If any Revolving Credit Lender shall not have made its Applicable Percentage of an LC Disbursement available to the Administrative Agent as provided above, such Revolving Credit Lender, the Initial Borrower and, in the case of a Letter of Credit obtained by an Additional Borrower, such Additional Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.4(e) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to ABR Revolving Credit Loans and (ii) in the case of such Revolving Credit Lender, (A) in the case of Letters of Credit denominated in US Dollars, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate, and (B) in the case of Letters of Credit denominated in Canadian Dollars, the Canadian Prime Rate.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) and each Revolving Credit Lenders obligations under paragraphs (d) and (e) of this Section 2.4 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (iv) any Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit; (v) any Issuing Bank or any correspondent honoring a drawing against any Letter of Credit or any other document presented for purposes of drawing under any Letter of Credit up to the amount available under any Letter of Credit even if such drawing document claims an amount in excess of the amount available under the Letter of Credit; (vi) the occurrence of any Default or Event of Default, (vii) the existence of any claim, counterclaim, setoff, defense or other right that Holdings, any Borrower or any of their respective Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, any Issuing Bank or any other Person or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower’s obligations hereunder, whether against Issuing Bank or the beneficiary, or any other Person. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided, that the provisions of this Section 2.4(f) shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such

Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile or, in accordance with the second paragraph of Section 9.1, email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum equal to the Alternate Base Rate (in the case of Letters of Credit denominated in US Dollars) or the Canadian Prime Rate (in the case of Letters of Credit denominated in Canadian Dollars); provided, that, if the applicable Borrower fails to reimburse such LC Disbursement, including by requiring that such payment be financed with an ABR Revolving Credit Borrowing, pursuant to paragraph (e) of this Section 2.4, then Section 2.12(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.4 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Replacement of Issuing Bank. An Issuing Bank may resign upon 30 days prior written notice to the Borrowers and the Administrative Agent. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank (provided, that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of such Issuing Bank. At the time any such resignation or replacement shall become effective, the Initial Borrower and any Additional Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigned or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew existing Letters of Credit or issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default under clause (i) or (ii) of paragraph (f) of Section 7.1 with respect to Holdings or any Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that Holdings and the Borrowers receive notice from an Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), in each case, demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower, shall deliver cash collateral to the Administrative Agent, and the applicable Borrower hereby grants a security interest in such account in favor of the Administrative Agent, for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to 103% of the applicable LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Letter of Credit obligations (including related fees and expenses) of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be released by the Administrative Agent and applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and to pay all fees and expenses relating to Letters of Credit that were not otherwise paid when due and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of each Issuing Bank and Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within two Business Days after such Event of Default has been cured or waived (unless the Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 7.1).

(k) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such tranche of Revolving Credit Commitments, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.4(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-maturing tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.4(j). For the avoidance of doubt, commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with the applicable Revolving Credit Lenders.

(l) Additional Provisions Regarding Letters of Credit. Without limiting any other provision of this Agreement, each Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and such Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse such Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit or the form, accuracy, genuineness or legal effect of any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit (other than such Issuing Bank’s determination that any document presented for purposes of drawing under any Letter of Credit appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under applicable laws or letter of credit practices applicable to it;

(x) acting or failing to act as required or permitted under applicable laws or standard letter of credit practices applicable to where such Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by such

Issuing Bank if subsequently such Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by such Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(m) Limitation of Liabilities. The liability of any Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers or the account party that are caused directly by such Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit; provided that in determining whether to honor any drawing or under any Letter of Credit, the Issuing Bank shall be responsible only to the examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of the Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining a document presented for purposes of drawing under a Letter of Credit and which are presented under a Letter of Credit. Each Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with applicable law and its standard letter of credit practices or in accordance with this Agreement. Borrowers’ aggregate remedies against any Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored any document presented for drawing under a Letter of Credit shall in no event exceed the aggregate amount paid by Borrowers to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.4(e), plus interest at the rate then applicable to ABR Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable Issuing Bank to effect a cure.

(m) Special Provisions Regarding Indemnification Relating to Letters of Credit. Each Borrower agrees to indemnify, defend and hold harmless each Agent and each Lender, any each Issuing Bank (including each Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including each Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any document relating to any Letter of Credit which is executed and delivered or submitted in connection with such Letter of Credit or the making of any draw or disbursements thereunder or any document, certificate, or other writing referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

2.5 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that same-day ABR Revolving Credit Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., New York City time; provided, further, that Revolving Credit Loans to be made on the Closing Date shall be made not later than 12:00 p.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1). The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent in New York City or such other account reasonably approved by the Administrative Agent, in each case, as is designated by the applicable Borrower in the applicable Borrowing Request; provided, that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.5 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) in the case of Loans denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (y) in the case of Loans in Canadian Dollars, the rate reasonably determined in accordance with customary practice by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.6 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that, if the applicable Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as ABR Loans and if the applicable Borrower requests a Borrowing of Eurodollar Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.6, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the applicable Borrower were requesting a Revolving Credit Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrower with respect to such Borrowing, including whether such Borrower is a Canadian Borrower or a US Borrower;

(ii) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.7 Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Credit Commitments shall terminate on the applicable Maturity Date. The commitments of the Issuing Banks to issue, amend, renew or extend any Letters of Credit shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date that is five Business Days prior to the applicable Maturity Date.

(b) The applicable Borrower may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments under the Revolving Credit Facility (or under any tranche of the Revolving Credit Commitments); provided, that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million (or the remainder of such Revolving Credit Commitments) and (ii) in any event, the applicable Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.9, (x) the Total Revolving Credit Exposure would exceed the Line Cap at such time, (y) the Total Canadian Revolving Credit Exposure would exceed the Canadian Line Cap at such time or (z) the Total US Revolving Credit Exposure would exceed the US Line Cap at such time.

(c) The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under the Revolving Credit Facility (or any tranche thereof) pursuant to paragraph (b) of this Section 2.7 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Revolving Credit Lenders of the contents thereof. Each notice delivered by the applicable Borrower pursuant to this Section 2.7 shall be irrevocable; provided, that a notice of termination of the Revolving Credit Commitments delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction. Any termination or reduction of the Revolving Credit Commitments shall be permanent (but subject to any increase pursuant to Section 2.20). Each reduction of the Revolving Credit Commitments under the Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.18) shall be made ratably among the Revolving Credit Lenders.

2.8 Repayment of Revolving Credit Loans; Evidence of Debt. (a) The applicable Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender advanced to such Borrower on the applicable Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.8 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.9 Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Section 2.15), subject to prior notice in accordance with paragraph (c) of this Section 2.9.

(b) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.9.

(c) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. Each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective Revolving Credit Exposures of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment).

2.10 Facility Fees. (a) The Initial Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender (other than any Defaulting Lenders) in accordance with its Applicable Percentage, a Facility Fee for the period from the Closing Date to but excluding the applicable Maturity Date (or such earlier date on which the Revolving Credit Commitments shall have expired or terminated) equal to the Facility Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the Revolving Credit Facility for such fiscal quarter (or portion thereof that the Revolving Credit Commitments are in effect) is less than the aggregate amount of the Revolving Credit Commitments; provided that if the Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. The foregoing notwithstanding, in accordance with Section 2.20(b), the applicable lenders may consent to a different Facility Fee Rate to be paid pursuant to the terms of any applicable Incremental Facility Amendment or Extension Offer. Accrued Facility Fees shall be payable in arrears on the last Business Day of each March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on September 30, 2016. All Facility Fees shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) (i) The Initial Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at (x) in the case of standby Letters of Credit, the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans and (y) in the case of trade or commercial Letters of Credit, 50.0% of the Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans, in each case, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Each Borrower, severally but not jointly, agrees to pay to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank on account of such Borrower during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees under this paragraph (b) shall be payable in US Dollars on the last Business Day of each March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on September 30, 2016; provided, that any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Initial Borrower agrees to pay to the Administrative Agent for its own account, the administrative agent fees with respect to the Revolving Credit Facility described in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Collateral Agent or the applicable Issuing Bank in the case of fees payable to it) for distribution, in the case of Facility Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

2.11 Mandatory Prepayments. (a) If for any reason, at any time (i) the Total Revolving Credit Exposure exceeds the Line Cap, (ii) the Total Canadian Revolving Credit Exposure exceeds the Canadian Line Cap or (iii) the Total US Revolving Credit Exposure exceeds the US Line Cap, the applicable Borrowers shall within one Business Day prepay Revolving Credit Loans and/or cash collateralize Letters of Credit (in accordance with Section 2.4(j)) in an aggregate amount equal to such excess.

(b) Amounts to be applied pursuant to this Section 2.11 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class. No permanent reduction of Revolving Credit Commitments will be required in connection with any prepayment pursuant to this Section 2.11.

2.12 Interest. (a) Subject to Section 9.16, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b) Following the occurrence and during the continuation of a Specified Default, the applicable Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans in the applicable currency as provided in paragraph (a) of this Section 2.12.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitments; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of ABR Loans based on the Prime Rate or the Canadian Prime Rate). The applicable Reference Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.20 or 2.22, as applicable, Loans made pursuant to an Incremental Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

(f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period other than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or the actual number of days in such period, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(g) If prohibited by applicable law, any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(h) If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, facsimile or other electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Credit Borrowing, such Borrowing shall be made as, or converted to, an ABR Borrowing.

2.14 Increased Costs. (a) If any Change in Law shall:

(i) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or CDOR Rate, as applicable) or any Issuing Bank; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (excluding any condition, cost or expense relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Administrative Agent, such Lender or such Issuing Bank, as the case may be) of making or maintaining any Eurodollar Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), the applicable Borrower will pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent or such Lender or such Issuing Bank has requested such payments from similarly situated borrowers.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Agent Advances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction; provided, in each case, that the Administrative Agent or such Lender or such Issuing Bank has requested such payments from similarly situated borrowers.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.14 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Initial Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate or the CDOR Rate, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.9(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.18(b) or (c), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof) or the CDOR Rate, in each case, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

2.16 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirement of Tax Law. If the applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by Requirement of Tax Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes, the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions (including such deductions and withholdings applicable to additional sums payable under this Section 2.16(a)) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b) In addition, the applicable Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Administrative Agent, such Lender or such Issuing Bank or required to be withheld or deducted from a payment to such Administrative Agent or Lender or Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Initial Borrower by a Lender (with a copy to the Administrative Agent) or an Issuing Bank (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, and shall be conclusive absent manifest error. Notwithstanding the foregoing, no Loan Party described in clause (d) or (f) of the definition of Excluded Subsidiary shall indemnify the Administrative Agent, a Lender or an Issuing Bank for Taxes imposed with respect a US Borrower Obligation, and no assets that constitute Excluded Assets described in clause (8) of such defined term shall be applied to satisfy any such indemnification claim.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.16, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Bank, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(ii) Without limiting the generality of the foregoing,

(A) any Lender or Issuing Bank that is a US Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender or Issuing Bank is exempt from US Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank were to fail to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the applicable Borrower and the Administrative Agent, such documentation prescribed by any Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Each Lender or Issuing Bank shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank (but only to the extent that an applicable Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the applicable Loan Parties to do so) and that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Should the Administrative Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender or Issuing Bank pursuant to Section 2.16(e)(ii), any amounts subsequently determined by a Governmental Authority to be subject to US Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender or Issuing Bank. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to such Lender or such Issuing Bank from any other source against any amount due to the Administrative Agent under this Section 2.16(f).

(g) If the Administrative Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.16 or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over an amount equal to such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or Issuing Bank in the event the Administrative Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Administrative Agent or such Lender or Issuing Bank be required to pay any amount to a Loan Party pursuant to this Section 2.16(g) the payment of which would place the Administrative Agent or such Lender or Issuing Bank in a less favorable net after-Tax position than the Administrative Agent or such Lender or Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(g) shall not be construed to require the Administrative Agent or any Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.14, 2.15, 2.16 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC

Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23 and 2.25 or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or an Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in US Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in Canadian Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(d) or (e), 2.5(b), 2.17(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise cause economic, legal or regulatory disadvantage to such Lender or Issuing Bank. The applicable Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.14, or if a Borrower is required to pay any Indemnified Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.14 or 2.16) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the applicable Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all obligations of the Borrowers owing to such Lender relating to the Loans held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders with respect to the applicable Class or Classes shall have granted their consent, then the applicable Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (other than a Disqualified Lender); provided, that (A) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrowers, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent and each Issuing Bank if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrowers owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Non-Consenting Lender and repay all obligations of the Borrowers owing to such Lender relating to the Loans held by such Non-Consenting Lender as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d) Each Lender agrees that if it is replaced pursuant to this Section 2.18, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender replaced pursuant to this Section 2.18 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.18.

2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Facility Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(b) the Commitments and Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (A)(1), (A)(2), (A)(3) or (C)(2) of the first proviso of Section 9.2(b) may be made without the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, (B) the Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Revolving Credit Commitment of such non-Defaulting Lender and (C) the conditions precedent in Sections 4.2(a), (b) and (d) are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall, within three Business Days following notice by the Administrative Agent, cash collateralize for the benefit of each applicable Issuing Bank in accordance with Section 2.4(j) only such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.1 for so long as such LC Exposure is outstanding;

(iii) if a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by such Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.19(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.19(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, the Applicable Percentage of

each non-Defaulting Lender with a Revolving Credit Commitment shall be computed without giving effect to the Revolving Credit Commitment, as applicable, of the Defaulting Lender.

In the event that the Administrative Agent, Holdings, each Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders, if any, as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.

2.20 Incremental Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Initial Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request to incur one or more increases in the Revolving Credit Commitments (“Incremental Revolving Commitments” or the “Incremental Facilities”); provided, that on the date of each such request and except as otherwise provided below in Section 2.20(c), upon the effectiveness of each Incremental Facility Amendment, (i) no Default or Event of Default has occurred and is continuing or shall result therefrom, and (ii) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”). Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at any time the greater of (i) $50.0 million and (ii) such amount as would not cause the Total Revolving Credit Commitments to exceed the Aggregate Borrowing Base by more than $50.0 million, in each case, as of the date of effectiveness of such Incremental Facility (after giving effect to any change in any Borrowing Base resulting from any acquisition or other transaction occurring substantially contemporaneously with such Incremental Facility). All Incremental Revolving Commitments shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $5.0 million (or in such lesser minimum amount agreed by the Administrative Agent); provided, that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability in respect of the Incremental Facilities.

(b) Any Incremental Revolving Commitment shall be on terms identical to the Revolving Credit Commitments, including with respect to having the same Guarantors and being secured by the same Collateral on a pari passu basis with all other Obligations, and, for the avoidance of doubt, such Incremental Revolving Commitment shall be deemed a Revolving Credit Commitment pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing Incremental Revolving Commitments will not create a separate Revolving Credit Facility and such Incremental Revolving Commitments be deemed a part of the Revolving Credit Facility); provided, that the Applicable Margin and the Facility Fee Rate, in each case applicable to the Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility, may be increased, without the consent of any Lender, in connection with the incurrence of any Incremental Revolving Commitment such that the Applicable Margin and the Facility Fee Rate of such Revolving Credit Commitments are identical to those of the Incremental Revolving Commitments. With the consent of each applicable Issuing Bank, a portion of any Incremental Revolving Commitment may increase the LC Sublimit. A portion designated by the Initial Borrower of up to 30% of any Incremental Revolving Commitment may increase the Canadian ABL Sublimit.

(c) Each notice from any Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Revolving Commitments. Any Additional Lenders that elect to extend Incremental Revolving Commitments shall be reasonably satisfactory to Holdings and the Initial Borrower, and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent and each Issuing Bank (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrowers, such Additional Lender or Additional Lenders and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than Holdings, the Initial Borrower, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. The Lenders hereby irrevocably authorize the Administrative Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of the existing Revolving Credit Commitments and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent, Holdings and the applicable Borrower to effect the provisions of this Section 2.20 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). No Lender shall be obligated to provide any Incremental Revolving Commitments, unless it so agrees. Commitments in respect of any Incremental Revolving Commitments shall become Commitments under this Agreement. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Administrative Agent and the Additional Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, and (ii) the satisfaction or waiver on the date of the effectiveness of the Incremental Revolving Commitments thereunder (each, an “Incremental Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of the Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”; provided, further, that, notwithstanding anything in this Section 2.20 or Section 4.2(a) to the contrary, in connection with the effectiveness of any Incremental Revolving Commitments being used to fund all or a portion of a Limited Conditionality Transaction or the funding of Revolving Credit Loans or other extensions of credit to fund such Limited Conditionality Transaction in an amount not to exceed the amount of such Incremental Revolving Commitments (a “Specified Extension of Credit”), the only representations and warranties that will be required to be true and correct in all material respects as a condition to effectiveness of such Incremental Revolving Commitments as of the applicable Incremental Facility Closing Date or as a condition to the funding of such Specified Extension of Credit as of the date thereof (the “Specified Incremental Facility Funding Date”) shall be (a) the Specified Representations and (b) with respect to a Permitted Acquisition or other Investment permitted under Section 6.7, such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Initial Borrower (or any Subsidiary of Holdings or the Initial Borrower) has the right to terminate the obligations of Holdings, the Initial Borrower or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement) and (y) no

Event of Default having occurred and being continuing on the Incremental Facility Closing Date after giving effect to the Incremental Facility requested to be made on such date; provided, that notwithstanding anything in this Section 2.20 or Section 4.2(b) to the contrary, in the case of any Incremental Revolving Commitment being used to fund all or a portion of a Limited Conditionality Transaction, to the extent agreed to by the lenders and other investors providing such Incremental Facilities, the condition under this clause (ii)(y) or Section 2.20(a) to the effectiveness of such Incremental Revolving Commitment or under Section 4.2(b) to the making of any Specified Extension of Credit thereunder shall instead be no Specified Default having occurred and being continuing on the applicable Incremental Facility Closing Date or the applicable Specified Incremental Facility Funding Date, as the case may be, and after giving effect thereto. To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrowers and the Restricted Subsidiaries. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.20, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Initial Borrower, take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Commitment, the outstanding Revolving Credit Loans are held by the Revolving Credit Lenders in accordance with their respective Applicable Percentages. The foregoing may be accomplished at the discretion of the Administrative Agent, following consultation with the Initial Borrower, (A) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (B) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders, (C) by a combination of the foregoing or (D) by any other means agreed to by the Administrative Agent and the Initial Borrower, and any such prepayment or assignment shall be subject to Section 2.15 but shall otherwise be without premium or penalty. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to the immediately preceding sentence.

(d) Notwithstanding anything to the contrary in this Agreement, with respect to any Incremental Facility the proceeds of which are to be used by the Initial Borrower or any other Borrower Group Member to finance, in whole or in part, a Permitted Acquisition, other Investment permitted under Section 6.7 or a Specified Prepayment permitted under Section 6.8 (a “Limited Conditionality Transaction”), for purposes of determining (x) compliance with the Financial Covenant or any financial ratio, (y) accuracy of representations and warranties (other than Specified Representations which shall be accurate in all material respects as of the Incremental Facility Closing Date) or occurrence of a Default or Event of Default (other than a Specified Default), or (z) Excess Availability or availability under baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets or based on the Payment Conditions), in each case, in connection with such Permitted Acquisition, Investment or Specified Prepayment, and any related incurrence of Indebtedness or Liens under Section 6.2, 6.3 or 6.10, the Initial Borrower shall have the option of making the applicable determinations under this Agreement as of the date the definitive agreement for such Permitted Acquisition or permitted Investment is executed, or the redemption or prepayment notice is given for such Specified Prepayment (and the applicable financial ratios, Excess Availability or basket shall be calculated as if the Limited Conditionality Transaction and other Pro Forma Transactions in connection therewith, were consummated on such date until consummated or terminated); provided that (i) Excess Availability is subject to the limits of the Acquired Asset Borrowing Base, if applicable, (ii) the foregoing clause (d) shall be not applicable for purposes of Section 4.2 (it being understood that the provisions of Section 2.20(c) shall be applicable to Sections 4.2(a) and (b)) and (iii) if the Initial Borrower elects to have such determinations occur as of the date such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Total Assets or Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditionality Transaction) shall not reflect such Limited Conditionality Transaction until it is closed.

2.21 Cash Management.

(a) Holdings, the Borrowers and each other Loan Party shall, along with the Administrative Agent and certain financial institutions selected by the Loan Parties that are reasonably satisfactory to the Administrative Agent and located in the United States and Canada (the “Collection Banks”), enter into within 75 days after the Closing Date (or such longer period as the Administrative Agent may reasonably agree), and thereafter maintain, separate Cash Management Control Agreements with respect to all deposit accounts and securities accounts of such Loan Party (other than Exempt Accounts). Each Loan Party shall instruct all Account Debtors of such Loan Party to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Collection Bank (or to remit such payments to the applicable Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor which remittances shall be collected by the applicable Collection Bank and deposited in the applicable deposit account or securities account of the applicable Loan Party. All amounts received by any Loan Party and any Collection Bank, in respect of any Account, in addition to all other cash received from any other source (other than cash and Cash Equivalents maintained in Exempt Accounts or otherwise by Loan Parties not to exceed $4.5 million in the aggregate at any time), shall promptly upon receipt be deposited or swept into a Controlled Account. The Loan Parties shall instruct each Collection Bank for the applicable deposit accounts or securities accounts of such Loan Party (other than Exempt Accounts) that are not Controlled Accounts that the funds on deposit and available at the close of each Business Day in such account should be swept to a Concentration Account no less frequently than once every Business Day, subject to the procedures of such Collection Bank, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent.

(b) So long as no Dominion Period then exists, the Loan Parties shall be permitted to withdraw cash and Cash Equivalents from Controlled Accounts to be used for working capital and general corporate purposes. If a Dominion Period exists, all collected amounts held in the Controlled Accounts shall be applied as provided in Section 2.21(c).

(c) Each Cash Management Control Agreement relating to a Controlled Account shall (unless otherwise reasonably agreed by the Administrative Agent) include provisions that allow, during any Dominion Period, for all collected amounts held in such Controlled Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the

Administrative Agent (each, an “Administrative Agent Deposit Account”). Subject to the terms of the respective Security Document, during any Dominion Period, all amounts received in an Administrative Agent Deposit Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order: (i) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent under any of the Loan Documents and to repay or prepay outstanding Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.1(c); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Bank under any of the Loan Documents and to repay all outstanding unpaid LC Disbursements and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Banks and the Lenders under any of the Loan Documents; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Credit Loans (whether or not then due and payable); (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to the cash collateralization (on a ratable basis) of all LC Exposure in accordance with Section 2.4(j); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Administrative Agent, the Issuing Banks and the Lenders under any of the Loan Documents; and (vii) seventh, to the extent all amounts referred to in preceding clauses (i) through (vi), inclusive, have been paid in full and so long as no Specified Default then exists, to be returned to the Borrowers for the Borrowers’ own account. Notwithstanding the foregoing, in no event shall the cash collections from any Canadian Subsidiary be applied to any US Borrower Obligations.

(d) All costs and expenses to effect the foregoing (including reasonable legal fees and disbursements of counsel) shall be paid by the Loan Parties.

(e) Notwithstanding anything to the contrary in this Agreement or any Loan Document, to the extent that any Borrower Group Member or counterparty to a Hedge Agreement is required to post any margin or collateral under a Hedge Agreement as a result of any regulatory requirement, swap clearing organization rule, or other similar regulation, rule, or requirement,

(i) A Borrower Group Member shall be permitted to make payments of such margin or collateral to the counterparty in satisfaction of any such regulation, rule, or requirement; and

(ii) If any such counterparty posts any such margin or collateral with any Borrower Group Member, such margin or collateral shall not be subject to any cash trap, cash sweep, or other cash management provision or restriction in any Loan Document, save and except any pledge or assignment of such hedging agreement, with the express intention that the relevant Borrower Group Member shall be permitted to receive, return (including any return payment), or apply such margin or collateral in accordance with the relevant Hedge Agreement; provided, however, that such Borrower Group Member shall not use any such margin or collateral for any other purpose than in accordance with the relevant Hedge Agreement.

2.22 Extensions of Revolving Credit Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Initial Borrower to all Lenders with Revolving Credit Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit

Commitments with a like maturity date) and on the same terms to each such Lender, the Initial Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Credit Commitments and otherwise modify the terms of such Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings)) (each, an “Extension”, and each group of Revolving Credit Commitments, as so extended, as well as the original Revolving Credit Commitments (not so extended), being a “tranche”; any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were extended), so long as the following terms are satisfied: (i) except as to pricing (including interest rates, fees and funding discounts), conditions precedent and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings) (provided, that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the applicable Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than four different maturity dates), (ii) if the aggregate principal amount of Revolving Credit Commitments in respect of which Revolving Credit Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended by the Initial Borrower pursuant to such Extension Offer, then the Revolving Credit Loans of such Revolving Credit Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Credit Lenders have accepted such Extension Offer and (iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Initial Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Revolving Credit Commitments to be tendered. The transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.9 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22 shall not apply to any of the transactions effected pursuant to this Section 2.22.

(c) No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of Holdings, the Initial Borrower (and such other Borrower, as applicable) and each Lender agreeing to such Extension with respect to one or more of its Revolving Credit Commitments (or a portion thereof) and each Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the applicable Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the applicable Borrower to effect the provisions of this Section 2.22 (including in connection with the establishment of such new tranches or sub-tranches, or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). In addition, if so provided in such Extension Amendment and with the consent of the applicable Issuing Banks, participations in Letters of Credit expiring on or after the Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extension the respective Loan Parties shall (at their expense), within 90 days of the applicable Extension Amendment (or such later date as may be approved by the Administrative Agent), amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Initial Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.22.

(e) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Revolving Credit Commitments, the Initial Borrower may offer any Lender with Revolving Credit Commitments that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Revolving Credit Commitments into such Class of Extended Revolving Credit Commitments; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Extended Revolving Credit Commitments shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Revolving Credit Commitments, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the

Administrative Agent, Holdings, the Initial Borrower, and any applicable Additional Borrowers and (iv) any such additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Initial Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of new Extended Revolving Credit Commitments.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Arrangers, the Agents, the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and/or issue or participate in the Letters of Credit, Holdings and each Borrower hereby jointly and severally represent and warrant, subject on the Closing Date to the Limited Conditionality Provision, to each Arranger, each Agent and each Lender that:

3.1 Financial Condition. (a) (i) The pro forma combined balance sheet of Holdings as of the fiscal quarter ended March 31, 2016, in each case, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (including the notes thereto) and (ii) the related pro forma combined statements of income of Holdings for the periods referenced in subclause (x) and (y) of this Section 3.1(a), in each case prepared after giving effect to the Transactions (including the acquisitions referenced in clauses (iii) and (iv) of Section 3.1(b)) as if the Transactions (and the acquisitions referenced in clauses (iii) and (iv) of Section 3.1(b)) had occurred at the beginning of such date, copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith based on information available to Holdings as of the date of delivery thereof and assumptions believed by the Initial Borrower to be reasonable when made and at the time so furnished, and present fairly in all material respects on a pro forma basis, in the case of (i) above, the estimated financial position of the Initial Borrower (after giving effect to the Transactions as described in clause (i) above) as at March 31, 2016, and, in the case of (ii) above, the estimated results of operations for the period covered thereby (after giving effect to the Transactions the acquisitions referenced in clauses (iii) and (iv) of Section 3.1(b)) as if the Transactions (and the acquisitions referenced in clauses (iii) and (iv) of Section 3.1(b)) had occurred at the beginning of such period.

(b) Each of (i) the GAAP (or in the case of the Targets, IFRS with reconciliation to GAAP) audited consolidated balance sheets as of December 31, 2015 and December 31, 2014 for Holdings and December 31, 2015, December 31, 2014 and December 31, 2013 for the Targets and related statements of income, stockholders’ equity and cash flows of each of Holdings and the Targets for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 (and the related audit reports), (ii) the GAAP (or in the case of the Targets, IFRS) unaudited consolidated balance sheets as of March 31, 2016 and related statements of income and cash flows of each of Holdings and the Targets and statements of stockholders’ equity for the Targets for the fiscal quarter ended March 31, 2016 (and the corresponding period of the preceding fiscal year), (iii) audited consolidated balance sheets and related audited statements of operations, in each case prepared in accordance with GAAP, of Oxnard Building Materials, Inc. (Oxnard), Great Western Building Materials, Inc. (GWBM AZ) and ProWall Building Products, Inc. (ProWall), on a combined basis (“Great Western”), for the fiscal year ended December 31, 2014 and the period ended March 12, 2015 (and the related audit reports), (iv) audited consolidated balance sheets and related audited statements of operations, changes in stockholders’ equity and cash flows, in each case prepared in accordance with GAAP, of Gypsum Supply Co., an Illinois corporation, for the year ended December 31, 2014 and period ended December 30, 2015 (and the related audit reports) and (v) any financial statements delivered pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), present fairly in all material respects the financial condition of (w) in the case of clauses (i) and (ii), Holdings and the Targets, (x) in the case of clause (iii), Great Western, (y) in the case of clause (iv), Gypsum Supply Co. and (z) in the case of clause (v), the Initial Borrower and its consolidated Subsidiaries, as at such date and for the period to which they relate, and the results of its operations, changes in stockholders’ equity and cash flows. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein) applied consistently throughout the periods involved (except as disclosed therein).

3.2 No Change. Since the Closing Date, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each of Holdings and each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of any Domestic Subsidiary (or any Foreign Subsidiary organized in a jurisdiction where such concept exists), is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries other than the Borrowers), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (including the corresponding filings under the Senior Secured Notes Documents and any Senior Secured Bridge Documents) and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of Holdings or any Group Member, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens).

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrowers, threatened in writing by or against Holdings or any Group Member or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7 Ownership of Property; Liens. Each of Holdings and each Group Member has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect. None of the Pledged Capital Stock is subject to any Lien except Permitted Liens.

3.8 Intellectual Property. Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) each of Holdings and each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor do any of Holdings or the Borrowers know of any valid basis for any such claim; and (iii) to the knowledge of Holdings and the Borrowers, the use of Company Intellectual Property by Holdings and the Group Members does not infringe on the rights of any Person.

3.9 Taxes. Each of Holdings and each Group Member has timely filed or caused to be filed all Federal and non-US income and all state, provincial, territorial and other tax returns that are required to be filed and has timely paid or caused to be paid all Federal and non-US income and all state, provincial, territorial and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or any of the Group Members, as the case may be), except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and the Borrowers, no material written claim has been asserted with respect to any Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or the Group Members, as the case may be).

3.10 Federal Reserve Board Regulations. No part of the proceeds of any Loans will be used by Holdings, the Borrowers or any of their respective Subsidiaries for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If reasonably requested by the Administrative Agent on behalf of any Lender, the applicable Borrower will furnish to the Administrative Agent (for delivery to such Lender) a statement to the foregoing effect for the benefit of such Lender in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U. On the Closing Date, “margin stock” (within the meaning of Regulation U) does not constitute more than 25.0% of the value of the consolidated assets of the Group Members.

3.11 ERISA; Canadian Pension Plans. (a) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) each Plan and, with respect to each Plan, any Loan Party or any Commonly Controlled Entity are in compliance in all material respects with the applicable provisions of ERISA and the Code, (ii)each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS indicating that such Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status, (iii) none of the following events (each, an “ERISA Event”) have occurred: (A) a Reportable Event or the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Plan, whether or not waived, during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan failing to comply in all material respects with the applicable provisions of ERISA and the Code, (B) termination of a Single Employer Plan or a Lien in favor of the PBGC or a Single Employer Plan, during such five-year period, (C) Holdings or any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Single Employer Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, (D) failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code, (E) there has been a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (F) to the knowledge of Holdings or the Borrowers, no Multiemployer Plan is Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (G) the receipt by any Loan Party or Commonly Controlled Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan has not occurred, (H) the adoption of any amendment to a Single Employer Plan that would require the provision of security pursuant to Section 436(f) of the Code has not occurred and (I) a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Loan Party or any Commonly Controlled Entity has not occurred, and (iv) neither any Loan Party nor any Commonly Controlled Entity contributes to, or has any liability with respect to, any Multiemployer Plan or has any contingent liability with respect to any post-retirement welfare benefit under a Plan that is subject to ERISA, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Canadian Pension Plan that is required to be funded is fully funded on a going-concern and solvency basis using actuarial methods and assumptions in accordance with all Applicable Law and the terms of each such Canadian Pension Plan; (ii) no promises of benefit improvements under any Canadian Pension Plan have been made except where such improvement would not increase the liabilities of a Group Member in respect of a Canadian Pension Plan; (iii) all material obligations of each Borrower Group Member (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, and, without limiting the generality of the foregoing, all contributions or premiums required to be made or paid by each Group Member to any Canadian Pension Plan have been made or paid in a timely fashion in accordance with the terms of such Canadian Pension Plan and all Requirements of Law; (iv) all employee contributions to all Canadian Pension Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by and fully paid into such plans in a timely manner. There have been no improper withdrawals or applications of the assets of any Canadian Pension Plan; and (v) each Borrower Group Member’s sole obligation to or in respect of any Canadian Multiemployer Plan is to make monetary contributions to such plan in the amounts and in the manner set forth in the applicable collective agreement(s). No Group Member sponsors, maintains, contributes to, or otherwise has any liability or obligation in respect of, a Canadian Defined Benefit Plan.

3.12 Investment Company Act. No Loan Party is an “investment company” within the meaning of, or required to register under, the Investment Company Act of 1940.

3.13 Restricted Subsidiaries. (a) The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of Holdings as of the Closing Date. Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of Holdings and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by the Group Members.

(b) As of the Closing Date, except as set forth on Schedule 3.13(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors, managers and consultants and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings or any Restricted Subsidiary.

(c) As of the Closing Date, Holdings has no Unrestricted Subsidiaries.

3.14 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used (a) on the Closing Date, to (i) pay consideration under the Purchase Agreement, (ii) pay Transaction Costs and/or (iii) fund the amount needed to fund any OID or upfront fees required to be funded on the Closing Date due to the exercise of the “Market Flex” provisions under the Fee Letter; provided that the aggregate amount drawn under the Revolving Credit Facility on the Closing Date shall not exceed Closing Date Availability Amount and (b) from time to time thereafter, for general corporate purposes of the Group Members. The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment. Letters of Credit shall be used solely to support payment and other obligations incurred in the ordinary course of business by Holdings and its Subsidiaries.

3.15 Environmental Matters. Except as would not have or reasonably be expected to have a Material Adverse Effect:

(a) each of Holdings and each Group Member: (i) is, and for the period of three years immediately preceding the Closing Date has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits required for current operations at any property it owns, leases, or otherwise operates; and (iii) is in compliance with all Environmental Permits;

(b) Hazardous Materials have not been Released at, on, under or in any real property now or formerly owned, leased or operated by Holdings or any Group Member, or at any other location (including any location to which Hazardous Materials have been sent by Holdings or any Group Member for re-use, recycling, treatment, storage, or disposal) which would reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on Holdings or any Group Member, or (ii) interfere with Holdings’ or any Group Member’s continued operations, or (iii) impair the fair saleable value of any real property owned by Holdings or any Group Member;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any Environmental Law to which Holdings or any Group Member is named as a party that is either pending or, to the knowledge of Holdings or any Group Member, threatened in writing;

(d) neither Holdings nor any Group Member has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law;

(e) neither Holdings nor any Group Member has entered or agreed to enter into any consent decree, order, or settlement, or is subject to any judgment, decree, order, or other agreement in any judicial, administrative, arbitral, or other forum for dispute resolution, in each case relating to compliance with Environmental Law or Environmental Liability; and

(f) neither Holdings nor any Group Member has assumed or retained by contract or operation of law any Environmental Liability of any other Person.

3.16 Accuracy of Information, Etc. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or any Group Member to any Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information (including the Projections) and information of a general economic, forward looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are made (after giving effect to all supplements and updates thereto), not materially misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward looking statement, each of Holdings and the Borrowers represents only that it acted in good faith based upon assumptions believed by management of Holdings or the Borrowers, as the case may be, to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17 Security Documents.

(a) The US Guarantee and Collateral Agreement and each other US Security Document (other than any Mortgages) executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and the delivery requirements of the Intercreditor Agreement and any other applicable intercreditor arrangements and except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Capital Stock described in the US Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Administrative Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent of such Collateral, and (iii) the other personal property Collateral described in the Security Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other filings as are specified by the US Guarantee and Collateral Agreement have been completed, the Lien on the Collateral created by the US Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

(b) Each of the Mortgages executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein; and when the Mortgages are filed or recorded in the offices designated by Holdings, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents, including Permitted Liens).

(c) Each of the Canadian Security Documents (other than any Mortgages) executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and except as otherwise provided under applicable Requirements of Law (including the PPSA), when financing statements or equivalent materials in appropriate form are filed in the appropriate filing offices, the Lien on the Collateral created by each of the Canadian Security Documents shall constitute a fully perfected or opposable Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations of such Loan Parties, in each case prior to the Liens of any other Person (except Permitted Liens).

3.18 Solvency. As of the Closing Date, after giving effect to the Transactions to be consummated on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

3.19 Anti-Terrorism, -Money Laundering and -Corruption Laws. (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto (“OFAC Regulations”), (ii) the PATRIOT Act, (iii) the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), (iv) Canadian Anti-Money Laundering Laws and (v) other anti-terrorism, -money laundering and -corruption laws promulgated by the federal government of the United States or Canada. No part of the proceeds of the Loans will be used by Holdings, the Borrowers or any of their respective Subsidiaries, directly or indirectly, in material violation of the OFAC Regulations, the PATRIOT Act, the FCPA, CFPOA or Canadian Anti-Money Laundering Laws.

(b) Neither Holdings nor any Group Member nor, to the knowledge of Holdings or the Initial Borrower, any director, officer, agent, employee or Affiliate of Holdings or any Group Member, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”) or Canadian sanctions administered under Canadian Anti-Money Laundering Laws; and none of Holdings or any Group Member will directly or indirectly use the proceeds of the Loans or any Letter of Credit or otherwise knowingly make available such proceeds to any person, (x) for the purpose of financing the activities of any person currently subject to any US sanctions administered by OFAC, Canadian sanctions administered under Canadian Anti-Money Laundering Laws or (y) in any manner that would result in a violation by any Secured Party or Loan Party of any sanctions administered by the federal government of the United States or Canada.

3.20 Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

3.21 Labor Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Holdings or any Group Member pending or, to the knowledge of Holdings or the Borrowers, threatened, (b) the hours worked by and payments made to employees of Holdings or any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters and (c) all payments due from Holdings or any Group Member, or for which any claim may be made against Holdings or any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or any such Group Member. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Group Member is bound.

3.22 Borrowing Base Calculation. The calculation by any Borrower of each Borrowing Base in any Borrowing Base Certificate delivered to the Administrative Agent and the Collateral Agent and the valuation thereunder is complete and accurate in all material respects as of the date of such delivery.

3.23 Insurance. Each of the Loan Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, in all material respects, has been provided to the Administrative Agent as of the Closing Date.

3.24 Status as Senior Debt. The Obligations under the Loan Documents are “first lien debt” and “senior debt” or “designated senior debt” (or any comparable terms) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to such Obligations.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The agreement of each Lender and Issuing Bank to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received this Agreement, the US Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreements and the Intercreditor Agreement, in each case, executed and delivered by each party thereto.

(b) Acquisition Transactions. The following transactions shall have been consummated, or shall be consummated substantially currently with the effectiveness of the Revolving Credit Commitments hereunder:

(i) The Acquisition shall have been consummated in accordance with applicable law and the terms of the Purchase Agreement (without any amendments, modifications, or waivers thereof, or consents thereunder, that are materially adverse to the interests of the Initial Borrower, the Lenders or the Arrangers (unless the Administrative Agent and the Arrangers have given their prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, with respect to any amendment to the Purchase Agreement requiring the consent of the Administrative

Agent and the Arrangers, such consent shall be deemed given if the Administrative Agent or the Arrangers have not responded to such proposed amendment to the Purchase Agreement within four Business Days of being provided a copy of such amendment by Holdings or its counsel)); provided, that (A) a reduction by less than 15.0% in the consideration payable under the Purchase Agreement shall not be deemed to be materially adverse to the interests of the Initial Borrower, the Lenders or the Arrangers, and (B) any increase in the purchase price shall be deemed to be not materially adverse so long as such increase is funded solely by amounts permitted to be drawn under the Revolving Credit Facility or with proceeds of a contribution of cash to Holdings by way of subscription for shares (which shall in turn be contributed to the Initial Borrower by way of subscription for shares) (otherwise, any change in the purchase price of the Acquisition other than those described in clause (A) or (B) shall be deemed to be materially adverse to the interests of the Initial Borrower, the Lenders and the Arrangers).

(ii) The Equity Contribution shall have been made in an amount not less than the greater of (x) $50.0 million and (y) such amount as would cause the Total Leverage Ratio as of the Closing Date, after giving effect to the Transactions on a pro forma basis, not to exceed 5.30:1.00.

(iii) Either (i) the Initial Borrower shall have issued the Senior Secured Notes in a Rule 144A offering or other private placement in an aggregate principal amount of $575.0 million or (ii) if all or any portion of the Senior Secured Notes are not issued, the Initial Borrower will obtain Senior Secured Bridge Debt on the terms described in the Commitment Letter and the Fee Letter.

(iv) The Refinancing shall have been consummated.

(c) Financial Statements. The Administrative Agent shall have received (i) GAAP (or in the case of the Targets, IFRS with reconciliation to GAAP) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Holdings and the Targets for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 (and the related audit reports, which shall not be subject to any “going concern” qualifications), (ii) GAAP (or in the case of the Targets, IFRS with reconciliation to GAAP) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Holdings and the Targets for the fiscal quarter ended March 31, 2016 (and the corresponding period of the preceding fiscal year), (iii) audited consolidated balance sheets and related audited statements of operations, in each case prepared in accordance with GAAP, of Great Western for the fiscal year ended December 31, 2014 (and the related audit reports), (iv) audited consolidated balance sheets and related audited statements of operations, changes in stockholders’ equity and cash flows, in each case prepared in accordance with GAAP, of Gypsum Supply Co. for the years ended December 31, 2014 and December 31, 2015 (and the related audit reports) and (v) the pro forma financial statements referred to in Section 3.1(a). The Administrative Agent shall also have received projections for Holdings and its Restricted Subsidiaries for each fiscal quarter of fiscal year 2016 and for each fiscal year to and including fiscal year 2019.

(d) Fees. All fees and expenses in connection with the Revolving Credit Facility (including reasonable out-of-pocket legal fees and expenses) payable by Holdings or the Borrowers to the Lenders, the Arrangers and the Agents on or before the Closing Date shall have been paid to the extent then due; provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least one Business Day prior to the Closing Date.

(e) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of Holdings with respect to the solvency of Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrowers, dated the Closing Date confirming satisfaction of the conditions set forth in clauses (b), (j) and (m) of this Section 4.1, substantially in the form of Exhibit C, and including appropriate insertions and attachments.

(g) Other Certifications. The Administrative Agent shall have received the following:

(i) a copy of the charter or other similar Organizational Document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that such Person is in good standing under the laws of such jurisdiction; and

(iii) a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating or partnership agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive documents of such Loan Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(h) Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Gibson, Dunn & Crutcher LLP, New York counsel to the Loan Parties, and (ii) each other legal opinion as set forth on Schedule 4.1(h), in each case in form and substance reasonably satisfactory to the Administrative Agent.

(i) Pledged Capital Stock; Stock Powers; Pledged Notes. Subject to the Limited Conditionality Provision and to the extent delivery thereof is required under the applicable Security Document and the Intercreditor Agreement, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to any Security Document (if such shares are certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and such other documents as are required by the applicable Security Documents and (ii) each promissory note required to be delivered by the Loan

Parties pursuant to any Security Document endorsed in blank or accompanied by an executed transfer form in blank (in each case to the extent delivery of such endorsements or transfer forms are customary under applicable Requirements of Law) by the pledgor thereof.

(j) No Material Adverse Effect. Since July 4, 2016, there shall not have occurred a Company Material Adverse Effect.

(k) Security Interests. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of Holdings and the Initial Borrower, together with all attachments contemplated thereby, the results of a search of the UCC, PPSA and any IP Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and the results of the tax lien searches and copies of the financing statements and any tax and judgment lien statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements and tax and judgment lien statements (or similar documents) are permitted by Section 6.3. Subject to the Limited Conditionality Provision, each document, notice or acknowledgment (including any UCC or PPSA financing statement or any IP Security Agreement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(l) Know Your Customer and Other Required Information. The Administrative Agent and the Arrangers shall have received, no later than three Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent and the Arrangers with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Canadian Anti-Money Laundering Laws.

(m) Representations and Warranties. The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any Specified Purchase Agreement Representation or Specified Representation expressly stated to relate to a specific earlier date, in which case such Specified Purchase Agreement Representation or Specified Representation shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Purchase Agreement Representations or the Specified Representations is qualified or subject to “material adverse effect” or “Material Adverse Effect”, the definition thereof shall be “Company Material Adverse Effect” for purposes of any such representations and warranties made or to be made on, or as of, the Closing Date.

(n) Insurance. Subject to the Limited Conditionality Provision, the Administrative Agent shall have received current insurance certificates with respect to the Loan Parties and setting forth the insurance maintained for the benefit of each of the Loan Parties, which shall meet the requirements set forth in Section 5.5 hereof and shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(o) Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.3

(p) Borrowing Base Certificate. Delivery of a Borrowing Base Certificate.

Notwithstanding anything to the contrary herein or otherwise, to the extent any Collateral (including the perfection of any security interest therein) or any insurance certificate or endorsement is not or cannot be provided on the Closing Date (other than (A) the pledge and perfection of security interests, to the extent required hereunder and under the US Guarantee and Collateral Agreement, in the Capital Stock of the Initial Borrower and the Subsidiaries of Holdings organized under the laws of the United States, Canada or any State, Province, Territory or other sub-division thereof with respect to which a Lien may be perfected by the delivery of a certificate representing such Capital Stock, if any, and which have been delivered to Holdings under the terms of the Purchase Agreement, (B) the pledge and perfection of security interests in Collateral with respect to which a Lien may be perfected by the filing of financing statements under the Uniform Commercial Code or the Personal Property Security Act in the office of the Secretary of State (or equivalent filing office of the relevant State, Province or Territory of the respective jurisdiction of organization of the Initial Borrower or any Guarantor) and (C) the pledge and perfection of security interests in Collateral consisting of Intellectual Property held by any Loan Party, with respect to which IP Security Agreements are required to be filed under the US Guarantee and Collateral Agreement or any Canadian Guarantee and Collateral Agreement), in each case after Holdings’ and the Initial Borrower’s use of commercially reasonable efforts to do so, then the providing of any such Collateral (or the perfection of any security interest therein) or such insurance certificate or endorsement shall not constitute a condition precedent to the availability of the Revolving Credit Facility on the Closing Date, but may instead be provided after the Closing Date in accordance with Section 5.14 (this paragraph, collectively, the “Limited Conditionality Provision”).

4.2 Conditions to Each Post-Closing Extension of Credit. The agreement of each Lender and any Issuing Bank to make any extension of credit requested to be made by it hereunder on any date (other than (w) the initial extensions of credit on the Closing Date (except with respect to the condition precedent specified in clause (d) below), and (x) Agent Advances, (y) a conversion of Loans to the other Type, or a continuation of Eurodollar Loans and (z) at the option of the Issuing Bank, any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) is subject to the satisfaction of the following conditions precedent (except as otherwise set forth in Section 2.20(c)):

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.3.

(d) Borrowing Base Limitations. After giving effect thereto (and the use of the proceeds thereof):

(i) the Total Revolving Credit Exposure would not exceed the Line Cap at such time;

(ii) the Total Canadian Revolving Credit Exposure at such time would not exceed the Canadian Line Cap at such time; and

(iii) the Total US Revolving Credit Exposure at such time would not exceed the US Line Cap at such time.

Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) by and issuance of a Letter of Credit on behalf of one or more Borrower hereunder shall constitute a representation and warranty by Holdings and such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied. Notwithstanding the foregoing or anything else in this Agreement to the contrary, solely to the extent set forth in Section 2.20(c), in connection with any Limited Conditionality Transaction, (y) accuracy of representations and warranties (other than Specified Representations in connection with an acquisition, which shall be accurate in all material respects as of the closing date of such acquisition) or (y) occurrence of a Default or Event of Default, in each case, in connection with any Specified Extension of Credit may, at the option of the Initial Borrower, be determined as of the date the definitive agreement for such Permitted Acquisition or Investment is signed or the redemption notice is given.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as any Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with Section 2.4(j) or otherwise backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations that are not due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, each of the Borrowers shall and shall cause each of the Restricted Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent for further delivery to the Collateral Agent and each Lender:

(a) within 90 days (or 120 days with respect to the fiscal year ending December 31, 2016) after the end of each fiscal year of the Initial Borrower, a copy of the audited consolidated balance sheets of the Initial Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” qualification, or qualification as to the scope of the audit (other than any such qualification that is solely with respect to, or resulting solely from, (x) an upcoming maturity date under any of the Revolving Credit Facility, the Senior Secured Notes, any Senior Secured Bridge Debt, or any Refinancing Indebtedness with respect thereto, in each case occurring within one year from the time such report is delivered or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period), by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing (such report, a “Satisfactory Auditor’s Report”);

(b) within 45 days (or 60 days with respect to the fiscal quarters ending June 30, 2016, September 30, 2016 and March 31, 2017) after the end of each of the first three quarterly periods of each fiscal year of the Initial Borrower, the unaudited consolidated balance sheets of the Initial Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Initial Borrower and its consolidated Subsidiaries in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c) (i) together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements, and (ii) together with each set of audited consolidated financial statements referred to in Section 5.1(a) above, a management discussion and analysis report, in reasonable detail, describing the operations and financial condition of the Borrower Group Members for the fiscal year then ended; and

(d) within ten Business Days after the required delivery of the consolidated financial statements referred to in Section 5.1(a) above, a conference call (which may be password protected) to discuss such report and the results of operations for the relevant reporting period (with the time and date of such conference call, together with all information necessary to access the call, to be provided to the Administrative Agent no fewer than three Business Days prior to the date of such conference call, for posting on the Platform); provided, that if requested by Required Lenders with respect to any fiscal quarter of the Borrower, the Administrative Agent may request that a conference call be held within ten Business Days after the required delivery of the consolidated financial statements referred to in Section 5.1(b) above with respect to such fiscal quarter.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of the Initial Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent company of the Initial Borrower that directly or indirectly owns all of the Capital Stock of the Initial Borrower or (B) the Initial Borrower’s (or such direct or indirect parent’s) Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, with respect to each of clauses (A) and (B),(i) to the extent such information relates to a parent of the Initial Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Initial Borrower (or such parent), on the one hand, and the information relating to the Initial Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the Initial Borrower as fairly presenting such information, unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing clause (A) or (B) are accompanied by a Satisfactory Auditor’s Report.

Any financial statements required to be delivered pursuant to this Section 5.1 shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent in the reasonable determination of the Initial Borrower it is not practicable to include any such adjustments in such financial statements, so long as the absence of such adjustments in the financial statements would not otherwise cause the Initial Borrower to fail to comply with obligations under the Loan Documents (including, for example, the obligation to deliver financial statements accompanied by an audit opinion meeting the requirements of Section 5.1(a)).

5.2 Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (f) or (g), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b) (or the annual or quarterly financial statements or Form 10-K or 10-Q, as applicable, referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) a Compliance Certificate (which shall include calculations with respect to the Financial Covenant irrespective of whether a Compliance Period exists at such time) and (iii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the annual financial statements or Form 10-K referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1), an updated Perfection Certificate, signed by a Responsible Officer of the Initial Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date);

(b) as soon as available, and in any event no later than 90 days (or 120 days with respect to the fiscal year ending December 31, 2016) after the end of each fiscal year of the Initial Borrower, a consolidated budget in reasonable detail for the following fiscal year (including a projected consolidated balance sheet of the Initial Borrower and the Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a statement of all material assumptions used in preparation of such budget) (collectively, the “Projections”), which Projections shall set forth such information on a quarterly basis and in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made and at the time delivered (it being understood that the Projections are based upon good faith estimates and assumptions believed by management of the Initial Borrower to be reasonable at the time made and at the time delivered, it being recognized that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of management, and that no assurance can be given that any particular Projections will be realized and that variances from the Projections and the actual results during the period or periods covered by such Projections may be material);

(c) from and after the Closing Date, (i) unless clause (ii) below applies, not later than 5:00 P.M. (New York time) on or before the fifteenth (15th) Business Day of each fiscal month, (ii) during any period in which a Dominion Period is in effect, not later than 5:00 P.M. (New York time) on or before Friday of each week, (iii) at the Initial Borrower’s discretion, at the time of the consummation of a Permitted Acquisition (subject to the limits of the Acquired Asset Borrowing Base) and (iv) at the time of the consummation of a sale or other Disposition (including a sale of Accounts to a Permitted Receivables Financing Subsidiary) of, or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary which holds, Borrowing Base assets with a value in excess of $10,000,000 (other than any Disposition of cash or Inventory in the ordinary course of business), a borrowing base certificate setting forth the US Borrowing Base, the Canadian Borrowing Base and the Aggregate Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit L (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding fiscal month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery). Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Collateral Agent;

(d) (i) one (1) time during each fiscal year of the Initial Borrower (or, if Excess Availability is less than the greater of (A) $37.5 million and (B) 15.0% of the Line Cap, up to one (1) additional time during the succeeding twelve-month period), or (ii) at any time after an Event of Default has occurred and is continuing, as often as the Collateral Agent reasonably requests (x) an appraisal of the Inventory of the Qualified Loan Parties and (y) a collateral examination of the Inventory and Accounts of the Qualified Loan Parties, in each case, in scope and form, and conducted by the Collateral Agent or from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Collateral Agent and at the sole cost and expense of the Initial Borrower. The Administrative Agent shall deliver to the Collateral Agent and each Lender, within five (5) days of receipt thereof, each final report delivered to the Administrative Agent pursuant to this clause (d);

(e) within ten days after the same are sent or made available, copies of all reports that Holdings or any Group Member sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that Holdings or any Group Member may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings; provided, that the Initial Borrower shall not be required to deliver copies of any such reports or other materials that have been posted on EDGAR;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(g) promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of any Borrower Loan Party or any Restricted Subsidiary, or compliance by any such Person with the terms of the Loan Documents to which it is a party, as the Administrative Agent may from time to time reasonably request (on its own behalf or on behalf of any Lender).

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Initial Borrower or any Borrower Group Member, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4 Conduct of Business and Maintenance of Existence, Compliance with Laws, Etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than in the case of the preservation of existence of the Initial Borrower) to the extent that failure to do so would not have or reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations (other than any obligations under agreements or instruments relating to Indebtedness), applicable Requirements of Law (including ERISA and the PATRIOT Act, CFPOA and Canadian Anti-Money Laundering Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) (i) Except as would not have or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with insurance companies the Initial Borrower believes to be financially sound and reputable insurance on all its Property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Initial Borrower and the Restricted Subsidiaries) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b) Within 60 days following the date hereof (subject to Section 5.14) and within 30 days following any date on which a new Grantor (as defined in the US Guarantee and Collateral Agreement) is added to the US Guarantee and Collateral Agreement or the date the relevant policy is obtained, cause the Administrative Agent to be named as additional insured on all general liability insurance policies (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) of such Grantor, and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor with respect to Collateral (subject to the Intercreditor Agreement). The Grantors shall use commercially reasonable efforts to cause all such insurance (i) to provide that the relevant insurer shall endeavor to provide the Administrative Agent with at least 30 days prior notice of the cancellation of the relevant policy of insurance and (ii) if reasonably requested by the Administrative Agent, include a breach of warranty clause.

(c) If at any time the property upon which a structure is located is identified as a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Initial Borrower shall obtain flood insurance covering the improvements and contents in an amount that is necessary to cover the estimated probable maximum loss or such other amount as the Collateral Agent may from time to time reasonably require and which flood insurance shall otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and, at the Initial Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of the Initial Borrower and the Borrower Group Members with officers and employees of the Initial Borrower and the Borrower Group Members and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Agents and shall be limited to one per fiscal year plus any additional visits in connection with Lender meetings (and only one time at the Borrower Loan Parties’ expense so long as no Default or Event of Default has occurred and is continuing). The Agents and the Lenders shall give the Initial Borrower the opportunity to participate in any discussions with the Initial Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, neither the Initial Borrower nor any Borrower Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement (and such prohibition is not created in contemplation of this Agreement) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product. For the avoidance of doubt, this Section 5.6 does not govern field examinations or inventory appraisals, which are governed by Section 5.2(d).

5.7 Notices. Promptly after (or, in the case of clause (c) or (e), within 30 days after) a Responsible Officer acquires knowledge thereof, give notice to each Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect;

(c) the following events to the extent such events would have or reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan that would reasonably be expected to result in a Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Initial Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Single Employer Plan;

(d) notice of the commencement of a Dominion Period or a Compliance Period; and

(e) any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the Initial Borrower or the relevant Borrower Group Member proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain, or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9 Additional Collateral, Etc. (a) Subject to Section 5.9(d), with respect to any personal Property (other than Excluded Assets) acquired or created (including by the filing of any applications for the registration or issuance of any Intellectual Property or by the filing of any “statements of use” or “amendments to allege use” with respect to any intent-to-use trademark or service mark applications) after the Closing Date (i) by any existing US Loan Party, no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property following the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents) (or such later date as may be agreed by the Administrative Agent), (x) execute and deliver to the Administrative Agent such amendments to the US Security Documents (including schedules thereto) or such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary (as determined by the Initial Borrower in good faith) to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to First Priority Priming Liens) in such Property to the extent required under the US Security Documents, including the filing of IP Security Agreements, UCC financing statements or PPSA financing statements in such United States or Canadian jurisdictions as may be required by the US Security Documents, or (ii) by any existing Canadian Loan Party, no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property following the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents) (or such later date as may be agreed by the Administrative Agent), (x) execute and deliver to the Administrative Agent such amendments to the Security Documents (including schedules thereto) or such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary (as determined by the Initial Borrower in good faith) to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property (and in the case of Property constituting Revolving Priority Collateral, a perfected first priority security interest (subject to First Priority Priming Liens)) to the extent required under the Security Documents, including the filing of UCC financing statements or PPSA financing statements in such United States or Canadian jurisdictions as may be required by the Security Documents.

(b) With respect to any fee interest in any real property (other than Excluded Assets) acquired after the Closing Date by any Loan Party, as soon as reasonably practicable and in any case on or prior to 90 days after such acquisition or such later date as the Administrative Agent shall reasonably agree (i) execute and deliver a Mortgage (subject to the Intercreditor Agreement and Permitted Liens), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Administrative Agent for the benefit of the Secured Parties with (x) a title insurance policy with extended coverage covering such real property in an amount equal to the then-applicable fair market value of such real property (provided, that if no current ALTA survey is requested by the Administrative Agent, the title policy may contain a general exception for matters that would be shown by a survey), as well as (y) a current ALTA survey thereof, together with a customary surveyor’s certificate if such ALTA survey is reasonably requested by the Administrative Agent; provided, that no ALTA survey shall be required in connection with any Mortgage for which the Borrower Loan Parties deliver a title insurance policy that does not contain a general exception for matters that would be shown by a survey, (iii) deliver to the Administrative Agent legal opinions of local counsel in the jurisdiction where the Loan Party that owns such Mortgaged Property is located, in form and substance reasonably acceptable to the Administrative Agent and its counsel, and (iv) if such Mortgaged Property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder because improvements on such Mortgaged Property are located in an area which has been identified by the director of the Federal Emergency Management Agency as a “special flood hazard area”, provide to the Administrative Agent (A) evidence of a policy of flood insurance that (1) covers such improvements and (2) is written in an amount reasonably satisfactory to the Administrative Agent (not to exceed 100% of the value of such improvements and the contents thereof as reasonably determined) and (B) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.

(c) With respect to (x) any new Restricted Subsidiary that would constitute a Subsidiary Guarantor within the meaning of that term created or acquired after the Closing Date (other than an Excluded Subsidiary) or (y) any previous Excluded Subsidiary that ceases to constitute an Excluded Subsidiary pursuant to the definition of such term (including any Immaterial Subsidiary that ceases to constitute an Immaterial Subsidiary or that has been designated by the Initial Borrower to no longer constitute an Immaterial Subsidiary in order to comply with the proviso to the definition thereof) (each such Person, a “Subsequent Required Guarantor”), in each case no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) following the date such Person becomes a Subsequent Required Guarantor covering a period that includes such date (i) execute and deliver to the Administrative Agent such amendments to the Security Documents (including schedules thereto) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected third priority security interest (subject to Permitted Liens) in the Capital Stock of such Subsequent Required Guarantor (other than to the extent constituting Excluded Assets), (ii) deliver to the Administrative Agent (x) the certificates, if any, representing such Capital Stock of such Subsequent Required Guarantor constituting certificated securities under the UCC, together with undated stock powers, in blank, to the extent necessary to perfect the Administrative Agent’s security interests therein, and (y) any note, instrument or debt security in favor of such Subsequent Required Guarantor, endorsed in blank or accompanied by an executed transfer form in blank, in each case executed and delivered by a duly authorized officer of such Subsequent Required Guarantor, in each case to the extent required by the Security Documents (in each case to the extent delivery of such endorsements or transfer forms are customary under applicable Requirements of Law), (iii) cause such Subsequent Required Guarantor (A) to become a party to the applicable Security Documents and (B) to take such actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such Subsequent Required Guarantor, including the recording of instruments in the applicable IP Office, if required, and the filing of UCC financing statements or PPSA financing statements in such jurisdictions as may be required by the Security Documents, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above.

(d) Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) no Loan Party shall be required to grant a security interest in any Excluded Assets, (ii) except as set forth in clause (iii) below, no Loan Party shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A)(1) filings pursuant to the Uniform Commercial Code (or PPSA) in the office of the Secretary of State (or similar central filing office) of the relevant State, Province or Territory (or such multiple combination thereof as may be required to achieve perfection), and, and (2) filings in the applicable IP Offices with respect to intellectual property as expressly required in the Security Documents, (B) Mortgages in respect of Mortgaged Properties to be filed in the applicable recording office(s) of the counties or provinces in which the Mortgaged Property is located (and, if required or customary in the jurisdiction where such Mortgaged Properties are located, fixture filings) and (C) subject to the

Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Administrative Agent of all certificates evidencing Capital Stock of Restricted Subsidiaries required to be delivered in order to perfect the Administrative Agent’s security interest therein, intercompany notes and other instruments (including the Subordinated Intercompany Notes) to be held in its possession, in each case, as expressly required in the Security Documents, (iii) subject to Section 2.21, no Loan Party shall be required to enter into any control agreement with respect to any deposit account, securities account or commodity account, (iv) no Loan Party shall be required to take any action with respect to any assets located outside of the United States or Canada (other than actions listed in clause (ii)(A) or (C) above), (v) no Loan Party shall be required to take any actions in any jurisdiction other than the United States or Canada (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States or Canada (or any political subdivision thereof), (vi) no Subsidiary described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to guarantee, or make any payments in respect of any US Borrower Obligations, notwithstanding that such Subsidiary may be or may be required to become a Loan Party hereunder with respect to Obligations other than the US Borrower Obligations and (vii) no Loan Party shall be required to prepare or deliver any environmental surveys or reports with respect to the real property of any Borrower Group Member.

5.10 Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only for the purposes specified in Section 3.14 and not in contravention of Section 3.19.

5.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

5.12 Canadian Pensions. In the case of any Canadian Subsidiaries (to the extent any Canadian Pension Plans exist):

(a) Ensure that, for each Canadian Pension Plan, each Canadian Subsidiary complies, in a timely fashion, with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable Requirements of Law (including any fiduciary, funding, investment and administration obligations);

(b) Ensure that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan and Canadian Multiemployer Plan are paid or remitted by the Canadian Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements, the terms of any applicable collective bargaining agreement, and all Requirements of Law; and

(c) Deliver to the Administrative Agent (A) if reasonably requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Canadian Subsidiary may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (C) notification within thirty days of the establishment of any Canadian Pension Plan, or the commencement of contributions to any such plan to which such Canadian Subsidiary was not previously contributing, including, for greater certainty, in the event of the acquisition of any Person if such Person sponsors, administers, or participates in, or has any liability or obligation in respect of, a Canadian Pension Plan.

5.13 Designation of Subsidiaries. (a) The Board of Directors of the Initial Borrower may at any time designate any Restricted Subsidiary (other than any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided, that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) each subsidiary that is a “Restricted Subsidiary” under the Senior Secured Notes Indenture or any Senior Secured Bridge Document shall not be designated as an Unrestricted Subsidiary hereunder unless it is designated as an “Unrestricted Subsidiary” under (x) the Senior Secured Notes Indenture or any Senior Secured Bridge Document substantially contemporaneously therewith, (y) any Material Debt incurred under Section 6.2(f) and (z) any Permitted Refinancing with respect to the Indebtedness described in clause (x) or (y), (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then redesignated as a Restricted Subsidiary, and (iv) immediately before and after any such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, either (x) the Payment Conditions shall be satisfied, or (y) the Investment resulting from such designation must otherwise be in compliance with Section 6.7 as provided in clause (b) below.

(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Initial Borrower therein at the date of designation in an amount equal to the fair market value of the Initial Borrower’s Investment therein as determined in good faith by the Initial Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Initial Borrower in such Unrestricted Subsidiary; provided, that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary, upon such redesignation the Initial Borrower shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) the Initial Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to the Initial Borrower’s ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Initial Borrower.

5.14 Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.14 (or such longer period as the Administrative Agent may agree), after the Closing Date, (a) provide, or cause the applicable Borrower Loan Party to provide, such Collateral that would have been required to be delivered on the Closing Date pursuant to Section 4.1(i), 4.1(k) or 4.1(n) but for the Limited Conditionality Provision and (b) complete, or cause the applicable Borrower Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.14.

SECTION 6. NEGATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, so long as any Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with the requirements of Section 2.4(j) or backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, each Borrower shall not (and solely with respect to Section 6.14, Holdings shall not), and shall not permit any of the Restricted Subsidiaries of the Borrowers to:

6.1 Financial Covenant. During each Compliance Period, the Initial Borrower shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements have been delivered or were required to be delivered to the Lenders pursuant to Section 5.1(a) or (b) to be less than 1.00:1.00, or (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending thereafter until termination of such Compliance Period to be less than 1.00:1.00. Within three (3) Business Days after the beginning of a Compliance Period, the Initial Borrower shall provide to the Administrative Agent a compliance certificate calculating the Consolidated Fixed Charge Coverage Ratio for the Test Period for which financial statements are required to be delivered to the Lenders pursuant to Section 5.1(a) or (b) ended immediately prior to the beginning of such Compliance Period based on the most recent financial statements required to be delivered pursuant to Section 5.1(a) or (b).

6.2 Limitation on Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility and Extended Revolving Credit Commitments);

(b) intercompany Indebtedness permitted pursuant to Section 6.7;

(c) Indebtedness consisting of (A) (i) Capital Lease Obligations or (ii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g) or (B) any Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of $40.0 million and 30.0% of Consolidated EBITDA for the Relevant Reference Period;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d); provided, that any such Indebtedness owed by any Borrower Loan Party to a Subsidiary that is not a Borrower Loan Party shall be evidenced by a Subordinated Intercompany Note (or, to the extent customary under applicable Requirements of Law, such other customary note or debt instrument) and subordinated to the Obligations on the terms set forth therein;

(e) Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds, performance bonds and similar obligations (i) made in the ordinary course of business by any Borrower Group Member of obligations (other than in respect of Indebtedness for borrowed money) of (x) any Restricted Subsidiaries, (y) any special purpose entities in connection with any construction or development projects relating to the business of the Borrower Group Members or (z) any joint venture involving the commercial and industrial insulation division of any Borrower

Group Member, (ii) of any Borrower Group Member in respect of Indebtedness of any Borrower Group Member otherwise permitted to be incurred by any such Borrower Group Member, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of any Borrower Group Member in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided, that (A) in the case of clause (ii), if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness, (B) in the case of clause (ii), no Guarantee Obligations, letter of credit, indemnities (including through cash collateralization), surety bond, performance bonds or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Borrower Loan Party shall be permitted unless such Restricted Subsidiary shall also become a Subsidiary Guarantor, (C) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit, indemnities (including through cash collateralization), surety bond, performance bonds or similar obligation of a Borrower Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Borrower Loan Party shall be a permitted Investment in such Person pursuant to Section 6.7, (D) in the case of clause (i)(z) above, the aggregate amount of all obligations at any one time outstanding shall not exceed $30.0 million and (E) in the case of clause (i)(z), such Indebtedness is unsecured;

(f) any Indebtedness so long as either (i) the Total Leverage Ratio, determined on a Pro Forma Basis (provided, that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), does not exceed 6.00:1.00 at the time of incurrence thereof or (ii) solely with respect to unsecured Indebtedness, the Interest Coverage Ratio determined on a Pro Forma Basis for the Relevant Reference Period is not less than 2.00:1.00, as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; provided, that the aggregate principal amount of Indebtedness at any one time outstanding pursuant to this clause (f) in respect of which any obligor is a Non-Loan Party Subsidiary shall not exceed the greater of $45.0 million and 35.0% of Consolidated EBITDA for the Relevant Reference Period;

(g) Indebtedness of any Borrower Group Member or of any Person that becomes a Restricted Subsidiary, in each case to the extent assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7 so long as either (i) the Total Leverage Ratio, determined on a Pro Forma Basis (provided, that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), does not exceed 6.00:1.00 at the time of incurrence thereof or (ii) solely with respect to unsecured Indebtedness, the Interest Coverage Ratio for the Relevant Reference Period is not less than 2.00:1.00 or (y) no less than the Interest Coverage Ratio in effect immediately prior to such acquisition, in each case, determined on a Pro Forma Basis as if the additional Indebtedness had been incurred at the beginning of such four-quarter period, and any Refinancing Indebtedness with respect thereto; provided, that such Indebtedness exists at the time the acquired Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such asset being acquired; provided, further that the aggregate principal amount of Indebtedness at any one time outstanding pursuant to this clause (g) assumed in connection with a Permitted Acquisition of a Restricted Subsidiary that does not become a Loan Party shall not exceed the greater of $45.0 million and 35.0% of Consolidated EBITDA for the Relevant Reference Period;

(h) Indebtedness in respect of the Senior Secured Notes or any Senior Secured Bridge Debt, as applicable (including, in each case, Guarantee Obligations in respect thereof) in an aggregate principal amount not to exceed $575.0 million at any time outstanding and any Refinancing Indebtedness with respect thereto;

(i) Indebtedness consisting of promissory notes issued by any Loan Party or other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof) to the extent permitted by Section 6.6(b)(i);

(j) to the extent constituting Indebtedness, Cash Management Obligations and other Indebtedness in respect of Cash Management Services in the ordinary course of business and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k) to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder; provided that the maximum liability in respect of such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Initial Borrower and the Restricted Subsidiaries in connection with such disposition;

(l) Indebtedness of Non-Loan Party Subsidiaries in an aggregate principal amount (for all Non-Loan Party Subsidiaries) not to exceed the greater of $45.0 million and 35.0% of Consolidated EBITDA for the Relevant Reference Period at any time outstanding;

(m) (A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(n) Indebtedness in respect of Hedge Agreements or Specified Hedge Agreements entered into not for speculative purposes;

(o) additional Indebtedness in an aggregate principal amount not to exceed the greater of $55.0 million and 40.0% of Consolidated EBITDA for the Relevant Reference Period at any time outstanding;

(p) [reserved];

(q) Indebtedness representing deferred compensation or similar obligations to employees of Holdings, the Initial Borrower and the Subsidiaries incurred in the ordinary course of business;

(r) Indebtedness consisting of obligations of the Group Members under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted under Section 6.7 constituting acquisitions of Persons or businesses or divisions;

(s) [reserved];

(t) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, statutory obligations, supply chain financing transactions, trade contracts, governmental contracts (other than for borrowed money), performance, tender, bid, release, stay, documentary letters of credit, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Initial Borrower or a Restricted Subsidiary or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; (c) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred pursuant to clause (a) of this clause (t) in the ordinary course of business or consistent with past practice; and (e) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice;

(u) Indebtedness in an aggregate principal amount not to exceed $30.0 million at any time incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to the Initial Borrower or any Borrower Group Member other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings;

(v) Refinancing Indebtedness in respect of Indebtedness permitted by Section 6.2(d), (f), (g), (h), (l), (o) and (y) (it being understood and agreed that to the extent that any Indebtedness incurred under Section 6.2(f), (g), (l), (o) or (y) is refinanced with Refinancing Indebtedness under this clause (v), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket under the applicable clause of this Section 6.2 on a dollar-for-dollar basis (it being further understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.2 to be exceeded and such excess shall be permitted hereunder));

(w) [reserved];

(x) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(y) additional Indebtedness in an amount not to exceed the amount of capital contributions made to Holdings, or the amount of proceeds from the issuance of Qualified Capital Stock issued by Holdings, in each case after the Closing Date, so long as such amount (x) is contributed to the Initial Borrower as common Capital Stock, (y) does not constitute a part of any Excluded Contribution and (z) is not applied as an addback to Consolidated EBITDA pursuant to clause (1)(i) of the definition thereof;

(z) unsecured Indebtedness owed to a Permitted Investor or Affiliate thereof that is expressly subordinate and junior in right of payment to the Obligations pursuant to subordination arrangements in form and substance reasonably acceptable to the Administrative Agent; provided, that such Indebtedness shall (i) have a final maturity no earlier than the date that is 91 days after the Latest

Maturity Date at the time of issuance, (ii) not require any payments of interest in cash or other amounts in respect of principal in cash prior to the date that is 91 days after the Latest Maturity Date at the time of issuance, (iii) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions) and (iv) not be subject to any financial maintenance covenant;

(aa) Indebtedness constituting Attributable Indebtedness, to the extent the underlying Sale and Leaseback Transaction giving rise to such Attributable Indebtedness is permitted under Section 6.10; and

(bb) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through (aa) above;

(cc) unsecured guarantees by any Borrower or any other Borrower Group Member of the obligations of any other Borrower Group Member under operating leases or other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

provided, that to the extent any Indebtedness incurred in reliance on clause (f), (g), (l), (o) or (y) of this Section 6.2 is used to finance, in whole or in part, any Limited Conditionality Transaction, then for purposes of determining compliance under such clause, the Initial Borrower shall have the option of making the applicable determination as of the date the definitive documentation for such Permitted Acquisition or permitted Investment is executed, or the redemption or prepayment notice is given (and the applicable financial ratios, Excess Availability or basket shall be calculated as if the Limited Conditionality Transaction and other Pro Forma Transactions in connection therewith, were consummated on such date until consummated or terminated); provided that (i) Excess Availability is subject to the limits of the Acquired Asset Borrowing Base, if applicable, (ii) the foregoing proviso shall be not applicable for purposes of Section 4.2 (other than Sections 4.2(a) and (b) to the extent set forth in Section 2.20(c)) and (iii) if the Initial Borrower elects to have such determinations occur as of the date such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Total Assets or Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditionality Transaction) shall not reflect such Limited Conditionality Transaction until it is closed.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence of Indebtedness or refinancing of Indebtedness, the US Dollar Equivalent principal amount of Indebtedness denominated in a Foreign Currency shall be calculated based on the relevant currency Exchange Rate in effect on the date such Indebtedness was incurred or refinanced, in the case of term debt, or first committed or refinanced, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a Foreign Currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

Notwithstanding any other provision of this Section 6.2, the maximum amount of Indebtedness that the Borrower or a Restricted Subsidiary may Incur pursuant to this Section 6.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies, or other statutory obligations, not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Initial Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

(b) (i) carriers’, warehousemen’s, landlords’, mechanics’, contractors’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Borrower Group Members in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(c) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, surety bonds, performance bonds or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Initial Borrower or any Borrower Group Member;

(d) Liens incurred in connection with, or deposits by or on behalf of any Borrower Group Member to secure, the performance of self-insurance obligations (solely in the case of such self-insurance obligations, if and to the extent required by applicable Requirements of Law), supply chain financing arrangements, bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance and/or return of money bonds, completion guarantees and other obligations of a like nature (including those to secure health and safety or environmental obligations) incurred in the ordinary course of business;

(e) easements, rights-of-way, covenants, conditions and restrictions, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower Group Members taken as a whole; provided, that none of the foregoing secures Indebtedness for borrowed money;

(f) Liens (i) in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the date hereof, (y) on the applicable Mortgaged Property disclosed on any title insurance policies obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the date hereof or (z) on any real property that would be disclosed by an updated title report for such real property and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided, that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 6.2;

(g) Liens securing Indebtedness incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations); provided, that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided, further, that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h) Liens created pursuant to the Loan Documents (including Liens securing any Incremental Facility, Extended Revolving Credit Commitments, Specified Hedge Agreements and Cash Management Obligations), including with respect to any Specified Hedge Agreements, Liens created pursuant to the Loan Documents on any margin or collateral posted by any Borrower Group Member under a Specified Hedge Agreement as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement;

(i) any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by any Borrower Group Member in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j) Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k) Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of the Initial Borrower after the date hereof (including any replacements, renewals or extensions thereof); provided, that (i) any Indebtedness secured thereby is permitted by Section 6.2(g) or is Refinancing Indebtedness in respect thereof, (ii) such Liens cover solely the Property so acquired or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto) and (iii) such Liens were not created in contemplation of such acquisition;

(l) Liens securing Indebtedness permitted under Section 6.2(h) or any Refinancing Indebtedness in respect thereof; provided, that any such Liens on Revolving Priority Collateral (as defined in the Intercreditor Agreement) are junior to the Liens securing the Obligations under the Security Documents and the relative Lien priority thereof is set forth in the Intercreditor Agreement and/or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(m) Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower Group Member in the ordinary course of business;

(o) (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by any Borrower Group Member (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided, that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p) licenses and sublicenses of Intellectual Property granted by any Borrower Group Member in the ordinary course of business;

(q) UCC financing statements, PPSA financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business;

(r) Liens on property rented to, or leased by, any Borrower Group Member pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of the Initial Borrower or the Restricted Subsidiaries and the proceeds and products of and accessions to such property, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s) Liens on (i) the assets of Non-Loan Party Subsidiaries that secure (A) Indebtedness of Non-Loan Party Subsidiaries permitted pursuant to Section 6.2 (and related obligations) or (B) obligations of Non-Loan Party Subsidiaries other than Indebtedness and incurred in the ordinary course of business or (ii) the Capital Stock of Non-Loan Party Subsidiaries or joint ventures, securing Indebtedness of such Non-Loan Party Subsidiaries or joint ventures permitted by Section 6.2;

(t) Liens ranking pari passu with the Senior Secured Notes, any Senior Secured Bridge Debt or any Refinancing Indebtedness with respect thereto, securing Indebtedness ranking equal in right of payment with the Senior Secured Notes, any Senior Secured Bridge Debt or any such Refinancing Indebtedness, so long as the First Lien Leverage Ratio does not exceed 5.25:1.00 on a Pro Forma Basis on the date of such incurrence and after giving effect thereto; provided, that any such Liens on Revolving Priority Collateral (as defined in the Intercreditor Agreement) are junior to the Liens securing the Obligations under the Security Documents and the agent or other representative for the holders of such Liens shall have become a party to the Intercreditor Agreement and/or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(u) good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(r)) or letter of intent or purchase agreement permitted hereunder;

(v) Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed the greater of $55.0 million and 40.0% of Consolidated EBITDA for the Relevant Reference Period at any time outstanding; provided that any such Liens on Revolving Priority Collateral (as defined in the Intercreditor Agreement) are junior to the Liens securing the Obligations under the Security Documents and the agent or other representative for the holders of such Liens shall have become a party to the Intercreditor Agreement and/or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(w) Liens securing Refinancing Indebtedness permitted by Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x) Liens in favor of the Initial Borrower, any Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted hereunder;

(y) Liens (i) on cash advances or deposits in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z) (i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided, that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(aa) Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Borrower Group Member in the ordinary course of business;

(bb) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower Group Members;

(cc) ground leases in respect of real property on which facilities owned or leased by any Borrower Group Member are located;

(dd) Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing;

(ee) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business of the Borrower Group Members and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(ff) Liens (i) on cash and Cash Equivalents to secure obligations under Hedge Agreements of the type described in Section 6.2(n) (excluding Specified Hedge Agreements), including Liens on any margin or collateral posted by any Borrower Group Member under any such Hedge Agreement (other than a Specified Hedge Agreement) as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement, and (ii) securing obligations of the type described in Section 6.2(j) (excluding Cash Management Obligations);

(gg) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(hh) customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(ii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Initial Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Initial Borrower or such Restricted Subsidiary that are the subject of such agreement or the payment rights arising thereunder (and any accessions and additions thereto and any improvements, proceeds and products thereof) and does not extend to any other asset or property of the Initial Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(jj) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Initial Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(kk) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority; and

(ll) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (a) through (kk) of this Section 6.3 or this clause (ll) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (a) through (kk) of this Section 6.3 or this clause (ll); provided, however, that the encumbrances and restrictions with respect to the Initial Borrower or such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or

Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Initial Borrower).

6.4 Limitation on Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a) so long as no Event of Default has occurred and is continuing, (x) any merger, consolidation or amalgamation or other transaction the sole purpose of which is to (i) reincorporate or reorganize the Initial Borrower in any State of the United States or reincorporate or reorganize any other Borrower Group Member in a Qualified Jurisdiction (provided that any Group Member that is organized under the laws of the United States or any State thereof or the District of Columbia shall only reincorporate or reorganize in any State of the United States or the District of Columbia) or (ii) change the form of entity shall be permitted and (y) any Restricted Subsidiary of the Initial Borrower may be merged, consolidated or amalgamated with or into any other Restricted Subsidiary of the Initial Borrower; provided, that, in each case of clauses (x) and (y), (A) in the case of any merger, consolidation or amalgamation involving the Initial Borrower, the Initial Borrower shall be the continuing, surviving or resulting entity and the Capital Stock of the Initial Borrower shall remain Pledged Capital Stock and (B) in the case of any merger, consolidation or amalgamation involving one or more Subsidiary Guarantors or Additional Borrowers (and not the Initial Borrower), a Subsidiary Guarantor or Additional Borrower shall be the continuing, surviving or resulting entity or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor or Additional Borrower and the Initial Borrower shall comply with Section 5.9 in connection therewith;

(b) any Restricted Subsidiary of the Initial Borrower may Dispose of all or substantially all of its Property or business, including by way of a merger, amalgamation, dissolution, liquidation or consolidation, (i) to any Borrower or any Subsidiary Guarantor or (ii) pursuant to a Disposition permitted by Section 6.5;

(c) any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary;

(d) any merger, consolidation or amalgamation that is contemplated by, and occurs substantially simultaneously with, the Transactions;

(e) any Investment permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; provided, that in the case of any such merger, consolidation or amalgamation of a Borrower Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Borrower Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Borrower Loan Party) and the Initial Borrower shall comply with Section 5.9 in connection therewith;

(f) (i) any Restricted Subsidiary of the Initial Borrower (other than any Excluded Subsidiary) may dissolve, liquidate or wind up its affairs at any time if the Initial Borrower determines in good faith that such dissolution, liquidation or winding up is in the best interest of the Initial Borrower and the Borrower Group Members, and not materially disadvantageous to the Lenders (as determined by the Initial Borrower in good faith) (provided, that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor or an Additional Borrower, such Subsidiary shall at or before the time of such dissolution, liquidation or winding up transfer its assets to any Borrower or any Subsidiary Guarantor unless such Disposition of assets is permitted by Section 6.5), and (ii) any Excluded Subsidiary of the Initial Borrower may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not have or reasonably be expected to have a Material Adverse Effect (as determined by the Initial Borrower in good faith);

(g) so long as no Default or Event of Default exists or would result therefrom, the Initial Borrower may merge, amalgamate or consolidate with any other Person; provided, that (A) the Initial Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Initial Borrower or is a Person into which the Initial Borrower has been liquidated (any such Person, “Successor Initial Borrower”), (A) Successor Initial Borrower shall be an entity organized or existing under the laws of the United States or any State or political subdivision thereof, (B) the Successor Initial Borrower shall expressly assume all the obligations of the Initial Borrower under this Agreement and the other Loan Documents to which the Initial Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) the Initial Borrower shall have delivered to the Administrative Agent an officer’s certificate and, if requested by the Administrative Agent, an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement and (D) immediately after giving effect to such transaction, either (x) the Consolidated Fixed Charge Coverage Ratio determined on a Pro Forma Basis is less than 2.00:1.00 for the Relevant Reference Period or (y) the Consolidated Fixed Charge Coverage Ratio for the Relevant Reference Period would not be lower than it was immediately prior to giving effect to such transaction; provided, further, that if the foregoing are satisfied, the Successor Initial Borrower will succeed to, and be substituted for, the Initial Borrower under this Agreement; and

(h) a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5.

Any transaction otherwise permitted by this Section 6.4 that results in any Subsidiary Guarantor or any Additional Borrower becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such transaction) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined by the Initial Borrower in good faith) of such Subsidiary Guarantor or Additional Borrower prior to giving effect to such transaction.

6.5 Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out, uneconomic, damaged or surplus property, equipment, or other assets or property, equipment or other assets that are no longer used or useful in the ordinary course of business of the Borrower and its Restricted Subsidiaries (other than Eligible Trade Accounts, Eligible Credit Card Accounts or Eligible Inventory), whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) the sale of inventory and other assets held for sale in the ordinary course of business or consistent with past practice;

(c) Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));

(d) (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock (other than the Initial Borrower’s Capital Stock) to any Borrower Loan Party or the sale or issuance of any Excluded

Subsidiary’s Capital Stock to another Restricted Subsidiary; provided, that the Guarantors’ collective ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e) Dispositions of receivables, or participations therein, to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing, in each case so long as the consideration for any such Disposition is in the form of cash or retained Capital Stock or subordinated interests of such Permitted Receivables Financing Subsidiary or subordinated interests in the Permitted Receivables Financing Assets being sold;

(f) the Disposition of cash or Cash Equivalents or investment grade securities;

(g) (i) the license or sub-license of Intellectual Property in the ordinary course of business and (ii) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property;

(h) the lease, sublease, license or sublicense of property as described in Section 6.3(i);

(i) the Disposition of surplus or other property no longer used or useful in the business of the Borrower Group Members in the ordinary course of business;

(j) so long as no Event of Default has occurred and is continuing at the time of closing thereof, the Disposition of other assets (including the issuance or sale of any shares of a Restricted Subsidiary’s Capital Stock) from and after the Closing Date so long as (i) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $10.0 million, at least 75.0% of the consideration is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the Borrower Group Members, taken as a whole, and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $10.0 million such Disposition is made at fair value (as determined by the Initial Borrower in good faith); provided, that (A) any liabilities (as shown on the Initial Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Initial Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and, in the case of liabilities that constitute Indebtedness, for which the Initial Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Initial Borrower or such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Initial Borrower in good faith) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that has not been converted into cash, does not exceed the greater of $15.0 million and 10.0% of Consolidated EBITDA for the Relevant Reference Period at any time outstanding, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash;

(k) the Disposition of assets subject to or in connection with any Recovery Event;

(l) Dispositions consisting of Restricted Payments permitted by Section 6.6;

(m) Dispositions consisting of Investments permitted by Section 6.7;

(n) Dispositions consisting of Liens permitted by Section 6.3;

(o) Dispositions of assets pursuant to Sale and Leaseback Transactions permitted by Section 6.10;

(p) Dispositions of property to any Borrower Group Member; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (or must become a Subsidiary Guarantor substantially simultaneously with such Disposition) or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Non-Loan Party Subsidiary in accordance with Section 6.7;

(q) Dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (and not for financing purposes);

(s) the partial or total unwinding of any Hedge Agreement or any Cash Management Services;

(t) in order to resolve disputes that occur in the ordinary course of business or consistent with past practice, the Borrower Group Members may discount or otherwise compromise for less than the face value thereof (with or without recourse), notes or accounts receivable;

(u) Dispositions in connection with reorganizations and other activities related to tax planning and re-organization, so long as after giving effect thereto, the interest of the Secured Parties in the Collateral and the guarantees under the Loan Documents, taken as a whole, is not materially impaired; provided that immediately prior to and after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing;

(v) any Borrower Group Member may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

(w) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral or (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a similar business;

(x) foreclosure, condemnation or any similar action with respect to any property or other assets (including any settlement of, or payment in respect of, any property or casualty insurance claim);

(y) [reserved];

(z) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Initial Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(aa) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Initial Borrower or any Restricted Subsidiary after the Closing Date, including asset securitizations permitted hereunder;

(bb) any lending or disposition of samples, including time-limited evaluation software, provided to customers or prospective customers;

(cc) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(dd) the issuance of directors’ qualifying shares and shares issued to foreign nationals, in each case, as required by applicable law; and

(ee) other Dispositions in an aggregate amount not to exceed $10.0 million;

Any Disposition of Capital Stock of any Borrower Group Member from one Borrower Group Member to another Borrower Group Member otherwise permitted by this Section 6.5 that results in any Subsidiary Guarantor becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such transaction) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined by the Initial Borrower in good faith) of such Subsidiary Guarantor prior to giving effect to such transaction.

6.6 Limitation on Restricted Payments. Declare or pay any dividend on (other than dividends payable solely in Qualified Capital Stock of the Person making the dividend so long as the ownership interest of any Borrower Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Borrower Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to any Borrower and any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b) the Initial Borrower may pay dividends to permit any Parent Entity or any direct or indirect holding company of a Parent Entity to (i) so long as no Event of Default has occurred and is continuing, purchase (or in the case of a Parent Entity, to pay a dividend to a direct or indirect holding company to enable such holding company to purchase) the Capital Stock of such Parent Entity (or of such holding company) owned by future, present or former officers, directors, employees or consultants of a Parent Entity or a Borrower Group Member or make payments to employees of a Parent Entity or a Borrower Group Member upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed (x) $2.5 million in any calendar year (with unused amounts in any calendar year, commencing with the 2017 calendar year, being carried over to succeeding calendar years subject to a maximum of $5.0 million in any calendar year) or (y) subsequent to the consummation of an IPO, $15.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $25.0 million in any calendar year) (provided, that such amounts set forth in this clause (b)(i) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by the Initial Borrower and the Borrower Group Members after the Closing Date) and (ii)(x) so long as no Specified Default has occurred and is continuing, pay Permitted Management Fees (provided, that such amounts accrued but not permitted to be paid due to the continuance of a Specified Default may be paid once such Specified Default is cured or waived in accordance with Section 9.2); and (y) pay expenses, indemnification claims and other amounts (in each case, other than Permitted Management Fees) pursuant to the Management Agreement; provided, further, that cancellation of Indebtedness owing to the Initial Borrower or any Restricted Subsidiary from any future, present or former members of management, directors, employees or consultants of the Initial Borrower or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Initial Borrower or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c) the Borrowers may pay dividends to permit any Parent Entity or any direct or indirect holding company of a Parent Entity to (i) pay (or in the case of a Parent Entity, to pay a dividend to a direct or indirect holding company to enable such holding company to pay) operating costs and expenses and other corporate overhead costs and expenses (including (A) directors’ fees and expenses and administrative, legal, accounting, filing and similar expenses and (B) salary, bonus and other benefits payable to officers and employees of a Parent Entity or any direct or indirect holding company of a Parent Entity), in each case to the extent such costs, expense, fees, salaries, bonuses and benefits are attributable to the ownership or operations of the Borrower Group Members and are reasonable (as determined by the Initial Borrower in good faith) and incurred in the ordinary course of business, (ii) pay any estimated or final Federal, state and local US or non-US income Taxes due and payable by a Parent Entity or a direct or indirect holding company of a Parent Entity as a result of such Parent Entity or direct or indirect holding company being required to include (on a pass-through, consolidated, or similar basis) the Initial Borrower’s and/or the Restricted Subsidiaries’ income on the Parent Entity’s or such direct or indirect holding company’s income tax returns; provided, however, that any such payment in no event exceeds the Initial Borrower’s and the Restricted Subsidiaries’ liability in respect of such Taxes as computed on a separate entity basis, (iii) pay taxes that are not determined by reference to income, but which are imposed on a Parent Entity or any direct or indirect holding company of a Parent Entity as a result of such Parent Entity’s or such holding company’s ownership of the direct or indirect equity of a Parent Entity, but only if and to the extent that such Parent Entity or such holding company has not received cash or other property in connection with the events or transactions giving rise to such Taxes, (iv) to the extent of amounts paid by Unrestricted Subsidiaries to the Initial Borrower or any Restricted Subsidiary, pay the tax liabilities of Unrestricted Subsidiaries or tax liabilities of a Parent Entity or any direct or indirect holding company of a Parent Entity attributable to Unrestricted Subsidiaries, (v) pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any Parent Entity or any direct or indirect holding company of a Parent Entity that owns no material assets other than such Parent Entity, (vi) finance any Investment permitted to be made hereunder other than Section 6.7(k), and so long as (A) such dividends shall be made substantially concurrently with the closing of such Investment and (B) such Parent Entity and the Initial Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Initial Borrower or a Restricted Subsidiary or (2) the merger or amalgamation of the Person formed or acquired into the Initial Borrower or a Restricted Subsidiary in order to consummate such Investment (and subject to the provisions of Sections 5.9 and 6.4), (vii) pay costs, fees and expenses related to any equity or debt offering (other than any such offering intended to benefit Subsidiaries of any such holding company other than a Parent Entity, the Initial Borrower and the Restricted Subsidiaries) or any strategic transactions (including Investments or Dispositions) related to its ownership of the Borrower Group Members and (viii) make payments permitted under Section 6.9 (other than Section 6.9(c), and only to the extent such payments have not been and are not expected to be made directly by any Borrower Group Member); provided, that dividends paid pursuant to this Section 6.6(c) (other than dividends paid pursuant to clause (ii) above) are used by such Parent Entity or any direct or indirect holding company of a Parent Entity for such purpose within 45 days of the receipt of such dividends or are refunded to the Initial Borrower;

(d) Restricted Payments in an amount up to 59.0% of the net cash proceeds of Sale and Leaseback Transactions in respect of the real properties of the Loan Parties set forth on Schedule 6.6(d), so long as after giving effect to such transactions and such Restricted Payments, the Sponsor’s net equity investment in the Initial Borrower and the Restricted Subsidiaries is not less than $50.0 million;

(e) any non-Wholly Owned Subsidiary of the Initial Borrower may declare and pay cash dividends to its equity holders generally so long as the Initial Borrower or the Restricted Subsidiary that owns the Capital Stock in the Restricted Subsidiary paying such dividends receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends);

(f) any non-Guarantor Wholly Owned Subsidiary of the Initial Borrower may declare and pay cash dividends and make other Restricted Payments to the Initial Borrower or any Restricted Subsidiary of the Initial Borrower that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g) the Initial Borrower may pay dividends to permit a Parent Entity or any direct or indirect holding company of a Parent Entity to fund the payment or reimbursement of fees and expenses (including fees and expenses of attorneys, accountants and financial advisors but excluding underwriting commissions) incurred by any such Parent Entity or holding company, the Sponsor or their respective affiliates in connection with any proposed IPO (whether or not consummated) of a Parent Entity or any such holding company;

(h) to the extent constituting Restricted Payments, the Borrower Group Members may enter into and consummate transactions permitted by Section 6.4 or Section 6.7(d) or (h);

(i) repurchases of Capital Stock in the Initial Borrower, any other Parent Entity or any Borrower Group Member deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights shall be permitted;

(j) any Borrower Group Member may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof (or may dividend such cash to any Parent Entity to allow any Parent Entity to do the same);

(k) following the consummation of the IPO, dividends may be declared and paid to a Parent Entity to permit any Parent Entity or any direct or indirect holding company of a Parent Entity to pay dividends and make distributions to, or repurchase or redeem its Capital Stock from, its public equity holders, in an amount not to exceed 6.00% per annum of the net proceeds received by or contributed to the Initial Borrower in or from such IPO;

(l) any dividend or distribution may be paid within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default had occurred and was continuing;

(m) Restricted Payments in an aggregate amount not to exceed the amount of Excluded Contributions;

(n) so long as the Payment Conditions are satisfied, the Initial Borrower and the Subsidiaries may make unlimited Restricted Payments;

(o) other Restricted Payments in an aggregate amount not to exceed the greater of $30.0 million and 20.0% of Consolidated EBITDA for the Relevant Reference Period, less any amount of Specified Prepayment made in reliance on this clause (o); and

(p) distributions or payments of Permitted Receivables Financing Fees, sales, contributions and other transfers of Permitted Receivables Financing Assets and purchases of Permitted Receivables Financing Assets, in each case, in connection with a Permitted Receivables Financing; and

(q) dividends or other distributions of Capital Stock of, or Indebtedness owed to the Initial Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents).

6.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit or the holding of receivables in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(c) and any modification, replacement, renewal, reinvestment or extension thereof (provided, that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(d) loans and advances to employees, officers, directors, managers and consultants of a Parent Entity (or any direct or indirect parent company thereof to the extent relating to the business of the Parent Entities or the Borrower Group Members) or any Borrower Group Member in the ordinary course of business (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in cash in connection with such Person’s purchase of Capital Stock of any Parent Entity (or any direct or indirect parent thereof; provided, that, the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Initial Borrower in cash) and (iii) for any other purpose in an aggregate amount outstanding under clauses (i) through (iii) not to exceed $2.5 million at any time;

(e) [reserved];

(f) Investments by the Borrower Group Members constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of the Initial Borrower (including as a result of a merger, amalgamation or consolidation) (each, a “Permitted Acquisition”); provided, that

(i) immediately prior to and after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing;

(ii) all of the applicable provisions of Section 5.9 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition (other than to the extent any Subsidiary purchased or acquired in such Permitted Acquisition is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary);

(iii) the aggregate amount of such Investments by Borrower Loan Parties in assets that are not (or do not become) owned by a Borrower Loan Party or in Capital Stock of Persons that do not become Borrower Loan Parties shall not exceed $15.0 million, unless the Payment Conditions are satisfied at the time such Investment is made; and

(iv) any Person, property, assets or divisions acquired in accordance with this clause (f) shall be in the same or a generally related or ancillary line of business as the Borrower Group Members.

(g) Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h) advances of payroll payments to employees, officers, directors and managers of the Initial Borrower and the Restricted Subsidiaries in the ordinary course of business;

(i) Investments in joint ventures consisting of the transfer to such joint venture of a going concern business relating to the commercial and industrial insulation division, representing not more than 15.0% of Consolidated EBITDA for the Relevant Reference Period; provided that, after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio (with the denominator calculated net of up to $45.0 million of Indebtedness) shall not exceed 5.00 to 1.00 as of the date of such Investment;

(j) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(k) intercompany Investments by any Borrower Group Member that is (i) a Borrower Loan Party in any other Loan Party, (ii) a Non-Loan Party Subsidiary in any Borrower Group Member, (iii) a Borrower Loan Party in any Non-Loan Party Subsidiary or joint venture, or in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in joint ventures (provided, that the aggregate amount of such Investments under this clause (k)(iii) does not exceed the greater of $35.0 million and 25.0% of Consolidated EBITDA for the Relevant Reference Period), (iv) the Borrower or a Restricted Subsidiary in any Restricted Subsidiary in the ordinary course of business

(provided, that the aggregate amount of such Investments under this clause (k)(iv) does not exceed the greater of $35.0 million and 25.0% of Consolidated EBITDA for the Relevant Reference Period) and (v) an Excluded Subsidiary in another Excluded Subsidiary;

(l) Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 6.5;

(m) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Initial Borrower;

(n) Borrower Group Members may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;

(o) Investments consisting of obligations under Hedge Agreements permitted by Section 6.2;

(p) Investments consisting of Restricted Payments permitted by Section 6.6;

(q) Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Initial Borrower on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Initial Borrower; provided, that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(r) Investments consisting of deposits made in accordance with clauses (c), (d), (o), (u), (y), (z)(ii) or (ee) of Section 6.3;

(s) other Investments in an aggregate amount not to exceed the greater of $35.0 million and 25.0% of Consolidated EBITDA for the Relevant Reference Period;

(t) other Investments so long as the Payment Conditions are satisfied;

(u) deposits made in the ordinary course of business to secure the performance of leases or in connection with bidding on government contracts;

(v) advances in connection with purchases of goods or services in the ordinary course of business;

(w) Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business;

(x) Investments consisting of Liens permitted under Section 6.3;

(y) Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(e);

(z) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of a Parent Entity or Capital Stock of any direct or indirect parent company of a Parent Entity;

(aa) (i) Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing; provided, however, that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(bb) Investments made in connection with the Transactions;

(cc) loans and advances to a Parent Entity (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to a Parent Entity (or such direct or indirect parent) in accordance with Section 6.6;

(dd) Investments funded with Excluded Contributions;

(ee) the Initial Borrower and the Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Initial Borrower or any of the Restricted Subsidiaries or as security for any such Indebtedness or claim;

(ff) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13 provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary; and

(gg) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business;

provided, that for purposes of covenant compliance, (x) the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment and (y) the Initial Borrower shall have the option of making the applicable determination required by this Section 6.7, and any related determinations required by Section 6.1, 6.2, 6.3 or 6.10, as applicable, as of the date the definitive documentation for the relevant Investment is executed (other than any determination with respect to the occurrence of a Specified Default) (and the applicable financial ratios, Excess Availability or basket shall be calculated as if the Investment and other Pro Forma Transactions in connection therewith, were consummated on such date until consummated or terminated); provided that (i) Excess Availability is subject to the limits of the Acquired Asset Borrowing Base, if applicable, (ii) the foregoing proviso shall be not applicable for purposes of Section 4.2 (other than Section 4.2(a) and (b) to the extent set forth in Section 2.20(c)) and (iii) if the Initial Borrower elects to have such determinations occur as of the date such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Investment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Total Assets or Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Investment) shall not reflect such Investment until it is closed; provided, further, that any intercompany Investment permitted above that is in the form of a loan or advance owed to (A) a Borrower Loan Party shall be evidenced by an intercompany note (individually or pursuant to a global note (which global note may be a Subordinated Intercompany Note)) and pledged by such Borrower Loan Party as Collateral pursuant to the Security Documents, and (B) a Non-Loan Party Subsidiary by a Borrower Loan Party shall be subordinated and subject to and in accordance with the terms of a Subordinated Intercompany Note or such other note in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that, subject to Section 1.6, in the event that a permitted Investment meets the criteria of more than one of the types of permitted Investments (at the time of incurrence), the Initial Borrower in its sole discretion may divide or classify all or any portion of such permitted Investment in any manner that complies with this definition and such permitted Investment shall be treated as having been made pursuant only to the clause or clauses of the definition of permitted Investment to which such permitted Investment has been classified provided, further, that Investments in Unrestricted Subsidiaries shall not exceed $35.0 million in the aggregate.

6.8 Limitation on Optional Payments of Junior Debt Instruments. Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise satisfy (a “Specified Prepayment”), any Junior Debt other than (i) a Specified Prepayment with the net cash proceeds of a Permitted Refinancing in respect of such Junior Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) any Specified Prepayment so long as the Payment Conditions are satisfied, (iii) the conversion of such Junior Debt to Qualified Capital Stock of Holdings or Capital Stock of any direct or indirect parent company of Holdings, (iv) any Specified Prepayment made within nine (9) months of the final maturity date of such Junior Debt, (v) any Specified Prepayment made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Capital Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Capital Stock or through an Excluded Contribution) of the Initial Borrower or (vi) other Specified Prepayments in an aggregate amount not to exceed the sum of (x) the greater of $30.0 million and 20.0% of Consolidated EBITDA for the Relevant Reference Period and (y) any unused portion of the basket set forth in Section 6.6(o) at the time of determination; provided, that in the case of clause (i), (ii), (iii), (v) or (vi), the Initial Borrower shall have the option of making the applicable determination, and any related determinations required by Section 6.1, 6.2, 6.3 or 6.10, as applicable, as of the date the redemption or prepayment notice is given (and the Payment Conditions and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Specified Prepayment were consummated on such date until consummated or terminated). “Specified Prepayment” shall not include regularly scheduled interest payments and payments of fees, expenses and indemnification obligations.

6.9 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and is on fair and reasonable terms no less favorable to the Initial Borrower and the Restricted Subsidiaries, taken as a whole, than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Initial Borrower and the Restricted Subsidiaries may:

(a) (x) unless a Specified Default has occurred and is continuing, pay Permitted Management Fees (provided, that such amounts accrued but not permitted to be paid due to the continuance of a Specified Default may be paid once such Specified Default is cured or waived in accordance with Section 9.2); and (y) pay expenses, indemnification claims and other amounts (in each case, other than Permitted Management Fees) pursuant to the Management Agreement;

(b) enter into and consummate the transactions listed on Schedule 6.9(b);

(c) make Restricted Payments permitted pursuant to Section 6.6;

(d) make Investments (i) in Unrestricted Subsidiaries permitted by Section 6.7 and (ii) in any Person to the extent permitted by Section 6.7(a), (c), (d), (h), (w), (cc) or (dd) (provided, that any Investment in a Person permitted under Section 6.7 shall be permitted under this Section 6.9(d) to the extent such Investment constitutes a transaction with an Affiliate solely because a Borrower Group Member owns any Capital Stock in, or controls such Person);

(e) consummate the Transactions (including the issuance of Capital Stock to any officer, director, employee or consultant of the Initial Borrower or any of its Subsidiaries or any direct or indirect parent of the Initial Borrower) and transactions related to or necessary or contemplated in connection with any IPO (whether or not consummated), and, in each case, pay fees and expenses related to thereto;

(f) enter into employment and severance arrangements with officers, directors and employees of Holdings (or any direct or indirect parent company of Holdings) and the Restricted Subsidiaries and, to the extent relating to services performed for Holdings and the Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided, that any purchase of Capital Stock of Holdings (or any direct or indirect holding company of Holdings) in connection with the foregoing shall be subject to Section 6.6;

(g) make customary payments to the Sponsor or another Permitted Investor or any of their respective Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of Holdings in good faith;

(h) make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Initial Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted hereunder;

(i) pay reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Capital Stock of a Parent Entity or any direct or indirect parent company thereof pursuant to any stockholders agreement or registration and participation rights agreement as in effect on the Closing Date or entered into after the Closing Date in connection with any financing transaction, the net proceeds of which are contributed to the Initial Borrower;

(j) enter into transactions between the Initial Borrower or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of the Initial Borrower or any direct or indirect parent of the Initial Borrower; provided, however, that such director abstains from voting as a director of the Initial Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(k) any transaction between or among the Initial Borrower or any Restricted Subsidiary and any Person that is an Affiliate of the Initial Borrower or any Restricted Subsidiary deemed to exist solely because the Initial Borrower or a Restricted Subsidiary or any Affiliate of the Initial Borrower or a Restricted Subsidiary, any Permitted Investor or any Affiliate of a Permitted Investor owns an equity interest in or otherwise controls such Affiliate;

(l) engage in the non-exclusive licensing of Intellectual Property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates of the Initial Borrower;

(m) [reserved];

(n) payment to any Permitted Investor of all out of pocket expenses incurred by such Permitted Investor in connection with its direct or indirect investment in the Initial Borrower and the Subsidiaries;

(o) (i) investments by Affiliates in securities of the Initial Borrower or any of their Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Initial Borrower or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Initial Borrower or any of their Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Initial Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(p) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 5.13; provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary; and

(q) enter into transactions with respect to which the Initial Borrower or any of the Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to the Initial Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9.

6.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Borrower Group Member of real or personal property which has been or is to be sold or transferred by any Borrower Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower Group Member (a “Sale and Leaseback Transaction”) to the extent the net cash proceeds of all such Sale and Leaseback Transactions during the term of this Agreement are in excess of $20.0 million in the aggregate; unless (a) the sale of such property is made for cash consideration in an amount not less than the fair market value (as reasonably determined by the Initial Borrower in good faith) of such property, (b) such Sale and Leaseback Transaction is permitted by Section 6.5 and is consummated within 180 days after the date on which such property is sold or transferred, (c) any Liens arising in connection with such Borrower Group Member’s use of the property are permitted by Section 6.3(r) and (d) either (i) the Total Leverage Ratio, determined on a Pro Forma

Basis at the time of and after giving effect to such Sale and Leaseback Transaction (but without netting the cash proceeds from such Sale and Leaseback Transaction), is equal to or less than 6.00:1.00 as of the date of such Sale and Leaseback Transaction or (ii) the net cash proceeds of such Sale and Leaseback Transaction shall be applied to mandatorily prepay Indebtedness of the Borrower Group Members.

6.11 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement (including any Permitted Amendment), the other Loan Documents, the Senior Secured Notes Documents, any Senior Secured Bridge Documents, or any Guarantee Obligations in respect of any of the foregoing, (b) any agreements governing any Indebtedness permitted by Section 6.2(f), (g), (o) or (y), any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (b), such prohibitions or limitations in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect under the Loan Documents and the Senior Secured Note Documents prior to the relevant incurrence of such Indebtedness), (c) any agreements governing any Indebtedness permitted by Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (g) licenses or sublicenses by any Borrower Group Member of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) customary provisions (including customary net worth provisions) in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, (i) prohibitions and limitations arising by operation of law, (j) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (k) customary restrictions that arise in connection with any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (l) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business, (m) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (n) agreements existing and as in effect on the Closing Date and described in Schedule 6.11 or (o) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Initial Borrower, no more restrictive with respect to the Initial Borrower or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as the Initial Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of the Initial Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12 Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Subsidiary Guarantor) to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by any Borrower Loan Party or to Guarantee Obligations of any

Borrower Loan Party except for such encumbrances or restrictions existing under or by reason of (i) this Agreement (including any Permitted Amendment), the other Loan Documents, the Senior Secured Notes Documents, any Senior Secured Bridge Documents, (ii) any agreements governing any Indebtedness permitted by Section 6.2(f), (g), (o) or (y) , or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (ii), such encumbrances or restrictions in documentation evidencing such Indebtedness are no more restrictive in any material respect, when taken as a whole, than those in effect under the Loan Documents or the Senior Secured Notes Documents prior to the relevant incurrence of such Indebtedness), (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by any Borrower Group Member so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to comply with their obligations under this Agreement or any of the other Loan Documents (as determined in good faith by the Initial Borrower), (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.12, agreements, restrictions and limitations described in clauses (a) through (o) of Section 6.11, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder and (viii) prohibitions and limitations arising by operation of law; and (ix) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Initial Borrower, no more restrictive in any material respect with respect to the Borrowers or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, the Initial Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of the Initial Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.13 Limitation on Lines of Business. Enter into any material line of business, either directly or through any Restricted Subsidiary, except for those businesses in which any Borrower Group Member is engaged on the date of this Agreement or that are reasonably related or ancillary thereto or reasonable extensions thereof.

6.14 Limitation on Activities of Parent Entities. No Parent Entity may, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) (i) own any direct Subsidiary other than the Initial Borrower, an Intermediate Parent or a Subsidiary that will promptly be contributed to or merged or amalgamated into a Borrower or a Subsidiary Guarantor, (ii) own any material Investment (other than cash or Cash Equivalents and Investments in an Intermediate Parent, a Borrower and the Restricted Subsidiaries) unless such Investment will promptly be contributed to a Borrower or a Subsidiary Guarantor or (iii) create any Lien on the Capital Stock of the Initial Borrower (other than Permitted Liens) or (b) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Initial Borrower or an Intermediate Parent, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Management Agreement (if any), the Purchase Agreement and the other agreements contemplated by the Purchase Agreement, (iv) [reserved], (v) the issuance of Capital Stock, payment of dividends, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments, (vi) participating in tax, accounting and other administrative matters as a member of a consolidated group of companies, (vii) holding any cash or property received in connection with Restricted Payments made by a Borrower Group Member in accordance with Section 6.6 pending application thereof, (viii) providing indemnification to officers and directors, (ix) the incurrence of Indebtedness for any purpose relating to the business of the Borrowers and their Subsidiaries or to fund Restricted Payments or Investments relating to the business of the Borrowers and their Subsidiaries, in each case without limitations, and (x) activities incidental to the businesses or activities described in the foregoing clauses (b)(i) through (b)(ix).

6.15 Modification of Certain Agreements. Amend, modify or change (a) any Organizational Document of any Borrower Loan Party, (b) the terms of the Management Agreement, (c) the terms of the definitive documentation of any Junior Debt constituting Material Debt (other than any such amendment, modification or other change (w) that would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or amount or extend the date for payment of interest thereon or relax or eliminate any covenant, event of default or other provision applicable to the Initial Borrower or any of the Restricted Subsidiaries, (x) that is pursuant to a refinancing permitted by Section 6.8(i), (y) to the extent such amendment, modification or other change is effective, or is to provisions that become applicable, after the then Latest Maturity Date hereunder (as determined as of the time of such amendment, modification or other change is made) or (z) if immediately after giving effect thereto such Junior Debt with such revised terms could be incurred pursuant to Section 6.2 (such determination to be made as if such Junior Debt were incurred at such time and had not previously been incurred)) or (d) the terms of any Senior Secured Notes Document, any Senior Secured Bridge Document to the extent governing any Material Debt (if such amendment, modification or change would be prohibited by the terms of the Intercreditor Agreement), in each case, in any manner that is materially adverse to the interests of the Lenders, taken as a whole, as reasonably determined in good faith by the Initial Borrower (unless approved by the Administrative Agent); provided, that in the case of clause (a) above, any amendment, modification or change to the Organizational Documents of any Borrower Loan Party to effectuate a change in form of entity or organization or any other transaction permitted by Section 6.5 shall be permitted, subject to the requirements under the Security Documents.

6.16 Changes in Fiscal Periods. Permit the fiscal year of any Borrower Loan Party to end on a day other than December 31 or change the Borrowers’ method of determining fiscal quarters, without the prior written consent of the Administrative Agent (such consent not be unreasonably withheld, delayed or conditioned), in each case other than if such change is required by GAAP.

6.17 Canadian Defined Benefit Plans. (a) Establish or commence contributing to or otherwise participate in, or assume any liability or obligation in respect of, any Canadian Defined Benefit Plan; or (b) acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability or obligation in respect of, any Canadian Defined Benefit Plan.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the applicable Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) the applicable Borrower shall fail to pay any interest on any Loan or any Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided, that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect); or

(c) any Loan Party shall (i) fail to timely deliver a Borrowing Base Certificate pursuant to Section 5.2(c) and such failure shall continue unremedied for a period of five (5) days, (ii) default in the observance or performance of any agreement contained in Section 2.21(c) and such failure shall continue unremedied for a period of three (3) days or (iii) default in the observance or performance of any agreement contained clause (i) of Section 5.4(a) (with respect to the Initial Borrower only), Section 5.7(a) (provided, that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default), Section 5.10 or Section 6 (in the case of the Financial Covenant in Section 6.1, subject to Section 7.2); or

(d) any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to Holdings and the Initial Borrower by the Administrative Agent; or

(e) Holdings or any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by Holdings or any such Group Member) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided, that this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e))); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt; provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to an amount of Indebtedness that would in the aggregate constitute Material Debt; or

(f) (i) any Material Party shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against or with respect to any Material Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Initial Borrower or any of the Borrowers shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (A) There occurs one or more ERISA Events; or (B) (i) any Person shall fail to comply with and perform in all material respects any of its obligations under and in respect of any Canadian Pension Plan or Canadian Multiemployer Plan (to the extent any may exist), including under any funding agreements and any applicable Requirements of Law (including any fiduciary, funding, investment and administration obligations with respect to a Canadian Pension Plan), or (ii) any Person shall fail to pay or remit any employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of any Canadian Pension Plan or Canadian Multiemployer Plan in accordance with the terms thereof, any funding agreements and any Requirements of Law; and in each case, in clause (A) or (B) above, such event or condition, together with all other such events or conditions, if any, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(h) one or more final judgments or decrees for the payment of money shall be entered against Holdings or any of its Restricted Subsidiaries involving for Holdings or any of its Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $30.0 million or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any Security Document that creates a Lien with respect to a material portion of the Collateral or the Intercreditor Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents or pursuant to the Intercreditor Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of any Agent or the Senior Secured Notes Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC or PPSA continuation statements or (ii) such loss is covered by a title insurance policy benefitting any Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(j) the guarantee contained in Section 2 of the US Guarantee and Collateral Agreement or either Canadian Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or

(k) any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to one or more of the Borrowers, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Holdings and the Borrowers declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Holdings and the Borrowers, (x) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (y) subject to the terms and conditions of the Intercreditor Agreement and any other intercreditor arrangement entered into in connection with this Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit (and the applicable Borrower hereby grants to the Administrative Agent, for the ratable benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the applicable Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the applicable Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder and under the other Loan Documents. After all such Letters of

Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).

7.2 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.1, in the event the Initial Borrower fails to comply with the requirements of the Financial Covenant on the last day of any fiscal quarter (a “Test Date”), during the period beginning on the first day following the Test Date until the expiration of the tenth Business Day (the “Anticipated Cure Deadline”) subsequent to the date the Compliance Certificate to be delivered pursuant to Section 5.2(a) is required to be delivered with respect to such fiscal quarter, Holdings shall have the right to issue Capital Stock or obtain a contribution to its common equity, in each case, for cash and such amount to be contributed by Holdings to the Initial Borrower by way of subscription for shares or capital contribution (the “Cure Right”), and upon the receipt by the Initial Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased solely for such fiscal quarter (and any four fiscal quarter-period that includes such fiscal quarter), solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing calculations, the Initial Borrower shall then be in compliance with the requirements of the Financial Covenant, the Initial Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant Test Date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement as of the applicable Test Date and shall be deemed to have never existed.

(b) Notwithstanding anything herein to the contrary (i) in each four-consecutive-fiscal-quarter period there shall be at least two fiscal quarters with respect to which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right may be exercised no more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of causing the Initial Borrower to comply with the Financial Covenant as of the relevant Test Date, (iv) no Indebtedness repaid with the Cure Amount shall be deemed repaid for purposes of recalculating the Financial Covenant during the period in which the Cure Amount is included in the calculation of Consolidated EBITDA (it being understood that Indebtedness repaid with the Cure Amount shall be deemed repaid for all other purposes under this Agreement, including for purposes of determining if the Financial Covenant is in effect for subsequent periods), and (v) except to the extent of any reduction in Indebtedness from such proceeds contemplated by the parenthetical in clause (iv), the Cure Amount shall be disregarded for other purposes of this Agreement (including determining financial ratio-based conditions (subject to the terms of clause (iv) above) or basket amounts).

(c) Upon the Administrative Agent’s receipt of a notice from Holdings that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the Anticipated Cure Deadline to which such Notice of Intent to Cure relates, (x) neither any Agent nor any other Secured Party shall exercise the right to accelerate payment of the Loans or terminate or suspend the Commitments and neither any Agent nor any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral, in each case solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1 due to failure by the Initial Borrower to comply with the requirements of the Financial Covenant for the applicable period and (y) the Borrowers shall not be entitled to request any Borrowing, and no Lender or Issuing Bank shall have any obligation to make any Loan or issue any Letter of Credit, during such period.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender and Issuing Bank hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the administrative agent and collateral agent, respectively, of such Lender and such Issuing Bank under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender and each Issuing Bank hereby authorizes the Agents to enter into each Security Document, the Intercreditor Agreement and any other intercreditor or subordination agreements contemplated hereby on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of the provisions thereof. Each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any of the Loan Parties. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of the provisions thereof. Each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any of the Loan Parties.

8.2 Delegation of Duties. The Agents may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected with reasonable care. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees or sub-agents, and any sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Sections 8.3, 8.4 and 8.7 shall apply to any of the Affiliates of the Agents. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of Sections, 8.3, 8.4 and 8.7 shall apply to any such sub-agent and Affiliates where named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by either Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including any exculpatory rights and rights to indemnification) directly without the consent or joinder of any other Person, against any or all Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

8.3 Exculpatory Provisions. None of the Administrative Agent, the Collateral Agent, any Issuing Bank, nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or Issuing Banks under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. Neither any Agent nor any Issuing Bank shall be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

8.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons (including any such any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation exchanged between the Agents) and upon advice and statements of legal counsel (including counsel to Holdings or the Initial Borrower), independent accountants and other experts selected by such Agent and, with regard to the Administrative Agent, determination or other advice of Collateral Agent regarding any Borrowing Base, Reserves or related matters. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate, and upon receipt of such instructions from Required Lenders (or such Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion of its counsel, may be in violation of termination of property of a Defaulting Lender in violation of any Debtor Relief Law, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. No Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give instructions hereunder).

8.5 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Initial Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until the Agents shall have received such directions, each Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on the Agents and Other Lenders. Each Lender expressly acknowledges that neither any Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent hereunder, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent, each Issuing Bank and each of their officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrowers and without limiting any obligation of Holdings or the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent hereunder, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders, the Collateral Agent and the Borrowers. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Initial Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and all payments, communications and determinations provided to be made by, to or through the Administrative Agent, shall instead be made by or to each Lender directly until such time, if any, as the Required Lenders, subject to written approval by the Initial Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Successor Collateral Agent. The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Lenders, the Borrowers and the Administrative Agent. If the Collateral Agent shall resign as Collateral Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Initial Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Collateral Agent by the date that is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Initial Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Collateral Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.11 Initial Borrower as Borrower Agent. Each Additional Borrower hereby designates the Initial Borrower as its representative and agent (in such capacity, the “Borrower Agent”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agents, the Issuing Banks or any Lender. The Initial Borrower hereby accepts such appointment as Borrower Agent. The Agents, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Agent on behalf of any Borrower. The Agents, the Issuing Banks and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Agent on behalf of such Borrower. Each of the Agents, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Borrower Agent) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Initial Borrower.

8.12 Collateral Matters. It is understood that different Persons may at any time be named as the Administrative Agent and as the Collateral Agent and in connection therewith, notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, in the event that an Agent makes any proposal to the other Agent with respect to the Collateral, Borrowing Base eligibility standards, Reserves, intercreditor and subordination arrangements, collateral information rights, access rights, appraisal rights, audit rights, cash management rights or control agreement rights (each such matter a “Collateral Matter”), other than any proposed adjustment or revision or interpretation of Borrowing Base eligibility standards or Reserves (each such matter, a “Borrowing Base Matter”), (x) if the Agents do not agree on a determination with respect to a Collateral Matter, the determination shall be made by the Administrative Agent or (y) if the Agents do not agree on a determination with respect to a Borrowing Base Matter, the determination shall be made by the Collateral Agent, and, in each case, as between the Agents and the Lenders its decision shall be final.

8.13 Hypothecary Representative. Without limiting the power of the Agents hereunder or under any other Loan Document, each Agent and each of the Lenders hereby appoints and designates the Administrative Agent as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) of each Agent and the Lenders for the purposes of holding any security granted by any Loan Party under the laws of the Province of Québec as security for any indebtedness or other obligations of any Loan Party hereunder or under any Loan Document and, in such capacity, the Administrative Agent shall hold any such security granted under the laws of the Province of Québec as hypothecary representative in the exercise of the rights conferred thereunder. The execution by the Administrative Agent as hypothecary representative of any deeds of hypothec or other security granted by any Loan Party under the laws of the Province of Québec is hereby ratified and confirmed. Any Person who becomes an Agent or a Lender shall be deemed to have ratified and confirmed the appointment of the Administrative Agent as hypothecary representative. The Administrative Agent, acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent hereunder, which shall apply mutatis mutandis to the Administrative Agent acting as hypothecary representative. In the event of the resignation of the Administrative Agent and appointment of a successor Administrative Agent, such successor Administrative Agent shall also constitute the successor hypothecary representative of the Agents and the Lenders for the purpose of holding the security referred to above, unless a successor hypothecary representative is otherwise appointed. Notwithstanding anything to the contrary in this Agreement, this provision shall be governed and construed in accordance with the laws of the Province of Québec.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any of Holdings or the Borrowers, to it at:

LSF9 Cypress Holdings LLC

c/o Foundation Building Materials

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: John Gorey

Facsimile: 714-734-3974

Telephone: 714-380-3127

E-mail: john.gorey@fbmsales.com

with copies (which shall not constitute notice) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: General Counsel

Facsimile: 214-515-6924

Telephone: 214-515-6824

and

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Joerg H. Esdorn

Facsimile: (212) 351-5276

E-mail: JEsdorn@gibsondunn.com

(ii) if to the Administrative Agent, to it at:

Goldman Sachs Bank USA

200 West Street

New York, NY 10282-2198

Attention: SBD Loan Operations

Telephone: 212-902-1099

Facsimile: 917-977-3966 / 646-769-7829

E-mail: gsmmg-operations@gs.com

(iii) if to the Collateral Agent, to it at:

Bank of America Business Capital

Attention: Carlos Gil or Portfolio Management

333 S. Hope Street, 13th Floor

CA9-193-13-33

Los Angeles, CA 90071

(iv) if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Holdings, the Initial Borrower, the applicable Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each of Holdings and the Initial Borrower hereby agrees, unless directed otherwise by the applicable Agent or unless the electronic mail address referred to below has not been provided by the applicable Agent to Holdings and the Initial Borrower, that it will, and will cause its Subsidiaries to, provide to the applicable Agent all information, documents and other materials that it is obligated to furnish to the applicable Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.6, or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.4, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the applicable Agent to an electronic mail address as directed by the applicable Agent. In addition, Holdings and the Initial Borrower agree, and agree to cause its Subsidiaries, to continue to provide the Communications to the applicable Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the applicable Agent.

Each of Holdings and the Initial Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is (x) of a type that would be publicly available if Holdings and its Subsidiaries were public reporting companies or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). Each of Holdings and the Borrowers hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public

Investor”; and (iv) each Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless Holdings notifies the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Revolving Credit Facility and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Agent agrees that the receipt of the Communications by such Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify each Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2 Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Holdings or the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Initial Borrower (and, if applicable, any other Borrowers) and the Required Lenders or by Holdings, the Initial Borrower (and, if applicable, any other Borrowers) and the Administrative Agent with the consent of the Required Lenders; provided, that, notwithstanding the foregoing:

(A) solely with the written consent of each Lender and Issuing Bank directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, other than in the case of clause (1) below, which shall require the consent of each Lender increasing its Commitments and the Required Lenders if such increase is effectuated other than pursuant to the provisions under this Agreement specifically permitting increases of commitments without the further approval of Required Lenders), any such agreement may:

(1) increase the Commitment of any Lender (other than with respect to any Incremental Revolving Commitments pursuant to Section 2.20 in which such Lender has agreed to be an Additional Lender), it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute an increase of any Commitment of any Lender;

(2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except (x) in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any change in Historical Excess Availability, Historical Average Utilization or any other definition used in the calculation of such rate of interest or fees (or any component definition thereof) shall not constitute a reduction in any rate of interest or any fee for purposes of this clause (2)); or

(3) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender;

(B) solely with the written consent of the Lenders (other than a Defaulting Lender) holding 66.7% of the outstanding Revolving Credit Commitments and/or Revolving Credit Exposure, any such agreement may increase advance rates or make other modifications to any Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of increasing availability thereunder;

(C) solely with the written consent of each Lender (other than a Defaulting Lender), any such agreement may:

(1) change Section 2.17(b) or (c) or Section 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in either Section 6.4 of the US Guarantee and Collateral Agreement or either Canadian Guarantee and Collateral Agreement or Sections 4.2 and 4.3 of the Intercreditor Agreement (or the corresponding provision in any other intercreditor agreement);

(2) change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder;

(3) except as otherwise expressly provided in Section 9.15 or in the US Guarantee and Collateral Agreement or either Canadian Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the US Guarantee and Collateral Agreement or either Canadian Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole;

(4) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder; or

(5) change the definition of “Qualified Jurisdiction”;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any Issuing Bank hereunder in a manner adverse to such Agent or such Issuing Bank, as the case may be, without the prior written consent of such Agent or such Issuing Bank, as the case may be including any amendment of this Section 9.2. Notwithstanding the foregoing, amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement), Holdings and the Initial Borrower (and, if applicable, any other Borrower).

(c) Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent, Holdings and the Initial Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of Holdings to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or any other intercreditor arrangements entered into pursuant to this Agreement (i) that is for the purpose of adding the holders of any additional Indebtedness permitted hereunder, including any Refinancing Indebtedness (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement or any other or any other intercreditor arrangements entered into pursuant to this Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Intercreditor Agreement or any other or any other intercreditor arrangements entered into pursuant to this Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent.

(e) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Holdings and the applicable Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.20 and Extension Amendments in accordance with Section 2.22 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, Holdings and the Initial Borrower, to give effect to the existence and the terms of the Incremental Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Revolving Credit Loans, and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f) Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of Holdings or the Initial Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents. In addition, if the Administrative Agent and the Initial Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in this Agreement or any other Loan Document, then the Administrative Agent and the Initial Borrower shall be permitted to amend such provision without further action or consent by any other party; provided that the Required Lenders shall not have objected to such amendment within 5 Business Days after receiving a copy thereof.

(g) Notwithstanding the foregoing, this Agreement may be amended to increase the LC Sublimit with the written consent of the applicable Issuing Banks and the Administrative Agent.

(h) Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent may, in its sole discretion and without the consent or approval of any other party (but in consultation with Holdings), amend, modify or supplement any provision of this Agreement or any other Loan Document in accordance with the provisions under the heading “Market Flex” in the Fee Letter prior to the “Syndication Date” as defined in the Fee Letter.

9.3 Expenses; Indemnity; Damage Waiver. (a) The Initial Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for each Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, , the reasonable fees and expenses of consultants and appraisal firms in connection with inventory appraisals and field examinations required hereunder and the Administrative Agent’s standard charges for examination activities and appraisal reviews, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of legal counsel for each Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that the Initial Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel in each of the United States and Canada for all Persons described in clauses (i), (ii) and (iii) above, taken as a whole (provided that reasonable fees, disbursements and other charges of legal counsel for the Collateral Agent shall also be paid by the Initial Borrower), (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) The Initial Borrower shall indemnify each Agent, each institution listed as an arranger or bookrunner on the cover page hereof, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from and against, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel in each of the United States and Canada to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, relating to, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the Commitment Letter, the Fee Letter, the Purchase Agreement, the

performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries (including any predecessor entities), or any Environmental Liability relating to Holdings or any of its Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Holdings, the Borrowers or any of their respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or a material breach by any Indemnitee of its obligations under this Agreement or any other Loan Document, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by Holdings or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against any Agent or any Arranger (in each case, in its capacity as such) by other Indemnitees, any Agent or any Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without the Initial Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Initial Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b); provided, further, that each Indemnitee agrees (by accepting the benefits hereof) to refund and return any and all amounts paid by Holdings or any of its Subsidiaries or Affiliates to such Indemnitee to the extent such Indemnitee is not entitled to payment of such amounts in accordance with any of the foregoing items described in clauses (1), (2), (3) or (4) occurs. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent permitted by applicable law, none of Holdings, the Borrowers or any Indemnitee shall assert, and each of Holdings, the Borrowers and each Indemnitee hereby waives, any claim against Holdings, the Borrowers or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Commitment Letter, the Fee Letter, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Holdings and the Borrowers and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Borrowers under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d) All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise expressly provided in Section 6.4, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Initial Borrower; provided, that no consent of the Initial Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if a Specified Default has occurred and is continuing, any other Eligible Assignee or (ii) for any assignment during the primary syndication of the Revolving Credit Loans to Persons identified to, and approved by, the Initial Borrower prior to the Syndication Date (as defined in the Fee Letter); provided, further, that (x) the Initial Borrower shall be deemed to have consented to any such assignment unless the Initial Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date a written request for such consent is made and (y) the withholding of consent by the Initial Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Initial Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender, or have a duty to ascertain, inquire into, monitor or enforce compliance with the provisions relating to Disqualified Lenders and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender);

(B) the Administrative Agent; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class or assignments to a Lender or an Affiliate of a Lender, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless (x) such assignee shall be an existing Lender or (y) each of the Initial Borrower and the Administrative Agent otherwise consent;

provided, that no such consent of the Initial Borrower shall be required if a Specified Default has occurred and is continuing;

(B) each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrowers, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.14, 2.15, 2.16 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and, as applicable, stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and, if an Event of Default has occurred and is continuing, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(d) or (e), 2.5(b), 2.17(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (1) through (3) of the first proviso to Section 9.2(b) and clause (3) of the third proviso to Section 9.2(b) that adversely affects the Participant. The Borrowers agree that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (and subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as administrative agent) shall have no responsibility for maintaining or otherwise administering a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation) with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply (and actually complies) with Section 2.16(e) as though it were a Lender (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender).

(iii) A Participant agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv) Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.18(b) with respect to any Participant.

(v) No participation may be sold to the Sponsor, Holdings, any Borrower, any Affiliate of any of the foregoing or any of their respective Subsidiaries.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) With respect to any assignment or participation by a Lender, (i) to a Disqualified Lender or (ii) to the extent the Initial Borrower’s consent is required under the terms of Section 9.4(b)(A) and such consent is not granted (or deemed to have been granted), to any other Person, in each case, the Initial Borrower shall be entitled to (A) seek specific performance to unwind any such assignment or participation and/or (B) exercise any other remedy set forth herein or in any other Loan Document available to the Initial Borrower in addition to any other remedy available to the Initial Borrower at law or at equity, except to the extent that (x) the assignee or participant to which such Lender assigned or participated the Loans or Commitments that were the subject of such impermissible assignment or participation (the “Ineligible Assignee”) no longer holds such Loans or Commitments or partitions therein and such Loans or Commitments were subsequently assigned or participated to an Eligible Assignee (it being expressly understood that no Person shall be an Eligible Assignee solely by virtue of its relationship to the Ineligible Assignee ) in accordance with the terms of the Credit Agreement or (y) the Initial Borrower consents in writing to such assignment or participation, provided that upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is in the list of Disqualified Lenders.

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding any Exempt Account) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the applicable Borrower against any of and all the obligations of the applicable Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent, Holdings and the Initial Borrower promptly after any such setoff. Notwithstanding anything to the contrary in the foregoing, no Lender shall exercise any right of set off in respect of any Controlled Account other than any Agent acting in its capacity as such.

9.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c) The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Subject to clause (e) below, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Without limiting the foregoing, each of the Foreign Loan Parties hereby irrevocably designates, appoints and empowers as of the Closing Date, CT Corporation System (the “Process Agent”), with an office on the Closing Date at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its authorized designee, appointee and agent to receive, accept and acknowledge on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to such Foreign Loan Party, in care of the Process Agent at the Process Agent’s above address, and each of the Foreign Loan Parties hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each of the Foreign Loan Parties further agree to take any and all such action as may be necessary to maintain the designation and appointment of the Process Agent in full force in effect for a period of three years following the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (other than contingent amounts not then due and payable); provided, that if the Process Agent shall cease to act as such, each such Foreign Loan Party agrees to promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes reasonably satisfactory to the Administrative Agent hereunder.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. (a) Each of the Agents, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority (including any self-regulating authority) claiming jurisdiction over it or its Affiliates (provided, that such Agent, such Issuing Bank or such Lender, as applicable, shall notify Holdings and the Initial Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that such Agent, such Issuing Bank or such Lender, as applicable, shall notify Holdings and the Initial Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Initial Borrower, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers or any of their Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by any Agent, any Issuing Bank or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to Sponsor, the Permitted Investors, the Targets or any of their respective affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Holdings, the Borrowers or their Subsidiaries or the Revolving Credit Facility or (1) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility or (2) market data collectors, similar services, providers to the lending industry and service providers to the Agents in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Holdings, the Borrowers or any of their Affiliates relating to Holdings or the Borrowers or any of their Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided, that, in the case of information received from a Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE, PROVINCIAL AND TERRITORIAL SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A BORROWER OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWERS AND THE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13 PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the PATRIOT Act.

9.14 Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets (including any Mortgaged Property) of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents (including Mortgage release documents) as may be reasonably requested by Holdings or the Initial Borrower and at the Initial Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset (including any Mortgaged Property) constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of Holdings or any Borrower, the Administrative Agent agrees to promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by Holdings or any Borrower, and at the Borrowers’ expense, to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted

Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or Holdings elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Initial Borrower and at the Initial Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements). Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b) Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Initial Borrower and at the Initial Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Initial Borrower and at the Initial Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements).

(c) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by any Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Agreement obligations and no other agreements the obligations under which constitute Cash Management Obligations, in each case will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the

Collateral, each Secured Party that is a party to any such Hedge Agreement or such agreement in respect of Cash Management Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.15 No Fiduciary Duty. Each Agent, each Issuing Bank each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by any Agent, a Lender or an Issuing Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.17 Intercreditor Agreements. Each Agent is hereby authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Security Document, (ii) the Intercreditor Agreement, (iii) or any other intercreditor agreement contemplated hereunder or (y) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that the Intercreditor Agreement, any intercreditor agreement contemplated hereunder, any Security Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacities as a Lender and Issuing Bank (if applicable)) and each of the Secured Parties (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs each Agent to enter into the Intercreditor Agreement and any other intercreditor agreements contemplated hereunder or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, this Agreement is subject to the terms and provisions of the Intercreditor Agreement. In the event of an inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

9.18 Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Loan Document that is expressed and paid in a currency (the “judgment currency”) other than US Dollars, the Loan Parties will indemnify Administrative Agent, the Issuing Bank and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the US Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent, the Issuing Bank or such Lender is able to purchase US Dollars with the amount of the judgment currency actually received by Administrative Agent, the Issuing Bank or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Loan Parties and shall survive any termination of this Agreement and the other Loan Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into US Dollars.

SECTION 10. ADDITIONAL LOAN PARTIES AND OBLIGATIONS

10.1 Additional Borrowers. At any time after the Closing Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Borrower Group Member that is a direct or indirect Wholly Owned Subsidiary organized under the laws of the United States or, with the consent of each Lender, any other jurisdiction, may elect to be added as an Additional Borrower hereunder upon delivery to the Administrative Agent of a Notice of Additional Borrower as follows:

(a) such Borrower Group Member shall be deemed a “Borrower” hereunder and under the Loan Documents with respect to the Revolving Credit Facility subject to the receipt by the Administrative Agent, in form and substance satisfactory to the Administrative Agent, of joinder and any other documentation reasonably requested by the Administrative Agent with respect to such Additional Borrower, including any promissory notes requested by a Lender through the Administrative Agent and written opinions of the Loan Parties’ counsel;

(b) such Additional Borrower shall deliver the documents required by Section 5.9 with respect thereto; and

(c) as a condition to the effectiveness of any joinder of any Additional Borrower, such Additional Borrower shall deliver all documentation and other information reasonably requested in writing by each Lender within ten Business Days following receipt of such Notice of Additional Borrower to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the PATRIOT Act Canadian Anti-Money Laundering Laws.

10.2 Discretionary Guarantors. At any time after the Closing Date, Holdings may elect to add a Group Member that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Administrative Agent to be added as an additional guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a) Holdings shall provide a Notice of Additional Guarantor to the Administrative Agent of their intention to add any Discretionary Guarantor at least 15 Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date of the proposed addition;

(b) consent of the Administrative Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Administrative Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political or legal risk to the Lenders or the Administrative Agent associated with such jurisdiction); provided, that no such consent shall be required for the addition of any Discretionary Guarantor organized under the laws of a Qualified Jurisdiction;

(c) Holdings and such Discretionary Guarantor shall deliver the documents required by Section 5.9, at the time such Group Member or other Person becomes a Discretionary Guarantor (or such later date as the Administrative Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.9(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such Notice of Additional Guarantor is received by the Administrative Agent); and

(d) as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 and all other documentation and other information, in each case as reasonably requested in writing by each Lender within ten Business Days following receipt of such Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the PATRIOT Act and the Proceeds of Crime (Money Laundering) (Canada) and Terrorist Financing Act (Canada).

It is understood and agreed that, as a condition to the effectiveness of any joinder of any Group Member or other Person as a “Discretionary Guarantor” under the Senior Secured Notes Indenture or any Senior Secured Bridge Document, such Group Member or other Person shall have become a Discretionary Guarantor hereunder, pursuant to and in accordance with the provisions of this Section 10.2.

10.3 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution;

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority; and

(c) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

LSF9 CYPRESS PARENT LLC

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

INITIAL BORROWER:

LSF9 CYPRESS HOLDINGS LLC

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	Vice President

[Signature Page to ABL Credit Agreement]

ADDITIONAL US BORROWERS:

FOUNDATION BUILDING MATERIALS, LLC
FBM BAV LLC
FBM WAGNER DISTRIBUTION LLC
FBM WHOLESALE BUILDERS SUPPLY LLC
FBM SOUTHWEST LLC
OXNARD BUILDING MATERIALS, INC.
GREAT WESTERN BUILDING MATERIALS, INC.
PROWALL BUILDING PRODUCTS, INC.
FBM/W&S LLC
FBM GYPSUM SUPPLY LLC
HOME ACRES BUILDING SUPPLY CO. LLC
KOBRIN BUILDERS’ SUPPLY HOLDINGS, LLC
KOBRIN BUILDERS SUPPLY, LLC
FBM LOGISTICS, LLC
FBM WASHINGTON LLC
FBM GYPSUM SUPPLY OF ILLINOIS LLC
FBM MICHIGAN LLC
FBM COLUMBUS LLC
FBM OHIO LLC
FBM KENT GYPSUM SUPPLY, INC.
CONSTRUCTION PRODUCTS ACQUISITION, LLC
SUPERIOR PLUS CONSTRUCTION PRODUCTS CORP.
THE WINROC CORPORATION (MIDWEST)

By:	/s/ Ruben Mendoza
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[Signature Page to ABL Credit Agreement]

CANADIAN BORROWERS:

WINROC-SPI CORPORATION
1974303 ALBERTA LTD.

By:	/s/ Ruben Mendoza
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[Signature Page to ABL Credit Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

BANK OF AMERICA, N.A.,
as Collateral Agent

By:	/s/ Carlos Gil
Name:	Carlos Gil
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Carlos Gil
	Name:	Carlos Gil
	Title:	Senior Vice President

BANK OF AMERICA, N.A.
(acting through its Canada branch), as a Lender

By:	/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

Address: 181 Bay Street Toronto, Ontario M5J 2V8 Attn: LSF9 Cypress Holdings LLC Portfolio Management Telecopy: (312) 453-4041

[Signature Page to ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By:	/s/ Krista Mize
	Name:	Krista Mize
	Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:	/s/ David G. Phillips
	Name:	David G. Phillips
	Title:	Senior Vice President
Credit Officer, Canada
Wells Fargo Capital Finance
Corporation Canada

[Signature Page to ABL Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender and an Issuing Bank

By:	/s/ Philippe Pepin
	Name:	Philippe Pepin
	Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Lorenz Meier
	Name:	Lorenz Meier
	Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

Schedule 1.1A

Consolidated EBITDA Adjustments1

Reconciliation of pro forma EBITDA and pro forma Adjusted EBITDA:

			Year Ended December 31,		Twelve Months Ended March 31,	Three Months Ended March 31,
			2014	2015	2016	2015	2016
					(in thousands)
Pro Forma
Net (loss)			$(23,908)	$(23,119)	$(9,941)	$(13,615)	$(437)
Interest expense, net			58,320	58,546	58,651	14,545	14,650
Income tax expense (benefit)			(22,986)	388	732	(1,844)	(1,500)
Depreciation and amortization			55,648	55,816	56,363	13,883	14,430

EBITDA			$67,074	$91,631	$106,805	$12,969	$27,143

Unadjusted EBITDA from prior acquisitions	(a	)	8,381	1,826	1,636	226	36
Non-cash, purchase accounting effects	(b	)	—	9,059	9,246	803	990
Unrealized non-cash loss (gain) on derivative financial instruments	(c	)	2,700	6,600	—	2,300	(4,300)
Non-cash gain (loss) on sale of fixed assets	(d	)	145	169	314	(45)	100
Management fees	(e	)	80	20	253	—	233
Third party costs related to software implementation	(f	)	1,007	1,855	2,116	652	913
Contractual reduction in salaries	(g	)	563	1,826	2,000	399	573
(Addition) reduction in headcount costs	(h	)	1,997	1,529	835	613	(81)
Purchasing cost savings	(i	)	5,569	5,228	5,031	1,220	1,023
Corporate headquarter cost savings	(j	)	8,012	7,770	7,971	1,743	1,944
Branch consolidation cost savings	(k	)	8,461	6,945	6,467	1,933	1,455

Adjusted EBITDA			$103,989	$134,458	$141,674	$22,813	$30,029

(a)	Represents unadjusted EBITDA from the beginning of the period presented to the date of such acquisition for the following acquisitions: Gypsum Supply Ltd., Central Building Materials, LLC, Wagner Distribution Holding Company, Inc., Wholesale Builders Supply, Inc., BAV, Inc., Commercial Building Materials, LLC, Mid America Drywall Supply, Inc. and Kent Gypsum Supply, Inc. These acquisitions are not otherwise included in historical results prior to their respective dates of acquisition. The pre-acquisition financial statements from which such EBITDA contribution has been calculated have not been audited or reviewed by our external auditors. Actual reported net sales for those acquisitions from the beginning of the period presented to the date of such acquisitions for the years ended December 31, 2014 and December 31, 2015, twelve months ended March 31, 2016 and three months ended March 31, 2015 and March 31, 2016 were $133.4 million, $33.6 million, $35.9 million, $8.7 million and $6.5 million, respectively.
(b)	Represents non-cash expense related to purchase accounting effects of the acquisitions of Great Western (March 13, 2015) and Gypsum Supply (December 30, 2015) and the Lone Star Acquisition (October 9, 2015).

[1]	Information in this schedule comes from the section entitled “Summary Unaudited Pro Forma Condensed Combined Financial Data” in that certain offering memorandum dated as of August 2, 2016 relating to the Senior Secured Notes. Capitalized terms used and not defined herein shall have the meaning ascribed to such terms in such offering memorandum.

Schedule 1.1A – Consolidated EBITDA Adjustments

(c)	Represents non-cash expense related to unrealized gains or losses on derivative financial instruments.
(d)	Represents non-cash gains (losses) on the sale of assets.
(e)	Represents fees paid to the Sponsor and former private equity sponsors for services provided to FBM pursuant to past and present management agreements with FBM.
(f)	Represents one-time third-party costs incurred in connection with Winroc’s ERP software implementation process, which is expected to be completed in 2016.
(g)	Represents the contractual reduction in post-acquisition compensation paid to management employees at Kent Gypsum Supply, Inc. (acquired May 31, 2016).
(h)	Represents (a) (i) historical compensation paid during the applicable period to certain former owners of acquired businesses who remained with FBM during a transition period, which did not continue, or are not anticipated to continue, after the transition period, plus (ii) the historical compensation paid during the applicable period with respect to redundant positions identified by FBM at non-consolidating branch locations during 2015, which positions have been eliminated prior to the date of this offering circular or are anticipated to be eliminated prior to December 31, 2016, net of (b) the anticipated impact of additional compensation expense related to management hires made in 2016.
(i)	Due to its greater scale, FBM has generally been able to negotiate greater rebate terms from its suppliers compared to the rebate terms for the businesses which it has acquired. This adjustment represents the estimated impact of the immediate application of FBM’s existing and more favorable contracted supplier rebate terms to the pre-acquisition inventory purchases of the businesses acquired by FBM as if the businesses had received such supplier rebate terms prior to the date on which they were acquired. This adjustment was calculated by comparing existing supplier contract terms at FBM to respective supplier contract terms at each acquired company. For the twelve months ended March 31, 2016, the amount of this adjustment associated with Winroc is $3.0 million.
(j)	We expect to close the Winroc headquarters in Dallas after the consummation of the Winroc Acquisition. This adjustment represents the estimated cost savings, primarily headcount related but also including rent and lease expense and compensation expense, expected to be realized as a result of the planned consolidation of the corporate overhead infrastructure of Winroc with FBM. We anticipate realizing such cost savings within 12 months of the date of this offering circular, and anticipate incurring approximately $10.0 million of severance and other expenses in connection therewith, which are not reflected in our anticipated financial data or the presentation of Adjusted EBITDA set forth above. We cannot assure you that we will be able to realize such cost savings on the timeline or in the amount we currently anticipate, or that the expenses required to realize such cost savings will not exceed our estimates.
(k)	Represents the estimated cost savings, including rent and lease expense and employee compensation expense, expected to be realized as a result of the planned consolidation of operating branch locations identified by management to be duplicative as a result of the acquisitions of Great Western, Gypsum Supply, Mid America Drywall Supply, Inc. and Winroc. We anticipate realizing such cost savings within 12 months of the date of this offering circular and anticipate incurring approximately $5.0 million of severance and other expenses in connection therewith, which are not reflected in our anticipated financial data or the presentation of Adjusted EBITDA set forth above. We cannot assure you that we will be able to realize such cost savings on the timeline or in the amount we currently anticipate, or that the expenses required to realize such cost savings will not exceed our estimates. For the twelve months ended March 31, 2016 period, the amount of this adjustment associated with Winroc is $4.3 million.

Schedule 1.1A – Consolidated EBITDA Adjustments

Reconciliation of Adjusted EBITDA for the pro forma periods set forth below to the underlying EBITDA amounts for such period for the Company and Winroc.

	Year Ended December 31,		Twelve Months Ended March 31,	Three Months Ended March 31,
	2014	2015	2016	2015	2016
			(in thousands)
FBM EBITDA	$20,644	$5,488	$17,804	$3,157	$15,473
Winroc EBITDA	24,560	24,905	34,826	92	10,013
Ken API, Gypsum Supply, Great Western EBITDA	18,271	7,845	12,334	(3,312)	1,177
Pro Forma Adjustments(a)	3,599	53,393	40,841	13,032	480

Pro Forma EBITDA	$67,074	$91,631	$105,805	$12,969	$27,143

FBM Adjusted EBITDA	$25,609	$57,974	$65,931	$9,658	$17,615
Ken API, Gypsum Supply, Great Western Adjusted EBITDA	15,948	18,033	14,951	3,943	861
Unadjusted EBITDA from prior acquisitions	8,382	1,826	1,636	226	36
Contractual reduction in salaries from prior acquisitions	563	1,826	2,000	399	573
(Addition) reduction in headcount costs	1,997	1,529	835	613	(81)
Purchasing cost savings from prior acquisitions	2,939	2,286	1,983	565	262
Branch consolidation cost savings from prior acquisitions	4,142	2,626	2,148	863	385

Winroc Adjusted EBITDA	29,425	33,357	36,939	3,044	6,626
Purchasing cost savings from Winroc Acquisition	2,653	2,912	2,961	689	738
Corporate headquarter cost savings from Winroc Acquisition	8,012	7,770	7,971	1,743	1,944
Branch consolidation cost savings from Winroc Acquisition	4,319	4,319	4,319	1,070	1,070

Pro Forma Adj. EBITDA	$103,989	$134,458	$141,674	$22,813	$30,029

(a)	Represents (i) transaction costs incurred as a result of the Lone Star Acquisition, the Winroc Acquisition and the acquisitions of Ken API, Gypsum Supply and Great Western, which amounts were $0, $48.9 million, $39.0 million, $10.8 million, and $0.9 million for the years ended December 31, 2014 and December 31, 2015, twelve months ended March 31, 2016, and three months ended March 31, 2015 and March 31, 2016, respectively, plus (ii) the contractual reduction in post-acquisition compensation paid to employees at Gypsum Supply, including the elimination of historical expenses incurred from Gypsum Supply’s Employee Stock Option Plan. Such amounts were $2.9 million, $3.3 million, $2.7 million, $0.6 million, $0.0 for the years ended December 31, 2014 and December 31, 2015, twelve months ended March 31, 2016, and three months ended March 31, 2015 and March 31, 2016, respectively, plus (iii) elimination of long-term incentive compensation expense offered to certain executives at Winroc, as FBM does not intend to incur such costs in the future. Such amounts were $1.0 million, $1.5 million, $(0.5) million, $1.7 million, and $(0.3) million for the years ended December 31, 2014 and December 31, 2015, twelve months ended March 31, 2016, and three months ended March 31, 2015 and March 31, 2016, respectively, less (iv) the additional rent expense associated with favorable/unfavorable leases related to the Lone Star Acquisition. Such amounts were $(0.3) million for each of the years ended December 31, 2014 and December 31, 2015 and twelve months ended March 31, 2016, and $(0.1) million in each of the three months ended March 31, 2015 and March 31, 2016.

Schedule 1.1A – Consolidated EBITDA Adjustments

Schedule 1.1B

Existing Letters of Credit

None.

Schedule 1.1B – Existing Letters of Credit

Schedule 1.1C

Mortgaged Properties

None.

Schedule 1.1C – Mortgaged Properties

Schedule 1.1D

Surviving Debt

None.

Schedule 1.1D – Surviving Debt

Schedule 2.1

Commitment Schedule

Lender	Revolving Credit Commitment
Goldman Sachs Bank USA	$50,000,000.00
Bank of America, N.A.[1]	$89,166,666.67
Wells Fargo Bank, National Association[2]	$89,166,666.67
Royal Bank of Canada	$16,666,666.66
Credit Suisse AG, Cayman Islands Branch	$5,000,000.00

Total	$250,000,000.00

[1]	Acting through its Canadian Branch when lending to Canadian Borrowers
[2]	Acting through Wells Fargo Capital Finance Corporation Canada when lending to Canadian Borrowers.

Schedule 2.4

Letter of Credit Commitment Schedule

Lender	Commitment to any Canadaian Borrower
Royal Bank of Canada	$10,000,000.00

Total	$10,000,000.00

Lender	Commitment to any Canadaian Borrower
Wells Fargo Bank, National Association	$10,000,000.00

Total	$10,000,000.00

Schedule 3.4

Consents, Authorizations, Filings and Notices

None.

Schedule 3.4 – Consents, Authorizations, Filings and Notices

Schedule 3.13(a)

Restricted Subsidiaries

Name of Company Subsidiary	Jurisdiction of incorporation or formation	Number and type of issued equity interests	Holders of the equity interests	Percentage owned by the Group Members
LSF9 Cypress Holdings LLC	Delaware	N/A	LSF9 Cypress Parent LLC	100%
FBM Intermediate LLC	Delaware	100 shares of Common Stock	FBM AIV Blocker II LLC and FBM AIV Blocker LLC	100%
FBM Finance, Inc.	Delaware	1,000 shares of common stock	LSF9 Cypress Holdings LLC	100%
Home Acres Holdings LLC	Delaware	N/A	FBM Intermediate LLC. and FBM Intermediate Holdings LLC (1% Common, 100% Preferred)	100%
FBM Intermediate Holdings LLC	Delaware	N/A	LSF9 Cypress Holdings LLC, FBM AIV Blocker LLC and FBM AIV Blocker II LLC	100%
Foundation Building Materials, LLC	California	N/A	FBM Intermediate Holdings LLC	100%
FBM BAV LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM Wagner Distribution LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM Wholesale Builders Supply LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM Southwest LLC	Delaware	N/A	Foundation	100%

Schedule 3.13(a) – Restricted Subsidiaries

Name of Company Subsidiary	Jurisdiction of incorporation or formation	Number and type of issued equity interests	Holders of the equity interests	Percentage owned by the Group Members
			Building Materials, LLC
FBM GWBM Inc.	Delaware	100 shares of Common Stock	Foundation Building Materials, LLC	100%
Oxnard Building Materials, Inc.	California	1,000 shares of Common Stock	FBM GWBM Inc.	100%
Great Western Building Materials, Inc.	Arizona	1,060 shares of Common Stock	FBM GWBM Inc.	100%
ProWall Building Products, Inc.	Arizona	1,000 shares of Common Stock	FBM GWBM Inc.	100%
FBM/W&S LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM Gypsum Supply LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM HABS/KBS LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
Home Acres Building Supply Co. LLC	Michigan	N/A	FBM HABS/KBS LLC	100%
Kobrin Builders Supply Holdings, LLC	Michigan	N/A	FBM HABS/KBS LLC (45%) and Home Acres Building Supply Co. LLC (55%)	100%
Kobrin Builders Supply, LLC	Florida	100,000 Units	Home Acres Building Supply Co. LLC (100 Units) and Kobrin Builders Supply Holdings, LLC (99,900 Units)	100%
FBM Logistics, LLC	Indiana	N/A	Home Acres Building Supply Co. LLC	100%

Schedule 3.13(a) – Restricted Subsidiaries

Name of Company Subsidiary	Jurisdiction of incorporation or formation	Number and type of issued equity interests	Holders of the equity interests	Percentage owned by the Group Members
FBM AIV Blocker LLC	Delaware	N/A	LSF9 Cypress Holdings LLC	100%
FBM AIV Blocker II LLC	Delaware	N/A	LSF9 Cypress Holdings LLC	100%
Construction Products Acquisition, LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM Columbus LLC	Delaware	N/A	FBM Ohio LLC	100%
FBM Gypsum Supply of Illinois LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM Kent Gypsum Supply, Inc.	Washington	N/A	Foundation Building Materials, LLC	100%
FBM Michigan LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM Ohio LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
FBM Washington LLC	Delaware	N/A	Foundation Building Materials, LLC	100%
1974303 Alberta Ltd.	Canada	1,000 common shares	Construction Products Acquisition LLC	100%
Winroc-SPI Corporation	Canada	1,000 common shares	Construction Products Acquisition LLC	100%
The Winroc Corporation (Midwest)	Nevada	1,000 shares of common stock	Construction Products Acquisition LLC	100%
Superior Plus Construction Products Corp.	Pennsylvania	100 shares of common stock	Construction Products Acquisition LLC	100%

Schedule 3.13(a) – Restricted Subsidiaries

Schedule 3.13(b)

Agreements Related to Capital Stock

None.

Schedule 3.13(b) – Agreements Related to Capital Stock

Schedule 4.1(h)

Legal Opinions

1.	Legal opinion of Osborn Maledon P.A., Arizona counsel to Great Western Building Materials, Inc. and ProWall Building Products, Inc., each an Arizona corporation.

2.	Legal opinion of Rogers Towers, P.A., Florida counsel to Kobrin Builders Supply, LLC, a Florida limited liability company.

3.	Legal opinion of Kotz Sangster Wysocki P.C., Michigan counsel to Home Acres Building Supply Co. LLC and Kobrin Builders Supply Holdings, LLC, each a Michigan limited liability company.

4.	Legal opinion of Ice Miller LLP, Indiana counsel to FBM Logistics, LLC, an Indiana limited liability company.

5.	Legal opinion of Williams Kastner, Washington counsel to FBM Kent Gypsum Supply, Inc., a Washington corporation.

6.	Legal opinion of Babst, Calland, Clements and Zomnir, P.C., Pennsylvania counsel to Superior Plus Construction Products Corp., a Pennsylvania corporation.

7.	Legal opinion of Woodburn & Wedge, Nevada counsel to The Winroc Corporation (Midwest), a Nevada corporation.

8.	Legal opinion of Lawson Lundell LLP, British Columbia and Alberta counsel to Winroc-SPI Corporation and 1974303 Alberta Ltd.

9.	Legal opinion of MacPherson Leslie & Tyerman, Saskatchewan counsel to Winroc-SPI Corporation and 1974303 Alberta Ltd.

10.	Legal opinion of Thompson Dorfman Sweatman LLP, Manitoba counsel to Winroc-SPI Corporation and 1974303 Alberta Ltd.

11.	Legal opinion of Davies Ward Phillips & Vineberg LLP, Ontario counsel to Winroc-SPI Corporation and 1974303 Alberta Ltd.

Schedule 4.1(h) – Legal Opinions

Schedule 5.14

Post-Closing Matters

Without limiting the Limited Conditionality Provision, the following undertakings and/or deliveries shall be completed:

On the Closing Date (or such later date as the Administrative Agent may be agree):

1)	Deliver to the Administrative Agent an Intellectual Property Security Agreement pursuant to the Canada NY Law Guarantee and Collateral Agreement, in a form reasonably satisfactory to the Administrative Agent.

2)	Deliver to the Administrative Agent, the legal opinion of Williams Kastner, Washington counsel to FBM Kent Gypsum Supply, Inc., a Washington corporation, in the form previously agreed.

On or prior to the date that is 30 days after the Closing Date (or such later date as the Administrative Agent may agree):

3)	Deliver to the Administrative Agent current insurance certificates with respect to the Loan Parties and setting forth the insurance maintained for the benefit of each of the Loan Parties, which shall meet the requirements set forth in Section 5.5 and shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, to the extent not otherwise delivered on the Closing Date pursuant to Section 4.1(n) after Holdings’ and the Initial Borrower’s use of commercially reasonable efforts to do so.

4)	Deliver to the Administrative Agent amendments to (or restatements of, at the Loan Parties’ discretion) to the limited liability company agreements of the following Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, unless the Administrative Agent shall agree that such amendments (or restatements) are not needed:

a)	1974303 Alberta LTD
b)	LSF9 Cypress Parent LLC
c)	LSF9 Cypress Holdings LLC
d)	FBM AIV Blocker LLC
e)	FBM AIV Blocker II LLC
f)	FBM Intermediate LLC
g)	Construction Products Acquisition, LLC
h)	FBM BAV LLC
i)	FBM Columbus LLC
j)	FBM Gypsum Supply LLC

k)	FBM Gypsum Supply of Illinois LLC
l)	FBM HABS/KBS LLC
m)	FBM Intermediate Holdings LLC
n)	FBM Michigan LLC
o)	FBM Ohio LLC
p)	FBM Southwest LLC
q)	FBM/W&S LLC
r)	FBM Wagner Distribution LLC
s)	FBM Washington LLC
t)	FBM Wholesale Builders Supply LLC
u)	Foundation Building Materials, LLC
v)	Home Acres Building Supply Co. LLC
w)	Home Acres Holdings LLC
x)	Kobrin Builders’ Supply LLC

5)	Deliver to the Administrative Agent intellectual property security agreements in substantially the form as that attached to the US Guarantee and Collateral Agreement relating to the following Intellectual Property:

Title	Status

ABACUS	Common law mark (not registered) Previously acquired company – registered in Georgia

CONSTRUCTION SYSTEMS	Common law mark (not registered) Previously acquired company – registered in Texas

CSI	Common law mark (not registered) Previously acquired company – registered in Texas

EXTOL OF TEXAS	Common law mark (not registered) Previously acquired company – registered in Texas (TX Filing Number 107852100)

MULLIGAN	Common law mark (not registered) Previously acquired company – registered in Texas

PAMROD PRODUCTS	Common law mark (not registered) Previously acquired company – registered in Texas

Title	Status

Unregistered Trademark & Service Logo

Unregistered Trademark & Service Logo

Unregistered Trademark & Service Logo

Unregistered Trademark & Service Logo

Unregistered Trademark & Service Logo

Unregistered Trademark & Service Logo

Unregistered Trademark & Service Logo

Unregistered Trademark & Service Logo

Unregistered Trademark & Service Logo

6)	Deliver to the Administrative Agent evidence of the recording of the name change amendment of Superior Plus Construction Products Corp., formerly known as Specialty Products & Insulation Co., with the United States Patent and Trademark Office relating to the following Intellectual Property:

Patent

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.
Superior Plus Construction Products Corp.	Prefabricated Fixture Protection Cover and Assembly and Method of Use Thereof	December 8, 2009	Registered	United States 7,627,999 B2

Trademarks

Loan Party	Title	Status	Application/Registration No.

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	SPI Specialty Products & Insulation Co. (design + words)	Registered	1279224

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	SPI Specialty Products & Insulation Co. (design + words)	Registered	1271789

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	SPI SPECIALTY PRODUCTS AND INSULATION CO. (typed drawing)	Registered	1320113

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	ABSORPTION PLUS (typed drawing)	Registered	2987664

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	FIREPLUG (typed drawing)	Registered	2391212

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	FIRESTRIP (typed drawing)	Registered	2856278

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	HATS (typed drawing)	Registered	2421444

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	RIGIDFLEX (typed drawing)	Registered	939431

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	SAFELITE (standard character mark)	Registered	3656665

Schedule 6.2(d)

Existing Indebtedness

None.

Schedule 6.2(d) – Existing Indebtedness

Schedule 6.3(f)

Existing Liens

None.

Schedule 6.6(d) – Restricted Payments

Schedule 6.6(d)

Restricted Payments

List of real properties of the Loan Parties:

Location	Address	County	Total Value
Cedar Rapids	55 43rd Avenue SW, Cedar Rapids, IA	Linn	$2,130,000
Waterloo	198 Plaza Dr, Elk Run Heights, IA	Black Hawk	$970,000
Quad Cities	5252 State St, PO Box 640, Bettendorf (Riverdale), IA	Scott	$1,200,000
Chicago	4140 S Racine Ave, Chicago, IL	Cook	$3,520,000
Peoria	1926 S Lydia Ave, Peoria, IL	Peoria	$840,000
Rockford IL	1125 Harrison Ave FL 1, Rockford IL	Winnebago	$850,000
Romeoville	724 Parkwood Ave, Romeoville, IL	Will	$1,390,000
Round Lake Park	195 Porter Dr, Round Lake Park, IL	Lake	$1,460,000
Fox Valley	3920 E Endeavor Dr, Appleton, WI	Clumet	$950,000
Elkhorn	976 Proctor Dr, Elkhorn, IL	Walworth	$1,080,000
Milwaukee	8840 W Flagg Ave, Milwaukee, Wisconsin	Milwaukee	$670,000
Austin	1717 Gand Ave. Pkwy, Austin, TX	Travis	$4,900,000
Madison	4414 Terminal Dr., McFarland, WI	Dade	$3,000,000

Schedule 6.6(d) – Restricted Payments

Schedule 6.7(c)

Existing Investments

None.

Schedule 6.7(c) – Existing Investments

Schedule 6.9(b)

Existing Affiliate Transactions

1.	Asset Advisory Agreement dated as of October 9, 2015, between LSF9 Cypress Parent LLC and Hudson Americas L.P., an affiliate of Lone Star.

2.	Long-Term Incentive Plan adopted by board of LSF9 Cypress Parent LLC in connection with Lone Star acquisition

Schedule 6.9(b) – Existing Affiliate Transactions

Schedule 6.11

Existing Negative Pledges

None.

Schedule 6.11 – Existing Negative Pledges

EXHIBIT A-1

to the ABL

Credit Agreement

FORM OF CANADIAN ABL GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

CANADIAN ABL GUARANTEE AND COLLATERAL AGREEMENT

dated as of

August 9, 2016

among

WINROC-SPI CORPORATION,

1974303 ALBERTA LTD.

and THE OTHER GRANTORS referred to herein

in favor of

GOLDMAN SACHS BANK USA,

as Administrative Agent

7.1.	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	25
7.2.	Duty of Administrative Agent	27
7.3.	Execution of Financing Statements; Intellectual Property Filings	28
7.4.	Authority of Administrative Agent	28
7.5.	No Individual Enforcement, Etc.	29
7.6.	Qualified Counterparties	29

SECTION 8.	INDEMNITY, SUBROGATION AND SUBORDINATION	29

8.1.	Indemnity and Subrogation	29
8.2.	Contribution and Subrogation	29
8.3.	Subordination	30
8.4.	Indemnity	30

SECTION 9.	MISCELLANEOUS	30

9.1.	Amendments in Writing	30
9.2.	Notices	30
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	31
9.4.	Enforcement Expenses; Indemnification	31
9.5.	Successors and Assigns	32
9.6.	Set-off	32
9.7.	Counterparts	32
9.8.	Severability	33
9.9.	Section Headings	33
9.10.	Integration	33
9.11.	GOVERNING LAW	33
9.12.	Submission to Jurisdiction; Waivers; Process Agent	33
9.13.	Acknowledgments	34
9.14.	Additional Grantors	34
9.15.	Releases	35
9.16.	No Fiduciary Duty	36
9.17.	WAIVER OF JURY TRIAL	36
9.18.	[Reserved]	36
9.19.	Keepwell	36
9.20.	Joint and Several Liability	37
9.21.	Limitations Act, 2002 (Ontario)	37

ii

SCHEDULES

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5	Copyrights, Designs, Patents, Trademarks and Other Intellectual Property
Schedule 6	Accounts

EXHIBITS

Exhibit A	Intellectual Property Security Agreement
Exhibit B	Subordinated Intercompany Note

ANNEXES

Annex 1	Assumption Agreement

iii

CANADIAN ABL GUARANTEE AND COLLATERAL AGREEMENT dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) made by WINROC-SPI CORPORATION, an Alberta corporation and 1974303 ALBERTA LTD., an Alberta corporation (the “Initial Canadian Borrowers” and, together with any other Additional Borrower that is a Canadian Subsidiary, the “Canadian Borrowers”; the Initial Canadian Borrowers, together with each other Canadian Borrower and any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of GOLDMAN SACHS BANK USA, as administrative agent (together with its successors in such capacities, the “Administrative Agent”) for (a) the Lenders and Issuing Banks from time to time parties to the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LSF9 Cypress Parent LLC, LSF9 Cypress Holdings LLC, the other Borrowers (as defined therein) party thereto, including the Initial Canadian Borrowers and any other Canadian Borrowers from time to time, the several banks and other financial institutions or entities from time to time parties thereto as lenders and issuing banks, the Administrative Agent and Bank of America, N.A., as collateral agent (together with its successors in such capacities, the “Collateral Agent”), in each case, solely to the extent that such Lender or Issuing Bank holds or is owed Canadian Borrower Obligations, and (b) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Holdings and the Canadian Borrowers are members of an affiliated group of companies that includes each Grantor;

WHEREAS, pursuant to the Credit Agreement, certain Lenders and the Issuing Banks have severally agreed to make extensions of credit to the Canadian Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, Qualified Counterparties may from time to time enter into Specified Hedge Agreements with and provide Cash Management Services to the Canadian Borrowers and the other Grantors in accordance with the terms of the Credit Agreement;

WHEREAS, the Canadian Borrowers and the other Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and from such Specified Hedge Agreements and Cash Management Services; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Canadian Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement (such meanings to be determined as if such terms were to be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario); provided that each capitalized term defined in the PPSA and/or the STA and not defined in this Agreement shall have the meaning specified in the PPSA and/or the STA, as applicable.

(b) The following terms shall have the following meanings:

“Administrative Agent”: as defined in the preamble hereto.

“After-Acquired Intellectual Property”: as defined in Section 5.6(e).

“Agreement”: this Canadian ABL Guarantee and Collateral Agreement.

“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Closing Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Closing Date, and (iii) with respect to a schedule to this Agreement that is amended or updated by a Grantor after the Closing Date pursuant to Section 5.9(c) of the Credit Agreement or from time to time, the date on which such Grantor provides such amendments or updates.

“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.

“Canadian Borrower Obligations”: the Obligations (as defined in the Credit Agreement) of the Canadian Borrowers and including the obligations of each Canadian Borrower arising under this Agreement, provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Canadian Borrower Obligations of such Grantor. For the avoidance of doubt, in no event shall the Canadian Borrower Obligations guaranteed or secured hereunder include any US Borrower Obligations (as defined in the Credit Agreement).

“Canadian Borrowers”: as defined in the preamble hereto.

“Canadian Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document or any Specified Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, Swap Obligations, Cash Management Obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document to which such Guarantor is a party); provided, however, that in no event shall Canadian Guarantor

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Obligations include obligations and liabilities in respect of any US Borrower Obligations (as defined in the Credit Agreement).

“Canadian Obligations”: the collective reference to the Canadian Borrower Obligations of each Canadian Borrower and the Canadian Guarantor Obligations of each Guarantor; provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Canadian Obligations of such Grantor.

“CIPO” means the Canadian Intellectual Property Office and any successor office or agency.

“Collateral”: as defined in Section 3(a).

“Collateral Account”: any collateral deposit account established by the Administrative Agent to hold cash pending application to the Canadian Obligations.

“Collateral Agent”: as defined in the preamble hereto.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright.

“Copyrights”: (i) all Canadian copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time), and (ii) the rights to print, publish and distribute any of the foregoing.

“Credit Agreement”: as defined in the preamble hereto.

“Design License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Design.

“Designs” means any and all and any part of the following: (i) all industrial designs and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in CIPO, and (ii) all reissues, extensions or renewals thereof

“Discharge of Canadian Borrower Obligations”: the payment in full of the Canadian Borrower Obligations of each Canadian Borrower and termination and expiration of the Commitments in respect of the Canadian ABL Sublimit.

“Grantors”: as defined in the preamble hereto.

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“Guarantors”: with respect to the Canadian Guarantor Obligations, the collective reference to each Grantor (other than the Canadian Guarantor Obligations with respect to such Grantor), and with respect to the Canadian Borrower Obligations for each Canadian Borrower, the collective reference to each Grantor other than such Canadian Borrower with respect to its own Canadian Borrower Obligations.

“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” shall have a correlative meaning.

“Initial Canadian Borrowers”: as defined in the preamble hereto.

“Intellectual Property”: the collective reference to all rights relating to intellectual property, including the Copyrights, the Copyright Licenses, the Designs, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, whether registered or not or the subject of a pending application for registration, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement”: an agreement substantially in the form of Exhibit A hereto.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries, including the subordinated Intercompany Note in the form attached as Exhibit B.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in the PPSA including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements and all Securities Accounts and (ii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities; provided that the term “Investment Property” shall not at any time include Excluded Assets.

“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.

“License”: any Patent License, Trademark License, Copyright License, Design License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule 5 (as such schedule may be amended from time to time).

“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.

“Patents”: (i) all Canadian patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 5 (as such

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schedule may be amended from time to time), all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by such Grantor, including all shares of Capital Stock described on Schedule 2 (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Capital Stock shall not include any Excluded Asset.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 2 (as such schedule may be amended from time to time), provided that the Pledged Debt Securities shall not include any Excluded Asset.

“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor, including those listed on Schedule 2 (as such schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor, provided that the Pledged Notes shall not include any Excluded Asset.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.

“PPSA”: the Personal Property Security Act (Ontario) or any similar legislation of any other applicable Canadian jurisdiction, as amended from time to time.

“Proceeds”: all “proceeds” as such term is defined in the PPSA and, in any event, shall include, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether

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or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References to Receivables shall include any collateral securing such Receivables.

“Registered Intellectual Property”: as defined in Section 4.5(a).

“Secured Parties”: collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Issuing Banks, the Indemnitees (as defined in the Credit Agreement) and, with respect to any Specified Hedge Agreement or Cash Management Obligations, any Qualified Counterparty (provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Grantor under this Agreement), in each case, solely to the extent that such Secured Party holds or is owed Canadian Obligations.

“Security”: as the context may require, the Liens granted by the Canadian Loan Parties as security for the Canadian Obligations or the Collateral subject to such Liens.

“STA”: the Securities Transfer Act (Ontario) or any similar legislation of any other applicable Canadian jurisdiction, as amended from time to time.

“Subordinated Intercompany Note”: the subordinated Intercompany Note in the form attached hereto as Exhibit B.

“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.

“Trademarks”: (i) all Canadian trade-marks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trade-mark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

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1.2. Other Definitional Provisions. (a) Except as otherwise expressly set forth herein, the rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(c) All references herein to provisions of the PPSA or STA shall include all regulations made pursuant thereto and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes the PPSA or STA or any such regulation or, in each case, any provision thereof.

SECTION 2. GUARANTEE

2.1. Guarantee. Each Guarantor unconditionally, absolutely and irrevocably guarantees, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Canadian Obligations. Each Guarantor further agrees that the Canadian Obligations may be increased, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any increase, extension or renewal of any Canadian Obligation. Each Guarantor waives presentment to, demand of payment from and protest to each of the Canadian Borrowers or any other Canadian Loan Party of any Canadian Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Debtor Relief Laws.

2.2. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a continuing guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any Security held for the payment of the Canadian Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Grantors or any other person.

2.3. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Canadian Obligations, or any of the Loan Documents or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, the Canadian Obligations or any Loan Document or any other agreement,

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including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any Security held by the Administrative Agent or any other Secured Party for the Canadian Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Canadian Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Canadian Obligations). Each Guarantor expressly authorizes the Administrative Agent to take and hold Security for the payment and performance of the Canadian Obligations, to exchange, waive or release any or all such Security (with or without consideration), to enforce or apply such Security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Canadian Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of a Canadian Borrower or any other Canadian Loan Party or the unenforceability of the Canadian Obligations or any part thereof from any cause, or the cessation from any cause of the liability of a Canadian Borrower or any other Canadian Loan Party, other than the payment in full in cash of all the Canadian Obligations or the release of such Guarantor’s guarantee in accordance with Section 9.14 of the Credit Agreement. The Administrative Agent and the other Secured Parties may, at their election, enforce any Security held by one or more of them for the Canadian Obligations by one or more judicial or nonjudicial sales, accept an assignment of any such Security in lieu of foreclosure, compromise or adjust any part of the Canadian Obligations, make any other accommodation with a Canadian Borrower or any other Canadian Loan Party or exercise any other right or remedy available to them against a Canadian Borrower or any other Canadian Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Canadian Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against a Canadian Borrower or any other Canadian Loan Party, as the case may be, or any Security for the Canadian Obligations.

2.4. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Canadian Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Canadian Borrower or any other Canadian Loan Party or otherwise.

2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of a Canadian Borrower or any other Canadian Loan Party to pay any Canadian Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid

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Canadian Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against a Canadian Borrower or any other Canadian Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 8.

2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Canadian Borrower’s and each other Canadian Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Canadian Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 3. GRANT OF SECURITY INTEREST

(a) Subject to Section 3(d), each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but subject to the last sentence of this Section 3(a), and subject to Section 3(d), the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations:

(i) all Accounts, including all Receivables;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts, Securities Accounts and Futures Accounts;

(iv) all Documents of Title;

(v) all Equipment;

(vi) all Fixtures;

(vii) all Instruments;

(viii) all Intangibles;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

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(xii) all Money;

(xiii) all Goods not otherwise described above;

(xiv) any Collateral Account;

(xv) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xvi) to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral; provided, however, that a security interest shall immediately be granted to the Administrative Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Asset.

(b) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required pursuant to this Agreement:

(i) to take any action to perfect the security interests granted by this Agreement by any means other than by (A) (1) filings pursuant to the UCC or the PPSA in the office of the Secretary of State (or similar central filing office) of the relevant State, Province or Territory or elsewhere as required by the UCC or the PPSA (or such multiple combination thereof as may be required to achieve perfection), and (2) filings in CIPO with respect to Intellectual Property as expressly required by the Loan Documents, and (B) subject to any intercreditor arrangements entered into pursuant to this Agreement, delivery to the Administrative Agent to be held in its possession of all Collateral consisting of Instruments, notes and debt securities, tangible chattel paper and certificated Capital Stock to the extent required by Section 5.1;

(ii) to enter into any control agreement with respect to any Deposit Accounts, Securities Accounts or Futures Accounts other than to the extent required under Section 5.1(d) below or Section 2.21 of the Credit Agreement;

(iii) to take any actions (other than the actions listed in clause (i)(A) or (B) above) with respect to any assets located outside of the United States or Canada; or

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(iv) to take any actions in any jurisdiction other than the United States or Canada (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any country other than Canada (or any political subdivision thereof).

(c) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral, (iii) each Grantor shall remain liable under each of its agreements included in the Collateral, and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Administrative Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iv) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

(d) Notwithstanding the foregoing or anything else contained herein, the Liens granted hereunder by each Grantor shall only secure the Canadian Obligations and shall not secure any (i) US Borrower Obligations or (ii) the Obligations of any other Loan Party that is not a Canadian Loan Party.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the Issuing Banks to enter into the Credit Agreement with respect to the Canadian Borrower Obligations and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Canadian Borrowers thereunder, each Grantor hereby, jointly and severally, represents and warrants to the Secured Parties that:

4.1. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No effective financing statement, fixture filing or other public notice under applicable law with respect to all or any part of the Collateral, is on file or of record in any public office, except those (i) as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or the other Loan Documents or as are permitted by the Credit Agreement or (ii) for which proper authorized termination statements have been delivered to Administrative Agent (or its designee) for filing.

4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable and, subject to any Permitted Liens, first lien security interests in all of the Collateral in favor of the Administrative Agent, for

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the benefit of the Secured Parties, as collateral security for the Canadian Obligations, enforceable against each applicable Grantor in accordance with the terms hereof, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought in proceedings in equity or at law) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(b)(i), as of the most recent Applicable Date, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in CIPO and such other actions as specified on Schedule 3 (as such schedule may be amended from time to time) have been completed and upon the payment of all filing fees, will be perfected and are prior to the Liens on the Collateral of any other Person (except for Permitted Liens).

4.3. Name; Jurisdiction of Organization, etc. As of the most recent Applicable Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization and the Organizational Documents of such Grantor), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4 (as such schedule may be amended from time to time). Except as specified on Schedule 4 (as such schedule may be amended from time to time), no Person that is a Grantor on the date hereof has changed its name, jurisdiction of organization, chief executive office or sole place of business (as the case may be) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the five year period immediately prior to the Applicable Date.

4.4. Investment Property and Pledged Securities. (a) Such Grantor is the record and beneficial owner of all Pledged Capital Stock pledged by it hereunder which is issued by any Subsidiary of a Grantor, and such Grantor has good title to all such Pledged Capital Stock and (except for such failure to have good title as would not conflict with Section 3.7 of the Credit Agreement) to all other Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b) Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock owned by such Grantor, and such Pledged Capital Stock as of such Applicable Date constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes, owned by any Grantor that are required to be delivered to the Administrative Agent pursuant to Section 5.1(a). Schedule 6 hereto sets forth under the headings “Securities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts and Deposit Accounts required to be perfected or subject to a control agreement pursuant to Section 2.21 of the Credit Agreement. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meanings of the PPSA and

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the STA) over, or any other interest in, any such Securities Account or Deposit Account or any securities, futures contracts or other property credited thereto.

(c) The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor. All the shares of the Pledged Capital Stock issued by the Grantors or any other Canadian Subsidiary of Holdings have been duly and validly authorized and issued and are fully paid and non-assessable and no Grantor is in default of its obligations under any Organizational Document.

(d) All the Pledged Debt Securities and Pledged Notes issued by the Grantors and their Subsidiaries have been duly and validly authorized and issued and are legal, valid and binding obligations of the issuers thereof.

(e) Each Grantor (i) as of the most recent Applicable Date, is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 2 (as such schedule may be amended from time to time) as owned by such Grantor and (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Securities, except as permitted by the Credit Agreement.

(f) Except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Securities are and will continue to be freely transferable and assignable, and as of the most recent Applicable Date, none of the Pledged Securities is or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise affect the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.

4.5. Intellectual Property. (a) Schedule 5 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date all issued Patents and pending Patent applications of any Grantor with CIPO, all registered Copyrights and pending Copyright applications of any Grantor with CIPO, all registered Designs and pending Design applications of any Grantor with CIPO, and all registered Trademarks and pending Trademark applications of any Grantor with CIPO (collectively, “Registered Intellectual Property”).

(b) Except as would not have or reasonably be expected to have a Material Adverse Effect:

(i) each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted or as proposed to be conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;

(ii) on the date hereof, all Intellectual Property owned or exclusively licensed by such Grantor is valid, unexpired and enforceable, does not Infringe the intellectual property rights of any other Person, and to such Grantor’s

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knowledge, is not being Infringed by any other Person, and all Registered Intellectual Property has not expired or been abandoned;

(iii) as of the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property in any respect, and such Grantor knows of no valid basis for same; and

(iv) no action or proceeding is pending or, to the knowledge of such Grantor, threatened or imminent, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein.

4.6. Perfection Certificate. Each Perfection Certificate delivered by a Grantor pursuant to the terms of the Credit Agreement has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete as of the date of such Perfection Certificate.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, until the Discharge of Canadian Borrower Obligations, in each case subject to the requirements of any intercreditor arrangements entered into pursuant to this Agreement:

5.1. Delivery of Pledged Securities; Certificated Securities. (a) If any of the Collateral consists of an Instrument, Certificated Security, Chattel Paper, note or debt security with a principal amount of $3,000,000 or more, such Instrument, note or debt security shall be delivered to the Administrative Agent (i) on the Closing Date (in the case of any such Collateral owned by a Grantor on the Closing Date, but subject to the Limited Conditionality Provision) or (ii) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral consisting of Capital Stock of a Subsidiary of a Grantor is a “security” within the meaning of the STA and is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Administrative Agent (i) on the Closing Date (in the case of any such Collateral owned by a Grantor that is evidenced or represented by a certificate on the Closing Date, but subject to the Limited Conditionality Provision) or (ii) in the case of any other such Collateral that is acquired or becomes evidenced or represented by a certificate after the Closing Date, promptly after such Collateral is acquired or becomes so evidenced or represented and in any event no later than the date of delivery of

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financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral or the date on which such Collateral becomes so evidenced or represented (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(c) Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder is a “security” within the meaning of the STA, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder that is not a “security” within the meaning of the STA, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of the STA, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is delivered to the Administrative Agent (x) on the Closing Date (in the case of any such certificate owned by a Grantor on the Closing Date), (y) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Administrative Agent may agree in its reasonable discretion) or (z) promptly after such interest becomes represented by a certificate after the Closing Date (in the case Grantor elects to have such interest certificated after the dates specified in clause (x) or (y), as applicable) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date on which such Collateral becomes so represented (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case pursuant to the terms hereof.

(d) If any of the Collateral is or shall become an Uncertificated Security, such Grantor shall promptly (and, in any event, no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date on which such Collateral is acquired or becomes an Uncertificated Security (or such later date as the Administrative Agent may agree in its reasonable discretion)) notify the Administrative Agent thereof and, at the Administrative Agent’s request and option upon the occurrence and during the continuation of an Event of Default, cause the Issuer thereof (which Issuer may be another Grantor) either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent and to the transfer of any Pledged Security to the Administrative Agent or its nominee following the occurrence and

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during the continuation of an Event of Default and, if an Event of Default has occurred and is continuing, to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security that are included in the Collateral.

(e) Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be deemed attached hereto as part of Schedule 2 (as such schedule may be amended from time to time); provided that failure to attach any such schedule shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

5.2. Maintenance of Insurance. Such Grantor will maintain insurance on all its property as and to the extent required by Sections 5.5(a)(ii) and 5.5(b) of the Credit Agreement, and furnish to the Administrative Agent, upon reasonable written request by the Administrative Agent, information in reasonable scope and detail as to the insurance carried.

5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.1 hereof, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 hereof until the Collateral is released from such security interest pursuant to the terms of Section 9.14 of the Credit Agreement or by operation of law or by agreement of the requisite Lenders or all Lenders with respect to the Canadian Obligations and shall cause such Collateral to remain free of Liens other than Permitted Liens.

(b) Each Grantor agrees to use its commercially reasonable efforts to maintain, at its own cost and expense, complete and accurate records in all material respects with respect to the Collateral owned by it, in any event to include complete accounting records in all material respects with respect to all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the identity, amount and location of any Collateral.

(c) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting and perfecting of the security interests, (ii) the filing of any financing statements or financing change statements under the PPSA in effect in any applicable jurisdiction within the Canada with respect to the security interests created hereby and (iii) the entry into control agreements or delivery of evidence of “control” in accordance with Section 2.21 of the Credit Agreement. Each Grantor will provide to the Administrative Agent from time to time upon reasonable

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request, evidence reasonably satisfactory to the Administrative Agent as to the perfection (to the extent required by this Agreement) and priority of the Lien created or intended to be created pursuant to this Agreement.

5.4. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon prior or substantially concurrent written notice to the Administrative Agent and prompt delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements, financing change statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, (i) change its jurisdiction of organization or the location of its chief executive office or the sole place of business from that referred to on Schedule 4 (as such schedule may be amended from time to time), (ii) change its name, (iii) change its type of organization or (iv) cause or permit any Collateral having a fair market value of $100,000 or more individually or in the aggregate to be located in any province or territory of Canada that is not set forth in Section II(D) of the Perfection Certificate.

5.5. Intellectual Property. (a) Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business. Each Grantor shall take all commercially reasonable steps which it (or during the continuation of an Event of Default, the Administrative Agent) deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property.

(b) Whenever such Grantor either by itself or through any agent, employee, licensee or designee, shall acquire, become the exclusive licensee of, or file an application for the registration of any Intellectual Property included in the Collateral with CIPO, such Grantor shall report such filing to the Administrative Agent in accordance with and to the extent required by Section 5.9(a) of the Credit Agreement. Upon request of the Administrative Agent, subject to Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in any Collateral consisting of any Copyright, Patent, Trademark or other Intellectual Property of such Grantor registered in CIPO.

(c) Such Grantor will take all reasonable and necessary steps if and to the extent such Grantor shall deem appropriate in its reasonable business judgment under the circumstances, including in any proceeding before CIPO, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property included in the Collateral owned by such Grantor (including the payment of required fees and taxes, the filing of applications for renewal or extension, affidavits of use and incontestability, and the participation in interference, reexamination, opposition or cancellation of Infringement proceedings).

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(d) Such Grantor agrees to execute an Intellectual Property Security Agreement, with respect to its Registered Intellectual Property included in the Collateral in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with CIPO, as and when required by Section 5.9 of the Credit Agreement or Section 5.5(e) below.

(e) Such Grantor agrees that, should it obtain an ownership interest in any item of Registered Intellectual Property included in the Collateral which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 hereof shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Intellectual Property Collateral. Upon the reasonable request of the Administrative Agent after notice of any newly acquired, created or developed registered Intellectual Property owned by such Grantor pursuant to Section 5.9(a) of the Credit Agreement, such Grantor shall promptly execute an Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property, in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with CIPO.

SECTION 6. REMEDIAL PROVISIONS

6.1. Communications with Obligors; Grantors Remain Liable. The Administrative Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the Account Debtor or counterparty on any Receivable constituting Collateral of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral directly to the Administrative Agent.

6.2. Pledged Securities. (a) Unless (i) an Event of Default shall have occurred and be continuing and (ii) the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor shall be permitted to (x) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the

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benefit of the Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or instrument of assignment), and (y) exercise all voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of the Administrative Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same or which would violate any provision of this Agreement or any other Loan Document.

(b) If (i) an Event of Default shall occur and be continuing and (ii) the Administrative Agent shall have given written notice to the Initial Borrower and the relevant Grantor(s) of the Administrative Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders): (i) the Administrative Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Canadian Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Administrative Agent, and each Grantor will, upon request, promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Administrative Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request, and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent promptly following demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

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(c) Any notice given by the Administrative Agent to the Initial Borrower or any Grantor under this Section 6.2 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(d) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

6.3. Proceeds to be Turned Over to Administrative Agent. If an Event of Default shall occur and be continuing, at the written request of the Administrative Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and cheques shall be held in trust by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if reasonably required). All such Proceeds of Collateral received by the Administrative Agent under this Section 6.3 shall be held by the Administrative Agent in a Collateral Account maintained by the Administrative Agent or subject to a control agreement in form and substance satisfactory to the Administrative Agent. All such Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Canadian Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5 below) of Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 hereof, in payment of the Canadian Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Canadian Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such Canadian Obligations and the Administrative Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal fees and disbursements payable under the Credit Agreement and amounts payable

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under Section 2 of this Agreement) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Canadian Obligations constituting fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations, obligations under the Specified Hedge Agreements and, to the extent payable under clause First, legal fees and disbursements) payable to the Secured Parties (including legal fees and disbursements payable under the Credit Agreement and amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements, ratably among the holders of such Canadian Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Obligations constituting unpaid principal of the Loans and LC Disbursements, and, to the extent required under Section 2.7(j) of the Credit Agreement, to cash collateralize the portion of such LC Disbursements comprised of the aggregate undrawn amounts of Letters of Credit, ratably among the holders of such Canadian Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of amounts then due and payable under Canadian Obligations constituting Specified Hedge Agreements and Cash Management Obligations then due and payable and all other Canadian Obligations of the Canadian Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Canadian Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Canadian Obligations have been paid in full, to the relevant Canadian Borrower or as otherwise required by applicable law.

Notwithstanding the foregoing, amounts received from any Grantor that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Grantor. For the avoidance of doubt, no assets that are described in clause (8) of Excluded Assets shall be used to support any US Borrower Obligations.

(b) The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Administrative Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

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(c) Amounts used to cash collateralize Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Obligations, if any, in the order set forth above.

(d) Notwithstanding the foregoing, Canadian Obligations arising in connection with Cash Management Services or under Specified Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualified Counterparty or applicable Grantor; provided that in no event shall proceeds of any Collateral of any Grantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act be applied to any Excluded Swap Obligations.

6.5. PPSA and Other Remedies. (a) Upon (i) the occurrence and during the continuance of an Event of Default, and (ii) the Administrative Agent’s notice of its intent to exercise such rights to the relevant Grantor or Grantors, each Grantor agrees to deliver each item of Collateral to the Administrative Agent promptly after demand therefor, and it is agreed that the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Canadian Obligations, all rights and remedies of a secured party under the PPSA (whether or not the PPSA applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses (other than the defense of payment or performance of the Discharge of Canadian Borrower Obligations), advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the PPSA with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or

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may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In the event of a sale of any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Canadian Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Canadian Obligations paid in full. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Administrative Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay

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rent and take possession thereof with or without judicial process. The Administrative Agent shall have no obligation to marshal any of the Collateral.

(b) The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable out-of-pocket costs and expenses of the Administrative Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable out-of-pocket legal fees and disbursements, to the payment in whole or in part of the Canadian Obligations in accordance with Section 6.4 and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law with respect to the Canadian Obligations, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under applicable securities laws (“Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a prospectus or registration statement in respect of such Collateral or part thereof shall have been filed under applicable Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after such a filing as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 6.5 will apply notwithstanding the

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existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

6.6. Remedies for Intellectual Property. (a) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to take any of or all of the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).

(b) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive and assignable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided that such license shall automatically terminate upon the Discharge of Canadian Borrower Obligations. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default or the Discharge of Canadian Borrower Obligations.

6.7. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Canadian Obligations and the fees and disbursements of any legal counsel employed by any Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, until the termination of this Agreement:

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(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes, assessments, charges, fees, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance with respect to such Collateral called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents;

(iv) execute, in connection with the exercise of any right or remedy provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) send verifications of Receivables to any Account Debtor; (5) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (6) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (7) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (8) assign any Copyright, Patent or Trademark

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(along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 6.6(b) hereof) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (9) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given Holdings, the Initial Borrower and the Grantors prior written notice of its intent to exercise remedies under this Agreement (it being understood and agreed that the failure of the Administrative Agent to provide notice pursuant to this paragraph shall not alter the Administrative Agent’s ability to foreclose upon, or any other rights it may have with respect to, any Collateral).

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within any applicable period of grace.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans denominated in Canadian Dollars (regardless of whether ABR Loans denominated in Canadian Dollars are then outstanding) under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, consents to the exercise by the Administrative Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the termination of this Agreement.

7.2. Duty of Administrative Agent. Neither the Administrative Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents,

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attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Administrative Agent has been appointed as administrative agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and non-appealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct (including a material breach of their obligations under the Loan Documents).

7.3. Execution of Financing Statements; Intellectual Property Filings. (a) Each Grantor hereby authorizes the Administrative Agent to file or record financing statements, financing change statements and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Administrative Agent reasonably determines is necessary or advisable. Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(b) The Administrative Agent is authorized to file with CIPO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in CIPO, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents.

7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no

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Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. No Individual Enforcement, Etc.. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Canadian Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Canadian Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Administrative Agent to credit bid all or any part of the Canadian Obligations held by it.

7.6. Qualified Counterparties. No Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Security Documents, shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

SECTION 8. INDEMNITY, SUBROGATION AND SUBORDINATION

8.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), each Canadian Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement on behalf of such Canadian Borrower, such Canadian Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part a claim of any Secured Party with respect to any Canadian Borrower, such Canadian Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

8.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Canadian Obligation, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Canadian Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the relevant Canadian Borrower(s) as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor

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becoming a party hereto pursuant to Section 9.14 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment. Notwithstanding the foregoing, to the extent that any claiming Party’s right to indemnification hereunder arises from a payment or sale of assets made to satisfy secured Canadian Borrower Obligations constituting Swap Obligations, only those Contributing Guarantors for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such claiming Party with the fraction set forth in the second preceding sentence.

8.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Obligations. No failure on the part of any Canadian Borrower or any Guarantor to make payments of indemnity, contribution or subrogation (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) Each Canadian Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Canadian Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Obligations, to the extent required by the second to last proviso in Section 6.7 of the Credit Agreement.

8.4. Indemnity. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be a contract of surety and not a primary obligation of any Guarantor. As a separate and distinct obligation to its guarantee hereunder, each Guarantor agrees to indemnify and hold harmless each Secured Party from and against all losses and damages suffered or incurred by such Secured Party as a result of any Person failing to make punctual payment of all Canadian Obligations when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise; provided that the amount payable pursuant to this Section 8.5 at any time shall not exceed the Canadian Obligations at such time.

SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement, provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Administrative Agent.

9.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor

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shall be addressed to such Guarantor at its notice address set forth on Schedule 1 (as such schedule may be amended from time to time).

9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party to the extent any Canadian Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement, including the reasonable out-of-pocket fees and disbursements and other charges of such legal counsel to the Administrative Agent and the Secured Parties as any Canadian Borrower would be required to pay or reimburse pursuant to Section 9.3 of the Credit Agreement, in each case, solely with respect to the Canadian Obligations.

(b) Each Guarantor agrees to pay, and to hold each Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral pledged hereunder or in connection with any of the transactions contemplated by this Agreement, in each case, to the extent any Canadian Borrower would be required to do so pursuant to Section 2.16(b) of the Credit Agreement.

(c) Each Guarantor agrees to pay, and to hold the Lenders, the Issuing Banks and the Administrative Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the Canadian Borrowers would be required to do so pursuant to Section 9.3 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Canadian Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

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(e) Each Grantor agrees that the provisions of Section 2.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

9.6. Set-off. Each Grantor hereby irrevocably authorizes each Secured Party (other than a Qualified Counterparty) to the extent that such Secured Party holds or is owed Canadian Obligations, at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Canadian Obligations constituting Cash Management Obligations and Specified Hedge Agreements), while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust account maintained in the ordinary course of business) in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, in each case, to the extent the Canadian Borrowers would be required to do so pursuant to Section 9.8 of the Credit Agreement. If any right of set-off is exercised by any Qualified Counterparty pursuant to the terms of any Specified Hedge Agreement or Secured Cash Management Agreement, such Qualified Counterparty hereby agrees to deliver to the Administrative Agent the value of the set-off and appropriation permitted by this Section 9.6 for application in accordance with Section 6.4. Each such Secured Party shall notify the Administrative Agent and such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have. Notwithstanding anything to the contrary in the foregoing, (i) no Secured Party shall exercise any right of set off in respect of any Controlled Account other than the Administrative Agent acting in its capacity as such and (ii) in no event shall the cash collections from any Grantor hereunder be applied to any US Borrower Obligations.

9.7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the

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Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9. Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10. Integration. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or any other Loan Document. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent represent the entire agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

9.11. GOVERNING LAW. This Agreement (including terms incorporated by reference to any other agreement) and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

9.12. Submission to Jurisdiction; Waivers; Process Agent. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the Province of Ontario and the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Agent or Lender may bring an action or proceeding in a jurisdiction where Collateral is located.

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(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted or required by law.

(d) Without limiting the foregoing, each of the Grantors hereby irrevocably designates, appoints and empowers as of the Closing Date, CT Corporation System (the “Process Agent”), with an office on the Closing Date at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its authorized designee, appointee and agent to receive, accept and acknowledge on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to such Grantor, in care of the Process Agent at the Process Agent’s above address, and each of the Grantors hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each of the Grantors further agrees to take any and all such action as may be necessary to maintain the designation and appointment of the Process Agent in full force in effect for a period of three years following the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (other than contingent amounts not then due and payable); provided, that if the Process Agent shall cease to act as such, each such Grantor agrees to promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes reasonably satisfactory to the Administrative Agent hereunder.

9.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.14. Additional Grantors. Each Canadian Subsidiary that is required to become a party to this Agreement pursuant to Section 5.9(c) of the Credit Agreement shall become a

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Grantor and a Guarantor for all purposes of this Agreement upon execution and delivery by such Canadian Subsidiary of an Assumption Agreement. Upon execution and delivery by the Administrative Agent and such Canadian Subsidiary of a supplement in the form of Annex 1 hereto, such Canadian Subsidiary shall become a Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

9.15. Releases. (a) Upon the Discharge of Canadian Borrower Obligations, this Agreement and the Liens granted hereby (including any irrevocable licenses granted to the Administrative Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release, and the Canadian Obligations of the Guarantors hereunder shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by any Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of the Canadian Obligations of the Guarantors hereunder.

(b) In the event that any Grantor conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Grantor to a Person that is not (and is not required hereunder to become) a Grantor hereunder in a transaction permitted under the Credit Agreement, the Liens created hereunder in respect of such Capital Stock or assets (including any irrevocable licenses granted to the Administrative Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release of Liens hereunder in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset (including Mortgaged Property) constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of any Grantor and at such Grantor’s expense, the Administrative Agent agrees to promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such action and execute such documents (including Mortgage release documents) as may be reasonably requested by any Grantor and at such Grantor’s expense to terminate, discharge and release (or to further document and evidence the termination and release of) the Liens created hereunder in respect of such assets. In the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or

35

Holdings elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Canadian Obligations created hereunder in respect of such Guarantor (and all Liens granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by such Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of such Liens and such Guarantor’s Canadian Obligations hereunder. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset or Subsidiary of any Grantor shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement, financing change statement or discharge with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under section 56 of the PPSA of Ontario or any similar provision of any other PPSA.

(d) All releases or other documents delivered by the Administrative Agent pursuant to this Section 9.15 shall be without recourse to, or warranty by, the Administrative Agent.

9.16. No Fiduciary Duty. Each Grantor agrees that the provisions of Section 9.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

9.17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.18. [Reserved].

9.19. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor hereunder to honor all of its obligations under this Agreement in respect of Swap Obligations of a Canadian Loan Party (provided,

36

however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the Discharge of Canadian Borrower Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.20. Joint and Several Liability. Notwithstanding any other provision contained herein, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the guarantees of Canadian Obligations hereunder, to the extent such guarantees are secured, shall be several obligations of each Grantor.

9.21. Limitations Act, 2002 (Ontario). Each of the parties hereto agree that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario), as amended from time to time, or any other applicable law limiting the time for which an action may be commenced shall be excluded from application to the obligations of each Guarantor hereunder and any undertaking, covenant, indemnity or other agreement of each Guarantor hereunder, in each case to fullest extent permitted by such Act or applicable law.

(signature pages follow)

37

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INITIAL CANADIAN BORROWERS:

WINROC-SPI CORPORATION

By:	/s/ Ruben Mendoza
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

1974303 ALBERTA LTD.

By:	/s/ Ruben Mendoza
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[Canadian ABL Guarantee And Collateral Agreement]

ADMINISTRATIVE AGENT:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[Canadian ABL Guarantee and Collateral Agreement]

Schedules to

Canadian ABL Guarantee and Collateral Agreement

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5	Copyrights, Patents, Trademarks and Other Intellectual Property
Schedule 6	Accounts

Schedule 1

Notice Addresses of Grantors

To each of the Guarantors:

c/o Foundation Building Materials, LLC

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: John Gorey

Facsimile: 714-734-3974

Telephone: 714-380-3127

with copies (which shall not constitute notice) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1700

Dallas, TX 75204

Attention: Kyle Volluz

Facsimile: 214-515-6924

Telephone: 214-515-6824

and

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Joerg H. Esdorn

Facsimile: 212-351-5276

Telephone: 212-351-3851

Schedule 1—Page 1

Schedule 2

Description of Pledged Investment Property

Pledged Capital Stock

None.

Pledged Debt Securities:

None.

Pledged Notes:

1)	Canadian Intercompany Subordinated Promissory Note, dated as of August 9, 2016 by and among LSF9 Cypress Holdings LLC and its subsidiaries party thereto from time to time.

Schedule 2—Page 1

Schedule 3

Filings and other Actions Required to Perfect Security Interests

Pledged Investment Property:

•	Delivery to the Administrative Agent.

PPSA Filings:

Name of Loan Party	Filing Jurisdiction

Winroc-SPI Corporation	Alberta, British Columbia, Saskatchewan, Ontario and Manitoba

1974303 Alberta Ltd.	Alberta, British Columbia, Saskatchewan, Ontario and Manitoba

UCC Filings:

Name of Loan Party	Filing Jurisdiction

Winroc-SPI Corporation	District of Columbia

1974303 Alberta Ltd.	District of Columbia

Intellectual Property

•	Filing of Intellectual Property Security Agreements with CIPO.

Accounts

•	None

Real Estate

•	None

Schedule 3—Page 1

Schedule 4

Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office

Name of Loan Party	Jurisdiction of Organization/ Formation	Address of Chief Executive Office (or for natural persons, residence)
Winroc-SPI Corporation	Alberta	2711 North Haskell Avenue, Suite 1800 Dallas, TX 75204

1974303 Alberta Ltd.	Alberta	2711 North Haskell Avenue, Suite 1800 Dallas, TX 75204

Schedule 4—Page 1

Schedule 5

Copyrights, Designs, Patents, Trademarks and Other Intellectual Property

1.	Copyrights, Copyright Applications and Copyright Licenses

None.

2.	Patents, Patent Applications and Patent Licenses

None.

3.	Trademarks, Trademark Applications and Trademark Licenses

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.
Winroc-SPI Corporation	WINROC		Registered	2207560

Winroc-SPI Corporation	WINROC-SPI (word)		Pending In-Use	TMA935908 (Canada)/ 86343244 (USA)

Winroc-SPI Corporation	Winroc-SPI (design) US application contains a color claim:		Pending In-Use	TMA935907 (Canada)/ 86343307 (USA)

Winroc-SPI Corporation	WINROC (word)		Registered	TMA628650 (Canada)/ 2207560 (USA)

Winroc-SPI Corporation	Winroc (design)		Registered	TMA628406 (Canada)

Schedule 5—Page 1

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.
Winroc-SPI Corporation	PROLINE PLUS (word)		Registered	TMA853073(Canada)/ 4706070 (USA)

Winroc-SPI Corporation	Proline Plus (design)		Registered	TMA853076(Canada)/4460814 (USA)

Winroc-SPI Corporation	ALLPRO		Registered	TMA435814 (Canada)

Winroc-SPI Corporation	ALLROC (word)		Registered	TMA628649(Canada)/2234931 (USA)

Winroc-SPI Corporation	Allroc (design)		Registered	TMA636,511 (Canada)

Winroc-SPI Corporation	FACKOURY’S BUILDING SUPPLIES		Common law mark (not registered) Previously acquired company – registered in Ontario

Winroc-SPI Corporation	LEON’S INSULATION		Common law mark (not registered) Previously acquired company – registered in Ontario

Schedule 5—Page 2

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.
197403 Alberta Ltd.	BURNABY INSULATION		Common law mark (not registered) Previously acquired company – registered in British Columbia and Alberta
Winroc-SPI Corporation	INTERIOR BUILDING SUPPLIES		Previously acquired company – registered in Windsor, London, and Cambridge, Ontario Canada

4.	Domain Names

Domain Name	Creation Date	Expiration Date	Registrant Name/Organization	Registrar
Allrocdsd.ca	7/12/2013	7/12/2016	Not available	Tucows
Allroctool.ca	7/12/2013	7/12/2016	Not available	Tucows
Burnabyinsulation.ca	12/20/2012	12/20/2016	Not available	Tucows
Constructionproductsdistribution.ca	9/6/2011	9/6/2016	The Winroc Corporation	Tucows
Leonsinsulation.ca	1/15/2013	1/15/2017	Not available	Tucows
Marjam.ca	2/22/2011	2/22/2021	The Winroc Corporation	Network Solutions Canada
Prolineplus.ca	9/7/2011	9/7/2016	Not available	Tucows
spi-co.ca	1/15/2013	1/15/2017	Not available	Tucows
Spiwinroc.ca	9/6/2013	9/6/2016	Not available	Tucows
Superiorcpd.ca	9/1/2011	9/1/2016	The Winroc Corporation	Network Solutions Canada
Superiorplusconstructionproductsdistribution.ca	9/19/2011	9/19/2016	Construction Products Distribution Inc.	Tucows
Superiorpluscpd.ca	9/6/2011	9/6/2016	The Winroc Corporation	Network Solutions Canada

Schedule 5—Page 3

Domain Name	Creation Date	Expiration Date	Registrant Name/Organization	Registrar
Winroc.ca	11/9/2010	11/9/2016	Not available	Tucows
Winrocbc.ca			Available
Winrock.ca	1/14/2013	1/14/2017	Not available	Tucows
Winrocspi.ca	9/6/2013	9/6/2016	Not available	Tucows
winroc-spi.ca	1/3/2014	1/3/2017	Not available	National CA Domains

Schedule 5—Page 4

Schedule 6

Accounts

Securities Accounts: None.

Deposit Accounts: None.

Schedule 6—Page 1

Exhibit A to

Canadian ABL Guarantee and Collateral Agreement

FORM OF CANADIAN ABL INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “IP Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of GOLDMAN SACHS BANK USA, as administrative agent (together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement referred to below).

WHEREAS, LSF9 Cypress Parent LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company, and certain subsidiaries of Holdings party thereto have entered into an ABL Credit Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks, the Administrative Agent and Bank of America, N.A., as collateral agent. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement (such meanings to be determined as if such terms were to be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario).

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Canadian Borrowers under the Credit Agreement that the Grantors shall have executed and delivered that certain Canadian ABL Guarantee and Collateral Agreement, dated as of August 9, 2016, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Canadian Guarantee and Collateral Agreement”).

WHEREAS, under the terms of the Canadian Guarantee and Collateral Agreement, the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the Grantors’ right, title, and interest in and to certain Collateral, including certain of their Copyrights, Trademarks and Patents and have agreed as a condition thereof to execute this IP Security Agreement with respect to certain of their Copyrights, Trademarks and Patents in order to record the security interests granted therein with the Canadian Intellectual Property Office (or any successor office or other applicable government registry).

NOW, THEREFORE, in consideration of the above premises, the Grantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1 Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “IP Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Canadian Obligations (as defined in the Canadian Guarantee and Collateral Agreement):

(a) (i) all Canadian copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 1, and (ii) the rights to print, publish and distribute any of the foregoing (“Copyrights”);

(b) all Copyright Licenses (as defined in the Canadian Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 1;

(c) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Canadian Guarantee and Collateral Agreement) and misappropriations of any of the property described in (a) and (b) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (a) and (b) above (the items described in (a), (b) and (c), collectively, the “Copyright Collateral”);

(d) (i) all Canadian trade-marks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 2 and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above (collectively, the “Trademarks”);

(e) all Trademark Licenses (as defined in the Canadian Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 2;

(f) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Canadian Guarantee and Collateral Agreement) and misappropriations of any of the property described in (d) and (e) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (d) and (e) above (items described in clauses (d), (e) and (f), collectively, the “Trademark Collateral”);

(g) (i) all Canadian patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 3, all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all

A-2

inventions and improvements described and claimed therein and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon (collectively, the “Patents”);

(h) all Patent Licenses (as defined in the Canadian Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 3; and

(i) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Canadian Guarantee and Collateral Agreement) and misappropriations of any of the property described in (g) and (h) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (g) and (h) above (items described in (f), (g) and (h), collectively, the “Patent Collateral”).

(j) (i) all Canadian industrial designs, including each industrial design identified in Schedule 4, and all registrations, recordings and pending applications thereof, and (ii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon (collectively, the “Patents”);

(k) all Design Licenses (as defined in the Canadian Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 4; and

(l) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Canadian Guarantee and Collateral Agreement) and misappropriations of any of the property described in (j) and (k) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (j) and (k) above (items described in (j), (k) and (l), collectively, the “Design Collateral”).

SECTION 2 Excluded Assets. Notwithstanding anything to the contrary in this IP Security Agreement, none of the Excluded Assets shall constitute IP Collateral.

SECTION 3 Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4 GOVERNING LAW. THIS IP SECURITY AGREEMENT (INCLUDING TERMS INCORPORATED BY REFERENCE TO ANY OTHER AGREEMENT) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS IP SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

A-3

SECTION 5 Conflict Provision. This IP Security Agreement has been entered into in conjunction with the provisions of the Canadian Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Canadian Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this IP Security Agreement are in conflict with the Canadian Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Canadian Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

SECTION 6 [Reserved].

SECTION 7 Notice. Each party to this IP Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 of the Canadian Guarantee and Collateral Agreement. Nothing in this IP Security Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[signature pages follow]

A-4

IN WITNESS WHEREOF, each of the undersigned has caused this IP Security Agreement to be duly executed and delivered as of the date first above written.

WINROC-SPI CORPORATION
1974303 ALBERTA LTD.

By:
Name:
Title:

[ABL IP SECURITY AGREEMENT]

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Name:
Title:

[ABL IP SECURITY AGREEMENT]

Schedule 1

COPYRIGHTS

Schedule 2

TRADEMARKS

Schedule 3

PATENTS

Schedule 4

DESIGNS

Exhibit B to

Canadian ABL Guarantee and Collateral Agreement

FORM OF SUBORDINATED INTERCOMPANY NOTE

[To be provided under separate cover]

Annex 1 to

Canadian ABL Guarantee and Collateral Agreement

ABL ASSUMPTION AGREEMENT, dated as of [                    ], made by                     , a                      (the “Additional Grantor”), in favor of Goldman Sachs Bank USA, as administrative agent (together with its successors in such capacity, the “Administrative Agent”) for (i) the Lenders and the Issuing Banks from time to time parties to the Credit Agreement referred to below, in each case, solely to the extent that such Lender or Issuing Bank holds or is owed Canadian Borrower Obligations (as defined in the Canadian Guarantee and Collateral Agreement), and (ii) the other Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement or the Canadian Guarantee and Collateral Agreement, as applicable.

W I T N E S E T H:

WHEREAS, LSF9 Cypress Parent LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company and certain subsidiaries of Holdings party thereto have entered into an ABL Credit Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks, the Administrative Agent and Bank of America, N.A., as collateral agent.

WHEREAS, in connection with the Credit Agreement, the Canadian Borrowers (other than the Additional Grantor) have entered into the Canadian ABL Guarantee and Collateral Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Canadian Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Canadian Guarantee and Collateral Agreement;

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Canadian Guarantee and Collateral Agreement;

WHEREAS, the Grantors have entered into the Canadian Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit, in each case, to the Canadian Borrowers. Section 9.14 of the Canadian Guarantee and Collateral Agreement provides that additional Canadian Subsidiaries may become Guarantors and Grantors under the Canadian Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Assumption Agreement. The undersigned Canadian Subsidiary (the “Additional Grantor”) is executing this Assumption Agreement in accordance with the requirements of the Credit Agreement to become a Guarantor and a Grantor under the Canadian Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued, in each case, to the Canadian Borrowers.

NOW, THEREFORE, IT IS AGREED:

1. Canadian Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Canadian Guarantee and Collateral Agreement, hereby becomes a party to the Canadian Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all terms and provisions of the Canadian Guarantee and Collateral Agreement applicable to it as a Grantor and Guarantor thereunder and assumes all obligations and liabilities of a Grantor and Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 5 to the Canadian Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Canadian Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

The Additional Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all of the Collateral wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations. Each reference to a “Grantor” or a “Guarantor” in the Canadian Guarantee and Collateral Agreement shall be deemed to include the Additional Grantor. The Canadian Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Except as expressly supplemented hereby, the Canadian Guarantee and Collateral Agreement shall remain in full force and effect.

2. Due Authorization. The Additional Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Assumption Agreement shall become effective when the Administrative Agent shall have

2

received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the Additional Grantor and the Administrative Agent. Delivery of an executed signature page to this Assumption Agreement by email or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Assumption Agreement.

4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT (INCLUDING TERMS INCORPORATED BY REFERENCE TO ANY OTHER AGREEMENT) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

5. Severability. In case any one or more of the provisions contained in this Assumption Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Canadian Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6. Communications. All communications and notices hereunder shall (except as otherwise expressly permitted by the Canadian Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Additional Grantor shall be given to it in care of the Initial Borrower as provided in Section 9.1 of the Credit Agreement.

7. Expenses. The Additional Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Assumption Agreement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent. The Additional Grantor agrees that the provisions of Section 9.4 of the Canadian Guarantee and Collateral Agreement are incorporated herein by reference, mutatis mutandis.

[signature pages follow]

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Name:
Title:

EXHIBIT A-2

to the ABL

Credit Agreement

FORM OF CANADIAN NY LAW ABL GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

CANADIAN NY LAW GUARANTEE AND COLLATERAL AGREEMENT

dated as of

August 9, 2016

among

WINROC-SPI CORPORATION,

1974303 ALBERTA LTD.

and THE OTHER GRANTORS referred to herein

in favor of

GOLDMAN SACHS BANK USA,

as Administrative Agent

7.2.	Duty of Administrative Agent	28
7.3.	Execution of Financing Statements; Intellectual Property Filings	28
7.4.	Authority of Administrative Agent	29
7.5.	No Individual Foreclosure, Etc	29
7.6.	Qualified Counterparties	29
SECTION 8.	INDEMNITY, SUBROGATION AND SUBORDINATION	30
8.1.	Indemnity and Subrogation	30
8.2.	Contribution and Subrogation	30
8.3.	Subordination	30
SECTION 9.	MISCELLANEOUS	31
9.1.	Amendments in Writing	31
9.2.	Notices	31
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	31
9.4.	Enforcement Expenses; Indemnification	31
9.5.	Successors and Assigns	32
9.6.	Set-off	32
9.7.	Counterparts	33
9.8.	Severability	33
9.9.	Section Headings	33
9.10.	Integration	33
9.11.	GOVERNING LAW	33
9.12.	Submission to Jurisdiction; Waivers; Process Agent	33
9.13.	Acknowledgments	34
9.14.	Additional Grantors	35
9.15.	Releases	35
9.16.	No Fiduciary Duty	36
9.17.	WAIVER OF JURY TRIAL	36
9.18.	[Reserved]	36
9.19.	Keepwell	36
9.20.	Joint and Several Liability	37

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SCHEDULES

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5	Copyrights, Patents, Trademarks and Other Intellectual Property
Schedule 6	Commercial Tort Claims
Schedule 7	Accounts

ANNEXES

Annex 1	Assumption Agreement

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CANADIAN NY LAW GUARANTEE AND COLLATERAL AGREEMENT dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) made by WINROC-SPI CORPORATION, an Alberta corporation and 1974303 ALBERTA LTD., an Alberta corporation (the “Initial Canadian Borrowers” and, together with any other Additional Borrower that is a Canadian Subsidiary, the “Canadian Borrowers”; the Initial Canadian Borrowers, together with each other Canadian Borrower and any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of GOLDMAN SACHS BANK USA, as administrative agent (together with its successors in such capacities, the “Administrative Agent”) for (a) the Lenders and Issuing Banks from time to time parties to the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LSF9 Cypress Parent LLC, LSF9 Cypress Holdings LLC, the other Borrowers (as defined therein) party thereto, including the Initial Canadian Borrowers and any other Canadian Borrowers from time to time, the several banks and other financial institutions or entities from time to time parties thereto as lenders and issuing banks, the Administrative Agent and Bank of America, N.A., as collateral agent (together with its successors in such capacities, the “Collateral Agent”), in each case, solely to the extent that such Lender or Issuing Bank holds or is owed Canadian Borrower Obligations, and (b) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Holdings and the Canadian Borrowers are members of an affiliated group of companies that includes each Grantor;

WHEREAS, pursuant to the Credit Agreement, certain Lenders and the Issuing Banks have severally agreed to make extensions of credit to the Canadian Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, Qualified Counterparties may from time to time enter into Specified Hedge Agreements with and provide Cash Management Services to the Canadian Borrowers and the other Grantors in accordance with the terms of the Credit Agreement;

WHEREAS, the Canadian Borrowers and the other Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and from such Specified Hedge Agreements and Cash Management Services; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Canadian Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; provided that each term defined in the New York UCC or the PPSA and not defined in this Agreement shall have the meaning specified in the New York UCC or the PPSA, as applicable.

(b) The following terms shall have the following meanings:

“Administrative Agent”: as defined in the preamble hereto.

“After-Acquired Intellectual Property”: as defined in Section 5.6(e).

“Agreement”: this Canadian NY Law Guarantee and Collateral Agreement.

“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Closing Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Closing Date, and (iii) with respect to a schedule to this Agreement that is amended or updated by a Grantor after the Closing Date pursuant to Section 5.9(c) of the Credit Agreement or from time to time, the date on which such Grantor provides such amendments or updates.

“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.

“Canadian Borrower Obligations”: the Obligations (as defined in the Credit Agreement) of the Canadian Borrowers and including the obligations of each Canadian Borrower arising under this Agreement, provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Canadian Borrower Obligations of such Grantor. For the avoidance of doubt, in no event shall the Canadian Borrower Obligations guaranteed or secured hereunder include any US Borrower Obligations (as defined in the Credit Agreement).

“Canadian Borrowers”: as defined in the preamble hereto.

“Canadian Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document or any Specified Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, Swap Obligations, Cash Management Obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document to which such Guarantor is a party); provided, however, that in no event shall Canadian Guarantor Obligations include obligations and liabilities in respect of any US Borrower Obligations (as defined in the Credit Agreement).

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“Canadian Obligations”: the collective reference to the Canadian Borrower Obligations of each Canadian Borrower and the Canadian Guarantor Obligations of each Guarantor; provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Canadian Obligations of such Grantor.

“Collateral”: as defined in Section 3(a).

“Collateral Account”: any collateral deposit account established by the Administrative Agent to hold cash pending application to the Canadian Obligations.

“Collateral Agent”: as defined in the preamble hereto.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright.

“Copyrights”: (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time), and (ii) the rights to print, publish and distribute any of the foregoing.

“Credit Agreement”: as defined in the preamble hereto.

“Discharge of Canadian Borrower Obligations”: the payment in full of the Canadian Borrower Obligations of each Canadian Borrower and termination and expiration of the Commitments in respect of the Canadian ABL Sublimit.

“Grantors”: as defined in the preamble hereto.

“Guarantors”: with respect to the Canadian Guarantor Obligations, the collective reference to each Grantor (other than the Canadian Guarantor Obligations with respect to such Grantor), and with respect to the Canadian Borrower Obligations for each Canadian Borrower, the collective reference to each Grantor other than such Canadian Borrower with respect to its own Canadian Borrower Obligations

“Holdings”: as defined in the preamble hereto.

“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” shall have a correlative meaning.

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“Initial Canadian Borrowers”: as defined in the preamble hereto.

“Intellectual Property”: the collective reference to all rights relating to intellectual property and industrial designs, whether arising under United States federal or state laws, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement”: an agreement substantially in the form of Exhibit A to the Canadian ABL Guarantee and Collateral Agreement or in a form reasonably satisfactory to the Administrative Agent and the Grantors party thereto.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries, including the subordinated Intercompany Note in the form attached as Exhibit B to the Canadian ABL Guarantee and Collateral Agreement.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC or as such term is defined in the PPSA including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements and all Securities Accounts, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities; provided that the term “Investment Property” shall not at any time include Excluded Assets.

“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.

“License”: any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule 5 (as such schedule may be amended from time to time).

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.

“Patents”: (i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 5 (as such schedule may be amended from time to time), all certificates of

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invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by such Grantor, including all shares of Capital Stock described on Schedule 2 (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Capital Stock shall not include any Excluded Asset.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 2 (as such schedule may be amended from time to time), provided that the Pledged Debt Securities shall not include any Excluded Asset.

“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor, including those listed on Schedule 2 (as such schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor, provided that the Pledged Notes shall not include any Excluded Asset.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.

“PPSA”: the Personal Property Security Act (Ontario) or any similar legislation of any other applicable Canadian jurisdiction, as amended from time to time.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC or as such term is defined in the PPSA and, in any event, shall include, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: all Accounts, Payment Intangibles and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or

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classified as a Payment Intangible and whether or not it has been earned by performance. References to Receivables shall include any Supporting Obligation or collateral securing such Receivables.

“Registered Intellectual Property”: as defined in Section 4.5(a).

“Secured Parties”: collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Issuing Banks, the Indemnitees (as defined in the Credit Agreement) and, with respect to any Specified Hedge Agreement or Cash Management Obligations, any Qualified Counterparty; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Grantor under this Agreement), in each case, solely to the extent that such Secured Party holds or is owed Canadian Obligations.

“Security”: as the context may require, the Liens granted by the Canadian Loan Parties as security for the Canadian Obligations or the Collateral subject to such Liens.

“Subordinated Intercompany Note”: the subordinated Intercompany Note in the form attached as Exhibit B to the Canadian ABL Guarantee and Collateral Agreement.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.

“Trademarks”: (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“UCC” or “Uniform Commercial Code”: the New York UCC or, where the context requires, the Uniform Commercial Code or any equivalent statute of any other relevant jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

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1.2. Other Definitional Provisions. (a) Except as otherwise expressly set forth herein, the rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(c) All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GUARANTEE

2.1. Guarantee. Each Guarantor unconditionally, absolutely and irrevocably guarantees, jointly with the other Guarantors and severally the due and punctual payment and performance of the Canadian Obligations. Each Guarantor further agrees that the Canadian Obligations may be increased, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any increase, extension or renewal of any Canadian Obligation. Each Guarantor waives presentment to, demand of payment from and protest to each of the Canadian Borrowers or any other Canadian Loan Party of any Canadian Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Debtor Relief Laws (after giving effect to the right of contribution established in Section 8.2).

2.2. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a continuing guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any Security held for the payment of the Canadian Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Grantors or any other person.

2.3. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Canadian Obligations, or any of the Loan Documents or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, the Canadian Obligations or any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to

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perfect any Lien on or security interest in, any Security held by the Administrative Agent or any other Secured Party for the Canadian Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Canadian Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Canadian Obligations). Each Guarantor expressly authorizes the Administrative Agent to take and hold Security for the payment and performance of the Canadian Obligations, to exchange, waive or release any or all such Security (with or without consideration), to enforce or apply such Security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Canadian Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of a Canadian Borrower or any other Canadian Loan Party or the unenforceability of the Canadian Obligations or any part thereof from any cause, or the cessation from any cause of the liability of a Canadian Borrower or any other Canadian Loan Party, other than the payment in full in cash of all the Canadian Obligations or the release of such Guarantor’s guarantee in accordance with Section 9.14 of the Credit Agreement. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any Security held by one or more of them for the Canadian Obligations by one or more judicial or nonjudicial sales, accept an assignment of any such Security in lieu of foreclosure, compromise or adjust any part of the Canadian Obligations, make any other accommodation with a Canadian Borrower or any other Canadian Loan Party or exercise any other right or remedy available to them against a Canadian Borrower or any other Canadian Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Canadian Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against a Canadian Borrower or any other Canadian Loan Party, as the case may be, or any Security for the Canadian Obligations.

2.4. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Canadian Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Canadian Borrower or any other Canadian Loan Party or otherwise.

2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of a Canadian Borrower or any other Canadian Loan Party to pay any Canadian Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Canadian Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against a Canadian Borrower or any other Canadian Loan Party

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arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 8.

2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Canadian Borrower’s and each other Canadian Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Canadian Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 3. GRANT OF SECURITY INTEREST

(a) Subject to Section 3(d), each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but subject to the last sentence of this Section 3(a), and subject to Section 3(d), the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations:

(i) all Accounts, including all Receivables;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts, Securities Accounts and Commodity Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter of Credit Rights;

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(xiii) all Money;

(xiv) all Goods not otherwise described above;

(xv) any Collateral Account;

(xvi) all Commercial Tort Claims listed on Schedule 6 (as such schedule may be amended from time to time, including pursuant to Section 5.6);

(xvii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xviii) to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral; provided, however, that a security interest shall immediately be granted to the Administrative Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Asset.

(b) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required pursuant to this Agreement:

(i) to take any action to perfect the security interests granted by this Agreement by any means other than by (A) (1) filings pursuant to the UCC (or, subject to clause (v) below, the PPSA) in the office of the Secretary of State (or similar central filing office) of the relevant State, Province or Territory or elsewhere as required by the UCC or the PPSA (or such multiple combination thereof as may be required to achieve perfection), and (2) filings in United States and Canadian government offices with respect to Intellectual Property as expressly required by the Loan Documents, (B) subject to any intercreditor arrangements entered into pursuant to this Agreement, delivery to the Administrative Agent to be held in its possession of all Collateral consisting of Instruments, notes and debt securities, tangible chattel paper and certificated Capital Stock to the extent required by Section 5.1 and (C) control agreements with respect to Deposit Accounts, Securities Accounts or Commodity Accounts to the extent required under Section 2.21 of the Credit Agreement;

(ii) [reserved];

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(iii) to take any actions (other than the actions listed in clause (i)(A) or (B) above) with respect to any assets located outside of the United States or, subject to clause (v) below, Canada; or

(iv) to take any actions in any jurisdiction other than the United States or Canada (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any country other than the United States or Canada (or any political subdivision thereof).

(c) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral, (iii) each Grantor shall remain liable under each of its agreements included in the Collateral, and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Administrative Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iv) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

(d) Notwithstanding the foregoing or anything else contained herein, the Liens granted hereunder by each Grantor shall only secure the Canadian Obligations and shall not secure any (i) US Borrower Obligations or (ii) the Obligations of any other Loan Party that is not a Canadian Loan Party.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the Issuing Banks to enter into the Credit Agreement with respect to the Canadian Borrower Obligations and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Canadian Borrowers thereunder, each Grantor hereby, jointly and severally, represents and warrants to the Secured Parties that:

4.1. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No effective financing statement, fixture filing or other public notice under applicable law with respect to all or any part of the Collateral, is on file or of record in any public office, except those (i) as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or the other Loan Documents or as are permitted by the Credit Agreement or (ii) for which proper authorized termination statements have been delivered to Administrative Agent (or its designee) for filing.

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4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable and, subject to any Permitted Liens, first lien security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the Canadian Obligations, enforceable against each applicable Grantor in accordance with the terms hereof, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought in proceedings in equity or at law) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(b)(i), as of the most recent Applicable Date, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other actions as specified on Schedule 3 (as such schedule may be amended from time to time) have been completed and upon the payment of all filing fees, will be perfected and are prior to the Liens on the Collateral of any other Person (except for Permitted Liens).

4.3. Name; Jurisdiction of Organization, etc. As of the most recent Applicable Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4 (as such schedule may be amended from time to time). Except as specified on Schedule 4 (as such schedule may be amended from time to time), no Person that is a Grantor on the date hereof has changed its name, jurisdiction of organization, chief executive office or sole place of business (as the case may be) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the five year period immediately prior to the Applicable Date.

4.4. Investment Property and Pledged Securities. (a) Such Grantor is the record and beneficial owner of all Pledged Capital Stock pledged by it hereunder which is issued by any Subsidiary of a Grantor, and such Grantor has good title to all such Pledged Capital Stock and (except for such failure to have good title as would not conflict with Section 3.7 of the Credit Agreement) to all other Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b) Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock owned by such Grantor, and such Pledged Capital Stock as of such Applicable Date constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes, owned by any Grantor that are required to be delivered to the Administrative Agent pursuant to Section 5.1(a). Schedule 7 hereto sets forth under the headings “Securities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts and Deposit Accounts required to be perfected pursuant to Section 2.21 of the Credit Agreement. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meanings of Sections 8-106,

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9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account or Deposit Account or any securities, commodities or other property credited thereto.

(c) The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor. All the shares of the Pledged Capital Stock issued by the Grantors or any Subsidiary of Holdings have been duly and validly authorized and issued and are fully paid and nonassessable and no Grantor is in default of its obligations under any Organizational Document.

(d) All the Pledged Debt Securities and Pledged Notes issued by the Grantors or any Subsidiary of Holdings have been duly and validly authorized and issued and are legal, valid and binding obligations of the issuers thereof.

(e) Each Grantor (i) as of the most recent Applicable Date, is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 2 (as such schedule may be amended from time to time) as owned by such Grantor and (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Securities, except as permitted by the Credit Agreement.

(f) Except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Securities are and will continue to be freely transferable and assignable, and as of the most recent Applicable Date, none of the Pledged Securities is or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise affect the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.

4.5. Intellectual Property. (a) Schedule 5 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date all issued Patents and pending Patent applications of any Grantor with the United States Patent and Trademark Office, all registered Copyrights and pending Copyright applications of any Grantor with the United States Copyright Office, and all registered Trademarks and pending Trademark applications of any Grantor with the United States Patent and Trademark Office (collectively, “Registered Intellectual Property”).

(b) Except as would not have or reasonably be expected to have a Material Adverse Effect:

(i) each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted or as proposed to be conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;

(ii) on the date hereof, all Intellectual Property owned or exclusively licensed by such Grantor is valid, unexpired and enforceable, does not Infringe the intellectual property rights of any other Person, and to such Grantor’s knowledge,

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is not being Infringed by any other Person, and all Registered Intellectual Property has not expired or been abandoned;

(iii) as of the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property in any respect, and such Grantor knows of no valid basis for same; and

(iv) no action or proceeding is pending or, to the knowledge of such Grantor, threatened or imminent, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein.

4.6. Commercial Tort Claims. Schedule 6 (as such schedule may be amended from time to time) lists, as of the most recent Applicable Date, each Commercial Tort Claim with respect to any Grantor that, in the reasonable determination of the Initial Borrower, is estimated to be in excess of $3,000,000.

4.7. Perfection Certificate. Each Perfection Certificate delivered by a Grantor pursuant to the terms of the Credit Agreement has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete as of the date of such Perfection Certificate.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, until the Discharge of Canadian Borrower Obligations, in each case subject to the requirements of any intercreditor arrangements entered into pursuant to this Agreement:

5.1. Delivery of Pledged Securities; Certificated Securities. (a) If any of the Collateral consists of an Instrument, Certificated Security, Negotiable Instrument, Tangible Chattel Paper, note or debt security with a principal amount of $3,000,000 or more, such Instrument, note or debt security shall be delivered to the Administrative Agent (i) on the Closing Date (in the case of any such Collateral owned by a Grantor on the Closing Date, but subject to the Limited Conditionality Provision) or (ii) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral consisting of Capital Stock of a Subsidiary of a Grantor is a “security” within the meaning of Article 8 of the New York UCC and is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Administrative Agent (i) on the Closing Date (in the case of any such Collateral owned by a

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Grantor that is evidenced or represented by a certificate on the Closing Date, but subject to the Limited Conditionality Provision) or (ii) in the case of any other such Collateral that is acquired or becomes evidenced or represented by a certificate after the Closing Date, promptly after such Collateral is acquired or becomes so evidenced or represented and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral or the date on which such Collateral becomes so evidenced or represented (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(c) Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is delivered to the Administrative Agent (x) on the Closing Date (in the case of any such certificate owned by a Grantor on the Closing Date), (y) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Administrative Agent may agree in its reasonable discretion) or (z) promptly after such interest becomes represented by a certificate after the Closing Date (in the case Grantor elects to have such interest certificated after the dates specified in clause (x) or (y), as applicable) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date on which such Collateral becomes so represented (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case pursuant to the terms hereof.

(d) If any of the Collateral is or shall become an Uncertificated Security, such Grantor shall promptly (and, in any event, no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date on which such Collateral is acquired or becomes an Uncertificated Security (or such later date as the Administrative Agent may agree in its reasonable discretion)) notify the Administrative Agent thereof and, at the Administrative Agent’s request and option upon the occurrence and during the continuation of an Event of Default, cause the Issuer thereof (which Issuer may be another Grantor) either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without

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further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent and to the transfer of any Pledged Security to the Administrative Agent or its nominee following the occurrence and during the continuation of an Event of Default and, if an Event of Default has occurred and is continuing, to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security that are included in the Collateral.

(e) Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be deemed attached hereto as part of Schedule 2 (as such schedule may be amended from time to time); provided that failure to attach any such schedule shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

5.2. Maintenance of Insurance. Such Grantor will maintain insurance on all its property as and to the extent required by Sections 5.5(a)(ii) and 5.5(b) of the Credit Agreement, and furnish to the Administrative Agent, upon reasonable written request by the Administrative Agent, information in reasonable scope and detail as to the insurance carried.

5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.1 hereof, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 hereof until the Collateral is released from such security interest pursuant to the terms of Section 9.14 of the Credit Agreement or by operation of law or by agreement of the requisite Lenders or all Lenders with respect to the Canadian Obligations and shall cause such Collateral to remain free of Liens other than Permitted Liens.

(b) Each Grantor agrees to use its commercially reasonable efforts to maintain, at its own cost and expense, complete and accurate records in all material respects with respect to the Collateral owned by it, in any event to include complete accounting records in all material respects with respect to all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the identity, amount and location of any Collateral.

(c) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting

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and perfecting of the security interests, (ii) the filing of any financing or continuation statements under the Uniform Commercial Code or PPSA (or other similar laws) in effect in any applicable jurisdiction within the United States or, Canada with respect to the security interests created hereby and (iii) the entry into control agreements or delivery of other evidence of “control” in accordance with Section 2.21 of the Credit Agreement. Each Grantor will provide to the Administrative Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection (to the extent required by this Agreement) and priority of the Lien created or intended to be created pursuant to this Agreement.

5.4. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon prior or substantially concurrent written notice to the Administrative Agent and prompt delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, (i) change its jurisdiction of organization or, in the case of Grantors which are not registered organizations (within the meaning of the Uniform Commercial Code), the location of its chief executive office or the sole place of business from that referred to on Schedule 4 (as such schedule may be amended from time to time), (ii) change its name or (iii) change its type of organization or (iv) cause or permit any Collateral having a fair market value of $100,000 or more individually or in the aggregate to be located in any province or territory of Canada that is not set forth in Section II(D) of the Perfection Certificate.

5.5. Intellectual Property. (a) Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business. Each Grantor shall take all commercially reasonable steps which it (or during the continuation of an Event of Default, the Administrative Agent) deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property.

(b) Whenever such Grantor either by itself or through any agent, employee, licensee or designee, shall acquire, become the exclusive licensee of, or file an application for the registration of any Intellectual Property (or file a Statement of Use or an amendment to Alleged Use with respect to any “intent to use” Trademark application) included in the Collateral with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor shall report such filing to the Administrative Agent in accordance with and to the extent required by Section 5.9(a) of the Credit Agreement. Upon request of the Administrative Agent, subject to Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in any Collateral consisting of any Copyright, Patent, Trademark or other Intellectual Property of such Grantor registered in the United States Patent and Trademark Office, the United States Copyright Office.

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(c) Such Grantor will take all reasonable and necessary steps if and to the extent such Grantor shall deem appropriate in its reasonable business judgment under the circumstances, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property included in the Collateral owned by such Grantor (including the payment of required fees and taxes, the filing of applications for renewal or extension, affidavits of use and incontestability, and the participation in interference, reexamination, opposition or cancellation of Infringement proceedings).

(d) Such Grantor agrees to execute an Intellectual Property Security Agreement, with respect to its Registered Intellectual Property included in the Collateral in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, as and when required by Section 5.9 of the Credit Agreement or Section 5.5(e) below.

(e) Such Grantor agrees that, should it obtain an ownership interest in any item of Registered Intellectual Property included in the Collateral which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 hereof shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Intellectual Property Collateral. Upon the reasonable request of the Administrative Agent after notice of any newly acquired, created or developed registered Intellectual Property owned by such Grantor pursuant to Section 5.9(a) of the Credit Agreement, such Grantor shall promptly execute an Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property, in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

5.6. Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $3,000,000, such Grantor shall (a) on the Closing Date (in the case of any such interest in any Commercial Tort Claims owned by a Grantor on the Closing Date, but subject to the Limited Conditionality Provision) or (b) promptly after such interest is obtained (in the case of any other such interest in a Commercial Tort Claim) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (in the case of any other such interest in any Commercial Tort Claims) (or such later date as the Administrative Agent may agree in its reasonable discretion) sign and deliver documentation reasonably requested by and acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim and the proceeds thereof. In the event an updated Perfection Certificate or an Assumption Agreement shall set forth any Commercial Tort Claim, Schedule 6 shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such updated Perfection Certificate or Assumption Agreement.

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SECTION 6. REMEDIAL PROVISIONS

6.1. Communications with Obligors; Grantors Remain Liable. The Administrative Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the Account Debtor or counterparty on any Receivable constituting Collateral of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral directly to the Administrative Agent.

6.2. Pledged Securities. (a) Unless (i) an Event of Default shall have occurred and be continuing and (ii) the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor shall be permitted to (x) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or instrument of assignment), and (y) exercise all voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of the Administrative Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same or which would violate any provision of this Agreement or any other Loan Document.

(b) If (i) an Event of Default shall occur and be continuing and (ii) the Administrative Agent shall have given written notice to the Initial Borrower and the relevant Grantor(s) of the Administrative Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders): (i) the Administrative Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Canadian Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the

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Administrative Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Administrative Agent, and each Grantor will, upon request, promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Administrative Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request, and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent promptly following demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(c) Any notice given by the Administrative Agent to the Initial Borrower or any Grantor under this Section 6.2 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(d) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

6.3. Proceeds to be Turned Over to Administrative Agent. If an Event of Default shall occur and be continuing, at the written request of the Administrative Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and checks shall be held in trust by such Grantor for the Secured Parties, segregated from other funds of such

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Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if reasonably required). All such Proceeds of Collateral received by the Administrative Agent under this Section 6.3 shall be held by the Administrative Agent in a Collateral Account maintained under its sole control (as defined in and subject to Section 9-104 of the New York UCC). All such Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Canadian Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5 below) of Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 hereof, in payment of the Canadian Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Canadian Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such Canadian Obligations and the Administrative Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Canadian Obligations constituting fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations, obligations under the Specified Hedge Agreements and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements, ratably among the holders of such Canadian Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Canadian Obligations constituting unpaid principal of the Loans and LC Disbursements, and, to the extent required under Section 2.7(j) of the Credit Agreement, to cash collateralize the portion of the LC Disbursements comprised of the aggregate undrawn amounts of Letters of Credit, ratably among the holders of such Canadian Obligations in proportion to the respective amounts described in this clause Fourth held by them;

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Fifth, to the payment of amounts then due and payable under Canadian Obligations constituting Specified Hedge Agreements and Cash Management Obligations then due and payable and all other Canadian Obligations of the Canadian Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Canadian Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Canadian Obligations have been paid in full, to the relevant Canadian Borrower or as otherwise required by applicable law.

Notwithstanding the foregoing, amounts received from any Grantor that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Grantor. For the avoidance of doubt, no assets that are described in clause (8) of Excluded Assets shall be used to support any US Borrower Obligations.

(b) The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Administrative Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(c) Amounts used to cash collateralize Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Obligations, if any, in the order set forth above.

(d) Notwithstanding the foregoing, Canadian Obligations arising in connection with Cash Management Services or under Specified Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualified Counterparty or applicable Grantor; provided that in no event shall proceeds of any Collateral of any Grantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act be applied to any Excluded Swap Obligations.

6.5. Code and Other Remedies. (a) Upon (i) the occurrence and during the continuance of an Event of Default, and (ii) the Administrative Agent’s notice of its intent to exercise such rights to the relevant Grantor or Grantors, each Grantor agrees to deliver each item of Collateral to the Administrative Agent promptly after demand therefor, and it is agreed that the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Canadian Obligations, all rights and remedies of a secured party under the New York UCC or the PPSA (whether or not the New York UCC or the PPSA applies to the affected Collateral) or its rights under any other applicable law or in equity. Without

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limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses (other than the defense of payment or performance of the Discharge of Canadian Borrower Obligations), advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the UCC or the PPSA, as applicable, with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In

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the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Canadian Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Canadian Obligations paid in full. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Administrative Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Administrative Agent shall have no obligation to marshal any of the Collateral.

(b) The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable out-of-pocket costs and expenses of the Administrative Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Canadian Obligations in accordance with Section 6.4 and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law with respect to the Canadian Obligations, including Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each

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Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 6.5 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

6.6. Remedies for Intellectual Property. (a) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to take any of or all of the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).

(b) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive and assignable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided that such license shall automatically terminate upon the Discharge of Canadian Borrower Obligations. The use of such license by the Administrative Agent may be

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exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default or the Discharge of Canadian Borrower Obligations.

6.7. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Canadian Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, until the termination of this Agreement:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes, assessments, charges, fees, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance with respect to such Collateral called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes,

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assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents;

(iv) execute, in connection with the exercise of any right or remedy provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) send verifications of Receivables to any Account Debtor; (5) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (6) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (7) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (8) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 6.6(b) hereof) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (9) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given Holdings, the Initial Borrower and the Grantors prior written notice of its intent to exercise remedies under this Agreement (it being understood and agreed that the failure of the Administrative Agent to provide notice pursuant to this paragraph shall not alter the Administrative Agent’s ability to foreclose upon, or any other rights it may have with respect to, any Collateral).

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(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within any applicable period of grace.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans denominated in Canadian Dollars (regardless of whether ABR Loans denominated in Canadian Dollars are then outstanding) under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, consents to the exercise by the Administrative Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the termination of this Agreement.

7.2. Duty of Administrative Agent. Neither the Administrative Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Administrative Agent has been appointed as administrative agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct (including a material breach of their obligations under the Loan Documents).

7.3. Execution of Financing Statements; Intellectual Property Filings. (a) Each Grantor hereby authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in the Security

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Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Administrative Agent reasonably determines is necessary or advisable. Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(b) The Administrative Agent is authorized to file with each applicable IP Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in the United States Patent and Trademark Office or the United States Copyright Office, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents.

7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Canadian Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Canadian Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Administrative Agent to credit bid all or any part of the Canadian Obligations held by it.

7.6. Qualified Counterparties. No Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Security Documents, shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

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SECTION 8. INDEMNITY, SUBROGATION AND SUBORDINATION

8.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), each Canadian Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement on behalf of such Canadian Borrower, such Canadian Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part a claim of any Secured Party with respect to any Canadian Borrower, such Canadian Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

8.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Canadian Obligation, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Canadian Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the relevant Canadian Borrower(s) as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.14 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment. Notwithstanding the foregoing, to the extent that any claiming Party’s right to indemnification hereunder arises from a payment or sale of assets made to satisfy secured Canadian Borrower Obligations constituting Swap Obligations, only those Contributing Guarantors for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such claiming Party with the fraction set forth in the second preceding sentence.

8.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Obligations. No failure on the part of any Canadian Borrower or any Guarantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) Each Canadian Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Canadian Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Obligations, to the extent required by the second to last proviso in Section 6.7 of the Credit Agreement.

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SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement, provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Administrative Agent.

9.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 (as such schedule may be amended from time to time).

9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party to the extent any Canadian Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement, including the reasonable out-of-pocket fees and disbursements and other charges of such legal counsel to the Administrative Agent and the Secured Parties as any Canadian Borrower would be required to pay or reimburse pursuant to Section 9.3 of the Credit Agreement, in each case, solely with respect to the Canadian Obligations.

(b) Each Guarantor agrees to pay, and to hold each Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral pledged hereunder or in connection with any of the transactions contemplated by this Agreement, in each case, to the extent any Canadian Borrower would be required to do so pursuant to Section 2.16(b) of the Credit Agreement.

(c) Each Guarantor agrees to pay, and to hold the Lenders, the Issuing Banks and the Administrative Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements

31

of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the Canadian Borrowers would be required to do so pursuant to Section 9.3 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Canadian Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

(e) Each Grantor agrees that the provisions of Section 2.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

9.6. Set-off. Each Grantor hereby irrevocably authorizes each Secured Party (other than a Qualified Counterparty) to the extent that such Secured Party holds or is owed Canadian Obligations, at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Canadian Obligations constituting Cash Management Obligations and Specified Hedge Agreements), while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust account maintained in the ordinary course of business) in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, in each case, to the extent the Canadian Borrowers would be required to do so pursuant to Section 9.8 of the Credit Agreement. If any right of set-off is exercised by any Qualified Counterparty pursuant to the terms of any Specified Hedge Agreement or Secured Cash Management Agreement, such Qualified Counterparty hereby agrees to deliver to the Administrative Agent the value of the set-off and appropriation permitted by this Section 9.6 for application in accordance with Section 6.4. Each such Secured Party shall notify the Administrative Agent, Holdings, the Initial Borrower and such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have. Notwithstanding anything to the contrary in

32

the foregoing, (i) no Secured Party shall exercise any right of set off in respect of any Controlled Account other than the Administrative Agent acting in its capacity as such and (ii) in no event shall the cash collections from any Grantor hereunder be applied to any US Borrower Obligations.

9.7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9. Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10. Integration. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or any other Loan Document. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent represent the entire agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

9.11. GOVERNING LAW. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

9.12. Submission to Jurisdiction; Waivers; Process Agent. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall

33

be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Agent or Lender may bring an action or proceeding in a jurisdiction where Collateral is located.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted or required by law.

(d) Without limiting the foregoing, each of the Grantors hereby irrevocably designates, appoints and empowers as of the Closing Date, CT Corporation System (the “Process Agent”), with an office on the Closing Date at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its authorized designee, appointee and agent to receive, accept and acknowledge on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to such Grantor, in care of the Process Agent at the Process Agent’s above address, and each of the Grantors hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each of the Grantors further agrees to take any and all such action as may be necessary to maintain the designation and appointment of the Process Agent in full force in effect for a period of three years following the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (other than contingent amounts not then due and payable); provided, that if the Process Agent shall cease to act as such, each such Grantor agrees to promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes reasonably satisfactory to the Administrative Agent hereunder.

9.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

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9.14. Additional Grantors. Each Canadian Subsidiary that is required to become a party to this Agreement pursuant to Section 5.9(c) of the Credit Agreement shall become a Grantor and a Guarantor for all purposes of this Agreement upon execution and delivery by such Canadian Subsidiary of an Assumption Agreement. Upon execution and delivery by the Administrative Agent and such Canadian Subsidiary of a supplement in the form of Annex 1 hereto, such Canadian Subsidiary shall become a Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

9.15. Releases. (a) Upon the Discharge of Canadian Borrower Obligations, this Agreement and the Liens granted hereby (including any irrevocable licenses granted to the Administrative Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release, and the Canadian Obligations of the Guarantors hereunder shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by any Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of the Canadian Obligations of the Guarantors hereunder.

(b) In the event that any Grantor conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Grantor to a Person that is not (and is not required hereunder to become) a Grantor hereunder in a transaction permitted under the Credit Agreement, the Liens created hereunder in respect of such Capital Stock or assets (including any irrevocable licenses granted to the Administrative Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release of Liens hereunder in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset (including Mortgaged Property) constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of any Grantor and at such Grantor’s expense, the Administrative Agent agrees to promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such action and execute such documents (including Mortgage release documents) as may be reasonably requested by any Grantor and at such Grantor’s expense to terminate, discharge and release (or to further document and evidence the termination and release of) the Liens created hereunder in respect of such assets. In the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would

35

cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or Holdings elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Canadian Obligations created hereunder in respect of such Guarantor (and all Liens granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by such Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of such Liens and such Guarantor’s Canadian Obligations hereunder. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset or Subsidiary of any Grantor shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(d) All releases or other documents delivered by the Administrative Agent pursuant to this Section 9.15 shall be without recourse to, or warranty by, the Administrative Agent.

9.16. No Fiduciary Duty. Each Grantor agrees that the provisions of Section 9.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

9.17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.18. [Reserved].

9.19. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor hereunder to honor all of its obligations under this Agreement in respect of Swap Obligations of a Canadian Loan Party (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the

36

maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the Discharge of Canadian Borrower Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.20. Joint and Several Liability. Notwithstanding any other provision contained herein, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the guarantees of Canadian Obligations hereunder, to the extent such guarantees are secured, shall be several obligations of each Grantor.

(signature pages follow)

37

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INITIAL CANADIAN BORROWERS:

WINROC-SPI CORPORATION

By:	/s/ Ruben Mendoza
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

1974303 ALBERTA LTD.

By:	/s/ Ruben Mendoza
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[Canadian NY Law Guarantee and Collateral Agreement]

ADMINISTRATIVE AGENT:

GOLDMAN SACHS BANK USA as Administrative Agent

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[Canadian NY Law Guarantee and Collateral Agreement]

Schedules to

Canadian NY Law Guarantee and Collateral Agreement

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5	Copyrights, Patents, Trademarks and Other Intellectual Property
Schedule 6	Commercial Tort Claims
Schedule 7	Accounts

Schedule 1

Notice Addresses of Grantors

To each of the Guarantors:

c/o Foundation Building Materials, LLC

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: John Gorey

Facsimile: 714-734-3974

Telephone: 714-380-3127

with copies (which shall not constitute notice) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1700

Dallas, TX 75204

Attention: Kyle Volluz

Facsimile: 214-515-6924

Telephone: 214-515-6824

and

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Joerg H. Esdorn

Facsimile: 212-351-5276

Telephone: 212-351-3851

Schedule 1

Schedule 2

Description of Pledged Investment Property

Pledged Capital Stock

None.

Pledged Debt Securities:

None.

Pledged Notes:

1)	Canadian Intercompany Subordinated Promissory Note, dated as of August 9, 2016 by and among LSF9 Cypress Holdings LLC and its subsidiaries party thereto from time to time.

Schedule 2

Schedule 3

Filings and other Actions Required to Perfect Security Interests

Pledged Investment Property:

•	Delivery to the Administrative Agent.

PPSA Filings:

Name of Loan Party	Filing Jurisdiction

Winroc-SPI Corporation	Alberta, British Columbia, Saskatchewan, Ontario and Manitoba

1974303 Alberta Ltd.	Alberta, British Columbia, Saskatchewan, Ontario and Manitoba

UCC Filings:

Name of Loan Party	Filing Jurisdiction

Winroc-SPI Corporation	District of Columbia

1974303 Alberta Ltd.	District of Columbia

Intellectual Property

•	Filing of Intellectual Property Security Agreements with CIPO.

Accounts

•	None

Real Estate

•	None

Schedule 3

Schedule 4

Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office

Name of Loan Party	Jurisdiction of Organization/ Formation	Address of Chief Executive Office (or for natural persons, residence)
Winroc-SPI Corporation	Alberta	2711 North Haskell Avenue, Suite 1800 Dallas, TX 75204

1974303 Alberta Ltd.	Alberta	2711 North Haskell Avenue, Suite 1800 Dallas, TX 75204

Schedule 4

Schedule 5

Copyrights, Designs, Patents, Trademarks and Other Intellectual Property

1.	Copyrights, Copyright Applications and Copyright Licenses

None.

2.	Patents, Patent Applications and Patent Licenses

None.

3.	Trademarks, Trademark Applications and Trademark Licenses

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Winroc-SPI Corporation	WINROC		Registered	2207560

Winroc-SPI Corporation	WINROC-SPI (word)		Pending In-Use	TMA935908 (Canada)/ 86343244 (USA)
Winroc-SPI Corporation	Winroc-SPI (design) US application contains a color claim:		Pending In-Use	TMA935907 (Canada)/ 86343307 (USA)
Winroc-SPI Corporation	WINROC (word)		Registered	TMA628650 (Canada)/ 2207560 (USA)

Winroc-SPI Corporation	Winroc (design)		Registered	TMA628406 (Canada)

Schedule 5—Page 1

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Winroc-SPI Corporation	PROLINE PLUS (word)		Registered	TMA853073(Canada)/ 4706070 (USA)

Winroc-SPI Corporation	Proline Plus (design)		Registered	TMA853076(Canada)/4460814 (USA)

Winroc-SPI Corporation	ALLPRO		Registered	TMA435814 (Canada)

Winroc-SPI Corporation	ALLROC (word)		Registered	TMA628649(Canada)/2234931 (USA)

Winroc-SPI Corporation	Allroc (design)		Registered	TMA636,511 (Canada)

Winroc-SPI Corporation	FACKOURY’S BUILDING SUPPLIES		Common law mark (not registered) Previously acquired company – registered in Ontario

Winroc-SPI Corporation	LEON’S INSULATION		Common law mark (not registered) Previously acquired company – registered in Ontario

Schedule 5—Page 2

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

197403 Alberta Ltd.	BURNABY INSULATION		Common law mark (not registered) Previously acquired company – registered in British Columbia and Alberta

Winroc-SPI Corporation	INTERIOR BUILDING SUPPLIES		Previously acquired company – registered in Windsor, London, and Cambridge, Ontario Canada

4.	Domain Names

Domain Name	Creation Date	Expiration Date	Registrant Name/Organization	Registrar

Allrocdsd.ca	7/12/2013	7/12/2016	Not available	Tucows

Allroctool.ca	7/12/2013	7/12/2016	Not available	Tucows

Burnabyinsulation.ca	12/20/2012	12/20/2016	Not available	Tucows

Constructionproductsdistribution.ca	9/6/2011	9/6/2016	The Winroc Corporation	Tucows

Leonsinsulation.ca	1/15/2013	1/15/2017	Not available	Tucows

Marjam.ca	2/22/2011	2/22/2021	The Winroc Corporation	Network Solutions Canada

Prolineplus.ca	9/7/2011	9/7/2016	Not available	Tucows

spi-co.ca	1/15/2013	1/15/2017	Not available	Tucows

Spiwinroc.ca	9/6/2013	9/6/2016	Not available	Tucows

Superiorcpd.ca	9/1/2011	9/1/2016	The Winroc Corporation	Network Solutions Canada

Superiorplusconstructionproductsdistribution.ca	9/19/2011	9/19/2016	Construction Products Distribution Inc.	Tucows

Superiorpluscpd.ca	9/6/2011	9/6/2016	The Winroc Corporation	Network Solutions Canada

Schedule 5—Page 3

Domain Name	Creation Date	Expiration Date	Registrant Name/Organization	Registrar

Winroc.ca	11/9/2010	11/9/2016	Not available	Tucows

Winrocbc.ca			Available

Winrock.ca	1/14/2013	1/14/2017	Not available	Tucows

Winrocspi.ca	9/6/2013	9/6/2016	Not available	Tucows

winroc-spi.ca	1/3/2014	1/3/2017	Not available	National CA Domains

Schedule 5—Page 4

Schedule 6

Commercial Tort Claims

None.

Schedule 6

Schedule 7

Accounts

Securities Accounts: None.

Deposit Accounts: None.

Schedule 7

Annex 1 to

Canadian NY Law Guarantee and Collateral Agreement

ABL ASSUMPTION AGREEMENT, dated as of [                    ], made by                     , a                      (the “Additional Grantor”), in favor of Goldman Sachs Bank USA, as administrative agent (together with its successors in such capacity, the “Administrative Agent”) for (i) the Lenders and the Issuing Banks from time to time parties to the Credit Agreement referred to below, in each case, solely to the extent that such Lender or Issuing Bank holds or is owed Canadian Borrower Obligations (as defined in the Canadian NY Law Guarantee and Collateral Agreement), and (ii) the other Secured Parties (as defined in the Canadian NY Law Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement or the Canadian NY Law Guarantee and Collateral Agreement, as applicable.

W I T N E S S E T H:

WHEREAS, LSF9 Cypress Parent LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company and certain subsidiaries of Holdings party thereto have entered into an ABL Credit Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks, the Administrative Agent and Bank of America, N.A., as collateral agent.

WHEREAS, in connection with the Credit Agreement, the Canadian Borrowers (other than the Additional Grantor) have entered into the Canadian NY Law Guarantee and Collateral Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Canadian NY Law Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Canadian NY Law Guarantee and Collateral Agreement;

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Canadian NY Law Guarantee and Collateral Agreement;

WHEREAS, the Grantors have entered into the Canadian NY Law Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit, in each case, to the Canadian Borrowers. Section 9.14 of the Canadian NY Law Guarantee and Collateral Agreement provides that additional Canadian Subsidiaries may become Guarantors and Grantors under the Canadian NY Law Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Assumption Agreement. The undersigned Canadian Subsidiary (the “Additional Grantor”) is executing this Assumption Agreement in accordance with the requirements of the Credit Agreement to become a Guarantor and a Grantor under the Canadian NY Law Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued, in each case, to the Canadian Borrowers.

NOW, THEREFORE, IT IS AGREED:

1. Canadian NY Law Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Canadian NY Law Guarantee and Collateral Agreement, hereby becomes a party to the Canadian NY Law Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all terms and provisions of the Canadian NY Law Guarantee and Collateral Agreement applicable to it as a Grantor and Guarantor thereunder and assumes all obligations and liabilities of a Grantor and Guarantor thereunder, subject to the limitations contained therein. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 6 to the Canadian NY Law Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Canadian NY Law Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

The Additional Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all of the Collateral wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Canadian Obligations. Each reference to a “Grantor” or a “Guarantor” in the Canadian NY Law Guarantee and Collateral Agreement shall be deemed to include the Additional Grantor. The Canadian NY Law Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Except as expressly supplemented hereby, the Canadian NY Law Guarantee and Collateral Agreement shall remain in full force and effect.

2. Due Authorization. The Additional Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This

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Assumption Agreement shall become effective when the Administrative Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the Additional Grantor and the Administrative Agent. Delivery of an executed signature page to this Assumption Agreement by email or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Assumption Agreement.

4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5. Severability. In case any one or more of the provisions contained in this Assumption Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Canadian NY Law Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6. Communications. All communications and notices hereunder shall (except as otherwise expressly permitted by the Canadian NY Law Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Additional Grantor shall be given to it in care of the Initial Borrower as provided in Section 9.1 of the Credit Agreement.

7. Expenses. The Additional Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Assumption Agreement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent. The Additional Grantor agrees that the provisions of Section 9.4 of the Canadian NY Law Guarantee and Collateral Agreement are incorporated herein by reference, mutatis mutandis.

[signature pages follow]

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Name:
Title:

EXHIBIT A-3

to the ABL

Credit Agreement

FORM OF US GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

ABL US GUARANTEE AND COLLATERAL AGREEMENT

dated as of

August 9, 2016

among

LSF9 CYPRESS PARENT LLC,

LSF9 CYPRESS HOLDINGS LLC,

and THE OTHER GRANTORS referred to herein

in favor of

GOLDMAN SACHS BANK USA,

as Administrative Agent

Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent pursuant to this Agreement in any Collateral and the exercise of any right or remedy by the Administrative Agent with respect to any Collateral hereunder, are subject to the provisions of the ABL Intercreditor Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Goldman Sachs Bank USA, as Revolving Administrative Agent, Wilmington Trust, National Association, as Notes Collateral Agent, each Additional Junior Obligations Agent (as defined in the ABL Intercreditor Agreement) and each Additional Pari Passu Obligations Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

SECTION 7.	THE ADMINISTRATIVE AGENT	26

7.1.	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	26
7.2.	Duty of Administrative Agent	28
7.3.	Execution of Financing Statements; Intellectual Property Filings	29
7.4.	Authority of Administrative Agent	29
7.5.	No Individual Foreclosure, Etc	29
7.6.	Qualified Counterparties	30

SECTION 8.	INDEMNITY, SUBROGATION AND SUBORDINATION	30

8.1.	Indemnity and Subrogation	30
8.2.	Contribution and Subrogation	30
8.3.	Subordination	31

SECTION 9.	MISCELLANEOUS	31

9.1.	Amendments in Writing	31
9.2.	Notices	31
9.3.	No Waiver by Course of Conduct; Cumulative Remedies	31
9.4.	Enforcement Expenses; Indemnification	31
9.5.	Successors and Assigns	32
9.6.	Set-off	32
9.7.	Counterparts	33
9.8.	Severability	33
9.9.	Section Headings	33
9.10.	Integration	34
9.11.	GOVERNING LAW	34
9.12.	Submission to Jurisdiction; Waivers	34
9.13.	Acknowledgments	34
9.14.	Additional Grantors	35
9.15.	Releases	35
9.16.	No Fiduciary Duty	36
9.17.	WAIVER OF JURY TRIAL	36
9.18.	Intercreditor Agreement Governs	37
9.19.	Keepwell	37

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SCHEDULES

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5	Copyrights, Patents, Trademarks and Other Intellectual Property
Schedule 6	Commercial Tort Claims
Schedule 7	Accounts

EXHIBITS

Exhibit A	Intellectual Property Security Agreement
Exhibit B	US Subordinated Intercompany Note

ANNEXES

Annex 1	Assumption Agreement

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ABL US GUARANTEE AND COLLATERAL AGREEMENT dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) made by LSF9 CYPRESS PARENT LLC, a Delaware limited liability company (“Holdings”), LSF9 CYPRESS HOLDINGS LLC, a Delaware limited liability company (the “Initial Borrower”), the Additional US Borrowers (as defined in the Credit Agreement) (together with the Initial Borrower, the “US Borrowers”) and the other subsidiaries of Holdings party hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of GOLDMAN SACHS BANK USA, as administrative agent (together with its successors in such capacities, the “Administrative Agent”) for (a) the Lenders and Issuing Banks from time to time parties to the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrowers, the several banks and other financial institutions or entities from time to time parties thereto as lenders and issuing banks, the Administrative Agent and Bank of America, N.A. as collateral agent (together with its successors in such capacities, the “Collateral Agent”) and (b) the other Secured Parties (as hereinafter defined).

W I T N E S E T H:

WHEREAS, Holdings and the Borrowers are members of an affiliated group of companies that includes each Grantor;

WHEREAS, pursuant to the Credit Agreement, the Lenders and the Issuing Banks have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, Qualified Counterparties may from time to time enter into Specified Hedge Agreements with and provide Cash Management Services to the Initial Borrower and the other Grantors in accordance with the terms of the Credit Agreement;

WHEREAS, Holdings, the Borrowers and the other Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and from such Specified Hedge Agreements and Cash Management Services; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; provided that each term defined in the New York UCC or the PPSA and not defined in this Agreement shall have the meaning specified in the New York UCC or the PPSA, as applicable.

(b) The following terms shall have the following meanings:

“Administrative Agent”: as defined in the preamble hereto.

“After-Acquired Intellectual Property”: as defined in Section 5.6(e).

“Agreement”: this ABL US Guarantee and Collateral Agreement.

“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Closing Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Closing Date, and (iii) with respect to a schedule to this Agreement that is amended or updated by a Grantor after the Closing Date pursuant to Section 5.9(c) of the Credit Agreement or from time to time, the date on which such Grantor provides such amendments or updates.

“Assumption Agreement”: an Assumption Agreement in the form of Annex 1 hereto.

“Borrowers”: means the Initial Borrower, the Additional US Borrowers and the Canadian Borrowers.

“Borrower Obligations”: for each Borrower, the Obligations (as defined in the Credit Agreement) of each such Borrower and including the obligations of each Borrower arising under this Agreement.

“Collateral”: as defined in Section 3(a).

“Collateral Account”: any collateral deposit account established by the Administrative Agent to hold cash pending application to the Obligations.

“Collateral Agent”: as defined in the preamble hereto.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright.

“Copyrights”: (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on

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or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time), and (ii) the rights to print, publish and distribute any of the foregoing.

“Credit Agreement”: as defined in the preamble hereto.

“Discharge of Obligations”: the payment in full of the Borrower Obligations of each Borrower and termination and expiration of the Commitments.

“Grantors”: as defined in the preamble hereto.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document or any Specified Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, Swap Obligations, Cash Management Obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: with respect to the Guarantor Obligations, the collective reference to each Grantor (other than the Guarantor Obligations with respect to such Grantor), and with respect to the Borrower Obligations for each Borrower, the collective reference to each Grantor other than such Borrower.

“Holdings”: as defined in the preamble hereto.

“Infringement”: infringement, misappropriation, dilution or other impairment or violation, and “Infringe” shall have a correlative meaning.

“Initial Borrower”: as defined in the preamble hereto.

“Intellectual Property”: the collective reference to all rights relating to intellectual property and industrial designs, whether arising under United States federal or state laws, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement”: an agreement substantially in the form of Exhibit A hereto.

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“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries, including the subordinated Intercompany Note in the form attached as Exhibit B.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC or as such term is defined in the PPSA including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements and all Securities Accounts (other than any Excluded Assets), (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined under clause (i), all Pledged Securities; provided that the term “Investment Property” shall not at any time include Excluded Assets.

“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.

“License”: any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule 5 (as such schedule may be amended from time to time).

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: the collective reference to the Borrower Obligations of each Borrower and the Guarantor Obligations of each Guarantor, provided that for purposes of this Agreement, Excluded Swap Obligations of any Grantor shall at no time constitute Obligations of such Grantor.

“Patent License”: all written agreements naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to a Patent.

“Patents”: (i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 5 (as such schedule may be amended from time to time), all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by such Grantor, including all shares of Capital Stock described on Schedule 2 (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends,

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distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, provided that the Pledged Capital Stock shall not include any Excluded Asset.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 2 (as such schedule may be amended from time to time), provided that the Pledged Debt Securities shall not include any Excluded Asset.

“Pledged Notes”: all promissory notes and other evidences of Indebtedness that constitute Instruments now owned or hereafter acquired by any Grantor, including those listed on Schedule 2 (as such schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor, provided that the Pledged Notes shall not include any Excluded Asset.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC or as such term is defined in the PPSA and, in any event, shall include, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: all Accounts, Payment Intangibles and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References to Receivables shall include any Supporting Obligation or collateral securing such Receivables.

“Registered Intellectual Property”: as defined in Section 4.5(a).

“Secured Parties”: collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Issuing Banks, the Indemnitees (as defined in the Credit Agreement) and, with respect to any Specified Hedge Agreement or Cash Management Obligations, any Qualified Counterparty; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Grantor under this Agreement.

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“Subordinated Intercompany Note”: the subordinated Intercompany Note in the form attached hereto as Exhibit B.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee providing for the granting by or to any Grantor of any right in or to any Trademark.

“Trademarks”: (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 5 (as such schedule may be amended from time to time) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“UCC” or “Uniform Commercial Code”: the New York UCC or, where the context requires, the Uniform Commercial Code or any equivalent statute of any other relevant jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

1.2. Other Definitional Provisions. (a) Except as otherwise expressly set forth herein, the rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(c) All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GUARANTEE

2.1. Guarantee. Each Guarantor unconditionally, absolutely and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations (as defined in the

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Credit Agreement); provided, however, that no Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to guarantee or make any payments in respect of any US Borrower Obligations, and provided further, that no assets that are described in clause (8) of Excluded Assets shall be used to support any US Borrower Obligations. Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any increase, extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to each of the Borrowers or any other Loan Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Debtor Relief Laws (after giving effect to the right of contribution established in Section 8.2).

2.2. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a continuing guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of each of the Borrowers or any other person.

2.3. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or any of the Loan Documents or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, the Obligations or any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Administrative Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

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(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of a Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of a Borrower or any other Loan Party, other than the payment in full in cash of all the Obligations or the release of such Guarantor’s guarantee in accordance with Section 9.14 of the Credit Agreement. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with a Borrower or any other Loan Party or exercise any other right or remedy available to them against a Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against a Borrower or any other Loan Party, as the case may be, or any security for the Obligations.

2.4. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of a Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation; provided, however, that no Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to make any payments in respect of any US Borrower Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against a Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 8.

2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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SECTION 3. GRANT OF SECURITY INTEREST

(a) Subject to Section 3(d), each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but subject to the last sentence of this Section 3(a) and subject to Section 3(d), the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i) all Accounts, including all Receivables;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts, Securities Accounts and Commodity Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter of Credit Rights;

(xiii) all Money;

(xiv) all Goods not otherwise described above;

(xv) any Collateral Account;

(xvi) all Commercial Tort Claims listed on Schedule 6 (as such schedule may be amended from time to time, including pursuant to Section 5.6);

(xvii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data

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processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xviii) to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral; provided, however, that a security interest shall immediately be granted to the Administrative Agent (for the benefit of the Secured Parties) and attach to, and Collateral shall immediately include, any asset (or portion thereof) upon such asset (or portion thereof) ceasing to be an Excluded Asset.

(b) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required pursuant to this Agreement:

(i) to take any action to perfect the security interests granted by this Agreement by any means other than by (A) (1) filings pursuant to the UCC (or, subject to clause (v) below, the PPSA) in the office of the Secretary of State (or similar central filing office) of the relevant State, Province or Territory or elsewhere as required by the UCC or the PPSA (or such multiple combination thereof as may be required to achieve perfection), and (2) filings in United States and Canadian government offices with respect to Intellectual Property as expressly required by the Loan Documents, (B) subject to the Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Administrative Agent to be held in its possession of all Collateral consisting of Instruments, notes and debt securities, tangible chattel paper and certificated Capital Stock to the extent required by Section 5.1 and (C) control agreements with respect to Deposit Accounts, Securities Accounts or Commodity Accounts to the extent required under Section 2.21 of the Credit Agreement;

(ii) [reserved];

(iii) to take any actions (other than the actions listed in clause (i)(A) or (B) above) with respect to any assets located outside of the United States or, subject to clause (v) below, Canada;

(iv) to take any actions in any jurisdiction other than the United States or, subject to clause (v) below, Canada (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any country other than the United States or, subject to clause (v) below, Canada (or any political subdivision thereof); or

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(v) to take any actions in Canada (or any political subdivision thereof) or enter into any collateral documents governed by the laws of Canada (or any political subdivision thereof), except with respect to Collateral of the type included in the Borrowing Base for which perfection under the laws of Canada (or any political subdivision thereof) is necessary for such inclusion in the Borrowing Base.

(c) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for performance under each contract, agreement or instrument relating to the Collateral; provided, however, that no Grantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to make an indemnity payment in respect of any US Borrower Obligation, (iii) each Grantor shall remain liable under each of its agreements included in the Collateral, and shall perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Administrative Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iv) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

(d) Notwithstanding the foregoing or anything else contained herein, the Liens granted hereunder by each Grantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall not secure any US Borrower Obligation.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the Issuing Banks to enter into the Credit Agreement and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby, jointly and severally, represents and warrants to the Secured Parties that:

4.1. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No effective financing statement, fixture filing or other public notice under applicable law with respect to all or any part of the Collateral is on file or of record in any public office, except those (i) as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or the other Loan Documents or as are permitted by the Credit Agreement or (ii) for which proper authorized termination statements have been delivered to Administrative Agent (or its designee) for filing.

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4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement constitute legal, valid, binding and enforceable and, subject to the Intercreditor Agreement and any Permitted Liens, first lien security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, enforceable against each applicable Grantor in accordance with the terms hereof, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought in proceedings in equity or at law) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(b)(i), as of the most recent Applicable Date, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other actions as specified on Schedule 3 (as such schedule may be amended from time to time) have been completed and upon the payment of all filing fees, will be perfected and, subject to the Intercreditor Agreement, are prior to the Liens on the Collateral of any other Person (except for Permitted Liens).

4.3. Name; Jurisdiction of Organization, etc. As of the most recent Applicable Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4 (as such schedule may be amended from time to time). Except as specified on Schedule 4 (as such schedule may be amended from time to time), no Person that is a Grantor on the date hereof has changed its name, jurisdiction of organization, chief executive office or sole place of business (as the case may be) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the five year period immediately prior to the Applicable Date.

4.4. Investment Property and Pledged Securities. (a) Such Grantor is the record and beneficial owner of all Pledged Capital Stock pledged by it hereunder which is issued by any Subsidiary of a Grantor, and such Grantor has good title to all such Pledged Capital Stock and (except for such failure to have good title as would not conflict with Section 3.7 of the Credit Agreement) to all other Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens.

(b) Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock owned by such Grantor, and such Pledged Capital Stock as of such Applicable Date constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 2 (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor that are required to be delivered to the Administrative Agent pursuant to Section 5.1(a). Schedule 7 hereto sets forth under the headings “Securities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts and Deposit Accounts required to be perfected pursuant to Section 2.21 of the Credit Agreement. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and

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is not otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account or Deposit Account or any securities, commodities or other property credited thereto.

(c) The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor. All the shares of the Pledged Capital Stock issued by the Borrowers or any Subsidiary of Holdings have been duly and validly authorized and issued and are fully paid and nonassessable and no Grantor is in default of its obligations under any Organizational Document.

(d) All the Pledged Debt Securities and Pledged Notes issued by the Initial Borrower or any Subsidiary of Holdings have been duly and validly authorized and issued and are legal, valid and binding obligations of the issuers thereof.

(e) Each Grantor (i) as of the most recent Applicable Date, is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 2 (as such schedule may be amended from time to time) as owned by such Grantor and (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Securities, except as permitted by the Credit Agreement.

(f) Except for restrictions and limitations imposed by the Loan Documents, the Senior Secured Notes Documents, any Senior Secured Bridge Documents and the security documents related to any of the foregoing, or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Securities are and will continue to be freely transferable and assignable, and as of the most recent Applicable Date, none of the Pledged Securities is or will be subject to outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments that might materially prohibit, impair, delay or otherwise affect the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.

4.5. Intellectual Property. (a) Schedule 5 (as such schedule may be amended from time to time) lists as of the most recent Applicable Date all issued Patents and pending Patent applications of any Grantor with the United States Patent and Trademark Office, all registered Copyrights and pending Copyright applications of any Grantor with the United States Copyright Office, and all registered Trademarks and pending Trademark applications of any Grantor with the United States Patent and Trademark Office (collectively, “Registered Intellectual Property”).

(b) Except as would not have or reasonably be expected to have a Material Adverse Effect:

(i) each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted or as proposed to be

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conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;

(ii) on the date hereof, all Intellectual Property owned or exclusively licensed by such Grantor is valid, unexpired and enforceable does not Infringe the intellectual property rights of any other Person, and to such Grantor’s knowledge, is not being Infringed by any other Person, and all Registered Intellectual Property has not expired or been abandoned;

(iii) as of the date hereof, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which would limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property in any respect, and such Grantor knows of no valid basis for same; and

(iv) no action or proceeding is pending or, to the knowledge of such Grantor, threatened or imminent, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein.

4.6. Commercial Tort Claims. Schedule 6 (as such schedule may be amended from time to time) lists, as of the most recent Applicable Date, each Commercial Tort Claim with respect to any Grantor that, in the reasonable determination of the Initial Borrower, is estimated to be in excess of $3,000,000.

4.7. Perfection Certificate. Each Perfection Certificate delivered by a Grantor pursuant to the terms of the Credit Agreement has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete as of the date of such Perfection Certificate.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, until the Discharge of Obligations, in each case subject to the requirements of the Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Agreement:

5.1. Delivery of Pledged Securities; Certificated Securities. (a) If any of the Collateral consists of an Instrument, Certificated Security, Negotiable Instrument, Tangible Chattel Paper, Note or debt security with a principal amount of $3,000,000 or more, such Instrument, note or debt security shall be delivered to the Administrative Agent (i) on the Closing Date (in the case of any such Collateral owned by a Grantor on the Closing Date, but subject to the Limited Conditionality Provision) or (ii) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by proper instruments of assignment duly executed by the applicable Grantor in blank in a manner

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and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral consisting of Capital Stock of a Subsidiary of a Grantor is a “security” within the meaning of Article 8 of the New York UCC and is or shall become evidenced or represented by any certificate, such certificate shall be delivered to the Administrative Agent (i) on the Closing Date (in the case of any such Collateral owned by a Grantor that is evidenced or represented by a certificate on the Closing Date, but subject to the Limited Conditionality Provision) or (ii) in the case of any other such Collateral that is acquired or becomes evidenced or represented by a certificate after the Closing Date, promptly after such Collateral is acquired or becomes so evidenced or represented and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral or the date on which such Collateral becomes so evidenced or represented (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case accompanied by undated stock powers or other instruments of transfer duly executed by the applicable Grantor in blank in a manner and form reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(c) Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership that is a Subsidiary of a Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is delivered to the Administrative Agent (x) on the Closing Date (in the case of any such certificate owned by a Grantor on the Closing Date), (y) promptly after such Collateral is acquired (in the case of any other such Collateral) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (or such later date as the Administrative Agent may agree in its reasonable discretion) or (z) promptly after such interest becomes represented by a certificate after the Closing Date (in the case Grantor elects to have such interest certificated after the dates specified in clause (x) or (y), as applicable) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date on which such Collateral becomes so represented (or such later date as the Administrative Agent may agree in its reasonable discretion), in each case pursuant to the terms hereof.

(d) If any of the Collateral is or shall become an Uncertificated Security, such Grantor shall promptly (and, in any event, no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date on which such Collateral is acquired or becomes an Uncertificated Security (or

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such later date as the Administrative Agent may agree in its reasonable discretion)) notify the Administrative Agent thereof and, at the Administrative Agent’s request and option upon the occurrence and during the continuation of an Event of Default, cause the Issuer thereof (which Issuer may be another Grantor) either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent and to the transfer of any Pledged Security to the Administrative Agent or its nominee following the occurrence and during the continuation of an Event of Default and, if an Event of Default has occurred and is continuing, to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security that are included in the Collateral.

(e) Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be deemed attached hereto as part of Schedule 2 (as such schedule may be amended from time to time); provided that failure to attach any such schedule shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

5.2. Maintenance of Insurance. Such Grantor will maintain insurance on all its property as and to the extent required by Sections 5.5(a)(ii) and 5.5(b) of the Credit Agreement, and furnish to the Administrative Agent, upon reasonable written request by the Administrative Agent, information in reasonable scope and detail as to the insurance carried.

5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, and provided that in no event shall any Grantor be required to deliver Pledged Securities not required to be delivered pursuant to Section 5.1 hereof, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.2 hereof until the Collateral is released from such security interest pursuant to the terms of Section 9.14 of the Credit Agreement or by operation of law or by agreement of the requisite Lenders or all Lenders and shall cause such Collateral to remain free of Liens other than Permitted Liens.

(b) Each Grantor agrees to use its commercially reasonable efforts to maintain, at its own cost and expense, complete and accurate records in all material respects with respect to the Collateral owned by it, in any event to include complete accounting records in all material respects with respect to all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the identity, amount and location of any Collateral.

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(c) Subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request to better assure, preserve, protect and perfect the security interests granted hereby, the full benefits of this Agreement and the rights and powers herein granted, including (i) the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting and perfecting of the security interests, (ii) the filing of any financing or continuation statements under the Uniform Commercial Code or PPSA (or other similar laws) in effect in any applicable jurisdiction within the United States or, subject to Section 3(b)(v), Canada with respect to the security interests created hereby and (iii) the entry into control agreements or delivery of other evidence of “control” in accordance with Section 2.21 of the Credit Agreement. Each Grantor will provide to the Administrative Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection (to the extent required by this Agreement) and priority of the Lien created or intended to be created pursuant to this Agreement.

5.4. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon prior or substantially concurrent written notice to the Administrative Agent and prompt delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, (i) change its jurisdiction of organization or, in the case of Grantors which are not registered organizations (within the meaning of the Uniform Commercial Code), the location of its chief executive office or the sole place of business from that referred to on Schedule 4 (as such schedule may be amended from time to time), (ii) change its name or (iii) change its type of organization.

5.5. Intellectual Property. (a) Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business. Each Grantor shall take all commercially reasonable steps which it (or during the continuation of an Event of Default, the Administrative Agent) deems reasonable and appropriate under the circumstances to preserve and protect each item of its material Intellectual Property.

(b) Whenever such Grantor either by itself or through any agent, employee, licensee or designee, shall acquire, become the exclusive licensee of, or file an application for the registration of any Intellectual Property (or file a Statement of Use or an amendment to Alleged Use with respect to any “intent to use” Trademark application) included in the Collateral with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor shall report such filing to the Administrative Agent in accordance with and to the extent required by Section 5.9(a) of the Credit Agreement. Upon request of the Administrative Agent, subject to

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Section 5.9(d) of the Credit Agreement and Section 3(b) hereof, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in any Collateral consisting of any Copyright, Patent, Trademark or other Intellectual Property of such Grantor registered in the United States Patent and Trademark Office, the United States Copyright Office.

(c) Such Grantor will take all reasonable and necessary steps if and to the extent such Grantor shall deem appropriate in its reasonable business judgment under the circumstances, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property included in the Collateral owned by such Grantor (including the payment of required fees and taxes, the filing of applications for renewal or extension, affidavits of use and incontestability, and the participation in interference, reexamination, opposition or cancellation of Infringement proceedings).

(d) Such Grantor agrees to execute an Intellectual Property Security Agreement, with respect to its Registered Intellectual Property included in the Collateral in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, as and when required by Section 5.9 of the Credit Agreement or Section 5.5(e) below.

(e) Such Grantor agrees that, should it obtain an ownership interest in any item of Registered Intellectual Property included in the Collateral which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 hereof shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Intellectual Property Collateral. Upon the reasonable request of the Administrative Agent after notice of any newly acquired, created or developed registered Intellectual Property owned by such Grantor pursuant to Section 5.9(a) of the Credit Agreement, such Grantor shall promptly execute an Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property, in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

5.6. Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $3,000,000, such Grantor shall (a) on the Closing Date (in the case of any such interest in any Commercial Tort Claims owned by a Grantor on the Closing Date, but subject to the Limited Conditionality Provision) or (b) promptly after such interest is obtained (in the case of any other such interest in a Commercial Tort Claim) and in any event no later than the date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) of the Credit Agreement covering a period that includes the date of acquisition or creation of such Collateral (in the case of any other such interest in any Commercial Tort Claims) (or such later date as the Administrative Agent may agree in its reasonable discretion) sign and deliver documentation reasonably requested by and acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to

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such Commercial Tort Claim and the proceeds thereof. In the event an updated Perfection Certificate or an Assumption Agreement shall set forth any Commercial Tort Claim, Schedule 6 shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such updated Perfection Certificate or Assumption Agreement.

SECTION 6. REMEDIAL PROVISIONS

6.1. Communications with Obligors; Grantors Remain Liable. The Administrative Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the Account Debtor or counterparty on any Receivable constituting Collateral of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables constituting Collateral directly to the Administrative Agent.

6.2. Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders) and in accordance with the last paragraph of Section 7.1 of the Credit Agreement, each Grantor shall be permitted to (i) receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or instrument of assignment), and (ii) exercise all voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of the Administrative Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same or which would violate any provision of this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall have given written notice to the Initial Borrower and the relevant Grantor(s) of the Administrative Agent’s intent to execute its rights pursuant to this Section 6.2(b) (which notice shall be deemed to have been given immediately upon the occurrence of an

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Event of Default under Section 7.1(f) of the Credit Agreement other than to the extent such right is waived or revoked in writing by the Required Lenders): (i) the Administrative Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Obligations in accordance with Section 6.4, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Administrative Agent, and each Grantor will, upon request, promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Administrative Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request, and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.2(b) shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent promptly following demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(c) Any notice given by the Administrative Agent to the Initial Borrower or any other Grantor under this Section 6.2 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.2 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(d) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby,

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pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

6.3. Proceeds to be Turned Over to Administrative Agent. Subject to the Intercreditor Agreement, if an Event of Default shall occur and be continuing, at the written request of the Administrative Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and checks shall be held in trust by such Grantor for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if reasonably required). All such Proceeds of Collateral received by the Administrative Agent under this Section 6.3 shall be held by the Administrative Agent in a Collateral Account maintained under its sole control (as defined in and subject to Section 9-104 of the New York UCC). All such Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4. Application of Proceeds. (a) Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.14 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.5 below) of Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 hereof, in payment of the Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such Obligations and the Administrative Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations, obligations under the Specified Hedge Agreements and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable under the Credit Agreement and amounts payable under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, and, to the extent required under Section 2.7(j) of the Credit Agreement, to cash collateralize the portion of the LC Disbursements comprised of the aggregate undrawn amounts of Letters of Credit, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of amounts then due and payable under Specified Hedge Agreements and Cash Management Obligations then due and payable and all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the relevant Borrower or as otherwise required by applicable law;

provided, however, that in no event shall (i) the net Proceeds of Collateral that constitutes assets that are described in clause (8) of Excluded Assets or (ii) the proceeds of the guarantee set forth in Section 2 hereof of a Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary be applied to the payment of any amounts with respect to US Borrower Obligations. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(b) The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Administrative Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(c) Amounts used to cash collateralize Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(d) Notwithstanding the foregoing, Obligations arising in connection with Cash Management Services or under Specified Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualified Counterparty or applicable Grantor; provided that in no event shall proceeds of any Collateral of any Grantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act be applied to any Excluded Swap Obligations.

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6.5. Code and Other Remedies. (a) Upon (i) the occurrence and during the continuance of an Event of Default, and (ii) the Administrative Agent’s notice of its intent to exercise such rights to the relevant Grantor or Grantors, each Grantor agrees to deliver each item of Collateral to the Administrative Agent promptly after demand therefor, and it is agreed that the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or the PPSA (whether or not the New York UCC or the PPSA applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses (other than the defense of payment or performance of the Discharge of Obligations), advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards under the UCC or the PPSA, as applicable, with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction

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of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof and the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Administrative Agent’s reasonable request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Administrative Agent shall have no obligation to marshal any of the Collateral.

(b) The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable out-of-pocket costs and expenses of the Administrative Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations in accordance with Section 6.4 and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the

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Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 6.5 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

6.6. Remedies for Intellectual Property. (a) Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to take any of or all of the following actions at the same or different times with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted hereunder to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral on such terms and conditions and in such manner as the Administrative Agent shall determine (other than

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in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained).

(b) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive and assignable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided that such license shall automatically terminate upon the Discharge of Obligations. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default or the Discharge of Obligations.

6.7. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency; provided, however, that no Grantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall have any liability in respect of a US Borrower Obligation.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, until the termination of this Agreement:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

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(ii) in the case of any Intellectual Property, execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes, assessments, charges, fees, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents;

(iv) execute, in connection with the exercise of any right or remedy provided for in Section 6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to give discharges and releases of all or any of the Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) send verifications of Receivables to any Account Debtor; (5) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (6) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (7) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (8) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains and subject to the covenant set forth in Section 6.6(b) hereof) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (9) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from

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time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given Holdings and the Initial Borrower prior written notice of its intent to exercise remedies under this Agreement (it being understood and agreed that the failure of the Administrative Agent to provide notice pursuant to this paragraph shall not alter the Administrative Agent’s ability to foreclose upon, or any other rights it may have with respect to, any Collateral).

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within any applicable period of grace.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans denominated in US Dollars (regardless of whether ABR Loans denominated in US Dollars are then outstanding) under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, consents to the exercise by the Administrative Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the termination of this Agreement.

7.2. Duty of Administrative Agent. Neither the Administrative Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Administrative Agent has been appointed as administrative agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any

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such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence, bad faith or willful misconduct (including a material breach of their obligations under the Loan Documents).

7.3. Execution of Financing Statements; Intellectual Property Filings. (a) Each Grantor hereby authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Administrative Agent reasonably determines is necessary or advisable. Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(b) The Administrative Agent is authorized to file with each applicable IP Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in the United States Patent and Trademark Office or the United States Copyright Office, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents.

7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Secured Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured

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Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Secured Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Administrative Agent to credit bid all or any part of the Secured Obligations held by it.

7.6. Qualified Counterparties. No Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Security Documents, shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

SECTION 8. INDEMNITY, SUBROGATION AND SUBORDINATION

8.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement on behalf of such Borrower, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part a claim of any Secured Party, such Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

8.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the relevant Borrower(s) as provided in Section 8.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.14 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Guarantor under Section 8.1 to the extent of such payment. Notwithstanding the foregoing, to the extent that any claiming Party’s right to indemnification hereunder arises from a payment or sale of assets made to satisfy secured Obligations (i) of a U.S. Borrower, no Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall indemnify such claiming Party and no assets that constitute Excluded Assets described in clause (8) of such defined term shall be applied to satisfy such indemnification claim, and (ii) constituting Swap Obligations, only those Contributing

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Guarantors for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such claiming Party with the fraction set forth in the second preceding sentence.

8.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Borrower Obligations. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) Each Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Borrower Obligations, to the extent required by the second to last proviso in Section 6.7 of the Credit Agreement.

SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement, provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Administrative Agent.

9.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor (other than Holdings or the Initial Borrower) shall be addressed to such Guarantor at its notice address set forth on Schedule 1 (as such schedule may be amended from time to time).

9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise

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enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party to the extent any Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement, including the reasonable out-of-pocket fees and disbursements and other charges of such legal counsel to the Administrative Agent and the Secured Parties as any Borrower would be required to pay or reimburse pursuant to Section 9.3 of the Credit Agreement; provided, however, that no Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to make a payment under this Section 9.4(a) in respect of any US Borrower Obligations.

(b) Each Guarantor agrees to pay, and to hold each Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, in each case, to the extent any Borrower would be required to do so pursuant to Section 2.16(b) of the Credit Agreement; provided, however, that no Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to make a payment under this Section 9.4(b) in respect of any US Borrower Obligations.

(c) Each Guarantor agrees to pay, and to hold the Lenders, the Issuing Banks and the Administrative Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the Borrowers would be required to do so pursuant to Section 9.3 of the Credit Agreement; provided, however, that no Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to make a payment under this Section 9.4(c) in respect of any US Borrower Obligations.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

(e) Each Grantor agrees that the provisions of Section 2.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

9.6. Set-off. Each Grantor hereby irrevocably authorizes each Secured Party (other than a Qualified Counterparty) at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to

32

set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust account maintained in the ordinary course of business) in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, in each case, to the extent the Borrowers would be required to do so pursuant to Section 9.8 of the Credit Agreement. If any right of set-off is exercised by any Qualified Counterparty pursuant to the terms of any Specified Hedge Agreement or Secured Cash Management Agreement, such Qualified Counterparty hereby agrees to deliver to the Administrative Agent the value of the set-off and appropriation permitted by this Section 9.6 for application in accordance with Section 6.4. Each such Secured Party shall notify the Administrative Agent, Holdings, the Initial Borrower and such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have. Notwithstanding anything to the contrary in the foregoing, (i) no Secured Party shall exercise any right of set off in respect of any Controlled Account other than the Administrative Agent acting in its capacity as such and (ii) in no event shall the cash collections from any Grantor described in clause (d) or (f) of the definition of Excluded Subsidiary be applied to any US Borrower Obligations.

9.7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9. Section Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

33

9.10. Integration. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or any other Loan Document. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent represent the entire agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

9.11. GOVERNING LAW. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

9.12. Submission to Jurisdiction; Waivers. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Agent or Lender may bring an action or proceeding in a jurisdiction where Collateral is located.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted or required by law.

9.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

34

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.14. Additional Grantors. Each Subsidiary of Holdings that is required to become a party to this Agreement pursuant to Section 5.9(c) of the Credit Agreement shall become a Grantor and a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement; provided, however, that no Subsidiary described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to guarantee or make any payments in respect of any US Borrower Obligations, and provided further, that no assets that are described in clause (8) of Excluded Assets shall be used to support any US Borrower Obligations. Upon execution and delivery by the Administrative Agent and such Subsidiary of a supplement in the form of Annex 1 hereto, such Subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein, subject to the provisos in the preceding sentence. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

9.15. Releases. (a) Upon the Discharge of Obligations, this Agreement and the Liens granted hereby (including any irrevocable licenses granted to the Administrative Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release, and the Guarantee Obligations of the Guarantors hereunder shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and each Secured Party, by its authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by any Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of the Guarantee Obligations of the Guarantors hereunder.

(b) In the event that any Grantor conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Grantor to a Person that is not (and is not required hereunder to become) a Grantor hereunder in a transaction permitted under the Credit Agreement, the Liens created hereunder in respect of such Capital Stock or assets (including any irrevocable licenses granted to the Administrative Agent granted hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release of Liens hereunder in respect of such Capital Stock or

35

assets. In the event that any Capital Stock or other asset (including Mortgaged Property) constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of any Grantor and at such Grantor’s expense, the Administrative Agent agrees to promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such action and execute such documents (including Mortgage release documents) as may be reasonably requested by any Grantor and at such Grantor’s expense to terminate, discharge and release (or to further document and evidence the termination and release of) the Liens created hereunder in respect of such assets. In the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or Holdings elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guarantee Obligations created hereunder in respect of such Guarantor (and all Liens granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Secured Parties, by their authorization of the Administrative Agent’s entering into this Agreement, hereby authorize the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by such Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of such Liens and such Guarantor’s Guarantee Obligations hereunder. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset or Subsidiary of any Grantor shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(d) All releases or other documents delivered by the Administrative Agent pursuant to this Section 9.15 shall be without recourse to, or warranty by, the Administrative Agent.

9.16. No Fiduciary Duty. Each Grantor agrees that the provisions of Section 9.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

9.17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

36

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.18. Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent, for the benefit of the Secured Parties pursuant to this Agreement, and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder, in each case, with respect to the Collateral and Liens securing any Revolving Obligations are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement with respect to the Collateral and Liens securing any Revolving Obligations, as applicable, including with respect to (i) any obligation to deliver Pledged Securities or provide control with respect to any Collateral and (ii) any representation, warranty or covenant herein relating to the priority of any security interest in the Collateral, the provisions of the Intercreditor Agreement shall prevail. As used in this Section 9.18, “Revolving Obligations” shall have the meaning given to such term in the Intercreditor Agreement.

9.19. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that (i) each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount and (ii) no Qualified ECP Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to provide funds or other support in respect of any Swap Obligations of a US Borrower). The obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the Discharge of Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(signature pages follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

LSF9 CYPRESS PARENT LLC

By:
Name:
Title:

INITIAL BORROWER:

LSF9 CYPRESS HOLDINGS LLC

By:
Name:
Title:

[ABL US Guarantee and Collateral Agreement]

ADDITIONAL US BORROWERS:

FOUNDATION BUILDING MATERIALS, LLC
FBM BAV LLC
FBM WAGNER DISTRIBUTION LLC
FBM WHOLESALE BUILDERS SUPPLY LLC
FBM SOUTHWEST LLC
OXNARD BUILDING MATERIALS, INC.
GREAT WESTERN BUILDING MATERIALS, INC.
PROWALL BUILDING PRODUCTS, INC.
FBM/W&S LLC
FBM GYPSUM SUPPLY LLC
HOME ACRES BUILDING SUPPLY CO. LLC
KOBRIN BUILDERS’ SUPPLY HOLDINGS, LLC
KOBRIN BUILDERS SUPPLY, LLC
FBM LOGISTICS, LLC
FBM WASHINGTON LLC
FBM GYPSUM SUPPLY OF ILLINOIS LLC
FBM MICHIGAN LLC
FBM COLUMBUS LLC
FBM OHIO LLC
FBM KENT GYPSUM SUPPLY, INC.
CONSTRUCTION PRODUCTS ACQUISITIONS, LLC
SUPERIOR PLUS CONSTRUCTION PRODUCTS CORP.
THE WINROC CORPORATION (MIDWEST)
FBM FINANCE, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[ABL US Guarantee and Collateral Agreement]

GUARANTORS:

FBM AIV BLOCKER LLC.
FBM AIV BLOCKER II LLC

By:
Name:	Kyle Volluz
Title:	President

FBM INTERMEDIATE LLC
HOME ACRES HOLDINGS LLC
FBM INTERMEDIATE HOLDINGS LLC
FBM GWBM INC.
FBM HABS/KBS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[ABL US Guarantee and Collateral Agreement]

ADMINISTRATIVE AGENT:

GOLDMAN SACHS BANK USA as Administrative Agent

By:
Name:
Title:

[ABL US Guarantee and Collateral Agreement]

Schedules to

ABL US Guarantee and Collateral Agreement

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5	Copyrights, Patents, Trademarks and Other Intellectual Property
Schedule 6	Commercial Tort Claims
Schedule 7	Accounts

Schedule 1

Notice Addresses of Grantors

To LSF9 Cypress Parent LLC and LSF9 Cypress Holdings LLC:

c/o LSF9 Cypress Holdings LLC

2711 N. Haskell Avenue, Suite 1700

Dallas, TX 75204

Attention: Kyle Volluz

Facsimile: 214-515-6924

Telephone: 214-515-6824

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Joerg H. Esdorn

Facsimile: 212-351-5276

Telephone: 212-351-3851

To each of the other Guarantors:

c/o Foundation Building Materials, LLC

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: John Gorey

Facsimile: 714-734-3974

Telephone: 714-380-3127

with copies (which shall not constitute notice) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1700

Dallas, TX 75204

Attention: Kyle Volluz

Facsimile: 214-515-6924

Telephone: 214-515-6824

and

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Joerg H. Esdorn

Facsimile: 212-351-5276

Telephone: 212-351-3851

Schedule 1—Page 1

Schedule 2

Description of Pledge Investment Property

Pledged Capital Stock

Pledgor	Issuer	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
LSF9 CYPRESS PARENT LLC	LSF9 CYPRESS HOLDINGS LLC	100 Units	100 Units	100	1
FBM Intermediate LLC	Home Acres Holdings LLC	100% Interest	N/A	100	No Certificate
LSF9 CYPRESS HOLDINGS LLC	FBM Intermediate Holdings LLC	63.478% Interest	N/A	100	No Certificate
Home Acres Holding LLC	FBM Intermediate Holdings LLC	1% Common 100% Preferred	N/A	100	No Certificate
FBM AIV Blocker LLC	FBM Intermediate Holdings LLC	21.610% Interest	N/A	100	No Certificate
FBM AIV Blocker II LLC	FBM Intermediate Holdings LLC	3.763% Interest	N/A	100	No Certificate
FBM Intermediate Holdings LLC	Foundation Building Materials, LLC	100% Interest	N/A	65	No Certificate
Foundation Building Materials, LLC	FBM BAV LLC	100% Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM Wagner Distribution LLC	100% Interest	N/A	100	No Certificate

Schedule 2—Page 1

Pledgor	Issuer	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Foundation Building Materials, LLC	FBM Wholesale Builders Supply LLC	100% Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM Southwest LLC	100% Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM GWBM Inc.	100 Common	100 Common	100	1
FBM GWBM Inc.	Oxnard Building Materials, Inc.	1000 Common	1000 Common	100	8
FBM GWBM Inc.	GREAT WESTERN BUILDING MATERIALS, INC.	1,060 Common	1,060 Common	100	23
FBM GWBM Inc.	ProWall Building Products, Inc.	1,000 Common	1,000 Common	100	7
Foundation Building Materials, LLC	FBM/W&S LLC	100% Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM Gypsum Supply LLC	100% Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM HABS/KBS LLC	100% Interest	N/A	100	No Certificate
FBM HABS/KBS LLC	Home Acres Building Supply Co. LLC	100% Interest	N/A	100	No Certificate
FBM HABS/ KBS LLC	Kobrin Builders’ Supply Holdings, LLC	45% Interest	N/A	100	No Certificate

Schedule 2—Page 2

Pledgor	Issuer	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Home Acres Building Supply Co. LLC	Kobrin Builders’ Supply Holdings, LLC	55% Interest	N/A	100	No Certificate
Kobrin Builders’ Supply Holdings, LLC	Kobrin Builders Supply, LLC	99,900 Units	N/A	100	No Certificate
Home Acres Building Supply Co. LLC	Kobrin Builders Supply, LLC	100 Units	N/A	100	No Certificate
Home Acres Building Supply Co. LLC	FBM Logistics, LLC	100% Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM Gypsum Supply of Illinois, Inc.	100% Membership Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM Michigan LLC	100% Membership Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM Ohio LLC	100% Interest	N/A	100	No Certificate
FBM Ohio LLC	FBM Columbus LLC	100% Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	FBM Kent Gypsum Supply, Inc.	100% Interest	N/A	100	No Certificate
Foundation Building Materials, LLC	Construction Products Acquisition, LLC	100% Interest	N/A	65	No Certificate
Construction Products Acquisition, LLC	Winroc-SPI Corporation	100% Interest	1,000	65	C-3

Schedule 2—Page 3

Pledgor	Issuer	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Construction Products Acquisition, LLC	1974303 Alberta Ltd	100% Interest	1,000	65	C-3
Construction Products Acquisition, LLC	The Winroc Corporation (Midwest)	100% Interest	1,000	100	2
Construction Products Acquisition, LLC	Superior Plus Construction Products Corp.	100% Interest	100	100	03
LSF9 Cypress Holdings, LLC	FBM Finance, Inc.	100% Interest	1,000	100	1

Pledged Debt Securities:

None.

Pledged Notes:

1)	US Intercompany Subordinated Promissory Note, dated as of August 9, 2016 by and among LSF9 Cypress Holdings LLC and its subsidiaries party thereto from time to time.

Schedule 2—Page 4

Schedule 3

Filings and other Actions Required to Perfect Security Interests1

Pledged Investment Property:

•	Delivery to (i) the Notes Collateral Agent, in the case of Fixed Asset Priority Collateral, and (ii) the Revolving Administrative Agent, in the case of Revolving Priority Collateral (each term, as defined in the Intercreditor Agreement).

UCC Filings:

Name of Loan Party	Filing Jurisdiction
LSF9 Cypress Parent LLC	Delaware
LSF9 Cypress Holdings LLC	Delaware
FBM AIV Blocker LLC	Delaware
FBM AIV Blocker II LLC	Delaware
FBM Intermediate LLC	Delaware
Home Acres Holdings LLC	Delaware
FBM Intermediate Holdings LLC	Delaware
Foundation Building Materials, LLC	California
FBM Michigan LLC	Delaware
FBM Gypsum Supply of Illinois LLC	Delaware
FBM BAV LLC	Delaware
FBM Wholesale Builders Supply LLC	Delaware
FBM Wagner Distribution LLC	Delaware
FBM Ohio LLC	Delaware
FBM Kent Gypsum Supply, Inc.	Washington
Construction Products Acquisition, LLC	Delaware
FBM HABS/KBS LLC	Delaware

[1]	Except where otherwise noted or required, to be filed in favor of each of Notes Collateral Agent and the Revolving Administrative Agent.

Schedule 3—Page 1

Name of Loan Party	Filing Jurisdiction
FBM Southwest LLC	Delaware
FBM/W&S LLC	Delaware
FBM Gypsum Supply LLC	Delaware
FBM GWBM Inc.	Delaware
Oxnard Building Materials, Inc.	California
Great Western Building Materials, Inc.	Arizona
ProWall Building Products, Inc.	Arizona
The Winroc Corporation (Midwest)	Nevada
Superior Plus Construction Products Corp.	Pennsylvania
Home Acres Building Supply Co. LLC	Michigan
Kobrin Builders’ Supply Holdings, LLC	Michigan
FBM Logistics, LLC	Indiana
Kobrin Builders Supply, LLC	Florida
FBM Finance, Inc.	Delaware
FBM Washington LLC	Delaware
FBM Columbus LLC	Delaware

Intellectual Property

•	Filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office.

Accounts

•	In accordance with Section 5.3(c) of the ABL Guarantee and Collateral Agreement and Section 2.21 of the Credit Agreement, execution and delivery of control agreements.

Real Estate

•	None

Schedule 3—Page 2

Schedule 4

Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office

Name of Loan Party	Jurisdiction of Organization/ Formation	Address of Chief Executive Office (or for natural persons, residence)
LSF9 CYPRESS PARENT LLC	Delaware	2711 North Haskell Avenue, Suite 1800 Dallas, TX 75204

LSF9 CYPRESS HOLDINGS LLC	Delaware	2711 North Haskell Avenue, Suite 1800 Dallas, TX 75204

FBM AIV Blocker LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM AIV Blocker II LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Intermediate LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Home Acres Holdings LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Intermediate Holdings LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Foundation Building Materials, LLC	California	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Michigan LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Gypsum Supply of Illinois LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM BAV LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Wholesale Builders Supply LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Wagner Distribution LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Ohio LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Kent Gypsum Supply, Inc.	Washington	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Construction Products Acquisition, LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM HABS/KBS LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Schedule 4—Page 1

Name of Loan Party	Jurisdiction of Organization/ Formation	Address of Chief Executive Office (or for natural persons, residence)
FBM Southwest LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM/W&S LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Gypsum Supply LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM GWBM Inc.	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Oxnard Building Materials, Inc.	California	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Great Western Building Materials, Inc.	Arizona	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

ProWall Building Products, Inc.	Arizona	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

The Winroc Corporation (Midwest)	Nevada	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Superior Plus Construction Products Corp.	Pennsylvania	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Home Acres Building Supply Co. LLC	Michigan	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Kobrin Builders’ Supply Holdings, LLC	Michigan	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Logistics, LLC	Indiana	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Kobrin Builders Supply, LLC	Florida	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Finance, Inc.	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Washington LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

FBM Columbus LLC	Delaware	2552 Walnut Avenue, Suite 160 Tustin, CA 92780

Schedule 4—Page 2

Schedule 5

Copyrights, Patents, Trademarks and Other Intellectual Property

1.	Copyrights, Copyright Applications and Copyright Licenses

None.

2.	Patents, Patent Applications and Patent Licenses

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Home Acres Building Supply Co. LLC	DRYWALL RETAINING DEVICE			7,543,789

Superior Plus Construction Products Corp.	Prefabricated Fixture Protection Cover and Assembly and Method of Use Thereof	December 8, 2009	Registered	United States 7,627,999 B2

3.	Trademarks, Trademark Applications and Trademark Licenses

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Great Western Building Materials, Inc.	PROWALL		Registered	2080126

Great Western Building Materials, Inc.	PROSHAPE		Registered	2343950

ProWall Building Products, Inc.	FOAMPREP		Registered	2181417

Foundation Building Materials, LLC	FOUNDATION BUILDING MATERIALS	July 1, 2016	Pending In-Use	87091460

Foundation Building Materials, LLC	FBM	July 1, 2016	Pending In-Use	87091464

Schedule 5—Page 1

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Foundation Building Materials, LLC	FBM (stylized and/or with design)	July 1, 2016	Pending In-Use	87091469

Foundation Building Materials, LLC	FBM (stylized with design)	July 15, 2016	Applied	1791598 (Canadian Trademarks)

Foundation Building Materials, LLC	FBM	July 15, 2016	Applied	1791604 (Canadian Trademarks)

Foundation Building Materials, LLC	FOUNDATION BUILDING MATERIALS	July 15, 2016	Applied	1791605 (Canadian Trademarks)

FBM Gypsum Supply of Illinois LLC	GYPSUM SUPPLY CO.		Registered	2677093

FBM Gypsum Supply of Illinois LLC	GSC GYPSUM SUPPLY CO. & Design		Registered	2677094

Schedule 5—Page 2

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

FBM Gypsum Supply of Illinois LLC

Gypsum Supply Co.

Gypsum Supply Co. of Quad Cities

Gypsum Supply Co. of Cedar Rapids

Gypsum Supply Co. of Waterloo

Gypsum Supply Co. of Des Moines

Gypsum Supply Co. of Fox Valley

Gypsum Supply Co. of Milwaukee

Gypsum Supply Co. of Elkhorn

Gypsum Supply Co. of Madison

Gypsum Supply Co. of Rockford

Gypsum Supply Co. of Chicago Area South

Gypsum Supply Co. of Chicago Area North

Gypsum Supply Co. of Machesney Park

Gypsum Supply Co. of Chicago

Gypsum Supply Co. of Bloomington

Gypsum Supply Co. of Peoria

			Common Law Trademark

FBM BAV LLC	BAV Brown’s Applied Vinyl		Common Law Trademark

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	SPI Specialty Products & Insulation Co. (design + words)		Registered	1279224

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	SPI Specialty Products & Insulation Co. (design + words)		Registered	1271789

Schedule 5—Page 3

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	SPI SPECIALTY PRODUCTS AND INSULATION CO. (typed drawing)		Registered	1320113

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	ABSORPTION PLUS (typed drawing)		Registered	2987664

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	FIREPLUG (typed drawing)		Registered	2391212

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	FIRESTRIP (typed drawing)		Registered	2856278

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	HATS (typed drawing)		Registered	2421444

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	RIGIDFLEX (typed drawing)		Registered	939431

Specialty Products and Insulation Co. (name changed to Superior Plus Construction Products Corp.)	SAFELITE (standard character mark)		Registered	3656665

Superior Plus Construction Products Corp.	INTERNATIONAL TECHNIFAB		Registered in Wyoming	2010-00578855

Superior Plus Construction Products Corp.	WINROC		Registered in Wyoming	2011-000595401

Schedule 5—Page 4

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Superior Plus Construction Products Corp.	SPI		Registered in Wyoming	2011-000595400

Superior Plus Construction Products Corp.	WINROC-SPI		Registered in Wyoming	2014-000657791

Superior Plus Construction Products Corp.	SPECIALTY PRODUCTS & INSULATION		Registered in Wyoming	2011-000596196

Superior Plus Construction Products Corp.	SPECIALTY PRODUCTS & INSULATION		Registered in Louisiana	62-6939

Superior Plus Construction Products Corp.	SPI		Registered in Louisiana	62-6944

Superior Plus Construction Products Corp.	WINROC-SPI		Registered in Louisiana	64-9580

Superior Plus Construction Products Corp.	WINROC-SPI		Registered in Nebraska	10188398

Superior Plus Construction Products Corp.	WINROC-SPI		Registered in North Dakota	36159600

Superior Plus Construction Products Corp.	Paragon Pacific SPI		Common law mark (not registered) Previously acquired company – registered in Idaho	D135856

Superior Plus Construction Products Corp.	PARAGON PACIFIC INSULATION		Common law mark (not registered) Previously acquired company – registered in Idaho	D135856

Schedule 5—Page 5

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Superior Plus Construction Products Corp.	PRESNELL INSULATION CO. INC.		Previously acquired company – registered in North Carolina	0117557

4.	Domain Names

Domain	Creation Date	Expiration Date	Registrant Name/Organization	Registrar

Allroc.com	8/25/1998	8/24/2016	Private registration	Network Solutions

allroc1.com	9/19/2012	9/19/2016	Keith Bellingham/Superior CPD	Fast Domain

Allrocdsd.com	12/5/2006	12/5/2016	Keith Bellingham	Fast Domain

Allrocdsd.us	7/12/2013	7/11/2016	Keith Bellingham/CPD	Fast Domain

Allroctool.com	10/12/2006	10/12/2016	Keith Bellingham	Fast Domain

Allroctool.us	7/12/2013	7/11/2016	Keith Bellingham/CPD	Fast Domain

Burnabyinsulation.com	8/22/2003	8/22/2016	Keith Bellingham	Fast Domain

Constructionproductscorp.com	12/20/2010	12/20/2016	Cherie May/Specialty Products & Insulation Co.	GoDaddy.com

Constructionproductsdistribution.com	9/6/2011	9/6/2016	The Winroc Corporation	Network Solutions

Cpdonlineu.com	7/21/2011	7/21/2017	The Winroc Corporation	Network Solutions

Howtowinrocspi.com	10/1/2014	10/1/2016	Keith Bellingham/CDP	Domain.com

Interiorbuild.com	2/5/1998	2/4/2017	Not available	Tucows

Leonsinsulation.com	10/15/2004	10/15/2016	Keith Bellingham	Fast Domain

Prolineplus.us	7/12/2013	7/11/2016	Keith	Fast Domain

Schedule 5—Page 6

Domain	Creation Date	Expiration Date	Registrant Name/Organization	Registrar

Bellingham/CPD

Spcpc.info	12/20/2010	12/20/2016	Cherie May/Specialty Products & Insulation Co.	GoDaddy.com

sp-cpc.info			Record not available

Spcpc.us	12/20/2010	12/19/2016	Cherie May/Specialty Products & Insulation Co.	GoDaddy.com

sp-cpc.us	12/20/2010	12/19/2016	Cherie May/Specialty Products & Insulation Co.	GoDaddy.com

Specialtyproducts.com	1/30/1997	1/31/2017	Superior Plus Construction Products Corp.	Network Solutions

spi1-co.com	9/24/2007	9/24/2016	Cheri May/Specialty products & Insulation Co.	easyDNS Technologies

Spi-co.com	1/30/1997	1/31/2017	Superior Plus Construction Products Corp./Superior Plus Construction Products Corp.	Network Solutions

Spiwinroc.com	9/6/2013	9/6/2016	Private registration	Domain.com

spi-winroc.com	9/6/2013	9/6/2016	Private registration	Domain.com

Spiwinroc.us	9/9/2013	9/8/2016	Keith Bellingham/Winroc SPI	Fast Domain

Superiorconstructionproductsdistribution.com	9/7/2011	9/7/2016	Private registration	Fast Domain

Superiorcpd.com	9/1/2011	9/1/2017	The Winroc Corporation/The Winroc Corporation	Network Solutions

Superiorcpd.com	9/1/2011	9/1/2017	The Winroc Corporation	Network Solutions

Superiorplusconstructionproducts.com	12/20/2010	12/20/2016	Cherie May/Specialty Products & Insulation Co.	GoDaddy.com

Superiorplusconstructionproductsdistribution.com	9/7/2011	9/7/2016	Private registration	Fast Domain

Superiorpluscpd.com	9/6/2011	9/6/2016	The Winroc Corporation	Network Solutions

Winroc.com	10/31/1996	10/30/2016	Private registration	Network

Schedule 5—Page 7

Domain	Creation Date	Expiration Date	Registrant Name/Organization	Registrar

Solutions

Winroc.us	7/12/2013	7/11/2016	Keith Bellingham/CPD	Fast Domain

winroc1.com	9/13/2012	9/13/2016	Private registration	Fast Domain

Winrocspi.com	9/6/2013	9/6/2016	Private registration	Domain.com

winroc-spi.com	9/6/2013	9/6/2016	Private registration	Domain.com

Winrocspi.us	9/9/2013	9/8/2016	Keith Bellingham/Winroc SPI	Fast Domain

winroc-spi.us	1/6/2014	1/5/2017	Keith Bellingham/CPD	Fast Domain

Winrocspiu.com	10/2/2014	10/2/2016	Keith Bellingham/Winroc-SPI	Domain.com

Winrocspiuniversity.com	10/1/2014	10/1/2016	The Winroc Corporation	Network Solutions

Winrocu.com	1/28/2009	1/28/2017	Not available	Tucows

Schedule 5—Page 8

Schedule 6

Commercial Tort Claims

None.

Schedule 6

Schedule 7

Accounts

Securities Accounts: None.

Deposit Accounts:

Loan Party	Type of Account	Name & Address of Financial Institutions

Foundation Building Materials, LLC	Master Operating Account	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

Foundation Building Materials, LLC	Collection	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

FBM Gypsum Supply LLC	Collection	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

FBM/W&S LLC	Collection	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

FBM Southwest LLC	Collection	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

Home Acres Building Supply Co. LLC	Collection	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

Kobrin Builders Supply LLC	Collection	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

FBM Wagner Distribution LLC	Collection	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

FBM Wholesale Builders Supply LLC	Collection	Bank of America 600 Anton Blvd, Ste 150 Costa Mesa, CA 92626

Schedule 7

Exhibit A to

ABL US Guarantee and Collateral Agreement

FORM OF ABL INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of [                    ] (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “IP Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of GOLDMAN SACHS BANK USA, as administrative agent (together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, LSF9 Cypress Parent LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (including its permitted successors, the “Initial Borrower”) and certain subsidiaries of Holdings party thereto (together with the Initial Borrower, the “Borrowers”) have entered into an ABL Credit Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks, the Administrative Agent, and Bank of America, N.A. as collateral agent. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered that certain ABL US Guarantee and Collateral Agreement, dated as of August 9, 2016, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”).

WHEREAS, under the terms of the Guarantee and Collateral Agreement and subject to the limitations contained therein, the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the Grantors’ right, title, and interest in and to certain Collateral, including certain of their Copyrights, Trademarks and Patents and have agreed as a condition thereof to execute this IP Security Agreement with respect to certain of their Copyrights, Trademarks and Patents in order to record the security interests granted therein with the United States Copyright Office or United States Patent and Trademark Office, as applicable (or any successor office or other applicable government registry).

NOW, THEREFORE, in consideration of the above premises, the Grantors hereby agree with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1 Grant of Security. Each Grantor hereby grants to the Administrative Agent, to the extent provided in Section 2.1 of the Guarantee and Collateral Agreement, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “IP Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations (as defined in the Guarantee and Collateral Agreement):

(a) (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including each registration and application identified in Schedule 1, and (ii) the rights to print, publish and distribute any of the foregoing (“Copyrights”);

(b) all Copyright Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 1;

(c) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (a) and (b) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (a) and (b) above (the items described in (a), (b) and (c), collectively, the “Copyright Collateral”);

(d) (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature and applications for trademark or service mark registrations and any renewals thereof, including each registration and application identified in Schedule 2 (but excluding in all cases all intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Trademarks) and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above (collectively, the “Trademarks”);

(e) all Trademark Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 2;

(f) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (d) and (e) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (d) and (e) above (items described in clauses (d), (e) and (f), collectively, the “Trademark Collateral”);

(g) (i) all United States and foreign patents, patent applications and patentable inventions, including each issued patent and patent application identified in Schedule 3, all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon (collectively, the “Patents”);

(h) all Patent Licenses (as defined in the Guarantee and Collateral Agreement), to the extent such Grantor is not the granting party, including any of the foregoing identified in Schedule 3; and

(i) (i) the right to sue or otherwise recover for any and all past, present and future Infringements (as defined in the Guarantee and Collateral Agreement) and misappropriations of any of the property described in (g) and (h) above, and (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect to any of the property described in (g) and (h) above (items described in (f), (g) and (h), collectively, the “Patent Collateral”).

SECTION 2 Excluded Assets. Notwithstanding anything to the contrary in this IP Security Agreement, none of the Excluded Assets shall constitute IP Collateral.

SECTION 3 Recordation. Each Grantor authorizes and requests that the Register of Copyrights and Commissioner of Patents and Trademarks, as applicable, and any other applicable United States government officer record this IP Security Agreement.

SECTION 4 Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5 GOVERNING LAW. THIS IP SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS IP SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6 Conflict Provision. This IP Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this IP Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the

provisions of the Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

SECTION 7 Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent, for the benefit of the Secured Parties pursuant to this Agreement, and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder, in each case, with respect to the Collateral and Liens securing any Revolving Obligations are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement with respect to the Collateral and Liens securing any Revolving Obligations, the provisions of the Intercreditor Agreement shall prevail. As used in this Section 7, “Revolving Obligations,” shall have the meaning given to such term in the Intercreditor Agreement.

SECTION 8 Notice. Each party to this IP Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 of the Guarantee and Collateral Agreement. Nothing in this IP Security Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this IP Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

[ABL IP SECURITY AGREEMENT]

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Name:
Title:

[ABL IP SECURITY AGREEMENT]

Schedule 1

COPYRIGHTS

Schedule 2

TRADEMARKS

Schedule 3

PATENTS

Exhibit B to

ABL US Guarantee and Collateral Agreement

FORM OF US SUBORDINATED INTERCOMPANY NOTE

[Attached.]

US INTERCOMPANY SUBORDINATED PROMISSORY NOTE

Note Number: 1	Dated: August 9, 2016

FOR VALUE RECEIVED, LSF9 Cypress Holdings LLC, a Delaware limited liability company (including its permitted successors, the “Company”), and each of the Restricted Subsidiaries (collectively, the “Borrower Group Members” and each, a “Borrower Group Member”) which is a party to this intercompany subordinated promissory note (this “Promissory Note”) promises to pay to the order of such other Borrower Group Member as makes loans to such Borrower Group Member (each Borrower Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Borrower Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), in immediately available funds, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness for borrowed money now or hereafter owing by such Payor to such Payee in the books and records of such Payee, including as shown on Schedule A (and any continuation thereof). The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in (i) the Indenture, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Indenture”), among the Company, FBM Finance, Inc., a Delaware corporation (together with the Company, the “Issuers”), LSF9 Cypress Parent LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), as a guarantor, the other guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent (together with its successors in such capacity, the “Notes Agent”), relating to those certain 8.25% senior secured notes of the Issuers due 2021 (the “Notes”), or (ii) the ABL Credit Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “ABL Credit Agreement”, and collectively with the Indenture, the “Debt Agreements”), among Holdings, the Company, the Additional US Borrowers (as defined in the ABL Credit Agreement) party thereto, the Canadian Borrowers (as defined in the ABL Credit Agreement) party thereto, the several banks and other financial institutions or entities from time to time party thereto as lenders and as Issuing Banks (as defined in the ABL Credit Agreement), Goldman Sachs Bank USA, as administrative agent (in such capacity and including its successors and assigns, the “ABL Agent”, and collectively with the Notes Agent, the “Agents” and each, an “Agent”) and Bank of America, N.A., as collateral agent, as applicable.

The unpaid principal amount from time to time outstanding of all such loans, advances and other Indebtedness owed by each Payor to the relevant Payee shall be payable at the times, in the locations and in the currency specified in the documents and records relating thereto; provided that, if any of the time, location or currency of payment shall not be so specified elsewhere, such amounts shall be payable on demand, in immediately available funds at the chief executive office of the relevant Payee and in the lawful currency of the United States; and provided further that, at any time that an Event of Default (as defined in either of the Debt Agreements) has occurred and is continuing and following a written instruction to such effect to the applicable Borrower Group Member from the applicable Agent pursuant to the terms of the

1

Collateral Agreement described in the Indenture (the “Notes Collateral Agreement”) or the Guarantee and Collateral Agreements described in the ABL Credit Agreement (the “ABL Collateral Agreements” and together with the Notes Collateral Agreement, the “Collateral Agreements”) (and subject to the terms of the Intercreditor Agreement) any such Indebtedness shall thereafter be payable on demand. Each Payor promises also to pay interest on the unpaid principal amount of all such Indebtedness in like money at said location from the date of the incurrence thereof until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee (provided that such rate shall not exceed the maximum lawful interest rate then in effect).

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is (x) a US Loan Party under the ABL Credit Agreement or (y) an Issuer or a Guarantor under the Indenture (each such Payee, a “Pledgor Payee”) to (i) the Notes Agent for the benefit of the Notes Secured Parties (as defined in the Indenture) as security for such Pledgor Payee’s Obligations (as defined in the Notes Collateral Agreement) (such Obligations for purposes of this Promissory Note are referred to as “Notes Obligations”), if any, under the Indenture, the Notes, the Notes Collateral Agreement and the other Note Documents (as defined in the Indenture), and (ii) the ABL Agent for the benefit of the ABL Secured Parties (as defined below) as security for such Pledgor Payee’s Obligations (as defined in the ABL Credit Agreement) (such Obligations for purposes of this Promissory Note are referred to as “ABL Obligations” and collectively with the Notes Obligations, the “Secured Obligations”), if any, under the ABL Credit Agreement, the ABL Collateral Agreements and the other Loan Documents (as defined in the ABL Credit Agreement). During the continuation of an Event of Default, the Notes Agent or, if the Notes Obligations have been Paid in Full (as defined below), the ABL Agent, may, subject to the terms set forth in the applicable Collateral Agreements and the other Loan Documents (as defined in the applicable Debt Agreement), exercise all rights of the respective Pledgor Payees hereunder. For purposes of this Promissory Note, “applicable Secured Parties” shall mean (x) with respect to the Notes Agent, the Noteholder Secured Parties (as defined in the Indenture), and (y) with respect to the ABL Agent, the ABL Secured Parties. Each Payor acknowledges and agrees that each of the Agents and the other Secured Parties may exercise all the rights of each Pledgor Payee under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor. Notwithstanding the foregoing or anything else contained herein, in no event shall the pledge of this Promissory Note by a US Loan Party described in clause (d) or (f) of the definition of Excluded Subsidiary (as defined in the ABL Credit Agreement) serve as security for the Notes Obligations or the portion of the ABL Obligations that constitute US Borrower Obligations.

As used herein, “ABL Secured Parties” shall have the meaning given to the term “Secured Parties” in the ABL Credit Agreement, and “Secured Parties” shall mean the Noteholder Secured Parties and ABL Secured Parties, collectively.

2

Each Payee that is not a Pledgor Payee (each, a “Subordinated Payee”) agrees that any and all obligations evidenced by this Promissory Note that are owed by any Payor that is a (x) a Loan Party under the ABL Credit Agreement or (y) the Company or a Guarantor under the Indenture (each subsidiary a “Subordinated Payor”) to such Subordinated Payee shall be subordinate and junior in right of payment to the Notes Obligations and the ABL Obligations until (i) with respect to Notes Obligations, the Issuers have paid all principal, premium (if any) and interest on all outstanding Notes, and (ii) with respect to the ABL Obligations, the ABL Obligations have been paid in full in immediately available funds (excluding ABL Obligations in respect of any Specified Hedge Agreements (as defined in the ABL Credit Agreement), Cash Management Obligations (as defined in the ABL Credit Agreement) and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and all Letters of Credit have expired or terminated or been cash collateralized (in a manner consistent with Section 2.4(j) of the ABL Credit Agreement) or backed (in a manner reasonably satisfactory to the relevant Issuing Bank) with other letters of credit and the Commitments under the ABL Credit Agreement have expired or been terminated (in each case (and as applicable), “Paid in Full”); provided, that each Subordinated Payor may make payments to the applicable Subordinated Payee so long as no Event of Default shall have occurred and be continuing and none of the Agents shall have given written notice to the Company of such Agent’s intent to execute its rights pursuant to Section 6.2(b) of any of the Collateral Agreements; which notice shall be deemed to have been given immediately upon the occurrence of (i) an Event of Default under Section 6.1(a)(8) of the Indenture, other than to the extent such right is waived or revoked in writing by the Holders of a majority in principal amount of the outstanding Notes, or (ii) an Event of Default under Section 7.1(f) of the ABL Credit Agreement, other than to the extent such right is waived or revoked in writing by the Required Lenders (as defined therein); and provided, further, that all loans and advances made by a Subordinated Payee pursuant to this Promissory Note shall be received by the applicable Subordinated Payor subject to the provisions of the Indenture and the other Note Documents and the ABL Credit Agreement and the other Loan Documents. Notwithstanding any right of any Subordinated Payee to ask, demand, sue for, take or receive any payment from any Subordinated Payor, all rights, Liens and security interests of such Subordinated Payee, whether now or hereafter arising and howsoever existing, in any assets of any Subordinated Payor (whether constituting part of the security or collateral given to any of the Agents or any other Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of each of the Agents and any other Secured Party in such assets (to the extent arising under the Note Documents or the Loan Documents). Except as expressly permitted by the Note Documents and the Loan Documents, the Subordinated Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, until the Secured Obligations have been Paid in Full.

If all or any part of the assets of any Subordinated Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Subordinated Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Subordinated Payor is dissolved or if all or substantially all of the assets of any Subordinated Payor are sold (except, in each case, in a transaction permitted by the Note Documents (until the Notes Obligations are Paid in Full) and the Loan

3

Documents (until the ABL Obligations are Paid in Full)) then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property or otherwise, which shall be payable or deliverable upon or with respect to any obligation of such Subordinated Payor evidenced by this Promissory Note to any Subordinated Payee (“Payor Indebtedness”) at any time when an Event of Default has occurred and is continuing shall be paid or delivered directly to the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent) for application in accordance with the Note Documents or the Loan Documents, as applicable, until the date on which the Notes Obligations (or, if the Notes Obligations have been Paid in Full, the ABL Obligations) shall have been Paid in Full. Each Subordinated Payee irrevocably authorizes, empowers and appoints the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent) as such Subordinated Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to, at any time when an Event of Default has occurred and is continuing, demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Subordinated Payee such proofs of claim and take such other action, in the Notes Agent’s (or, if the Notes Obligations have been Paid in Full, the ABL Agent’s) own name or in the name of such Subordinated Payee or otherwise, as the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent) may reasonably deem necessary or advisable for the enforcement of this Promissory Note. Each Subordinated Payee also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent). After the occurrence and during the continuance of an Event of Default, the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent) may vote such proofs of claim in any such proceeding (and the applicable Subordinated Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Notes Obligations (or, if the Notes Obligations have been Paid in Full, the ABL Obligations). Except as otherwise expressly permitted under the Note Documents and the Loan Documents, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Subordinated Payee upon or with respect to Payor Indebtedness owing to such Subordinated Payee at any time when an Event of Default has occurred and is continuing prior to such time as the Notes Obligations or the ABL Obligations have been Paid in Full, such Subordinated Payee shall receive and hold the same for the benefit of the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent) and the applicable Secured Parties, and shall forthwith upon written demand by the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent) deliver the same to the Notes Agent or the ABL Agent, as applicable, for the benefit of the applicable Secured Parties, in the form received (except for the endorsement or assignment of such Subordinated Payee where necessary or advisable in the Notes Agent’s judgment, or if the Notes Obligations have been Paid in Full, the ABL Agent’s judgment), for application to the Notes Obligations (or, if the Notes Obligations have been Paid in Full, the ABL Obligations) and, until so delivered, the same shall be segregated from the other assets of such Subordinated Payee as the property of the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent) for the benefit of the applicable Secured Parties. If such Subordinated Payee fails to make any such endorsement or assignment to the Notes Agent (or, if the Notes Obligations have been Paid in Full, the ABL Agent), the Notes Agent or the ABL Agent, as applicable, or

4

any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee and Payor agrees that, until (i) the Notes Obligations have been Paid in Full, it will not amend, modify or supplement this Promissory Note in a manner adverse to the Noteholder Secured Parties (as defined in the Indenture) without the consent of the Notes Agent, and/or (ii) the ABL Obligations have been Paid in Full, it will not amend, modify or supplement this Promissory Note in a manner adverse to the ABL Secured Parties without the consent of the ABL Agent. The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other parties hereof.

Notwithstanding anything to the contrary contained herein, in any other Note Document or in any other Loan Document or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any Payor, other than each intercompany note that expressly recites that it is a “Specified Note” for purposes of this Promissory Note (collectively, the “Specified Notes”) and (ii) shall not be deemed replaced, superseded or in any way modified by any agreement, promissory note, document or other instrument entered into on or after the date hereof (other than any Specified Note)] which purports to create or evidence any loan or advance by any Borrower Group Member to any other Borrower Group Member until the Secured Obligations are Paid in Full. To the extent that the terms of any such other agreements, promissory notes, documents or instruments (other than any Specified Note) are inconsistent with this Promissory Note, this Promissory Note shall govern.

Notwithstanding anything herein to the contrary, reference is made to the ABL Intercreditor Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) among Goldman Sachs Bank USA, as Revolving Administrative Agent, Wilmington Trust, National Association, as Notes Collateral Agent, each Additional Junior Obligations Agent (as defined in the ABL Intercreditor Agreement) and each Additional Pari Passu Obligations Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

THIS PROMISSORY NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Borrower Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each such additional Borrower Group Member, an “Additional Party”). Upon delivery of such counterpart signature page to the other signatories hereto, notice of which is hereby waived by

5

the other signatories hereto, each Additional Party shall be a Payor and/or a Payee, as applicable, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature page follows]

6

IN WITNESS WHEREOF, each Payor and Payee has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

PAYORS:

LSF9 CYPRESS HOLDINGS LLC

By:
Name:	Kyle Volluz
Title:	President

FBM AIV BLOCKER LLC.

By:
Name:	Kyle Volluz
Title:	President

FBM AIV BLOCKER II LLC

By:
Name:	Kyle Volluz
Title:	President

FBM INTERMEDIATE LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

HOME ACRES HOLDINGS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

FBM INTERMEDIATE HOLDINGS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FOUNDATION BUILDING MATERIALS, LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM BAV LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM WAGNER DISTRIBUTION LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM WHOLESALE BUILDERS SUPPLY LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM SOUTHWEST LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

FBM GWBM INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

OXNARD BUILDING MATERIALS, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

GREAT WESTERN BUILDING MATERIALS, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

PROWALL BUILDING PRODUCTS, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM/W&S LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM GYPSUM SUPPLY LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

FBM HABS/KBS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

HOME ACRES BUILDING SUPPLY CO. LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

KOBRIN BUILDERS’ SUPPLY HOLDINGS, LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

KOBRIN BUILDERS SUPPLY, LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM LOGISTICS, LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

CONSTRUCTION PRODUCTS ACQUISITIONS, LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

THE WINROC CORPORATION (MIDWEST)

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

SUPERIOR PLUS CONSTRUCTION PRODUCTS CORP.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM WASHINGTON LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

WINROC-SPI CORPORATION

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

1974303 ALBERTA LTD.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM FINANCE, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM GYPSUM SUPPLY OF ILLINOIS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM MICHIGAN LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM COLUMBUS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

FBM OHIO LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM KENT GYPSUM SUPPLY, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

PAYEES:

LSF9 CYPRESS HOLDINGS LLC

By:
Name:	Kyle Volluz
Title:	President

FBM AIV BLOCKER LLC

By:
Name:	Kyle Volluz
Title:	President

FBM AIV BLOCKER II LLC

By:
Name:	Kyle Volluz
Title:	President

FBM INTERMEDIATE LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

HOME ACRES HOLDINGS LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM INTERMEDIATE HOLDINGS LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

[US Intercompany Subordinated Promissory Note]

FOUNDATION BUILDING MATERIALS, LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM BAV LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM WAGNER DISTRIBUTION LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM WHOLESALE BUILDERS SUPPLY LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM SOUTHWEST LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM GWBM INC.

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

[US Intercompany Subordinated Promissory Note]

OXNARD BUILDING MATERIALS, INC.

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

GREAT WESTERN BUILDING MATERIALS, INC.

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

PROWALL BUILDING PRODUCTS, INC.

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM/W&S LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM GYPSUM SUPPLY LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM HABS/KBS LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

[US Intercompany Subordinated Promissory Note]

HOME ACRES BUILDING SUPPLY CO. LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

KOBRIN BUILDERS’ SUPPLY HOLDINGS, LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

KOBRIN BUILDERS SUPPLY, LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM LOGISTICS, LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

CONSTRUCTION PRODUCTS ACQUISITIONS, LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

THE WINROC CORPORATION (MIDWEST)

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

SUPERIOR PLUS CONSTRUCTION PRODUCTS CORP.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM WASHINGTON LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM FINANCE, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM GYPSUM SUPPLY OF ILLINOIS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM MICHIGAN LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM COLUMBUS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

FBM OHIO LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM KENT GYPSUM SUPPLY, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

SCHEDULE A

TRANSACTIONS

ON

US INTERCOMPANY SUBORDINATED PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned Pledgor Payees (as defined in the Promissory Note) does hereby sell, assign and transfer to                      all of its right, title and interest in and to the US Intercompany Subordinated Promissory Note, dated              , 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Promissory Note”), made by LSF9 Cypress Holdings LLC, a Delaware limited liability company (including its permitted successors, the “Company”), and each of the Restricted Subsidiaries party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Pledgor Payees party to the Note Documents and the Loan Documents on the date of the Promissory Note. From time to time after the date thereof, additional Restricted Subsidiaries that are (x) a Loan Party under the ABL Credit Agreement or (y) a Guarantor under the Indenture shall become parties to the Promissory Note (each, an “Additional Pledgor Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Pledgor Payees, each Additional Pledgor Payee shall be a Pledgor Payee and shall be as fully a Pledgor Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Pledgor Payee under the Promissory Note and an original signatory hereof. Each Pledgor Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Plegdor Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Pledgor Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Pledgor Payee to the Promissory Note or hereunder.

Dated:

[Signature page follows]

LSF9 CYPRESS HOLDINGS LLC

By:
Name:	Kyle Volluz
Title:	President

FBM AIV BLOCKER LLC

By:
Name:	Kyle Volluz
Title:	President

FBM AIV BLOCKER II LLC

By:
Name:	Kyle Volluz
Title:	President

FBM INTERMEDIATE LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

HOME ACRES HOLDINGS LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

[US Intercompany Subordinated Promissory Note Endorsement

FBM INTERMEDIATE HOLDINGS LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FOUNDATION BUILDING MATERIALS, LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM BAV LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM WAGNER DISTRIBUTION LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM WHOLESALE BUILDERS SUPPLY LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM SOUTHWEST LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

[US Intercompany Subordinated Promissory Note]

FBM GWBM INC.

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

OXNARD BUILDING MATERIALS, INC.

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

GREAT WESTERN BUILDING MATERIALS, INC.

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

PROWALL BUILDING PRODUCTS, INC.

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM/W&S LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM GYPSUM SUPPLY LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

[US Intercompany Subordinated Promissory Note]

FBM HABS/KBS LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

HOME ACRES BUILDING SUPPLY CO. LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

KOBRIN BUILDERS’ SUPPLY HOLDINGS, LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

KOBRIN BUILDERS SUPPLY, LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

FBM LOGISTICS, LLC

By:
Name:	Ruben Mendoza
Title:	President and Chief Executive Officer

CONSTRUCTION PRODUCTS ACQUISITIONS, LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

THE WINROC CORPORATION (MIDWEST)

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

SUPERIOR PLUS CONSTRUCTION PRODUCTS CORP.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM WASHINGTON LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM FINANCE, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM GYPSUM SUPPLY OF ILLINOIS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM MICHIGAN LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

FBM COLUMBUS LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM OHIO LLC

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

FBM KENT GYPSUM SUPPLY, INC.

By:
Name:	Ruben Mendoza
Title:	Chief Executive Officer and President

[US Intercompany Subordinated Promissory Note]

Annex 1 to

ABL US Guarantee and Collateral Agreement

ABL ASSUMPTION AGREEMENT, dated as of [                    ], made by                     , a                      (the “Additional Grantor”), in favor of Goldman Sachs Bank USA, as administrative agent (together with its successors in such capacity, the “Administrative Agent”) for (i) the Lenders and the Issuing Banks from time to time parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

W I T N E S S E T H:

WHEREAS, LSF9 Cypress Parent LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (including its permitted successors, the “Initial Borrower”) and certain subsidiaries of Holdings party thereto (together with the Initial Borrower, the “Borrowers”) have entered into an ABL Credit Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time party thereto as lenders and as issuing banks, the Administrative Agent and Bank of America, N.A. as collateral agent.

WHEREAS, in connection with the Credit Agreement, the Initial Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the ABL US Guarantee and Collateral Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement;

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

WHEREAS, the Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 9.14 of the Guarantee and Collateral Agreement provides that additional Subsidiaries of the Initial Borrower may become Subsidiary Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Assumption Agreement. The undersigned Subsidiary (the “Additional Grantor”) is executing this Assumption Agreement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of

Credit previously issued; provided, however, that no Additional Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to guarantee or make any payments in respect of any US Borrower Obligations, and provided further, that no assets that are described in clause (8) of Excluded Assets shall be used to support any US Borrower Obligations.

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Subsidiary Guarantor thereunder and assumes all obligations and liabilities of a Grantor and Guarantor thereunder, subject to the limitations contained therein. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 6 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

The Additional Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all of the Collateral wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations; provided, however, that no Additional Guarantor described in clause (d) or (f) of the definition of Excluded Subsidiary shall be required to guarantee or make any payments in respect of any US Borrower Obligations, and provided further, that no assets that are described in clause (8) of Excluded Assets shall be used to support any US Borrower Obligations. Each reference to a “Grantor” or a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the Additional Grantor. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

2. Due Authorization. The Additional Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2

3. Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Assumption Agreement shall become effective when the Administrative Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the Additional Grantor and the Administrative Agent. Delivery of an executed signature page to this Assumption Agreement by email or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Assumption Agreement.

4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5. Severability. In case any one or more of the provisions contained in this Assumption Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6. Communications. All communications and notices hereunder shall (except as otherwise expressly permitted by the Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Additional Grantor shall be given to it in care of the Initial Borrower as provided in Section 9.1 of the Credit Agreement.

7. Expenses. The Additional Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Assumption Agreement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent. The Additional Grantor agrees that the provisions of Section 9.4 of the Guarantee and Collateral Agreement are incorporated herein by reference, mutatis mutandis.

[signature pages follow]

3

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Name:
Title:

EXHIBIT B

to the ABL

Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 5.2(a) of the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

1. I am the duly elected, qualified and acting [                    ]1 of each of the Borrowers.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrowers and the Borrowers’ Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). [Except as specified on Attachment 2,]2[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default.

4. Attached hereto as Attachment 3 are the computations showing compliance with the covenant set forth in Section 6.1.

5. [Attached hereto as Attachment 4 is an updated Perfection Certificate, signed by a Responsible Officer of the Initial Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(iii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(iii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date) or (B) certifying that

[1]	Insert title of Responsible Officer.
[2]	Attachment 2 should be included if there is any Default or Event of Default.

there has been no change in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(iii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(iii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date).]3

[Signature page follows]

[3]	To be included solely with respect to the concurrent delivery of annual audited financial statements pursuant to Section 5.1(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above in the name of and on behalf of the Borrowers.

LSF9 CYPRESS HOLDINGS LLC

By:
Name:
Title:

[ADDITIONAL US BORROWER]

By:
Name:
Title:

[CANADIAN BORROWER]

By:
Name:
Title:

Attachment 1

of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended              , 20    .

[Attach Financial Statements.]

B

Attachment 1

Attachment 2

of Exhibit B

[Description of Default or Event of Default, if applicable]

[Specify the nature and extent thereof and any action taken or proposed to be taken with respect thereto]

B

Attachment 2

Attachment 3

of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended              , 20    .

[Set forth Covenant Calculations.]

B

Attachment 3

Attachment 4

of Exhibit B

[Attach updated perfection certificate]

B

Attachment 4

EXHIBIT C

to the ABL

Credit Agreement

FORM OF CLOSING CERTIFICATE

FOR

LSF9 CYPRESS HOLDINGS LLC

dated [            ], 2016

Pursuant to subsection 4.1(f) of the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Company”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), the undersigned [                    ], the [title] of each of the Borrowers, hereby certifies as follows:

1. The Specified Purchase Agreement Representations and the Specified Representations are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the date hereof, except in the case of any Specified Purchase Agreement Representation or Specified Representation expressly stated to relate to a specific earlier date, in which case such Specified Purchase Agreement Representation or Specified Representation is true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

2. As of the date hereof, all of the conditions precedent set forth in Sections 4.1 (b), (j) and (m) of the Credit Agreement were satisfied or waived (in accordance with Section 9.2 of the Credit Agreement) as of the Closing Date.

[Signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first set forth above.

LSF9 CYPRESS HOLDINGS LLC

By:
Name:
Title:

ADDITIONAL US BORROWERS:
FOUNDATION BUILDING MATERIALS, LLC
FBM BAV LLC
FBM WAGNER DISTRIBUTION LLC
FBM WHOLESALE
BUILDERS SUPPLY LLC
FBM SOUTHWEST LLC
OXNARD BUILDING MATERIALS, INC.
GREAT WESTERN BUILDING MATERIALS, INC.
PROWALL BUILDING PRODUCTS, INC.
FBM/W&S LLC
FBM GYPSUM SUPPLY LLC
HOME ACRES BUILDING SUPPLY CO. LLC
KOBRIN BUILDERS’ SUPPLY HOLDINGS, LLC
KOBRIN BUILDERS SUPPLY, LLC
FBM LOGISTICS, LLC
FBM GYPSUM SUPPLY OF ILLINOIS LLC
FBM MICHIGAN LLC
FBM COLUMBUS LLC
FBM OHIO LLC
KENT GYPSUM SUPPLY, INC.
CONSTRUCTION PRODUCTS ACQUISITION, LLC
THE WINROC CORPORATION (MIDWEST)
SUPERIOR PLUS CONSTRUCTION PRODUCTS CORP.

CANADIAN BORROWERS:
WINROC-SPI CORPORATION
1974303 ALBERTA LTD.

By:
Name:
Title:

C-2

EXHIBIT D

to the ABL

Credit Agreement

FORM OF PERFECTION CERTIFICATE

[Attached]

PERFECTION CERTIFICATE

In connection with the proposed Credit Agreement, dated as of August 9, 2016 (the “Credit Agreement”), by and among LSF9 CYPRESS PARENT LLC, a Delaware limited liability company (“Holdings”), LSF9 CYPRESS HOLDINGS LLC, a Delaware limited liability company (the “Initial Borrower”), the lenders party thereto from time to time, GOLDMAN SACHS BANK USA as administrative agent (the “Administrative Agent”) and BANK OF AMERICA, N.A. as the collateral agent, the Initial Borrower (on behalf of itself and each of the other Loan Parties (as defined in the Credit Agreement)) hereby certifies as follows:

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date or, for natural persons, the name as set forth on their valid driver’s license issued by their state of residence), the type of organization (or if the Loan Party is a natural person, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of each Loan Party are as follows:

Name of Loan Party	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Loan Party is a natural person) and the preferred mailing address (if different than chief executive office or residence) of each Loan Party are as follows:

Name of Loan Party	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C. Special Debtors and Former Article 9 Debtors. Except as specifically identified below none of the Loan Parties is: (i) a transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth of Puerto Rico.

Name of Loan Party	Type of Special Grantor

D.	Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name currently used by any Loan Party or by which any Loan Party is known or is transacting any business:

Loan Party	Trade/Assumed Name

E.	Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, no Loan Party has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Loan Party	Date of Change	Description of Change

F.	Prior Addresses.

Except as set forth below, no Loan Party has changed its chief executive office, or principal residence if the Loan Party is a natural person, within the past five (5) years:

Loan Party	Prior Address/City/State/Zip Code

G.	Acquisitions of Equity Interests or Assets.

Except as set forth below, no Loan Party has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Loan Party	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

H.	Corporate Ownership and Organizational Structure.

Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of all the Loan Parties and their affiliates.

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A.	Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by each Loan Party together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Loan Party	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2. Securities Accounts. Set forth below is a list of all securities accounts in which any Loan Party customarily maintains securities or other assets having an aggregate value in excess of $100,000:

Loan Party	Type of Account	Name & Address of Financial Institutions

3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which any Loan Party customarily maintains in excess of $100,000:

Loan Party	Type of Account	Name & Address of Financial Institutions

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to any Loan Party in the principal amount of greater than $25,000:

Loan Party	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B. Intellectual Property. Set forth below is a list of all copyrights, patents, and trademark, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by any Loan Party:

1. Copyrights, Copyright Applications and Copyright Licenses

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

2. Patents, Patent Applications and Patent Licenses

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

3. Trademarks, Trademark Applications and Trademark Licenses

Loan Party	Title	Filing Date/Issued Date	Status	Application/ Registration No.

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than any Loan Party have possession of any material amount (fair market value of $25,000 or more) of tangible personal property of any Loan Party:

Loan Party	Address/City/State/Zip Code	County	Description of Assets and Value

D. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where any Loan Party owns or leases any real property:

Loan Party	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Set forth below are all the locations where any Loan Party owns, leases or has an interest in any wellhead or minehead:

Loan Party	Address/City/State/Zip Code	County

3. Timber to be Cut. Set forth below are all locations where any Loan Party owns goods that are timber to be cut:

Loan Party	Address/City/State/Zip Code	County

III.	AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of the Initial Borrower and each other Loan Party, hereby authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Administrative Agent under the Security Documents. Such financing statements may describe the collateral in the same manner as described in the Security Documents or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Administrative Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

IN WITNESS WHEREOF, the undersigned hereto has caused this Perfection Certificate to be executed as of this 9th day of August, 2016 by its officer thereunto duly authorized.

[LSF9 Cypress Holdings LLC]

By:
Name:
Title:

Exhibit A

[Organizational Chart]

EXHIBIT E

to the ABL

Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	LSF9 Cypress Holdings LLC, [Additional US Borrowers], [Canadian Borrowers]

4.	Administrative Agent:	Goldman Sachs Bank USA, as Administrative Agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The ABL Credit Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LSF9 Cypress Parent LLC (“Holdings”), a Delaware limited liability company, LSF9 Cypress Holdings LLC, a Delaware limited Liability company (including its permitted successors, the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Goldman Sachs Bank USA, as the Administrative Agent and Bank of America, N.A., as the Collateral Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]
$	$		%
$	$		%
$	$		%

Effective Date:             , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

[2]	Except in the case of an assignment of the entire remaining amount of the Assignor’s Commitment, the assignment of an amount less than $5,000,000 will require the consent of the Initial Borrower and the Administrative Agent; provided, that no such consent of the Initial Borrower shall be required if a Specified Default has occurred and is continuing.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The Assignee agrees to deliver to the Administrative Agent the documentation required by Section 2.16(e) of the Credit Agreement and a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrowers, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature page follows]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Name:
Title:

Consented to and Accepted:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Consented to and Accepted:

[Issuing Bank], as an Issuing Bank

By:
Name:
Title:

[Consented to:]4

LSF9 CYPRESS HOLDINGS LLC

By:
Name:
Title:

[4]	To be added only if the consent of the Initial Borrower is required by the terms of the Credit Agreement.

ANNEX 1

ABL CREDIT AGREEMENT DATED AS OF AUGUST 9, 2016 AMONG LSF9 CYPRESS

PARENT LLC, LSF9 CYPRESS HOLDINGS LLC, THE LENDERS AND THE ISSUERS

PARTY THERETO AND GOLDMAN SACHS BANK USA, AS ADMINISTRATIVE AGENT

AND BANK OF AMERICA, N.A., AS COLLATERAL AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of the Borrowers’ Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of the Borrowers’ Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) that it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto

Annex 1 page 1

and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Each of the Assignor and the Assignee acknowledge that in the case of any assignment (i) to a Disqualified Lender or (ii) to the extent the Initial Borrower’s consent is required under the terms of Section 9.4(b)(A) of the Credit Agreement and such consent is not granted (or deemed to have been granted), to any other Person, in each case, the Initial Borrower shall be entitled to seek specific performance to unwind any such assignment, transfer or participation in addition to any other remedies available to the Initial Borrower at law or at equity, except to the extent that (a) the assignee, transferee or participant to which such Lender assigned, transferred or participated the Loans or Commitments that were the subject of such impermissible assignment, transfer or participation no longer holds such Loans or Commitments and such Loans or Commitments were subsequently assigned to an Eligible Assignee (it being expressly understood that no Person shall be an Eligible Assignee solely by virtue of its relationship to such assignee, transferee or participant of such Lender or the Affiliates of such assignee, transferee or participant) in accordance with the terms of the Credit Agreement or (b) the Initial Borrower consents in writing to such assignment, transfer or participation, provided that upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is in the list of Disqualified Lenders.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex 1 page 2

EXHIBIT F

to the ABL

Credit Agreement

FORM OF ABL INTERCREDITOR AGREEMENT

[Attached]

F-1

ABL INTERCREDITOR AGREEMENT

dated as of

August 9, 2016,

among

GOLDMAN SACHS BANK USA,

as Revolving Administrative Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Notes Collateral Agent,

EACH ADDITIONAL JUNIOR OBLIGATIONS AGENT

and

EACH ADDITIONAL PARI PASSU OBLIGATIONS AGENT

i

(continued)

ii

This ABL INTERCREDITOR AGREEMENT is dated as of [            ], 2016, and entered into by and among GOLDMAN SACHS BANK USA (“Goldman Sachs”) in its capacity as administrative agent under the Revolving Loan Documents (as defined below), including its successors and assigns in such capacity from time to time (the “Revolving Administrative Agent”), on behalf of itself and the other Revolving Claimholders (as defined below), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent under the Notes Documents (as defined below), including its successors and assigns in such capacity from time to time (the “Notes Collateral Agent”) on behalf of itself and the other Notes Claimholders (as defined below), and each ADDITIONAL JUNIOR OBLIGATIONS AGENT and each ADDITIONAL PARI PASSU OBLIGATIONS AGENT that, in each case, shall have become a party hereto pursuant to Section 9.3(b).

RECITALS

LSF9 Cypress Parent LLC, a Delaware limited liability company (“Parent”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Company” and together with its subsidiaries party to the Revolving Credit Agreement referenced below as Additional Revolving Borrowers, the “Borrowers”), the lenders from time to time party thereto, the issuing banks party thereto from time to time, the Revolving Administrative Agent and Bank of America, N.A. as collateral agent under the Revolving Loan Documents (the “Revolving Collateral Agent”), and the other agents and arrangers party thereto, have entered into that certain Revolving Loan Agreement, dated as of [the date hereof] (the “Revolving Credit Agreement”), providing for a revolving credit facility;

Parent, the Borrowers and certain Subsidiaries of Parent party thereto as grantors (Parent, together with such Subsidiaries, the “Revolving Guarantors”) and the Revolving Administrative Agent have entered into that certain ABL Guarantee and Collateral Agreement, dated as of the date hereof (the “Revolving Guarantee and Collateral Agreement”), pursuant to which the Revolving Guarantors provided one or more guarantees and granted collateral in favor of the Revolving Administrative Agent for the Secured Parties (as defined therein);

Parent, the Company and FBM Finance, Inc. as co-issuers, certain of Parent’s Subsidiaries from time to time party thereto as guarantors (such Subsidiaries, together with Parent, collectively, the “Notes Guarantors”), Wilmington Trust, National Association, as trustee (the “Trustee”), and the Notes Collateral Agent, have entered into that certain Indenture dated as of [the date hereof] (the “Indenture”), pursuant to which the Initial Notes (as defined below) were issued on the date hereof;

The obligations of the Borrowers and the Revolving Guarantors under the Revolving Credit Agreement and Revolving Guarantee and Collateral Agreement are to be secured (i) on a senior priority basis, by Liens on the Revolving Priority Collateral of the Borrowers and the Revolving Guarantors and (ii) on a junior priority basis, by Liens on all other Collateral of the Company and the Revolving Guarantors;

The obligations of the Borrowers and the Notes Guarantors under the Indenture and the other Fixed Asset Documents are to be secured (i) on a senior priority basis, by Liens on the

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Fixed Asset Priority Collateral of the Company and the Notes Guarantors and (ii) on a junior priority basis, by Liens on all other Collateral of the Company and the Notes Guarantors;

The Revolving Loan Documents and the Fixed Asset Documents provide, among other things, that the Revolving Claimholders and the Fixed Asset Claimholders shall set forth in this Agreement their respective rights and remedies with respect to the Collateral and certain other matters; and

The Revolving Administrative Agent, on behalf of itself and the other Revolving Claimholders, the Notes Collateral Agent, on behalf of itself and the other Notes Claimholders, the Additional Junior Obligations Agent, on behalf of itself and the Fixed Asset Claimholders represented by it and the Additional Pari Passu Obligations Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION. 1. Definitions.

1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Additional Junior Obligations” means Indebtedness of the Grantors incurred following the date of this Agreement (together with all obligations in respect of such Indebtedness, including all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Additional Junior Obligations Agreement (including, in each case, all Post-Petition Interest accruing on or after the commencement of any Insolvency Proceeding at the rate provided in the relevant Additional Junior Obligations Agreement, whether or not a claim for such Post-Petition Interest is allowed or allowable in any such Insolvency Proceeding)) to the extent (a) such Indebtedness and such obligations in respect of such Indebtedness are permitted by the terms of the Revolving Credit Agreement, the Indenture, each Additional Pari Passu Obligations Agreement then in effect and each other Additional Junior Obligations Agreement then in effect to be secured by Liens on the Collateral ranking junior in priority to the Notes Liens and to the Liens on the Collateral securing Additional Pari Passu Obligations and, with respect to any such Collateral constituting Revolving Priority Collateral, junior in priority to the Revolving Liens and (b) the Grantors have granted Liens on the Collateral to secure such Indebtedness and such obligations in respect of such Indebtedness. If such Additional Junior Obligations will be the initial Additional Junior Obligations incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Notes Collateral Agent and the Additional Junior Obligations Agent for such Additional Junior Obligations shall have executed and delivered the Fixed Asset Intercreditor Agreement and each of the other requirements of Section 9.3(b) shall have been complied with.

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“Additional Junior Obligations Agent” means any Person appointed to act as trustee, collateral agent or a similar representative for the holders of Additional Junior Obligations pursuant to any Additional Junior Obligations Agreement.

“Additional Junior Obligations Agreement” means the indenture, credit agreement, designation, joinder or other definitive agreement under which any Additional Junior Obligations are incurred.

“Additional Pari Passu Obligations” means Indebtedness of the Grantors incurred following the date of this Agreement (together with all obligations in respect of such Indebtedness, including all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Additional Pari Passu Obligations Agreement (including, in each case, all Post-Petition Interest accruing on or after the commencement of any Insolvency Proceeding at the rate provided in the relevant Additional Pari Passu Obligations Agreement, whether or not a claim for such Post-Petition Interest is allowed or allowable in any such Insolvency Proceeding)) to the extent (a) such Indebtedness and such obligations in respect of such Indebtedness are permitted by the terms of the Revolving Credit Agreement, the Indenture, each Additional Junior Obligations Agreement then in effect and each other Additional Pari Passu Obligations Agreement then in effect to be secured by Liens on the Collateral ranking pari passu in priority with the Notes Liens and the Liens on the Collateral securing other Additional Pari Passu Obligations (without regard to the control of remedies) and, with respect to any Collateral constituting Revolving Priority Collateral, ranking junior in priority to the Revolving Liens and (b) the Grantors have granted Liens on the Collateral to secure such Indebtedness and such obligations in respect of such Indebtedness (it being agreed that Notes issued after the date hereof shall not constitute Additional Pari Passu Obligations but shall constitute Notes Obligations). If such Additional Pari Passu Obligations will be the initial Additional Pari Passu Obligations incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Notes Collateral Agent and the Additional Pari Passu Obligations Agent for such Additional Pari Passu Obligations shall have executed and delivered the Fixed Asset Pari Passu Intercreditor Agreement and each of the other requirements of Section 9.3(b) shall have been complied with.

“Additional Pari Passu Obligations Agent” means any Person appointed to act as trustee, collateral agent or a similar representative for the holders of Additional Pari Passu Obligations pursuant to any Additional Pari Passu Obligations Agreement.

“Additional Pari Passu Obligations Agreement” means the indenture, credit agreement, designation, joinder or other definitive agreement under which any Additional Pari Passu Obligations are incurred.

“Agreement” means this Intercreditor Agreement.

“Bank Product Agreement” means each agreement for the provision of Bank Product Services which evidences any Bank Product Obligations or under which any Bank Product Obligations arise.

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“Bank Product Creditor” means each Person to whom any Bank Product Obligations are owed.

“Bank Product Obligations” means any and all obligations of the Company and any Subsidiary of Parent (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Bank Product Services, including all “Cash Management Obligations” as defined in the Revolving Credit Agreement.

“Bank Product Services” cash management and related services, including purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, treasury, depository, controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, merchant stored value cards, e-payables, electronic funds transfer, interest and fees and interstate depository network service, provided to Parent, the Company or any Subsidiary of Parent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign law relating to liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or otherwise for the relief of debtors, including, without limitation, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Canada Business Corporations Act.

“Business Day” any day except Saturday, Sunday and any day which shall be in New York, New York or the place of payment, a legal holiday or a day on which banking institutions in New York, New York, are authorized or required by law to remain closed.

“Canadian Borrowers”: has the meaning ascribed thereto in the Revolving Credit Agreement.

“Canadian Loan Party”: has the meaning ascribed thereto in the Revolving Credit Agreement.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding, for the avoidance of doubt, any indebtedness convertible into or exchangeable for any of the foregoing.

“Cash Collateral” has the meaning set forth in on 6.1.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code and any subsidiary thereof.

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“Claimholders” means the Revolving Claimholders and the Fixed Asset Claimholders, or any of them, as the context may require. Any references herein to “related” Claimholders of any Collateral Agent shall mean, with respect to the Revolving Administrative Agent, the Revolving Claimholders and, with respect to any Fixed Asset Collateral Agent, the Fixed Asset Claimholders represented by it.

“Class” refers to either (a) the Revolving Administrative Agent, the Revolving Claimholders, the Revolving Obligations, the Revolving Priority Collateral, the Revolving Credit Agreement, the Revolving Collateral Documents and the Revolving Loan Documents, on the one hand, as opposed to (b) the Fixed Asset Collateral Agents, the Fixed Asset Claimholders, the Fixed Asset Obligations, the Fixed Asset Priority Collateral, the Fixed Asset Debt Documents, the Fixed Asset Collateral Documents and the Fixed Asset Documents, on the other hand.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets of any Grantor, now existing or hereafter acquired, whether real, personal or mixed, that constitute Revolving Collateral or Fixed Asset Collateral; provided that Collateral shall not include Excluded Collateral.

“Collateral Agent” means a Fixed Asset Collateral Agent or the Revolving Administrative Agent, as the context may require.

“Collateral Documents” means the Revolving Collateral Documents and the Fixed Asset Collateral Documents, or any of them, as the context may require.

“Company” has the meaning set forth in the recitals to this Agreement.

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether a Grantor is licensee or licensor thereunder).

“Copyrights” means all United States and foreign copyrights (including community designs), whether now or hereafter owned by or exclusively licensed to any Grantor, including copyrights in Software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or not registered, and, with respect to any and all of the foregoing (a) all extensions and renewals thereof, (b) all rights corresponding thereto throughout the world, (c) all rights to sue for past, present and future infringements thereof, and (d) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Documents” means the Revolving Loan Documents and the Fixed Asset Documents, or any of them, as the context may require.

“Designated Fixed Asset Collateral Agent” means (a) if there is only one Fixed Asset Collateral Agent party hereto, such Fixed Asset Collateral Agent and (b) where clause (a) does not apply, (i) if there are no Additional Junior Obligations outstanding at such time, the Fixed Asset Collateral Agent designated as the “Controlling Collateral Agent” under the Fixed Asset Pari Passu Intercreditor Agreement, (ii) if there are no Notes Obligations or Additional Pari Passu Obligations outstanding at such time, the Additional Junior Obligations Agent with respect

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to the Fixed Asset Claimholders holding the largest outstanding principal amount of any then-outstanding Series of Additional Junior Obligations and (iii) if neither of clauses (b)(i) nor (b)(ii) apply, the Fixed Asset Collateral Agent designated as the Controlling Collateral Agent (or similar concept) under the Fixed Asset Intercreditor Agreement.

“DIP Financing” has the meaning set forth in Section 6.1(a).

“Discharge” means, with respect to any Series of Fixed Asset Obligations, except to the extent otherwise expressly provided in Sections 5.5 and 6.6:

(a) (i) the payment in full in cash of all Fixed Asset Obligations of such Series (other than inchoate or contingent indemnification obligations), including any interest, fees and other charges accruing during any Insolvency Proceeding at the rate provided for in the Fixed Asset Debt Documents of such Series (whether or not allowed or allowable as a claim in such Insolvency Proceeding), (ii) the satisfaction and discharge of the Fixed Asset Debt Documents in respect of such Series in accordance with its terms (other than obligations that expressly survive such satisfaction and discharge in accordance with the terms of such Fixed Asset Debt Document) or (iii) if applicable, the legal or covenant defeasance of each Fixed Asset Debt Document in respect of such Series in accordance with its terms (other than obligations that expressly survive such legal or covenant defeasance in accordance with the terms of such Fixed Asset Debt Document);

(b) the termination or expiration of all commitments, if any, to extend credit that would (prior to such termination or expiration) constitute Fixed Asset Obligations of such Series; and

(c) the cash collateralization or back-stopping of (or letter of credit support for) any inchoate or contingent Fixed Asset Obligations in respect of such Series (including indemnification obligations) not yet due and payable but for which a claim has been asserted in writing under any Fixed Asset Documents of such Series, in each case on terms and conditions reasonably acceptable to the Fixed Asset Collateral Agent of such Series.

“Discharge of Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Sections 5.5 and 6.6, the Discharge of Notes Obligations and the Discharge of each additional Series of Fixed Asset Obligations has occurred.

“Discharge of Revolving Obligations” means, except to the extent otherwise expressly provided in Sections 5.5 and 6.6:

(a) the payment in full in cash of all the Revolving Obligations (other than Bank Product Obligations and Revolving Secured Hedging Obligations, undrawn amounts in respect of outstanding Letters of Credit and inchoate or contingent indemnification obligations), including any interest, fees and other charges accruing during any Insolvency Proceeding at the rate provided for in the Revolving Loan Documents (whether or not allowed or allowable as a claim in such Insolvency Proceeding);

(b) the termination or expiration of all commitments, if any, to extend credit that would constitute (prior to such termination or expiration) Revolving Obligations;

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(c) the termination or cash collateralization (in an amount equal to not more than 105% of the aggregate undrawn amount and in the manner required by the Revolving Credit Agreement or otherwise on terms and conditions reasonably satisfactory to the Revolving Administrative Agent and the applicable Revolving Issuing Banks) of all outstanding Letters of Credit (or backstopping of such Letters of Credit by delivery of a standby letter of credit reasonably satisfactory to (and issued by a financial institution reasonably satisfactory to) the Revolving Administrative Agent and the applicable Revolving Issuing Banks, in the amount of required cash collateral);

(d) the payment in full (giving effect to any netting arrangements) in cash of the Bank Product Obligations constituting Revolving Obligations, to the extent due and payable, including any interest, fees and other charges accruing during any Insolvency Proceeding at the rate provided for in the applicable documentation (whether or not allowed or allowable as a claim in such Insolvency Proceeding), and the termination or expiration of all commitments, if any, in respect of Bank Product Obligations that would constitute Revolving Obligations;

(e) the payment in full (giving effect to any netting arrangements) in cash of the Revolving Secured Hedging Obligations constituting Revolving Obligations, to the extent due and payable, including any interest, fees and other charges accruing during any Insolvency Proceeding at the rate provided for in the applicable documentation (whether or not allowed or allowable as a claim in any such Insolvency Proceeding), and the termination or expiration of all related Revolving Secured Hedging Agreements; and

(f) the cash collateralization or back-stopping of (or letter of credit support for) any inchoate or contingent Revolving Obligations (including indemnification obligations) not yet due and payable but for which a claim has been asserted in writing under any Revolving Loan Documents, in each case on terms and conditions reasonably acceptable to the Revolving Administrative Agent.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), exchange, or other disposition (including any sale and leaseback transaction) of any Collateral.

“Eligible Credit Card Accounts” has the meaning ascribed thereto in the Revolving Credit Agreement.

“Enforcement Notice” means a written notice delivered by any Collateral Agent to the other Collateral Agent stating that a Revolving Default or a Fixed Asset Default, as applicable, has occurred and is continuing and that an Exercise of Secured Creditor Remedies has commenced or is about to be commenced with respect to the Revolving Priority Collateral or the Fixed Asset Priority Collateral, as applicable.

“Enforcement Period” means the period of time following the receipt by any Collateral Agent of an Enforcement Notice from the other Collateral Agent and continuing until the earliest of (a) (i) in case of an Enforcement Period commenced by the Designated Fixed Asset Collateral Agent, the Discharge of Fixed Asset Obligations and (ii) in the case of an Enforcement Period commenced by the Revolving Administrative Agent, the Discharge of Revolving Obligations, (b) the Revolving Administrative Agent or the Designated Fixed Asset Collateral Agent, as

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applicable, agreeing in writing to terminate the Enforcement Period initiated by such Collateral Agent and (c) the date on which the Revolving Default or the Fixed Asset Default, as applicable, that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Administrative Agent or the applicable Fixed Asset Collateral Agent, as applicable, or waived in writing in accordance with the requirements of the applicable Credit Documents.

“Excluded Collateral”: other than with respect to any Obligations of any Canadian Loan Party, assets to the extent a security interest in such assets could result in an investment in “United States property” by a CFC (or any similar law or regulation in any applicable jurisdiction) or otherwise result in material adverse tax consequences to Parent or one of its Subsidiaries, as reasonably determined in good faith by the Company (in consultation with the Administrative Agent), including more than 65% of the outstanding voting equity interests of any Collateral Foreign Subsidiary (as defined in the Indenture).

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action (or joining with any other Person (other than the Collateral Agent of another Class to the extent provided in Section 3.4(i)) in taking any action) to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings, the giving of notice of any public or private sale or other Disposition pursuant to Article 8 or Article 9 of the UCC or other applicable law or any action to vacate, obtain relief from or modify a stay or other injunction restricting any such enforcement or any other exercise of rights or remedies with respect to any Collateral described in this definition, (b) the exercise of (or joining with any other Person (other than the Collateral Agent of another Class to the extent provided in Section 3.4(i)) in exercising) any right or remedy provided to a secured creditor under the Revolving Loan Documents or the Fixed Asset Documents (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of any Grantor or the taking of any action or the exercise of any right or remedy in respect of the set off or recoupment against any Collateral or proceeds of any Collateral), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including credit bidding or otherwise the acceptance of any Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other Disposition of all or any portion of the Collateral, by private or public sale or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of any Collateral, (e) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or Disposing of, any Collateral, or (f) the exercise of any other enforcement right relating to any Collateral (including the exercise of any voting rights relating to any Capital Stock constituting Collateral) whether under the Revolving Loan Documents, the Fixed Asset Documents, under applicable law, in equity, in an Insolvency Proceeding, or otherwise, including without limitation the appointment of an interim receiver, receiver or receiver-manager in respect of any Grantor or all or part of its Collateral; it being acknowledged and agreed that none of the following will constitute an Exercise of Secured Creditor Remedies for purposes of this Agreement: (i) the exercise of cash dominion by the Revolving Administrative Agent over the Deposit Accounts of any Grantor that constitute Revolving Priority Collateral and application of funds in connection therewith against the Revolving Obligations pursuant to the provisions of the Revolving Loan Documents, (ii) the imposition of a default rate or late fee, (iii) the collection and application of monies deposited from time to time in any Fixed Asset Priority Account, to

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the extent constituting Fixed Asset Priority Collateral, against the Fixed Asset Obligations pursuant to the provisions of the Fixed Asset Documents, (iv) the filing of a proof of claim or a statement of interest in any Insolvency Proceeding, (v) the consent by the Revolving Administrative Agent to Disposition by any Grantor of any of the Revolving Priority Collateral, (vi) the consent of any Fixed Asset Collateral Agent to Disposition by any Grantor of any Fixed Asset Priority Collateral and (vii) the acceleration of the Fixed Asset Obligations or the Revolving Obligations.

“Fixed Asset Claimholders” means, at any relevant time, the holders of any Fixed Asset Obligations, including the Notes Claimholders and the agents, lenders and holders under the Fixed Asset Documents.

“Fixed Asset Collateral” means any and all assets of any Grantor, now existing or hereafter acquired, whether real, personal or mixed, subject, or purported under the terms of any Fixed Asset Collateral Document to be subject, to any Lien securing any Fixed Asset Obligations; provided that Fixed Asset Collateral shall not include Excluded Collateral.

“Fixed Asset Collateral Agent” means the Notes Collateral Agent on behalf of itself and the other Notes Claimholders, any other Additional Pari Passu Obligations Agent on behalf of itself and as a representative for the Claimholders of Additional Pari Passu Obligations and any other Additional Junior Obligations Agent on behalf of itself and as a representative for the Claimholders of Additional Junior Obligations.

“Fixed Asset Collateral Documents” means the Notes Collateral Documents, the Security Documents or Collateral Documents (as defined in the respective Fixed Asset Debt Document), the Mortgages granted to any Fixed Asset Collateral Agent and any other agreement now existing or entered into after the date hereof pursuant to which a Lien is granted or purported to be granted on any assets of any Grantor to secure any Fixed Asset Obligations or under which rights or remedies with respect to any such Lien are governed.

“Fixed Asset Debt Document” means, collectively, the Indenture, the Notes, any Additional Pari Passu Obligations Agreement and any Additional Junior Obligations Agreement.

“Fixed Asset Default” means any “Event of Default”, as such term is defined in the Indenture or any similar event or condition set forth in any other Fixed Asset Debt Document which causes, or permits holders of the applicable Fixed Asset Obligations outstanding thereunder to cause, the Fixed Asset Obligations thereunder to become immediately due and payable.

“Fixed Asset DIP Financing” has the meaning set forth in Section 6.1(b).

“Fixed Asset Documents” means the Notes Documents and the “Loan Documents”, “Notes Documents”, “Credit Documents” or similar term (as defined in the respective Fixed Asset Debt Document) and any other document or instrument executed or delivered at any time in connection with any Fixed Asset Obligations.

“Fixed Asset Intercreditor Agreement” means any agreement (other than this Agreement) among the Notes Collateral Agent, each Additional Pari Passu Obligations Agent (if any) and

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each Additional Junior Obligations Agent that defines the relative rights and priorities as among the Notes Collateral Agent, the Notes Claimholders, the Additional Pari Passu Obligations Agents and the Claimholders of each Series of Additional Pari Passu Obligations on the one hand, and each Additional Junior Obligations Agent and the Claimholders of each Series of Additional Junior Obligations on the other hand, with respect to the Fixed Asset Collateral.

“Fixed Asset Lien” means all Liens on the Collateral securing the Fixed Asset Obligations, whether created under the Fixed Asset Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency Proceeding, now or hereafter held by or on behalf of any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders, or any agent or trustee therefor.

“Fixed Asset Obligations” means, collectively, the Notes Obligations, any Additional Pari Passu Obligations and any Additional Junior Obligations.

“Fixed Asset Pari Passu Intercreditor Agreement” means any agreement (other than this Agreement) among the Notes Collateral Agent and each Additional Pari Passu Obligations Agent that defines the relative rights and priorities as among the Notes Collateral Agent, the Notes Claimholders, the Additional Pari Passu Obligations Agents and the Claimholders of each Series of Additional Pari Passu Obligations with respect to the Fixed Asset Collateral.

“Fixed Asset Priority Accounts” means any Deposit Accounts or Securities Accounts that are required to be established pursuant to the Fixed Asset Documents for purposes of exclusively holding identifiable Proceeds of the Fixed Asset Priority Collateral.

“Fixed Asset Priority Collateral” means all of the following assets that constitute Collateral, whether now owned or hereafter acquired (including any of the following assets acquired or created after the commencement of any Insolvency Proceeding) and wherever located:

(a) all Equipment and all real property and interests therein (including both fee and leasehold interests) and all Fixtures;

(b) all Intellectual Property (other than Intellectual Property subject to the rights of the Revolving Collateral Agent under Section 3.10 and clause (g) of the definition of Revolving Priority Collateral);

(c) all Capital Stock and other Investment Property (other than Investment Property constituting Revolving Priority Collateral under clause (e) of the definition of such term);

(d) except to the extent constituting Revolving Priority Collateral under clause (f) of the definition of such term, all Instruments, Documents and General Intangibles (including all Indebtedness between or among Parent and any of its Subsidiaries);

(e) all Fixed Asset Priority Accounts and all Money, Financial Assets, Securities Entitlements or other assets contained in, or credited to, or arising from any such Fixed Asset

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Priority Account (in each case, except to the extent constituting identifiable Proceeds of Revolving Priority Collateral);

(f) all other Collateral not constituting Revolving Priority Collateral;

(g) all insurance policies relating to Fixed Asset Priority Collateral (regardless of whether any Fixed Asset Collateral Agent is the loss payee thereof), but, for the avoidance of doubt, excluding business interruption insurance;

(h) all collateral and guarantees given by any other Person with respect to any of the foregoing;

(i) subject to Section 3.9, all Supporting Obligations (including Letter-of-Credit Rights) and all Proceeds of any of the foregoing;1 and

(j) all books and Records to the extent relating to any of the foregoing.

“Fixed Asset Standstill Period” has the meaning set forth in Section 3.1(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Grantors” means the Company, the Revolving Guarantors, the Notes Guarantors, and each other Subsidiary of the Company that may from time to time have created or purported to create any Lien on all or any part of its assets to secure any Revolving Obligation or any Fixed Asset Obligation; provided that for the purposes of this definition Revolving Guarantors shall not include any Person that is not a Notes Guarantor.

“Indebtedness” means all obligations that constitute “Indebtedness” within the meaning of the Revolving Credit Agreement or the Indenture, as applicable.

“Indenture” has the meaning set forth in the recitals to this Agreement, as the same exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Initial Notes” has the meaning set forth in the definition of “Notes”.

“Insolvency Proceeding” means:

(a) any voluntary or involuntary petition, case or proceeding under the Bankruptcy Code with respect to any Grantor;

[1]	NTD: We have made the tracing provision more fulsome to capture the appropriate items.

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(b) any other voluntary or involuntary insolvency or bankruptcy petition, case or proceeding, or any similar petition, case or proceeding (including receiverships, liquidations, reorganizations or recapitalizations) under any Bankruptcy Law with respect to any Grantor or with respect to all or a material portion of its assets or the claims of its creditors or seeking the appointment of a monitor, receiver, liquidator, trustee, custodian or other similar official for such Grantor or all or a material portion of such Grantor’s assets;

(c) the appointment of a monitor, receiver, liquidator, trustee, custodian or other similar official for any Grantor or all or a material portion of such Grantor’s assets;

(d) the admission in writing by any Grantor of its inability to pay its debts generally as they become due;

(e) any liquidation, dissolution, or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(f) any assignment for the benefit of creditors or any other marshaling of assets and liabilities for creditors of any Grantor or other similar arrangement in respect of such Grantor’s creditors generally.

“Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Software, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

“Junior Claimholders” means, as to any Collateral, the Claimholders whose Liens on such Collateral are junior and subordinate to the Liens of the other Claimholders on such Collateral pursuant to the terms of this Agreement. The parties hereto acknowledge that the Revolving Claimholders are the Junior Claimholders with respect to the Fixed Asset Priority Collateral and the Fixed Asset Claimholders are the Junior Claimholders with respect to the Revolving Priority Collateral, and that, accordingly, any reference herein to the “Junior Claimholders” shall be construed as a reference to the Revolving Claimholders insofar as the Fixed Asset Priority Collateral is concerned and to the Fixed Asset Claimholders insofar as the Revolving Priority Collateral is concerned.

“Letters of Credit” means the letters of credit issued (or deemed issued) and outstanding under the Revolving Credit Agreement.

“Lien” means any lien (statutory, judgment or otherwise), mortgage, pledge, assignment, security interest, hypothecation, charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Mortgage” means each mortgage, deed of trust or deed to secure debt pursuant to which a Grantor grants to (a) the Revolving Administrative Agent, for the benefit of the Revolving Claimholders, Liens upon the real estate Collateral owned or leased by such Grantor, as security for the Revolving Obligations or (b) any Fixed Asset Collateral Agent, for the benefit of the

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Fixed Asset Claimholders represented by it, Liens upon the real estate Collateral owned or leased by such Grantor, as security for the Fixed Asset Obligations.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization the provisions of which are inconsistent with, or are in contravention of, the relative Lien priorities or the other provisions of this Agreement, including any Plan of Reorganization that purports to re-order (whether by subordination, invalidation or otherwise) or otherwise disregard, in whole or part, the provisions of Section 2 (including the relative Lien priorities of Section 2.1), 4 or 6.

“Notes” means (a) the 8.25% Senior Secured Notes due 2021 issued by the Company under the Indenture in an aggregate principal amount of $575,000,000 (the “Initial Notes”) and (b) any additional notes from time to time issued by the Company under the Indenture to the extent such issuance is permitted by the Indenture.

“Notes Claimholders” means the Trustee, the Notes Collateral Agent, the holders from time to time of any of the Notes and the holders from time to time of any other Notes Obligations outstanding at such time.

“Notes Collateral Agent” has the meaning set forth in the preamble to this Agreement.

“Notes Collateral Documents” means the Notes Security Agreement, the Mortgages granted to the Notes Collateral Agent and any other agreement now existing or entered into after the date hereof pursuant to which a Lien is granted or purported to be granted on any assets of any Grantor to secure any Notes Obligations or under which rights or remedies with respect to any such Lien are governed.

“Notes Documents” means the Indenture, the Notes, the Notes Collateral Documents, and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with any Notes Obligations.

“Notes Guarantors” has the meaning set forth in the recitals to this Agreement.

“Notes Liens” means all Liens on the Collateral securing the Notes Obligations, whether created under the Notes Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency Proceeding, now or hereafter held by or on behalf of the Notes Collateral Agent or any other Notes Claimholders, or any agent or trustee therefor.

“Notes Obligations” means the “Notes Obligations” as that term is defined in the Indenture, whether now existing or arising hereafter, including all principal, interest, fees, indemnities, guarantees, and all other amounts payable under or secured by any Notes Document (including, in each case, all Post-Petition Interest accruing on or after the commencement of any Insolvency Proceeding at the rate provided in the relevant Notes Document, whether or not a claim for such Post-Petition Interest is allowed or allowable in any such Insolvency Proceeding).

“Notes Security Agreement” means the Collateral Agreement, dated as of the date hereof, among the Company, the Notes Guarantors and the Notes Collateral Agent.

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“Obligations” means the Revolving Obligations and the Fixed Asset Obligations, or any of them, as the context requires.

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether a Grantor is licensee or licensor thereunder).

“Patents” means all patents (whether United States or foreign) in or to which any Grantor now has or hereafter has any right, title or interest therein and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including (a) all reissues, divisions, continuations (including continuations-in-part and improvements thereof), extensions, renewals, and reexaminations thereof, (b) all rights corresponding thereto throughout the world, (c) all inventions, discoveries, designs and improvements described therein, (d) all rights to sue for past, present and future infringements thereof, (e) all licenses, claims, damages, and proceeds of suit arising therefrom, and (f) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Person” means any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority, or any other entity.

“Plan of Reorganization” means any plan of organization, compromise or reorganization, plan of liquidation, agreement for composition, or other type of dispositive plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Post-Petition Interest” means interest (including interest accruing at the default rate specified in the applicable Credit Documents), fees, expenses and other charges that pursuant to the Revolving Collateral Documents or the Fixed Asset Collateral Documents, as the case may be, continue to accrue after the commencement of any Insolvency Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Bankruptcy Law or in any such Insolvency Proceeding.

“Recovery” has the meaning set forth in Section 6.6.

“Refinance” means, in respect of any Indebtedness or other Obligations, to refinance or replace, or to issue other Indebtedness or Obligations in exchange or replacement for such Indebtedness or such Obligations, in whole or in part, whether with the same or different lenders, arrangers and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings. “Refinancing Indebtedness” means the Indebtedness or other Obligations resulting from the Refinancing of any other Indebtedness or other Obligations.

“Revolving Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Revolving Claimholders” means the Revolving Administrative Agent, the Revolving Collateral Agent, the Revolving Lenders, the Revolving Issuing Banks and the other holders of

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Revolving Obligations (including any such holders that are Bank Product Creditors or Revolving Secured Hedging Creditors).

“Revolving Collateral” means any and all assets of any Grantor, now existing or hereafter acquired, whether real, personal or mixed, subject, or purported under the terms of any Revolving Collateral Document to be subject, to any Lien securing any Revolving Obligations; provided that Revolving Collateral shall not include Excluded Collateral.

“Revolving Collateral Agent” has the meaning set forth in the recitals to this Agreement.

“Revolving Collateral Documents” means the Revolving Security Agreement, the Mortgages granted to the Revolving Administrative Agent and any other agreement, document, or instrument pursuant to which a Lien is granted or purported to be granted on any assets of any Grantor to secure any Revolving Obligation or under which rights or remedies with respect to any such Lien are governed.

“Revolving Credit Agreement” has the meaning set forth in the recitals to this Agreement, as the same exists or may hereafter be amended, modified, supplemented, extended, restated or replaced.

“Revolving Default” means any “Event of Default”, as such term is defined in the Revolving Credit Agreement.

“Revolving Guarantors” has the meaning set forth in the recitals to this Agreement.

“Revolving Issuing Banks” means the Persons that shall have issued Letters of Credit under the Revolving Credit Agreement.

“Revolving Lenders” means the “Lenders”, as defined in the Revolving Credit Agreement.

“Revolving Lien” means all Liens on the Collateral securing the Revolving Obligations, whether created under the Revolving Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency Proceeding, now or hereafter held by or on behalf of the Revolving Administrative Agent or any other Revolving Claimholders, or any agent or trustee therefor.

“Revolving Loan Documents” means the Revolving Credit Agreement, the Revolving Collateral Documents and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument (including any Bank Product Agreement or any Revolving Secured Hedging Agreement) executed or delivered at any time in connection with any Revolving Obligations.

“Revolving Obligations” means, collectively, the “Obligations”, as such term is defined in the Revolving Credit Agreement, whether now existing or arising hereafter, including (a) all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations with respect to letters of credit, and obligations, indemnities, guarantees, and all other

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amounts payable under or secured by any Revolving Loan Document (including, in each case, all Post-Petition Interest accruing on or after the commencement of any Insolvency Proceeding at the rate provided in the relevant Revolving Loan Document, whether or not a claim for such Post-Petition Interest is allowed or allowable in any such Insolvency Proceeding) and (b) all Bank Product Obligations and Revolving Secured Hedging Obligations to the extent constituting such Obligations, whether now existing or arising hereafter.2

“Revolving Priority Collateral”3 means all of the following assets that constitute Collateral, whether now owned or hereafter acquired (including any of the following assets acquired or created after the commencement of any Insolvency Proceeding) and wherever located:

(a) all Accounts and Payment Intangibles constituting Eligible Credit Card Accounts and all other receivables (other than Accounts arising under agreements for the Disposition of Fixed Asset Priority Collateral described in clauses (a) through (f) of the definition of such term);

(b) all Payment Intangibles (including corporate and other tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to the Fixed Asset Priority Collateral described in clauses (a) and (b) of the definition of such term (with such exclusion to include Payment Intangibles arising under agreements for the Disposition of Fixed Asset Priority Collateral described in clauses (a) through (f) of the definition of such term);

(c) all Inventory;

(d) all Deposit Accounts, Securities Accounts and Commodity Accounts and all other demand, deposit, securities, collection, lockbox, cash management or similar accounts (in each case, other than the Fixed Asset Priority Accounts) and all Money, Financial Assets, cash equivalents and other assets contained in, or credited to, and all Securities Entitlements arising from, any such Deposit Accounts, Securities Accounts or Commodity Accounts or similar accounts (in each case, except to the extent constituting identifiable Proceeds of Fixed Asset Priority Collateral);

(e) all Chattel Paper (including all Electronic Chattel Paper and all Tangible Chattel Paper);

(f) to the extent evidencing, governing, securing or otherwise relating to any of the items constituting Revolving Priority Collateral under clauses (a) through (e) above, Documents, Documents of Title, Commercial Tort Claims, insurance policies (including business interruption insurance and regardless of whether the Revolving Administrative Agent is the loss payee thereof), General Intangibles (including rights to customer lease agreements and other contracts, but excluding Capital Stock and Intellectual Property subject to the rights of the Revolving Administrative Agent under Section 3.10), Payment Intangibles (except to the extent constituting identifiable Proceeds of Fixed Asset Priority Collateral);

[2]	NTD: This is how it appears in the DoN.
[3]	NTD: Changes to conform to DoN.

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(g) Intellectual Property to the extent necessary to Dispose of the foregoing;

(h) all collateral and guarantees given by any other Person with respect to any of the foregoing;

(i) subject to Section 3.9, all Supporting Obligations (including Letter-of-Credit Rights) and all Proceeds of any of the foregoing; and

(j) all books and Records to the extent relating to any of the foregoing (including customer lists, files, correspondence, tapes, computer programs, printouts and computer records).

“Revolving Secured Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, the Company or any Subsidiary of Parent shall be a “Revolving Secured Hedging Agreement” the obligations under which constitute Revolving Obligations, and (ii) any Specified Hedge Agreement (as defined in the Revolving Credit Agreement) shall in any event be a “Revolving Secured Hedge Agreement.

“Revolving Secured Hedging Creditor” means any counterparty to a Revolving Secured Hedging Agreement of the Company or any Subsidiary of Parent.

“Revolving Secured Hedging Obligations” means any and all obligations of Parent, the Company and each Subsidiary of Parent arising under each Revolving Secured Hedging Agreement.

“Revolving Security Agreement” means each of (i) the ABL Guarantee and Collateral Agreement dated as of the date hereof by and among the Company, the Revolving Guarantors party thereto and the Revolving Administrative Agent and (ii) Canadian General Security Agreement dated as of the date hereof by and among the Canadian Borrower, the Revolving Guarantors party thereto and the Revolving Administrative Agent.

“Revolving Standstill Period” has the meaning set forth in Section 3.2(a).

“Senior Claimholders” means, as to any Collateral, the Claimholders whose Liens on such Collateral are senior to the Liens of the Claimholders of the other Class on such Collateral pursuant to the terms of this Agreement. The parties hereto acknowledge that the Revolving Claimholders are the Senior Claimholders with respect to the Revolving Priority Collateral and the Fixed Asset Claimholders are the Senior Claimholders with respect to the Fixed Asset Priority Collateral, and that, any reference herein to the “Senior Claimholders” shall be construed as a reference to the Revolving Claimholders insofar as the Revolving Priority Collateral is concerned and to the Fixed Asset Claimholders insofar as the Fixed Asset Priority Collateral is concerned.

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“Senior Collateral Agent” means, as to any Collateral, the Collateral Agent whose Liens on such Collateral, held by it for its benefit and the benefit of its related Claimholders, are senior to the Liens on such Collateral held by the Collateral Agent of the other Class, for its benefit and the benefit of its related Claimholders. The parties hereto acknowledge that the Revolving Administrative Agent is the Senior Collateral Agent with respect to the Revolving Priority Collateral and the Designated Fixed Asset Collateral Agent is the Senior Collateral Agent with respect to the Fixed Asset Priority Collateral, and that, accordingly, any reference herein to the “Senior Collateral Agent” shall be construed as a reference to the Revolving Administrative Agent insofar as the Revolving Priority Collateral is concerned and to the Designated Fixed Asset Collateral Agent insofar as the Fixed Asset Priority Collateral is concerned.

“Senior Liens” means (a) with respect to the Revolving Priority Collateral or the Fixed Asset Liens on the Revolving Priority Collateral, the Revolving Liens on such Collateral, and (b) with respect to the Fixed Asset Priority Collateral or the Revolving Liens on the Fixed Asset Priority Collateral, the Fixed Asset Liens on such Collateral, and, in each case, any Liens incurred in connection with any Refinancing of Senior Obligations that are deemed to be Senior Liens under Section 5.5.

“Senior Obligations” means, with respect to any Collateral or any Liens thereon, any Obligations that are secured by Senior Liens on such Collateral.

“Senior Priority Collateral” means (a) with respect to the Revolving Administrative Agent and any other Revolving Claimholders, all Revolving Priority Collateral and (b) with respect to the Fixed Asset Collateral Agents and any other Fixed Asset Claimholders, Fixed Asset Priority Collateral.

“Series” means (a) with respect to any Indebtedness, all Indebtedness represented by the same Collateral Agent acting in the same capacity and (b) with respect to any Fixed Asset Obligations, all Fixed Asset Obligations secured by the same Fixed Asset Collateral Documents.

“Software” means computer programs, object code, source code and supporting documentation, including “software” as such term is defined in the UCC as in effect on the date hereof in the State of New York, and computer programs that may be construed as included in the definition of “goods” in the UCC, all licensed rights to the foregoing, and all media on which any such programs, code, documentation or associated data may be stored.

“Subsidiary of a Person” means any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the person or persons (whether directors, managers, trustees or other persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

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“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder).

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how in which any Grantor now has or hereafter has any right, title or interest therein, whether or not any of the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to any of the foregoing, including (a) any secretly held existing engineering or other data, information, production procedures and other know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of any Grantor worldwide, (b) the right to sue for past, present and future misappropriation or other violation thereof, and (c) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether a Grantor is licensee or licensor thereunder).

“Trademarks” means all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, trade dress, other source or business identifiers, designs and general intangibles of a like nature, and all registrations and applications for any of the foregoing in which any Grantor now has or hereafter has any right, title or interest, including (a) all extensions or renewals of any of the foregoing, (b) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (c) the right to sue for past, present and future infringement or dilution of or unfair competition with any of the foregoing or for any injury to goodwill, and (d) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code, personal property security laws and/or laws relating to movable property, in each case, as in effect from time to time in any other applicable jurisdiction, (including, without limitation, any province or territory of Canada).

“Use Period” means, with respect to any Fixed Asset Priority Collateral, the period commencing on the later of (a) the date on which the Revolving Administrative Agent (or any Revolving Claimholder acting with the consent of the Revolving Administrative Agent) commences an Enforcement Period in connection with any Revolving Priority Collateral and (b) the date on which the Revolving Administrative Agent delivers, in accordance with Section 3.7, a written notice to the Designated Fixed Asset Collateral Agent electing to exercise its access rights pursuant to Section 3.7 with respect to such Fixed Asset Priority Collateral, and ending, with respect to any Fixed Asset Priority Collateral, on the earliest to occur of (i) the 180 days after the date (the “Initial Access Date”) on which the Revolving Administrative Agent, or its designee, initially obtains the ability to take physical possession of, remove, or otherwise control physical access to, or actually uses, the Revolving Priority Collateral located on such Fixed Asset Priority Collateral, (ii) the date on which all or substantially all of the Revolving Priority Collateral located on such Fixed Asset Priority Collateral is removed, sold, collected or

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liquidated and (iii) the termination of such Enforcement Period. If any stay or other order that prohibits any of the Revolving Administrative Agent or the other Revolving Claimholders from commencing and continuing to Exercise any Secured Creditor Remedies or from liquidating or selling the Revolving Priority Collateral has occurred by the operation of law or has been entered by a court of competent jurisdiction after the Initial Access Date, the 180-day period referred to in clause (i) above shall be tolled during the pendency of any such stay or other order and the Use Period, to the extent the expiration thereof is to be determined by reference to clause (i) above, shall be extended by a corresponding number of days, provided that if, after the lifting of such stay or other order, fewer than 90 days shall remain in the Use Period, then the Use Period shall be extended so that the Revolving Administrative Agent and the other Revolving Claimholders have 90 days remaining in the Use Period upon lifting of the stay or other order.

1.2 Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise ted, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise:

(a) except as otherwise provided herein, any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified;

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(c) the words “herein”, “hereof’, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections and Annexes shall be construed to refer to Sections and Annexes of this Agreement;

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, real, personal or mixed, including cash, securities, accounts, and contract rights;

(f) any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs; and

(g) any references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.3 Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Agreement are used herein as defined in Articles 8 or 9 of the UCC in effect in the State of New York from time to time, as the context may require (including, as if such terms were

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capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Accounts”, “Chattel Paper”, “Commodity Account”, “Commercial Tort Claims”, “Deposit Account”, “Document”, `Electronic Chattel Paper”, “Equipment”, “Financial Asset”, “Fixtures”, “General Intangible” (except that such term shall include all interest rate or currency protection or hedging arrangements, all licenses, permits, concessions and authorizations and all Intellectual Property (in each case, regardless of whether characterized as General Intangibles under the UCC)), “Goods” (except that such term shall include all Equipment and Inventory (in each case, regardless of whether characterized as Goods under the UCC)), “Instrument”, “Inventory” (except that such term shall include all computer programs embedded in any Inventory that are included in the definition of Goods under the UCC (in each case, regardless of whether characterized as Inventory under the UCC), but not, for the avoidance of doubt, any other Intellectual Property), “Investment Property”, “Letter-of-Credit Right”, “Money”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Records”, “Securities Accounts”, “Securities Entitlement”, “Supporting Obligation”, “Tangible Chattel Paper” and “Uncertificated Securities”).

SECTION. 2. Lien Priorities.

2.1 Relative Priorities. (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection of any Revolving Lien or any Fixed Asset Lien on any Collateral (including, in each case, irrespective of whether any such Revolving Lien or Fixed Asset Lien is granted (or secures Obligations relating to the period) before or after the commencement of any Insolvency Proceeding), (ii) any contrary provision of the UCC or any other applicable law or of the Revolving Loan Documents or the Fixed Asset Documents, as applicable, (iii) any defect or deficiencies in, or failure to attach or perfect, any Revolving Lien or any Fixed Asset Lien or (iv) any other circumstance whatsoever, each of the Fixed Asset Collateral Agents and the Revolving Administrative Agent, on behalf of itself and its related other Claimholders, hereby agree that:

(A) any Revolving Lien on any Revolving Priority Collateral, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Fixed Asset Lien on any Revolving Priority Collateral;

(B) any Fixed Asset Lien on any Fixed Asset Priority Collateral, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Revolving Lien on any Fixed Asset Priority Collateral;

(C) any Fixed Asset Lien on any Revolving Priority Collateral, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Revolving Lien on any Revolving Priority Collateral; and

(D) any Revolving Lien on any Fixed Asset Priority Collateral, regardless of how or when acquired, whether by grant, possession, statute, operation of law,

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subrogation or otherwise, shall be junior and subordinate in all respects to any Fixed Asset Lien on any Fixed Asset Priority Collateral.

(b) The priority and subordination of Liens provided for in this Agreement (i) shall continue to be effective with respect to any part of the Collateral from and after the date hereof whether such Liens are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction or otherwise, and whether as a result of any action taken by the Fixed Asset Collateral Agents or the Revolving Administrative Agent, as applicable, or any failure by any such Person to take any action with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document, or otherwise and (ii) are intended to be effective whether or not such Liens are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person (but, with respect to any voluntary subordination, only to the extent that such subordination is permitted pursuant to the terms of the Revolving Credit Agreement, the Indenture and each Additional Junior Obligations Agreement and each Additional Pari Passu Obligations Agreement then in effect or as contemplated in Section 6.1).

2.2 Prohibition on Contesting Liens or Obligations. Each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, and the Revolving Administrative Agent, for itself and on behalf of each other Revolving Claimholder, agrees that it and its related Claimholders will not (and hereby waive any right to), directly or indirectly, contest or question the validity or enforceability of, or support any other Person in contesting or questioning the validity or enforceability of, in any proceeding (including any Insolvency Proceeding): (a) the existence, priority, validity, extent, perfection or enforceability of any Revolving Lien or any Fixed Asset Lien, (b) the priority, validity, extent or enforceability of any Obligations, including the allowability or priority of any Obligations in any Insolvency Proceeding; or (c) the relative rights and duties of the Claimholders granted and/or established in this Agreement; provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of the Revolving Administrative Agent, any other Revolving Claimholder, any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder to enforce the terms of this Agreement, including the provisions of this Agreement relating to the priority and subordination of the Liens securing the Revolving Obligations and the Fixed Asset Obligations, as applicable.

2.3 No New Liens. (a) Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the parties hereto agree, subject to Section 6, that:

(i) no Grantor shall grant, and no Fixed Asset Collateral Agent shall accept from any Grantor, any additional Liens under any Fixed Asset Collateral Document on any asset to secure any Fixed Asset Obligation unless such Grantor also grants a Lien on such asset to secure the Revolving Obligations concurrently with the grant of a Lien thereon in favor of such Fixed Asset Collateral Agent in accordance with the relative Lien priorities set forth in this Agreement, and

(ii) no Grantor shall grant, and the Revolving Administrative Agent shall not accept from any Grantor, any additional Liens under any Revolving Collateral Documents on any asset to secure any Revolving Obligations unless such Grantor grants a Lien

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on such asset to secure the Fixed Asset Obligations of each Series concurrently with the grant of a Lien thereon in favor of the Revolving Administrative Agent in accordance with the relative Lien priorities set forth in this Agreement, provided that the foregoing shall not apply to (i) Liens on any asset of any Grantor granted to secure Obligations of any Class or Series if such asset is expressly excluded from the grant of a security interest by such Grantor pursuant to the Collateral Documents of the other Class or Series, (ii) additional Liens on any asset of any Grantor granted to secure Obligations of any Class or Series if, prior to such grant, such Grantor has offered in writing to grant a Lien on such asset to secure Obligations of the other Class and the Collateral Agent of such other Class or Series has affirmatively declined in writing to accept such Lien or has failed to respond to such offer within 30 days thereof, in which case such Collateral Agent shall be deemed to have declined to accept such Lien and (iii) cash collateral and cash equivalents securing reimbursement obligation in respect of the Revolving Obligations in such Letters of Credit; and provided further that the attachment of any previously granted Lien to any after-acquired property of the type covered by such Lien immediately prior thereto shall not be deemed to be an acceptance of an additional Lien for the purposes of this Section 2.3. Notwithstanding the foregoing or any other provision of this Agreement, it is hereby understood and agreed that Liens on the assets of any Grantor or any other Person may be granted to secure obligations of any Canadian Loan Party under the Revolving Credit Agreement without granting any Lien on such assets to secure any Fixed Asset Obligations or any other Revolving Obligations.

(b) To the extent that the provisions of Section 2.3(a) are not complied with for any reason, (i) without limiting any other rights and remedies available to the Revolving Administrative Agent or the other Revolving Claimholders, each Fixed Asset Collateral Agent, on behalf of the Fixed Asset Claimholders represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted and accepted in contravention of Section 2.3(a) shall be subject to Section 4.2 and such Fixed Asset Collateral Agent also shall hold and be deemed to have held such Liens for the benefit of the Revolving Administrative Agent and the other Revolving Claimholders subject to the provisions set forth herein, and (ii) without limiting any other rights and remedies available to any Fixed Asset Collateral Agent or the other Fixed Asset Claimholders, the Revolving Administrative Agent, on behalf of the Revolving Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted and accepted in contravention of Section 2.3(a) shall be subject to Section 4.2 and the Revolving Administrative Agent also shall hold and be deemed to have held such Liens for the benefit of the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders subject to the provisions set forth herein.

2.4 Cooperation in Designating Collateral. In furtherance of Section 9.8, each of the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agrees that it and its related Claimholders will, subject to the other provisions of this Agreement, upon request by the Revolving Administrative Agent or the applicable Fixed Asset Collateral Agent (without any obligation by any Fixed Asset Collateral Agent to make any such request), cooperate in good faith (and will direct their counsel to cooperate in good faith) from time to time in order to determine (in the case of the Notes Collateral Agent, only to the extent of the actual knowledge of a Responsible Officer (as defined

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in the Indenture) of the Trustee) the specific items included in the Revolving Priority Collateral and the Fixed Asset Priority Collateral, as the case may be, and the steps taken to perfect the Revolving Liens or the Fixed Asset Liens, as the case may be, and the identity of the respective parties obligated under the Revolving Loan Documents and the Fixed Asset Documents, as the case may be.

SECTION. 3. Exercise of Remedies.

3.1 Exercise of Remedies by Fixed Asset Collateral Agents. Until the Discharge of Revolving Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agrees that the Fixed Asset Claimholders:

(a) will not exercise or seek to exercise any rights or remedies with respect to any Revolving Priority Collateral (including any Exercise of Secured Creditor Remedies with respect to any Revolving Priority Collateral); provided, however, that the Designated Fixed Asset Collateral Agent may exercise any or all such rights or remedies (including any Exercise of Secured Creditor Remedies with respect to any Revolving Priority Collateral) after the passage of a period of at least 180 days after the date on which the Revolving Administrative Agent received written notice from any Fixed Asset Collateral Agent of any Series, acting in accordance with the terms of the applicable Fixed Asset Documents of such Series, that the maturity of the Fixed Asset Obligations of such Series has been accelerated; provided, further, however, that notwithstanding anything to the contrary contained herein, in no event will the Designated Fixed Asset Collateral Agent or any other Fixed Asset Claimholder exercise any rights or remedies with respect to the Revolving Priority Collateral if, notwithstanding the expiration of such 180-day period, the Revolving Administrative Agent or any other Revolving Claimholder (x) shall have commenced and is diligently pursuing the exercise of its rights or remedies with respect to all or a material portion of the Revolving Priority Collateral (prompt written notice of such exercise to be given to each Fixed Asset Collateral Agent by the Revolving Administrative Agent, provided that the failure to give such notice shall not affect the Revolving Administrative Agent’s or any other Revolving Claimholder’s rights hereunder) or (y) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (during which time the 180-day period shall be tolled) (the period during which the Designated Fixed Asset Collateral Agent and the other Fixed Asset Claimholders may not pursuant to this Section 3.1(a) exercise any rights or remedies with respect to the Revolving Priority Collateral, the “Fixed Asset Standstill Period”)

(b) subject to their rights under Section 3.1(a), will not directly or indirectly contest, protest, or object to or hinder any Exercise of Secured Creditor Remedies by the Revolving Administrative Agent or any other Revolving Claimholder with respect to any Revolving Priority Collateral;

(c) will have no right to direct the Revolving Administrative Agent to Exercise any Secured Creditor Remedies with respect to any Revolving Priority Collateral or to take any other action under the Revolving Loan Documents with respect to any Revolving Priority Collateral; and

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(d) subject to their rights under Section 3.1(a), will not object to (and hereby waive any and all claims with respect to) the forbearance by the Revolving Administrative Agent or the other Revolving Claimholders from Exercising any Secured Creditor Remedies with respect to any Revolving Priority Collateral;

provided, however, that, in each case under this Section 3.1, the Fixed Asset Liens shall remain on any Proceeds (other than those Proceeds properly applied to the Revolving Obligations in accordance with Section 4.1(a)) resulting from actions taken by the Revolving Administrative Agent or any other Revolving Claimholder with respect to the Revolving Priority Collateral (subject to the relative Lien priorities described in Section 2).

3.2 Exercise of Remedies by Revolving Administrative Agent. Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agrees that the Revolving Claimholders:

(a) will not exercise or seek to exercise any rights or remedies with respect to any Fixed Asset Priority Collateral (including any Exercise of Secured Creditor Remedies with respect to any Fixed Asset Priority Collateral); provided, however, that the Revolving Administrative Agent may exercise any or all such rights or remedies (including any Exercise of Secured Creditor Remedies with respect to any Fixed Asset Priority Collateral) after the passage of a period of at least 180 days after the date on which each Fixed Asset Collateral Agent shall have received written notice from the Revolving Administrative Agent, acting in accordance with the terms of the Revolving Documents, that the maturity of the Revolving Obligations has been accelerated; provided, further, however, that notwithstanding anything to the contrary contained herein, in no event will the Revolving Administrative Agent or any other Revolving Claimholder exercise any rights or remedies with respect to the Fixed Asset Priority Collateral if, notwithstanding the expiration of such 180-day period, any Fixed Asset Collateral Agent or any Fixed Asset Claimholder (x) shall have commenced and is diligently pursuing the exercise of its rights or remedies with respect to all or a material portion of the Fixed Asset Priority Collateral (prompt written notice of such exercise to be given to the Revolving Administrative Agent by the Designated Fixed Asset Collateral Agent), provided that the failure to give such notice shall not affect the Fixed Asset Collateral Agents’ or any other Fixed Asset Claimholder’s rights hereunder) or (y) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (during which time the 180-day period shall be tolled) (the period during which the Revolving Administrative Agent and the other Revolving Claimholders may not pursuant to this Section 3.2(a) exercise any rights or remedies with respect to the Fixed Asset Priority Collateral, the Revolving Standstill Period”);

(b) subject to their rights under Section 3.2(a), will not directly or indirectly contest, protest, or object to or hinder any Exercise of Secured Creditor Remedies by the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder with respect to any Fixed Asset Priority Collateral;

(c) will have no right to direct any Fixed Asset Collateral Agent to Exercise any Secured Creditor Remedies with respect to any Fixed Asset Priority Collateral or to take any

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other action under the Fixed Asset Documents with respect to any Fixed Asset Priority Collateral; and

(d) subject to their rights under Section 3.2(a), will not object to (and hereby waives any and all claims with respect to) the forbearance by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder from the Exercise of Secured Creditor Remedies with respect to any Fixed Asset Priority Collateral;

provided, however, that, in each case under this Section 3.2, the Revolving Liens shall remain on any Proceeds (other than those Proceeds properly applied to the Fixed Asset Obligations in accordance with Section 4.1(b)) resulting from actions taken by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder with respect to the Fixed Asset Priority Collateral (subject to the relative Lien priorities described in Section 2).

3.3 Exclusive Enforcement Rights. (a) Until the Discharge of Revolving Obligations has occurred and except as provided in Sections 3.1(a) and 3.4, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the Revolving Administrative Agent shall have the exclusive right to Exercise any Secured Creditor Remedies with respect to the Revolving Priority Collateral without any consultation with or the consent of any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder; provided, however, that the Fixed Asset Liens shall remain on any Proceeds (other than those properly applied to the Revolving Obligations in accordance with Section 4.1(a)) resulting from actions taken by the Revolving Administrative Agent or any other Revolving Claimholder with respect to the Revolving Priority Collateral (subject to the relative Lien priorities described in Section 2).

(b) Until the Discharge of Fixed Asset Obligations has occurred and except as provided in Sections 3.2(a) and 3.4, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the Designated Fixed Asset Collateral Agent shall have the exclusive right to Exercise any Secured Creditor Remedies with respect to the Fixed Asset Priority Collateral without any consultation with or the consent of the Revolving Administrative Agent or any other Revolving Claimholder; provided, however, that the Revolving Liens shall remain on any Proceeds (other than those properly applied to the Fixed Asset Obligations in accordance with Section 4.1(b)) resulting from actions taken by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder with respect to the Fixed Asset Priority Collateral (subject to the relative Lien priorities described in Section 2).

(c) In connection with any Exercise of Secured Creditor Remedies with respect to any of its Senior Priority Collateral, each of the Fixed Asset Collateral Agents, the other Fixed Asset Claimholders, the Revolving Administrative Agent and the other Revolving Claimholders may enforce the provisions of the Fixed Asset Collateral Documents or Revolving Collateral Documents, as applicable, and exercise rights, powers and remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion (in the case of the Notes Collateral Agent, acting at the written direction of the requisite Notes Claimholders). Such exercise and enforcement shall include the rights of an agent appointed by any Senior Claimholder to Dispose of its Senior Priority Collateral upon foreclosure, to incur expenses in connection with such Disposition, and to exercise with respect to its Senior Priority Collateral all the rights and remedies of a secured creditor under applicable law.

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3.4 Claimholders Permitted Actions. Anything to the contrary in Sections 3.1 and 3.2 notwithstanding, each of the Fixed Asset Collateral Agents, the other Fixed Asset Claimholders, the Revolving Administrative Agent and the other Revolving Claimholders may, but shall not be obligated to:

(a) if an Insolvency Proceeding has been commenced by or against the Company or any other Grantor, file a proof of claim or statement of interest with respect to the Fixed Asset Collateral or the Revolving Collateral, as the case may be, or otherwise with respect to the Fixed Asset Obligations or the Revolving Obligations, as the case may be;

(b) take any action (not adverse to the priority status of the Liens on the Senior Priority Collateral of the Collateral Agent and other Claimholders of the other Class, or the rights of the Collateral Agent or any other Claimholders of the other Class to Exercise any Secured Creditor Remedies) in order to create, perfect, preserve, protect or prove (but, subject to Section 3.1(a) or 3.2(a), as the case may be, not enforce) its Lien on its Fixed Asset Collateral or Revolving Collateral, as the case may be, in each case, to the extent not inconsistent with the terms of this Agreement;

(c) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance of its claims or any claims of the other Claimholders of its Class or the avoidance of any Liens on any Collateral securing any Obligations of its Class, in each case, to the extent not inconsistent with the terms of this Agreement;

(d) file any pleadings, objections, motions or agreements that assert rights or interests available to unsecured creditors of the Grantors arising under Bankruptcy Law or other applicable law, in each case not inconsistent with the terms of this Agreement; provided that any judgment Lien obtained in connection therewith shall be subject to the relative Lien priorities set forth in this Agreement;

(e) vote on any Plan of Reorganization, file any proof of claim and make other filings and make any arguments and motions, in each case to the extent not inconsistent with the terms of this Agreement;

(f) exercise any of its other rights or remedies referred to in Section 3.1(a) or 3.2(a), as the case may be, after the expiration of the Fixed Asset Standstill Period or Revolving Standstill Period, as applicable, or in Section 3.7 or 3.8 to the extent permitted thereby;

(g) make a cash bid on all or any portion of its Fixed Asset Collateral or Revolving Collateral, as applicable, in any foreclosure proceeding or action;

(h) make a credit bid on all or any portion of its Fixed Asset Collateral or Revolving Collateral, as applicable, provided that any Senior Obligations secured by Senior Liens on such Collateral are discharged in cash prior to or in connection with any such credit bid;

(i) join in (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Senior Priority Collateral of the other Class initiated by any Claimholder of the other Class to the extent

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that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the Exercise of Secured Creditor Remedies by the Claimholders of other Class (it being understood that (i) with respect to Revolving Priority Collateral, none of the Fixed Asset Collateral Agents and none of the other Fixed Asset Claimholders shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted herein and (ii) with respect to the Fixed Asset Priority Collateral, neither the Revolving Administrative Agent nor any other Revolving Claimholder shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted herein);

(j) engage or retain consultants, valuation firms, appraisers, investment bankers and accountants, and perform or engage third parties to perform audits, examinations and appraisals of any Collateral, for the sole purpose of valuing such Collateral and not for the purpose of marketing or conducting a Disposition of such Collateral; provided, however, that the Junior Claimholders with respect to any Collateral shall not take any of the foregoing actions if such actions would interfere in any material respect with the enforcement by the Senior Claimholders with respect to such Collateral of their Senior Liens; and

(k) commence, or join in filing of a petition for the commencement of, any involuntary Insolvency Proceeding of the type described in clause (a), (b) or (d) of the definition of such term or exercise any of its rights during any Insolvency Proceeding to the extent expressly permitted by Section 6.

Except as expressly set forth in this Agreement (including Sections 3.1(a), 3.2(a), 3.4 and 6), each Fixed Asset Claimholder and each Revolving Claimholder shall have any and all rights and remedies it may have as a creditor (including as an unsecured creditor) under any applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral (and any judgment Lien obtained in connection therewith or otherwise) shall be subject to the Lien priorities set forth herein and to the provisions of this Agreement. The Revolving Administrative Agent and the other Revolving Claimholders may enforce the provisions of the Revolving Loan Documents, the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders may enforce the provisions of their respective Fixed Asset Documents and the Collateral Agents and the other Claimholders may Exercise any Secured Creditor Remedies, all in such order and in such manner as they may determine in the exercise of their sole discretion, consistent with the terms of this Agreement (including Sections 2, 3 and 6) and mandatory provisions of applicable law; provided, however, that the Revolving Administrative Agent agrees to provide to each Fixed Asset Collateral Agent, and the Designated Fixed Asset Collateral Agent agrees to provide to the Revolving Administrative Agent (x) an Enforcement Notice prior to any Exercise of Secured Creditor Remedies by it and (y) copies of any notices that it is required under applicable law to deliver to the Company or any other Grantor; provided further, however, that the Revolving Administrative Agent’s failure to provide copies of any such notices to the Fixed Asset Collateral Agents shall not impair any of the Revolving Administrative Agent’s or any other Revolving Claimholder’s rights hereunder or under any of the Revolving Loan Documents and the Designated Fixed Asset Collateral Agent’s failure to provide copies of any such notices to the Revolving Administrative Agent shall not impair its or any of the other Fixed Asset Collateral Agents’ or any other Fixed Asset Claimholder’s rights hereunder or under any of the Fixed Asset Documents. Each of the Fixed Asset Collateral Agents, for itself and on behalf of

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each other Fixed Asset Claimholder represented by it, and the Revolving Administrative Agent, for itself and on behalf of each other Revolving Claimholder, agrees that it and its related Claimholders will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of the Fixed Asset Collateral Agents and each other Fixed Asset Claimholder represented by it, against either the Revolving Administrative Agent or any other Revolving Claimholder, and in the case of the Revolving Administrative Agent and each other Revolving Claimholder, against either the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

3.5 Retention of Proceeds.

(a) The Fixed Asset Claimholders shall not be permitted to retain any proceeds of Revolving Priority Collateral in connection with any Exercise of Secured Creditor Remedies in any circumstance unless and until the Discharge of Revolving Obligations has occurred, and any such proceeds received or retained in any other circumstance will be subject to Section 4.2.

(b) The Revolving Claimholders shall not be permitted to retain any proceeds of Fixed Asset Priority Collateral in connection with any Exercise of Secured Creditor Remedies in any circumstance unless and until the Discharge of Fixed Asset Obligations has occurred, and any such proceeds received or retained in any other circumstance will be subject to Section 4.2.

(c) Notwithstanding anything contained in this Agreement to the contrary, in the event of any Disposition or series of related Dispositions that includes Revolving Priority Collateral and Fixed Asset Priority Collateral where the aggregate sales price is not allocated between the Revolving Priority Collateral and the Fixed Asset Priority Collateral being Disposed (including in connection with or as a result of the sale of the Capital Stock of a Grantor), solely for purposes of this Agreement, the portion of the aggregate sales price determined to be Proceeds of the Revolving Priority Collateral on the one hand and Proceeds of the Fixed Asset Priority Collateral on the other hand shall be allocated first to the Revolving Priority Collateral in an amount equal to the lesser of (x) the total proceeds of such Disposition and (y) the net book value of such Revolving Priority Collateral recorded on the applicable Grantor books in accordance with GAAP on the date of such Disposition, with the balance, if any, allocated to the Fixed Asset Priority Collateral.

3.6 Non-Interference. Subject to Sections 3.1, 3.2, 3.3, 3.4, and 6.4(b), each of the Fixed Asset Collateral Agents, for itself and on behalf of the other Fixed Asset Claimholders represented by it, and the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, hereby:

(a) agrees that it and its related Claimholders will not, directly or indirectly, knowingly take any action that would restrain, hinder, limit, delay, or otherwise interfere with any Exercise of Secured Creditor Remedies by the Claimholders of the other Class with respect

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to any Senior Priority Collateral of such other Class, or that is otherwise prohibited hereunder, including any Disposition of any Senior Priority Collateral of such other Class, whether by foreclosure or otherwise;

(b) waives any and all rights it or its related Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the Claimholders of the other Class seek to enforce or collect any Obligations of such other Class (subject to the terms of this Agreement insofar as any such enforcement or collection relates to the Collateral constituting Junior Priority Collateral of such other Class) or to enforce or realize their Senior Liens on any Senior Priority Collateral of such other Class, regardless of whether any action or failure to act by or on behalf of any Claimholders of such other Class is adverse to the interest of it or its related Claimholders;

(c) agrees that it and its related Claimholders will not knowingly take or cause to be taken any action the purpose or effect of which is to make any Junior Lien that it or any of its related Claimholders has on any Collateral equal with, or to give it or its related Claimholders any preference or priority relative to, any Senior Lien on such Collateral;

(d) agrees it will not seek, and will waive any right, to have any Senior Priority Collateral or any part thereof of the other Class marshaled upon any foreclosure or other Disposition of such Senior Priority Collateral; and

(e) will not attempt, directly or indirectly, whether by judicial proceedings (including in any Insolvency Proceeding) or otherwise, to challenge the enforceability of any provision of this Agreement.

3.7 Inspection and Access Rights.

(a) If any Fixed Asset Collateral Agent, or any of its agents or representatives, shall, after any Fixed Asset Default, obtain possession or physical control of any of the Fixed Asset Priority Collateral, such Fixed Asset Collateral Agent shall promptly notify the Designated Fixed Asset Collateral Agent (if different) and the Revolving Administrative Agent in writing of that fact, and the Revolving Administrative Agent shall, within thirty (30) Business Days thereafter, notify such Fixed Asset Collateral Agent and the Designated Fixed Asset Collateral Agent (if different) in writing as to whether the Revolving Administrative Agent desires to exercise its access rights under this Section 3.7 with respect to such Fixed Asset Priority Collateral. Upon delivery of such notice by the Revolving Administrative Agent to such Fixed Asset Collateral Agent and the Designated Fixed Asset Collateral Agent (if applicable), the parties shall confer in good faith to coordinate with respect to the Revolving Administrative Agent’s exercise of such access rights. Consistent with the definition of “Use Period,” access rights may apply to differing parcels of real properties at differing times, in which case, a differing Use Period will apply to each such property.

(b) Without limiting any rights the Revolving Administrative Agent or any other Revolving Claimholder may otherwise have under applicable law or by agreement and whether or not any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder has commenced and is continuing to Exercise any Secured Creditor Remedies of the Fixed Asset

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Claimholders, in the event any Fixed Asset Collateral Agent, or any of its agents or representatives, shall have obtained possession or physical control of any Fixed Asset Priority Collateral and the Revolving Administrative Agent shall have delivered the written notice of its intent to exercise its access rights under this Section 3.7 as provided in Section 3.7(a), then the Revolving Administrative Agent or any other Person (including any Revolving Claimholder) acting with the consent, or on behalf, of the Revolving Administrative Agent shall have the right, subject to the rights of any landlords under any leased real properties, and the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders will reasonably cooperate in connection therewith, at the sole cost and expense of the Revolving Administrative Agent and the other Revolving Claimholders and upon reasonable advance written notice to the applicable Fixed Asset Collateral Agent and the Designated Fixed Asset Collateral Agent (if different), during the Use Period (i) during normal business hours on any Business Day, to access Revolving Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the UCC), or (C) has been commingled with (within the meaning of Section 9-336 of the UCC) any such Fixed Asset Priority Collateral, and (ii) access, on a non-exclusive basis, any such Fixed Asset Priority Collateral (including Equipment (including any processors, computers and other machinery related to the storage or processing of records, documents or files), Fixtures, Intellectual Property, General Intangibles and real property), for purposes of (A) assembling and storing the Revolving Priority Collateral and completing the processing of and turning into finished goods of any Revolving Priority Collateral consisting of work-in process, (B) selling any or all of the Revolving Priority Collateral located on such Fixed Asset Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the Revolving Priority Collateral located on such Fixed Asset Priority Collateral, or (D) taking reasonable actions to protect, secure and otherwise enforce the rights of the Revolving Administrative Agent and the other Revolving Claimholders in and to the Revolving Priority Collateral, provided that if the Revolving Administrative Agent conducts a public auction or private sale of the Revolving Priority Collateral at any of the real properties subject to a Mortgage that constitutes Fixed Asset Priority Collateral, the Revolving Administrative Agent shall provide the applicable Fixed Asset Collateral Agent and the Designated Fixed Asset Collateral Agent (if different) with two (2) Business Days’ advance written notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Fixed Asset Collateral Agents’ or any other Fixed Asset Claimholder’s use of such real properties. No Fixed Asset Collateral Agent may sell, assign or otherwise transfer any Fixed Asset Priority Collateral prior to the expiration of the Use Period unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7.

(c) During the period of actual occupation, use and/or control by the Revolving Administrative Agent or any other Revolving Claimholder (or their respective employees, agents, advisers and representatives) of any Fixed Asset Priority Collateral pursuant to Section 3.7(b), the Revolving Administrative Agent and the other Revolving Claimholders shall be obligated to promptly repair at their expense any actual physical damage (but not any diminution in value) to such Fixed Asset Priority Collateral or other assets or property on which such Fixed Asset Priority Collateral is located resulting from such occupancy, use or control, and to leave such Fixed Asset Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. In the event, and only in the event, that in connection with its use of some or all of the premises

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constituting Fixed Asset Priority Collateral, the Revolving Administrative Agent requires the services of any employees of Parent or any of its Subsidiaries, the Revolving Administrative Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the Revolving Administrative Agent requires their services to the extent not paid for by Parent or any of its Subsidiaries. Notwithstanding the foregoing, in no event shall the Revolving Administrative Agent or the other Revolving Claimholders have any liability to any Fixed Asset Collateral Agent or the other Fixed Asset Claimholders pursuant to this Section 3.7 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Fixed Asset Priority Collateral or other assets or property on which such Fixed Asset Priority Collateral is located existing prior to the date of the exercise by the Revolving Administrative Agent or the other Revolving Claimholders of their rights under this Section 3.7 and the Revolving Administrative Agent and the other Revolving Claimholders shall have no duty or liability to maintain the Fixed Asset Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolving Administrative Agent or any other Revolving Claimholders, or for any diminution in the value of the Fixed Asset Priority Collateral that results from ordinary wear and tear resulting from the use of the Fixed Asset Priority Collateral by the Revolving Administrative Agent or any other Revolving Claimholders in the manner and for the time periods specified under this Section 3.7. Without limiting the rights granted in this Section 3.7, the Revolving Administrative Agent and the Revolving Claimholders shall reasonably cooperate with the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders in connection with any efforts made by the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders to sell the Fixed Asset Priority Collateral.

(d) The Revolving Administrative Agent and the other Revolving Claimholders shall not be obligated to pay any amounts to the Fixed Asset Collateral Agents or the other Fixed Asset Claimholders (or any Person claiming by, through or under the Fixed Asset Claimholders, including any purchaser of the Fixed Asset Priority Collateral) or to Parent or its Subsidiaries for or in respect of the use by the Revolving Administrative Agent and the other Revolving Claimholders of the Fixed Asset Priority Collateral pursuant to this Section 3.7; provided that (i) the Revolving Administrative Agent and the other Revolving Claimholders shall be obligated to pay any utility, rental, lease or similar charges and payments owed by the applicable Grantor to third parties that accrue during the Use Period in respect of such Fixed Asset Priority Collateral, or that arise as a result of such use of such Fixed Asset Priority Collateral, in either case to the extent not paid for by the Grantors, and (ii) the Revolving Administrative Agent and the other Revolving Claimholders shall be obligated to reimburse the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders for their reasonable out-of-pocket costs and expenses incurred as a result of the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders providing access and use of the Fixed Asset Priority Collateral to the Revolving Administrative Agent or any other Revolving Claimholder (or any other Person acting with the consent, or on behalf, of any of the foregoing) at the written request of the Revolving Agent as contemplated by Section 3.7(b).

(e) The Revolving Claimholders shall (i) use the Fixed Asset Priority Collateral in accordance with applicable law; (ii) insure for damage to property and liability to Persons, including property and liability insurance for the benefit of the Fixed Asset Claimholders to the extent not covered by existing insurance of the Grantors; and (iii) together

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with the Revolving Administrative Agent, pay, indemnify and hold the Trustee, the Fixed Asset Collateral Agents, the other Fixed Asset Claimholders and each of their respective officers, agents, directors and employees harmless from and against any third party liability resulting from the agents, representatives or invitees’, occupancy, use or control of the Fixed Asset Priority Collateral as set forth in this Section 3.7 (ordinary wear and tear excepted).

(f) The Fixed Asset Collateral Agents and the other Fixed Asset Claimholders shall use commercially reasonable efforts to not hinder or obstruct the Revolving Administrative Agent and the other Revolving Claimholders from exercising the rights described in Section 3.7(b).

(g) Subject to the terms hereof, the Designated Fixed Asset Collateral Agent may advertise and conduct public auctions or private sales of the Fixed Asset Priority Collateral, without the involvement of or interference by any Revolving Claimholder or liability to any Revolving Claimholder, as long as, in the case of an actual sale, the respective purchaser assumes and agrees to the obligations of the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders under this Section 3.7.

3.8 Sharing of Information and Access. Subject to the confidentiality limitations imposed by law or contract (other than any contract to the extent the confidentiality provisions of such contract are for the benefit of any Grantor), in the event that the Revolving Administrative Agent shall, in the exercise of its rights under the Revolving Collateral Documents or otherwise, receive possession or control of any books and records (whether in the form of a writing or stored in any data equipment or data record in the physical possession of the Revolving Administrative Agent) of any Grantor which contain information identifying or pertaining to the Fixed Asset Priority Collateral, the Revolving Administrative Agent shall provide prompt written notice to the Designated Fixed Asset Collateral Agent of such possession or control and shall, upon written request from the Designated Fixed Asset Collateral Agent and as promptly as practicable thereafter, either make available to the Designated Fixed Asset Collateral Agent such books and records for inspection and duplication or provide to the Designated Fixed Asset Collateral Agent copies thereof. Subject to the confidentiality limitations imposed by law or contract (other than any contract to the extent the confidentiality provisions of such contract are for the benefit of any Grantor), in the event that any Fixed Asset Collateral Agent shall, in the exercise of its rights under the Fixed Asset Collateral Documents or otherwise, receive possession or control of any books and records (whether in the form of a writing or stored in any data equipment or data record in the physical possession of such Fixed Asset Collateral Agent) of any Grantor which contain information identifying or pertaining to any of the Revolving Priority Collateral, such Fixed Asset Collateral Agent shall provide prompt written notice to the Revolving Administrative Agent and the Designated Fixed Asset Collateral Agent (if different) of such possession or control and shall, upon written request from the Revolving Administrative Agent and as promptly as practicable thereafter, either make available to the Revolving Administrative Agent such books and records for inspection and duplication or provide the Revolving Administrative Agent copies thereof.

3.9 Tracing of and Priorities in Proceeds.

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(a) The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, further agree that until the earlier of an issuance of any Enforcement Notice by such Claimholder or any Insolvency Proceeding constituting a Fixed Asset Default or any Insolvency Proceeding constituting a Revolving Default, as applicable, then exists, any proceeds of Collateral, whether or not deposited under control agreements, which are used by any Grantor to acquire other property which is Collateral shall not (solely as between the Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative Lien priorities in the Collateral which was so acquired.

(b) Each Revolving Administrative Agent, on behalf of itself and the Revolving Claimholders represented by it, and each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that after an issuance of an Enforcement Notice, each such Person shall cooperate in good faith to identify the proceeds of the Revolving Priority Collateral and the Fixed Asset Priority Collateral, as the case may be (it being agreed that after an issuance of an Enforcement Notice, unless any Revolving Administrative Agent has actual knowledge to the contrary, all funds deposited under control agreements and then applied to the Revolving Obligations shall be presumed to be Revolving Priority Collateral (a presumption that can be rebutted by any Fixed Asset Collateral Agent); provided, however, that neither any Revolving Claimholder nor any Fixed Asset Claimholder shall be liable or in any way responsible for any claims or damages from conversion of the Revolving Priority Collateral or Fixed Asset Priority Collateral, as the case may be (it being understood and agreed that (A) the only obligation of any Revolving Claimholder is to pay over to the Designated Fixed Asset Collateral Agent, in the same form as received, with any necessary endorsements, all proceeds that such Revolving Claimholder received that have been identified as proceeds of the Fixed Asset Priority Collateral and (B) the only obligation of any Fixed Asset Claimholder is to pay over to the Revolving Administrative Agent, in the same form as received, with any necessary endorsements, all proceeds that such Fixed Asset Claimholder received that have been identified as proceeds of the Revolving Priority Collateral). Each of the Revolving Administrative Agent and the Fixed Asset Collateral Agents may request from the other agents an accounting of the identification of the proceeds of Collateral (and the Revolving Administrative Agent and the Fixed Asset Collateral Agents, as the case may be, upon which such request is made shall deliver such accounting reasonably promptly after such request is made).

3.10 Consent to License to Use Intellectual Property. Each Fixed Asset Collateral Agent (a) consents to the grant by the Company or any other Grantor to the Revolving Administrative Agent of a nonexclusive royalty-free license to use during the Use Period any Intellectual Property of such Grantor that is subject to a Lien held by the Fixed Asset Collateral Agents and (b) grants, in its capacity as a Claimholder and to the extent of its rights and interests therein, to the Revolving Administrative Agent a non-exclusive royalty-free license to use during the Use Period any Intellectual Property constituting Fixed Asset Priority Collateral that is subject to a Senior Lien held by such Fixed Asset Collateral Agent, in each case in connection with the Exercise of Secured Creditor Remedies of any Lien held by the Revolving Administrative Agent upon any Inventory or other Revolving Priority Collateral of any Grantor and to the extent the use of such Intellectual Property is necessary or appropriate, in the good faith opinion of the Revolving Administrative Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such Inventory or other Revolving Priority

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Collateral in any lawful manner in connection with such Exercise of Secured Creditor Remedies. No Fixed Asset Collateral Agent may sell, assign or otherwise transfer any Fixed Asset Priority Collateral prior to the expiration of the Use Period unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.10.

SECTION. 4. Proceeds.

4.1 Application of Proceeds.

(a) Prior to the Discharge of Revolving Obligations, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, any Revolving Priority Collateral received in connection with any Exercise of Secured Creditor Remedies (including as a result of any collection, sale, foreclosure or other realization or distribution of or in respect of any Revolving Priority Collateral (whether or not expressly characterized as such) or in any Insolvency Proceeding) shall be delivered to the Revolving Administrative Agent, for the benefit of the Revolving Claimholders, and shall be applied or further distributed by the Revolving Administrative Agent to or on account of the Revolving Obligations in such order, if any, as is specified in the relevant Revolving Collateral Documents or as a court of competent jurisdiction may otherwise direct. Upon the occurrence of the Discharge of Revolving Obligations, the Revolving Administrative Agent shall deliver to the Designated Fixed Asset Collateral Agent, for the benefit of the Fixed Asset Claimholders, any Revolving Priority Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements, to be applied by the Designated Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as is specified in the Fixed Asset Collateral Documents, the Fixed Asset Pari Passu Intercreditor Agreement (if then in effect) or Fixed Asset Intercreditor Agreement (if then in effect), or as a court of competent jurisdiction may otherwise direct.

(b) Prior to the Discharge of Fixed Asset Obligations, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, any Fixed Asset Priority Collateral received in connection with any Exercise of Secured Creditor Remedies (including as a result of any collection, sale, foreclosure or other realization or distribution of or in respect of any Fixed Asset Priority Collateral (whether or not expressly characterized as such) or in any Insolvency Proceeding) shall be delivered to the Designated Fixed Asset Collateral Agent, for the benefit of the Fixed Asset Claimholders, and shall be applied or further distributed by the Designated Fixed Asset Collateral Agent to or on account of the Fixed Asset Obligations in such order, if any, as is specified in the relevant Fixed Asset Collateral Documents, the Fixed Asset Pari Passu Intercreditor Agreement (if then in effect) or Fixed Asset Intercreditor Agreement (if then in effect), or as a court of competent jurisdiction may otherwise direct. Upon the occurrence of Discharge of Fixed Asset Obligations, the Designated Fixed Asset Collateral Agent shall deliver to the Revolving Administrative Agent, for the benefit of the Revolving Claimholders, any Fixed Asset Priority Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements, to be applied by the Revolving Administrative Agent to the Revolving Obligations in such order as is specified in the Revolving Collateral Documents or as a court of competent jurisdiction may otherwise direct.

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(c) If any Exercise of Secured Creditor Remedies with respect to the Collateral produces non-cash proceeds, then such non-cash proceeds shall, subject to Section 4.2, be held by the Collateral Agent that conducted such Exercise of Secured Creditor Remedies and/or sold for cash prior to the application of the proceeds thereof as additional Collateral and, at such time as such non-cash proceeds are monetized, shall be applied as set forth above.

4.2 Turnover. So long as the Discharge of Senior Obligations with respect to any Collateral has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, if (a) any Junior Claimholder of any Class receives any Collateral that is subject to any Senior Lien or any Proceeds of any such Collateral, or any other payment in connection with or on account of such Collateral, (i) in connection with the enforcement or exercise of any right or remedy (including any right of set-off) relating to such Collateral, the transfer of such Collateral or Proceeds to any Junior Claimholder by any Person holding a Lien on such Collateral that is subordinate to the Junior Lien on such Collateral, or proceeds of any insurance policy claim or of any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of such Collateral or (ii) as a distribution or recovery in any Insolvency Proceeding or (b) any Junior Claimholder receives any additional Collateral referred to in Section 6.4 that pursuant to such Section is subject to the provisions of this Section 4.2, or any Proceeds of such additional Collateral, or any other payment in connection with or on account of such additional Collateral, then, in each case, such Collateral or Proceeds thereof, or such other payment, shall be segregated and held in trust and forthwith, to the extent not prohibited by applicable law, shall be transferred or paid over to the Senior Collateral Agent for the benefit of the Senior Claimholders in the same form as received, with any necessary endorsements, for application in accordance with Section 4.1 (to the extent required), or as a court of competent jurisdiction may otherwise direct; provided, however, (x) in the case of any Proceeds of Fixed Asset Priority Collateral received by the Revolving Administrative Agent or any other Revolving Claimholder in connection with a Disposition of Fixed Asset Priority Collateral by any Grantor, if neither a Grantor nor any Fixed Asset Collateral Agent provides prior written notice of such Disposition to the Revolving Administrative Agent specifying the amount and source of such Proceeds and the Revolving Administrative Agent does not otherwise have actual knowledge that such Proceeds are proceeds of Fixed Asset Priority Collateral, neither the Revolving Administrative Agent nor any other Revolving Claimholder shall have any obligation to transfer or pay over any Proceeds of such Disposition to the Designated Fixed Asset Collateral Agent and (y) in the case of any Proceeds of Revolving Priority Collateral received by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder in connection with a Disposition of Revolving Priority Collateral by any Grantor, if neither a Grantor nor the Revolving Administrative Agent provides prior written notice of such Disposition to the Designated Fixed Asset Collateral Agent specifying the amount and source of such Proceeds and a Responsible Officer (as defined in the applicable Fixed Asset Debt Document) of the Designated Fixed Asset Collateral Agent does not otherwise have actual knowledge that such Proceeds are proceeds of Revolving Priority Collateral, neither such Fixed Asset Collateral Agent nor any other Fixed Asset Claimholder shall have any obligation to pay over any Proceeds of such Disposition to the Revolving Administrative Agent. Until the Discharge of Revolving Obligations occurs, each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, hereby irrevocably constitutes and appoints the Revolving Administrative Agent and any officer or agent of the Revolving Administrative Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in

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the place and stead of such Fixed Asset Collateral Agent or the other Fixed Asset Claimholders represented by it, as the case may be, or in the Revolving Administrative Agent’s own name, from time to time in the Revolving Administrative Agent’s discretion exercised in good faith, for the purpose of carrying out the terms of this Section 4.2 with respect to Revolving Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2 with respect to Revolving Priority Collateral. Until the Discharge of Fixed Asset Obligations occurs, the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, hereby irrevocably constitutes and appoints the Designated Fixed Asset Collateral Agent and any officer or agent of the Designated Fixed Asset Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Revolving Administrative Agent or the other Revolving Claimholders, as the case may be, or in the Designated Fixed Asset Collateral Agent’s own name, from time to time in the Designated Fixed Asset Collateral Agent’s discretion exercised in good faith, for the purpose of carrying out the terms of this Section 4.2 with respect to Fixed Asset Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2 with respect to Fixed Asset Priority Collateral.

4.3 No Subordination of the Relative Priority of Claims. Anything to the contrary contained herein notwithstanding, the subordination of the Liens of Fixed Asset Claimholders to the Liens of Revolving Claimholders and of the Liens of Revolving Claimholders to the Liens of Fixed Asset Claimholders as set forth herein is with respect to the priority of the respective Liens held by or on behalf of them only and shall not constitute a subordination of the Fixed Asset Obligations to the Revolving Obligations or the Revolving Obligations to the Fixed Asset Obligations.

SECTION. 5. Releases; Dispositions; Other Agreements

5.1 Releases.

(a) If, in connection with the Exercise of Secured Creditor Remedies by the Revolving Administrative Agent with respect to Revolving Priority Collateral as provided for in Section 3 (including any Disposition of any Revolving Priority Collateral by any Grantor with the consent of the Revolving Administrative Agent acting in accordance with the terms of the Revolving Documents), the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, releases any of its Revolving Liens on any part of the Revolving Priority Collateral, then the Fixed Asset Liens of the Fixed Asset Collateral Agents on such Revolving Priority Collateral shall be automatically, unconditionally, and simultaneously released; provided, however, that, to the extent the Proceeds of such Revolving Priority Collateral are not applied to reduce Revolving Obligations in accordance with Section 4.1(a), the Fixed Asset Collateral Agents shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. Each Fixed Asset Collateral Agent, for itself or on behalf of the other Fixed Asset Claimholders represented by it, promptly shall execute and deliver to the Revolving Administrative Agent such termination or amendment statements, releases, and other documents as the Revolving Administrative Agent may reasonably request in writing to effectively confirm

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such release, at the cost and expense of the Company and without the consent or direction of any other Fixed Asset Claimholders.

(b) If, in connection with the Exercise of Secured Creditor Remedies by the Designated Fixed Asset Collateral Agent with respect to Fixed Asset Priority Collateral as provided for in Section 3 (including any Disposition of any Fixed Asset Priority Collateral by any Grantor with the consent of the Designated Fixed Asset Collateral Agent acting in accordance with the terms of the Fixed Asset Documents), the Designated Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders, releases any of its Fixed Asset Liens on any part of the Fixed Asset Priority Collateral, then the Revolving Liens of the Revolving Administrative Agent on such Fixed Asset Priority Collateral shall be automatically, unconditionally, and simultaneously released; provided, however, that, to the extent the Proceeds of such Fixed Asset Priority Collateral are not applied to reduce Fixed Asset Obligations in accordance with Section 4.1(b), the Revolving Administrative Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The Revolving Administrative Agent, for itself or on behalf of the other Revolving Claimholders, promptly shall execute and deliver to the Designated Fixed Asset Collateral Agent such termination or amendment statements, releases, and other documents as the Designated Fixed Asset Collateral Agent may reasonably request to effectively confirm such release (it being understood that the Designated Fixed Asset Collateral Agent shall not be obligated to request any such termination or amendment statements, releases or other documents), at the cost and expense of the Company and without the consent or direction of any other Revolving Claimholders.

(c) If, in connection with any Disposition of any Revolving Priority Collateral permitted under the terms of the Revolving Loan Documents and not prohibited under the terms of the Fixed Asset Documents, the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, releases any of its Revolving Liens on the portion of the Revolving Priority Collateral that is the subject of such Disposition, other than (i) in connection with the Discharge of Revolving Obligations or (ii) after the occurrence and during the continuance of any Fixed Asset Default, then the Fixed Asset Liens of the Fixed Asset Collateral Agents on such Collateral shall be automatically, unconditionally, and simultaneously released; provided, that to the extent the Proceeds of such Revolving Priority Collateral are not applied to reduce Revolving Obligations in accordance with Section 4.1(a), the Fixed Asset Collateral Agents shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. Each Fixed Asset Collateral Agent, for itself or on behalf of the other Fixed Asset Claimholders represented by it, promptly shall execute and deliver to the Revolving Administrative Agent such termination or amendment statements, releases, and other documents as the Revolving Administrative Agent may reasonably request to effectively confirm such release, at the cost and expense of the Company and without the consent or direction of any other Fixed Asset Claimholders. The Fixed Asset Liens on the Revolving Priority Collateral that otherwise would have been released pursuant to the first sentence of this paragraph (c) but for the application of subclause (ii) in such sentence will be automatically, unconditionally and simultaneously released when such Fixed Asset Default and all other Fixed Asset Defaults cease to exist.

(d) If, in connection with any Disposition of any Fixed Asset Priority Collateral permitted under the terms of the Fixed Asset Documents and not prohibited under the terms of the Revolving Loan Documents, the Designated Fixed Asset Collateral Agent, for itself

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and on behalf of the other Fixed Asset Claimholders, releases any Fixed Asset Liens on the portion of the Fixed Asset Priority Collateral that is the subject of such Disposition, other than (i) in connection with the Discharge of Fixed Asset Obligations or (ii) after the occurrence and during the continuance of any Revolving Default, then the Revolving Liens of the Revolving Administrative Agent on such Collateral shall be automatically, unconditionally, and simultaneously released; provided that to the extent the Proceeds of such Fixed Asset Priority Collateral are not applied to reduce Fixed Asset Obligations in accordance with Section 4.1(b), the Revolving Administrative Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The Revolving Administrative Agent, for itself or on behalf of the other Revolving Claimholders, promptly shall execute and deliver to the Designated Fixed Asset Collateral Agent such termination or amendment statements, releases, and other documents as the Designated Fixed Asset Collateral Agent may reasonably request to effectively confirm such release (it being understood that the Designated Fixed Asset Collateral Agent shall not be obligated to request any such termination or amendment statements, releases or other documents), at the cost and expense of the Company and without the consent or direction of any other Revolving Claimholders. The Revolving Liens on the Fixed Asset Priority Collateral that otherwise would have been released pursuant to the first sentence of this paragraph (d) but for the application of subclause (ii) in such sentence will be automatically, unconditionally and simultaneously released when such Revolving Default and all other Revolving Defaults cease to exist.

(e) Until the Discharge of Revolving Obligations occurs, each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, hereby irrevocably constitutes and appoints the Revolving Administrative Agent and any officer or agent of the Revolving Administrative Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Fixed Asset Collateral Agent or the other Fixed Asset Claimholders represented by it, as the case may be, or in the Revolving Administrative Agent’s own name, from time to time as elected by the Revolving Administrative Agent in good faith, for the purpose of carrying out the terms of this Section 5.1 with respect to Revolving Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1 with respect to Revolving Priority Collateral, including any endorsements or other instruments of transfer or release.

(f) Until the Discharge of Revolving Obligations occurs, to the extent that the Revolving Claimholders (i) have released any Lien on Revolving Priority Collateral and any such Lien is later reinstated or (ii) obtain any new Lien on assets constituting Revolving Priority Collateral from Grantors, then, subject to the proviso contained in Section 2.3, the Fixed Asset Claimholders shall be granted a Lien on any such Revolving Priority Collateral, subject to the relative Lien priorities set forth in Section 2.1.

(g) Until the Discharge of Fixed Asset Obligations occurs, the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, hereby irrevocably constitutes and appoints the Designated Fixed Asset Collateral Agent and any officer or agent of the Designated Fixed Asset Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Revolving Administrative Agent or the other Revolving Claimholders, as the case may be,

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or in the Designated Fixed Asset Collateral Agent’s own name, from time to time as elected by the Designated Fixed Asset Collateral Agent in accordance with the Fixed Asset Documents, for the purpose of carrying out the terms of this Section 5.1 with respect to Fixed Asset Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1 with respect to Fixed Asset Priority Collateral, including any endorsements or other instruments of transfer or release.

(h) Until the Discharge of Fixed Asset Obligations occurs, to the extent that the Fixed Asset Claimholders (i) have released any Lien on Fixed Asset Priority Collateral and any such Lien is later reinstated or (ii) obtain any new Liens on assets constituting Fixed Asset Priority Collateral from Grantors, then, subject to the proviso contained in Section 2.3, the Revolving Claimholders shall be granted a Lien on any such Fixed Asset Priority Collateral, subject to the relative Lien priorities set forth in Section 2.1.

(i) For the avoidance of doubt, the Notes Collateral Agent will not have any obligation to prepare any releases pursuant to this Section 5.1.

5.2 Insurance.

(a) Unless and until the Discharge of Revolving Obligations has occurred: (i) the Revolving Administrative Agent, on behalf of the other Revolving Claimholders, shall have the sole and exclusive right, subject to the rights of the Grantors under the Revolving Loan Documents, to adjust and settle any claim under any insurance policy covering the Revolving Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Revolving Priority Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of Revolving Priority Collateral, shall be paid, subject to the rights of the Grantors under the Revolving Loan Documents, first, to the Revolving Administrative Agent, until the Discharge of Revolving Obligations, second, to the Designated Fixed Asset Collateral Agent, until the Discharge of Fixed Asset Obligations, and third, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

(b) Unless and until the Discharge of Fixed Asset Obligations has occurred: (i) the Designated Fixed Asset Collateral Agent, on behalf of the other Fixed Asset Claimholders, shall have the sole and exclusive right, subject to the rights of the Grantors under the Fixed Asset Documents, to adjust and settle any claim under any insurance policy covering the Fixed Asset Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Fixed Asset Priority Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of Fixed Asset Priority Collateral, shall be paid, subject to the rights of Grantors under the Fixed Asset Documents, first, to the Designated Fixed Asset Collateral Agent, until the Discharge of Fixed Asset Obligations, second, to the Revolving Administrative Agent, until the Discharge of Revolving Obligations, and third, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

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Notwithstanding anything contained in this Agreement to the contrary, in the event that any proceeds are derived from any insurance policy that covers Revolving Priority Collateral and Fixed Asset Priority Collateral where the allocation of proceeds is not stipulated between Revolving Priority Collateral and Fixed Asset Priority Collateral, then solely for purposes of this Agreement, the portion of the aggregate proceeds determined to be proceeds of the Revolving Priority Collateral on the one hand and Fixed Asset Priority Collateral on the other hand shall first be allocated to the Revolving Priority Collateral in an amount equal to the lesser of (x) the total proceeds of such insurance policy and (y) the net book value of such Revolving Priority Collateral recorded on the applicable Grantor’s books in accordance with GAAP on the date of the loss associated with the insurance proceeds, with the balance, if any, allocated to the Fixed Asset Priority Collateral. If any insurance claim includes both Revolving Priority Collateral and Fixed Asset Priority Collateral and the insurer will not settle such claim separately with respect to Revolving Priority Collateral and Fixed Asset Priority Collateral, and if the Revolving Administrative Agent and the Designated Fixed Asset Collateral Agent are unable after negotiating in good faith to agree on the settlement for such claim, each Collateral Agent may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination all be binding upon the parties. If the Collateral Agent or any other Claimholder of any Class shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 5.2, it shall pay such proceeds over to the Collateral Agent of the other Class in accordance with the terms of Section 4.2.

5.3 Amendments; Refinancings.

(a) Each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, acknowledges and agrees that the Revolving Loan Documents may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with their terms (or replaced in connection with a Refinancing of the Revolving Obligations (or portions thereof)) and the Revolving Obligations may be Refinanced, in each case without notice to, or the consent of, the Fixed Asset Collateral Agents or the other Fixed Asset Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, (x) the holders of such Refinancing Indebtedness (if such Refinancing Indebtedness is intended to be (and under the Fixed Asset Documents is permitted to be) secured by the Revolving Priority Collateral on a basis that is senior to the Fixed Asset Liens thereon and by the Fixed Asset Priority Collateral on a basis that is junior to the Fixed Asset Liens thereon), and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement pursuant to an amendment effected in accordance with Section 9.3 and (y) after giving effect to such Refinancing, the existing Revolving Credit Agreement is discharged and thereafter the agreement that Refinances the Revolving Credit Agreement shall be the Revolving Credit Agreement for all purposes hereof; provided further, that any such amendment, restatement, amendment and restatement, replacement, supplement, modification, or Refinancing shall not result in a Fixed Asset Default. For the avoidance of doubt, the sale or other transfer of any Revolving Obligations is not restricted by this Agreement but the provisions of this Agreement shall be binding on all of the Claimholders.

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(b) The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, acknowledges and agrees that the Fixed Asset Documents of any Series may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with their terms (or replaced in connection with a Refinancing of the Fixed Asset Obligations of such Series) and the Fixed Asset Obligations of any Series may be Refinanced, in each case without notice to, or the consent of, the Revolving Administrative Agent or the other Revolving Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, (x) the holders of such Refinancing Indebtedness (if such Refinancing Indebtedness is intended to be (and under the Revolving Loan Documents is permitted to be) secured by the Fixed Asset Priority Collateral on a basis that is senior to the Revolving Liens thereon and by the Revolving Priority Collateral on a basis that is junior to the Revolving Liens thereon), and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement pursuant to an amendment effected in accordance with Section 9.3 and (y) after giving effect to such Refinancing, the existing Indenture is discharged and thereafter the agreement that Refinances the Indenture shall be the Indenture for all purposes hereof; provided further, however, that any such amendment, restatement, amendment and restatement, replacement, supplement, modification, or Refinancing shall not result in a Revolving Default. For the avoidance of doubt, the sale or other transfer of any Fixed Asset Obligations is not restricted by this Agreement but the provisions of this Agreement shall be binding on all of the Claimholders.

(c) So long as the Discharge of Revolving Obligations has not occurred, each Fixed Asset Collateral Document shall include the following language (or similar language acceptable to the Revolving Administrative Agent): “Notwithstanding anything herein to the contrary, the Liens and security interests granted to the [                    ], as Collateral Agent, pursuant to this Agreement in any Collateral and the exercise of any right or remedy by the [                    ], as Collateral Agent, with respect to any Collateral hereunder are subject to the provisions of the ABL Intercreditor Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) among Goldman Sachs Bank USA, as Revolving Administrative Agent, Wilmington Trust, National Association, as Notes Collateral Agent, each Additional Junior Obligations Agent (as defined in the ABL Intercreditor Agreement) and each Additional Pari Passu Obligations Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

(d) So long as the Discharge of Fixed Asset Obligations has not occurred, each Revolving Collateral Document shall include the following language (or similar language acceptable to the Designated Fixed Asset Collateral Agent): “Notwithstanding anything herein to the contrary, the liens and security interests granted to the Revolving Administrative Agent pursuant to this Agreement in any Collateral and the exercise of any right or remedy by the Revolving Administrative Agent with respect to any Collateral hereunder, are subject to the provisions of the ABL Intercreditor Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Goldman Sachs Bank USA, as Revolving Administrative Agent, Wilmington Trust, National Association, as Notes Collateral Agent, each

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Additional Junior Obligations Agent (as defined in the ABL Intercreditor Agreement) and each Additional Pari Passu Obligations Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

5.4 Bailee for Perfection.

(a) The Revolving Administrative Agent and each Fixed Asset Collateral Agent each agree to hold or control that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) (such Collateral, which shall include Collateral subject to deposit account control agreements or security account control agreements, being referred to as the “Pledged Collateral”), as gratuitous bailee and as a non-fiduciary agent for the Fixed Asset Collateral Agents or the Revolving Administrative Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), solely for the purpose of perfecting the security interest granted under the Fixed Asset Documents or the Revolving Loan Documents, as applicable, subject to the terms and conditions of this Section 5.4. Each Fixed Asset Collateral Agent and the other Fixed Asset Claimholders hereby appoint the Revolving Administrative Agent as their gratuitous bailee for the purposes of perfecting their security interest in all Pledged Collateral in which the Revolving Administrative Agent has a perfected security interest under the UCC. The Revolving Administrative Agent and the other Revolving Claimholders hereby appoint each Fixed Asset Collateral Agent as their gratuitous bailee for the purposes of perfecting their security interest in all Pledged Collateral in which such Fixed Asset Collateral Agent has a perfected security interest under the UCC. Each of the Revolving Administrative Agent and each Fixed Asset Collateral Agent hereby accept such appointments pursuant to this Section 5.4(a) and acknowledges and agrees that it shall act for the benefit of the Claimholders of the other Class with respect to any Pledged Collateral and that any proceeds received by the Revolving Administrative Agent or such Fixed Asset Collateral Agent, as the case may be, under any Pledged Collateral shall be applied in accordance with Section 4. Unless and until the Discharge of Revolving Obligations has occurred, each Fixed Asset Collateral Agent agrees to promptly notify the Revolving Administrative Agent of any Pledged Collateral constituting Revolving Priority Collateral held or controlled by it (or its agents or bailees, other than the Revolving Administrative Agent) or actually known by a Responsible Officer (as defined in the applicable Fixed Asset Debt Document) of such Fixed Asset Collateral Agent to be held or controlled by any other Fixed Asset Claimholders represented by it, and at any time prior to the Discharge of Revolving Obligations, each Fixed Asset Collateral Agent and each other Fixed Asset Claimholder agrees to deliver to the Revolving Administrative Agent any such Pledged Collateral held by it, together with any necessary endorsements (or otherwise allow the Revolving Administrative Agent to obtain control of such Pledged Collateral). Unless and until the Discharge of Fixed Asset Obligations has occurred, the Revolving Administrative Agent agrees to promptly notify the Designated Fixed Asset Collateral Agent in writing of any Pledged Collateral constituting Fixed Asset Priority Collateral held or controlled by it (or its agents or bailees, other than the Designated Fixed Asset Collateral Agent) or actually known by it to be held by any other Revolving Claimholders, and at any time prior to the Discharge of Fixed Asset Obligations, the Revolving Administrative Agent and each other Revolving Claimholder agrees to deliver to the Designated Fixed Asset Collateral Agent any such Pledged Collateral held by it,

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together with any necessary endorsements (or otherwise allow the Designated Fixed Asset Collateral Agent to obtain control of such Pledged Collateral).

(b) Subject to the terms of this Agreement, until the Discharge of Revolving Obligations has occurred, the Revolving Administrative Agent shall be entitled to deal with the Revolving Priority Collateral in accordance with the terms of the Revolving Loan Documents as if the Liens of the Fixed Asset Collateral Agents under the Fixed Asset Documents did not exist. The rights of the Fixed Asset Collateral Agents in respect of any Revolving Priority Collateral shall at all times be subject to the terms of this Agreement.

(c) Subject to the terms of this Agreement, until the Discharge of Fixed Asset Obligations has occurred, the Designated Fixed Asset Collateral Agent shall be entitled to deal with the Fixed Asset Priority Collateral in accordance with the terms of the Fixed Asset Documents as if the Liens of the Revolving Administrative Agent under the Revolving Loan Documents did not exist. The rights of the Revolving Administrative Agent in respect of any Fixed Asset Priority Collateral shall at all times be subject to the terms of this Agreement.

(d) The Revolving Administrative Agent shall have no obligation whatsoever to the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The Designated Fixed Asset Collateral Agent shall have no obligation whatsoever to the Revolving Administrative Agent or any other Revolving Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the Revolving Administrative Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Revolving Obligations as provided in paragraph (f) of this Section 5.4. The duties or responsibilities of each Fixed Asset Collateral Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Fixed Asset Obligations as provided in paragraph (g) of this Section 5.4.

(e) The Revolving Administrative Agent acting pursuant to this Section 5.4 shall not have by reason of the Revolving Collateral Documents, the Fixed Asset Collateral Documents, this Agreement, or any other document a fiduciary relationship in respect of any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder. The Designated Fixed Asset Collateral Agent acting pursuant to this Section 5.4 shall not have by reason of the Revolving Collateral Documents, the Fixed Asset Collateral Documents, this Agreement, or any other document a fiduciary relationship in respect of the Revolving Administrative Agent or any other Revolving Claimholder.

(f) Upon the Discharge of Revolving Obligations, the Revolving Administrative Agent (i) shall deliver or cause to be delivered the remaining Pledged Collateral (if any) in its possession or in the possession of its agents or bailees (other than the Designated Fixed Asset Collateral Agent), together with any necessary endorsements, first, to the Designated Fixed Asset Collateral Agent to the extent that (x) Fixed Asset Obligations remain outstanding

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and (y) such Fixed Asset Obligations are secured by such Collateral as confirmed in writing by the Designated Fixed Asset Collateral Agent acting in accordance with the Fixed Asset Documents, and, to the extent that the Designated Fixed Asset Collateral Agent confirms no Fixed Asset Obligations are outstanding, second, to the applicable Grantor to the extent no Revolving Obligations or Fixed Asset Obligations that are secured by such Pledged Collateral remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct and (ii) will cooperate with the Designated Fixed Asset Collateral Agent and such Grantor, as the case may be, in assigning (without recourse to or warranty by the Revolving Administrative Agent or any other Revolving Claimholder or agent or bailee thereof) control over any other Revolving Priority Collateral under its control. At such time, the Revolving Administrative Agent further agrees to take all other action reasonably requested in writing by the Designated Fixed Asset Collateral Agent at the sole cost and expense of the Company (including amending any outstanding control agreements) to enable the Designated Fixed Asset Collateral Agent to obtain a first priority security interest in the Collateral to the extent that the Fixed Asset Claimholders are entitled to such Collateral.

(g) Upon the Discharge of Fixed Asset Obligations, the Designated Fixed Asset Collateral Agent (i) shall deliver the remaining Pledged Collateral (if any) in its possession or in the possession of its agents or bailees (other than the Revolving Administrative Agent) together with any necessary endorsements, first, to the Revolving Administrative Agent to the extent the Revolving Obligations remain outstanding as confirmed in writing by the Revolving Administrative Agent acting in accordance with the Revolving Loan Documents, and, to the extent that the Revolving Administrative Agent confirms no Revolving Obligations are outstanding, second, to the applicable Grantor to the extent no Revolving Obligations or Fixed Asset Obligations that are secured by such Pledged Collateral remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction might otherwise direct and (ii) will cooperate with the Revolving Administrative Agent and such Grantor, as the case may be, in assigning (without recourse to or warranty by the Designated Fixed Asset Collateral Agent or any other Fixed Asset Claimholder or agent or bailee thereof) control over any other Fixed Asset Priority Collateral under its control. At such time, the Designated Fixed Asset Collateral Agent further agrees to take all other action reasonably requested in writing by the Revolving Administrative Agent at the sole cost and expense of the Company (including amending any outstanding control agreements) to enable the Revolving Administrative Agent to obtain a first priority security interest in the Collateral.

5.5 When Discharge of Obligations Deemed to Not Have Occurred.

(a) If the Grantors enter into any Refinancing of the Revolving Obligations with Indebtedness permitted under the Fixed Asset Documents that is intended to be (and under the Fixed Asset Documents is permitted to be) secured by the Revolving Priority Collateral on a basis that is senior to the Fixed Asset Liens thereon and by the Fixed Asset Priority Collateral on a basis that is junior to the Fixed Asset Liens thereon, then a Discharge of Revolving Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the Refinancing Indebtedness in respect of such Revolving Obligations shall be treated as Revolving Obligations for all purposes of this Agreement, including for purposes of the relative Lien priorities and

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rights in respect of Collateral set forth herein, and the collateral agent (or similar representative) in respect of the obligations under such Refinancing shall be the Revolving Administrative Agent for all purposes of this Agreement; provided, however, that the holders of such Refinancing Indebtedness, and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement pursuant to an amendment effected in accordance with Section 9.3.

(b) If the Grantors enter into any Refinancing of any Series of Fixed Asset Obligations with Indebtedness permitted under the Revolving Loan Documents that is intended to be (and under the Revolving Loan Documents is permitted to be) secured by the Fixed Asset Priority Collateral on a basis that is senior to the Revolving Liens thereon and by the Revolving Priority Collateral on a basis that is junior to the Revolving Liens thereon, then a Discharge of such Series of Fixed Asset Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the Refinancing Indebtedness in respect of such Series of Fixed Asset Obligations shall be treated as Fixed Asset Obligations for all purposes of this Agreement, including for purposes of the relative Lien priorities and rights in respect of Collateral set forth herein, and the collateral agent (or similar representative) in respect of the obligations under such Refinancing shall be the Fixed Asset Collateral Agent in respect of such Series for all purposes of this Agreement; provided, however, that the holders of such Refinancing Indebtedness, and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement pursuant to an amendment effected in accordance with Section 9.3.

5.6 Injunctive Relief. The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agree that should any Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, each Fixed Asset Collateral Agent, the Revolving Administrative Agent or any other Claimholder, as the case may be, may obtain relief against such Claimholder by injunction, specific performance, or other appropriate equitable relief, it being understood and agreed that (a) each Claimholder’s damages from such actions may at that time be difficult to ascertain and may be irreparable, and (b) each Claimholder waives any defense that other Claimholders can demonstrate damage and/or be made whole by the awarding of damages. The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Administrative Agent or the other Revolving Claimholders or the Fixed Asset Collateral Agents or the other Fixed Asset Claimholders, as the case may be.

SECTION. 6. Insolvency Proceedings

6.1 Financing.

(a) Until the Discharge of Revolving Obligations, if any Grantor shall be subject to any Insolvency Proceeding and the Revolving Administrative Agent consents to the

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use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”) constituting Revolving Priority Collateral or consents to permit any Grantor to obtain financing provided by any one or more Revolving Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law secured by a Lien on such Revolving Priority Collateral that is (i) senior to or pari passu with the Revolving Liens on the Revolving Priority Collateral and (ii) junior to the Fixed Asset Liens on the Fixed Asset Priority Collateral (such financing, a “DIP Financing”), and if the Grantors desire to obtain authorization from the applicable Bankruptcy Court to use such Cash Collateral or to obtain such DIP Financing, then each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agrees that the Fixed Asset Claimholders will consent (and hereby are deemed to have consented to), and will not object to or oppose, or support any other Person objecting to or opposing, such use of such Cash Collateral or such DIP Financing (except to the extent provided in Section 6.4) and, to the extent the Revolving Liens are subordinated to or pari passu with any new Liens securing such DIP Financing, each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, will subordinate (and hereby subordinates) its Fixed Asset Liens on the Revolving Priority Collateral to the Liens securing such DIP Financing to the extent consistent with the other provisions of this Agreement; provided that (A) the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders shall retain their Fixed Asset Liens on the Collateral and, as to the Fixed Asset Priority Collateral only, the Fixed Asset Liens shall have the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien on the Fixed Asset Priority Collateral securing such DIP Financing shall be junior and subordinate to the Fixed Asset Liens on the Fixed Asset Priority Collateral, (B) all Liens on Revolving Priority Collateral securing any such DIP Financing shall be senior to or pari passu with the Revolving Liens on the Revolving Priority Collateral, (C) any such Cash Collateral use or DIP Financing does not compel any Grantor to seek confirmation of a specific Plan of Reorganization for which all or substantially all of the material terms are set forth in the Cash Collateral order or DIP Financing documentation, (D) any Cash Collateral order or DIP Financing documentation does not expressly require the liquidation of the Collateral prior to a default under the Cash Collateral order or DIP Financing documentation, (E) to the extent that the Revolving Administrative Agent or any other Revolving Claimholders are granted adequate protection in the form of a Lien on Collateral arising after the commencement of the Insolvency Proceeding, the Fixed Asset Claimholders are granted a Lien on such additional Collateral with the relative priority set forth in Section 2.1 (and the Revolving Administrative Agent and the other Revolving Claimholders will be deemed to have consented to, and will raise no objection to or support any other Person objecting to or contesting, any motion by any Fixed Asset Claimholder to receive, or the granting of, such a Lien), and (F) the terms of such DIP Financing or Cash Collateral order do not require any Fixed Asset Claimholders to extend additional credit pursuant to such DIP Financing or Cash Collateral order. If the Revolving Claimholders or any other Person offer to provide DIP Financing that meets the requirements set forth in clauses (A) through (F) above, and if the Grantors desire to obtain authorization from the applicable Bankruptcy Court to obtain such DIP Financing, each Fixed Asset Collateral Agent agrees, on behalf of itself and the other Fixed Asset Claimholders represented by it, that no Fixed Asset Claimholder shall, directly or indirectly, provide, offer to provide, or support any financing competing with the DIP Financing, including a Fixed Asset DIP Financing. The foregoing provisions of this Section 6.1(a) shall not restrict any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders from objecting

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to or opposing any provision in any Cash Collateral order or DIP Financing documentation relating to any provision or content of a Plan of Reorganization.

(b) Until the Discharge of Fixed Asset Obligations, if any Grantor shall be subject to any Insolvency Proceeding and the Designated Fixed Asset Collateral Agent consents to the use of Cash Collateral constituting Fixed Asset Priority Collateral or consents to permit any Grantor to obtain financing provided by any one or more Fixed Asset Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law secured by a Lien on such Fixed Asset Priority Collateral that is (i) senior to or pari passu with the Fixed Asset Liens on the Fixed Asset Priority Collateral and (ii) junior to the Revolving Liens on the Revolving Priority Collateral (such financing, a “Fixed Asset DIP Financing”), and if the Grantors desire to obtain authorization from the applicable Bankruptcy Court to use such Cash Collateral or to obtain such Fixed Asset DIP Financing, then the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agrees that the Revolving Claimholders will consent (and hereby are deemed to have consented to), and will not object to or oppose, or support any other Person objecting to or opposing, such use of such Cash Collateral or such Fixed Asset DIP Financing (except to the extent provided in Section 6.4) and, to the extent the Fixed Asset Liens are subordinated to or pari passu with any new Liens securing such Fixed Asset DIP Financing, the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, will subordinate (and hereby subordinates) the Revolving Liens on the Fixed Asset Priority Collateral to the Liens securing such Fixed Asset DIP Financing to the extent consistent with the other provisions of this Agreement; provided that (A) the Revolving Administrative Agent and the other Revolving Claimholders shall retain the Revolving Liens on the Collateral and, as to the Revolving Priority Collateral only, the Revolving Liens shall have the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien on the Revolving Priority Collateral securing such Fixed Asset DIP Financing shall be junior and subordinate to the Revolving Liens on the Revolving Priority Collateral, (B) all Liens on Fixed Asset Priority Collateral securing any such Fixed Asset DIP Financing shall be senior to or pari passu with the Fixed Asset Liens on the Fixed Asset Priority Collateral, (C) any such Cash Collateral use or Fixed Asset DIP Financing does not compel any Grantor to seek confirmation of a specific Plan of Reorganization for which all or substantially all of the material terms are set forth in the Cash Collateral order or Fixed Asset DIP Financing documentation, (D) any Cash Collateral order or Fixed Asset DIP Financing documentation does not expressly require the liquidation of the Collateral prior to a default under the Cash Collateral order or Fixed Asset DIP Financing documentation, (E) to the extent that any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders are granted adequate protection in the form of a Lien on Collateral arising after the commencement of the Insolvency Proceeding, the Revolving Claimholders are granted a Lien on such additional Collateral with the relative priority set forth in Section 2.1 (and the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders will be deemed to have consented to, and will raise no objection to or support any other Person objecting to or contesting, any motion by any Revolving Claimholder to receive, or the granting of, such a Lien), and (F) the terms of such Fixed Asset DIP Financing or Cash Collateral order do not require any Revolving Claimholders to extend additional credit pursuant to such Fixed Asset DIP Financing or Cash Collateral order. If the Fixed Asset Claimholders or any other Person offer to provide Fixed Asset DIP Financing that meets the requirements set forth in clauses (A) through (F) above and DIP Financing is not provided as set forth in Section 6.1(a), and if the Grantors desire to obtain authorization from the applicable

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Bankruptcy Court to obtain such Fixed Asset DIP Financing, the Revolving Administrative Agent agrees, on behalf of itself and the other Revolving Claimholders, that no Revolving Claimholder shall, directly or indirectly, provide, offer to provide, or support any financing competing with the Fixed Asset DIP Financing, including a DIP Financing. The foregoing provisions of this Section 6.1(b) shall not restrict the Revolving Administrative Agent or any other Revolving Claimholder from objecting to or opposing any provision in any Cash Collateral order or Fixed Asset DIP Financing documentation relating to any provision or content of a Plan of Reorganization.

(c) Each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agrees that, with respect to any Cash Collateral use or DIP Financing that meets the requirements of Section 6.1(a), no Fixed Asset Claimholder will request adequate protection in connection with its rights as a holder of Liens on the Revolving Priority Collateral, except as expressly agreed by the Revolving Administrative Agent or as permitted by Section 6.4(b)(ii). The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agrees that, with respect to any Cash Collateral use or Fixed Asset DIP Financing that meets the requirements of Section 6.1(b), no Revolving Claimholder will request adequate protection in connection with its rights as a holder of Liens on the Fixed Asset Priority Collateral, except as expressly agreed by the Designated Fixed Asset Collateral Agent or as permitted by Section 6.4(b)(ii).

(d) All Revolving Liens granted to the Revolving Administrative Agent or any other Revolving Claimholder, and all Fixed Asset Liens granted to the Fixed Asset Collateral Agents or any other Fixed Asset Claimholders, in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the parties to be and shall be deemed to be subject to the Lien priorities set forth in Section 2.1 and the other terms and conditions of this Agreement.

6.2 Sales. Subject to Section 3.7, each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, and the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agrees that the Fixed Asset Claimholders or the Revolving Claimholders, as the case may be, will consent to (and hereby are deemed to have consented to), and will not object or oppose (or support any Person in objecting to or opposing), a motion to Dispose any Senior Priority Collateral of the other Class free and clear of any Liens under Section 363 of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law), including any motion for approval of bidding procedures in connection therewith or any other related or ancillary matters, if the requisite Revolving Claimholders under the Revolving Credit Agreement or the requisite Fixed Asset Claimholders under the applicable Fixed Asset Debt Documents, as the case may be, have consented to such Disposition of such assets, so long as the Liens of the Fixed Asset Claimholders or the Revolving Claimholders, as the case may be, on such assets attach to the proceeds thereof subject to the relative Lien priorities set forth in this Agreement and such motion does not impair the rights of the Fixed Asset Claimholders or the Revolving Claimholders, as the case may be, under Section 363(k) of the Bankruptcy Code (so long as the right of the Fixed Asset Claimholders to offset their Fixed Asset Obligations against the purchase price for any Revolving Priority Collateral exists only after the Discharge of Revolving Obligations and the right of the Revolving Claimholders to offset their Revolving Obligations against the purchase price for any Fixed

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Asset Priority Collateral exists only after the Discharge of Fixed Asset Obligations). Notwithstanding the foregoing, the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders, and the Revolving Administrative Agent and the other Revolving Claimholders, may raise any objections to such Disposition of the Senior Priority Collateral of the other Class that could be raised by a creditor of Grantors whose claims are not secured by Liens on such Senior Priority Collateral, provided that such objections are not inconsistent with any other term of this Agreement and are not based on their status as secured creditors (without limiting the foregoing, none of the Fixed Asset Collateral Agents, any other Fixed Asset Claimholder, the Revolving Administrative Agent or any other Revolving Claimholder may, except as provided in Section 6.4(b)(ii), raise any such objections based on rights afforded by Sections 363(e) and 363(f) of the Bankruptcy Code to secured creditors (or any comparable provision of any other Bankruptcy Law) with respect to the Liens granted to such Person in respect of such assets).

6.3 Relief from the Automatic Stay.

(a) Until the Discharge of Revolving Obligations has occurred, each Fixed Asset Collateral Agent, on behalf of itself and the other Fixed Asset Claimholders represented by it, agrees that the Fixed Asset Claimholders will not seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of the Revolving Priority Collateral without the prior written consent of the Revolving Administrative Agent.

(b) Until the Discharge of Fixed Asset Obligations has occurred, the Revolving Administrative Agent, on behalf of itself and the other Revolving Claimholders, agrees that the Revolving Claimholders will not seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of the Fixed Asset Priority Collateral without the prior written consent of the Designated Fixed Asset Collateral Agent.

6.4 Adequate Protection.

(a) In any Insolvency Proceeding, the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agree that the Revolving Claimholders or the Fixed Asset Claimholders, as the case may be, will not object to or oppose (or support any other Person objecting to or opposing) (i) any motion or other request for adequate protection by (x) any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder, with respect to the Fixed Asset Priority Collateral, prior to the Discharge of Fixed Asset Obligations or (y) the Revolving Administrative Agent or any other Revolving Claimholder, with respect to the Revolving Priority Collateral, prior to the Discharge of Revolving Obligations, as the case may be, or (ii) any objection claiming a lack of adequate protection by (x) any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder, with respect to the Fixed Asset Priority Collateral, prior to the Discharge of Fixed Asset Obligations, or (y) the Revolving Administrative Agent or any other Revolving Claimholder, with respect to the Revolving Priority Collateral, prior to the Discharge of Revolving Obligations, as the case may be.

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(b) In any Insolvency Proceeding:

(i) The Fixed Asset Collateral Agents and the other Fixed Asset Claimholders may seek adequate protection with respect to their rights in the Fixed Asset Priority Collateral, and the Revolving Administrative Agent and the other Revolving Claimholders may seek adequate protection with respect to their rights in the Revolving Priority Collateral.

(ii) Notwithstanding anything in this Section 6 to the contrary, (A) to the extent that any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders are granted adequate protection in the form of an additional or replacement Lien on assets of the same type as the Fixed Asset Priority Collateral, the Revolving Claimholders shall be permitted to seek a Lien on such Collateral subject to the relative Lien priority set forth in Section 2.1 and subject to the proviso in Section 2.3 (and no Fixed Asset Collateral Agent nor any other Fixed Asset Claimholder shall object to or oppose (or support any other Person objecting to or opposing) any motion by any Revolving Claimholder to receive such a Lien), and (b) to the extent that the Revolving Administrative Agent or any other Revolving Claimholders are granted adequate protection in the form of an additional or replacement Lien on assets of the same type as the Revolving Priority Collateral, the Fixed Asset Claimholders shall be permitted to seek a Lien on such Collateral subject to the relative Lien priority set forth in Section 2.1 and subject to the proviso in Section 2.3 (and neither the Revolving Administrative Agent nor any other Revolving Claimholder shall object to or oppose (or support any other Person objecting to or opposing) any motion by any Fixed Asset Claimholder to receive such a Lien).

(iii) If any Revolving Claimholder seeks or requires (or is otherwise granted) adequate protection of its Revolving Liens on the Fixed Asset Priority Collateral in the form of additional or replacement Lien on assets of the same type as the Fixed Asset Priority Collateral, then the Revolving Administrative Agent, for itself and on behalf of the Revolving Claimholders, agrees that the Fixed Asset Collateral Agents shall be entitled to be granted an additional or replacement Lien on such assets as adequate protection of its senior interest in the Fixed Asset Priority Collateral subject to the proviso in Section 2.3 and that the additional or replacement Lien thereon of the Revolving Administrative Agent or any other Revolving Claimholder shall be subordinated and junior to the additional or replacement Lien thereon of the Fixed Asset Collateral Agents on the same basis as the Revolving Liens are subordinated to the Fixed Asset Liens with respect to the Fixed Asset Priority Collateral under Section 2.1; provided that, to the extent any Fixed Asset Collateral Agent is not granted such adequate protection in the applicable form, any such additional or replacement Lien and any amounts recovered by or distributed to the Revolving Administrative Agent or any other Revolving Claimholder pursuant to or as a result of such Lien shall be subject to Section 4.2.

(iv) If any Fixed Asset Claimholder seeks or requires (or is otherwise granted) adequate protection of its Fixed Asset Liens on the Revolving Priority Collateral in the form of additional or replacement Lien on assets of the same type as the Revolving Priority Collateral, then each Fixed Asset Collateral Agent, for itself and on behalf of the Fixed Asset Claimholders represented by it, agrees that the Revolving Administrative Agent shall be entitled to be granted an additional or replacement Lien on such assets as adequate protection of its senior interest in the Revolving Priority Collateral and that the additional or replacement Lien

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thereon of the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder shall be subordinated and junior to the additional or replacement Lien thereon of the Revolving Administrative Agent on the same basis as the Fixed Asset Liens are subordinated to the Revolving Liens with respect to the Revolving Priority Collateral under Section 2.1; provided that, to the extent the Revolving Administrative Agent is not granted such adequate protection in the applicable form, any such additional or replacement Lien and any amounts recovered by or distributed to the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder pursuant to or as a result of such Lien shall be subject to Section 4.2.

(v) Except as expressly set forth in Sections 6.1, 6.2 and 6.3 and this Section 6.4, nothing herein shall limit the rights of the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder, or the rights of the Revolving Administrative Agent or any other Revolving Claimholder, (A) to seek adequate protection with respect to their rights in the Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) or (B) to object to any such request for adequate protection by the Collateral Agent or any other Claimholder of the other Class.

6.5 Section 1111(b) of the Bankruptcy Code. Each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, and the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agrees that neither it nor its related Claimholders shall object to or oppose (or support any other Person objecting to or opposing), or take any other action to impede, in any Insolvency Proceeding, the right of any Claimholder of the other Class to make an election under Section 1111(b)(2) of the Bankruptcy Code with respect to the Senior Priority Collateral of such Claimholder of the other Class. Each Fixed Asset Collateral Agent, for itself and the other Fixed Asset Claimholders represented by it, and the Revolving Administrative Agent, for itself and the other Revolving Claimholders, waives any claim it or its related Claimholders may hereafter have against any Claimholder of the other Class arising out of (a) the election by such Claimholder of the other Class of the application of Section 1111(b)(2) of the Bankruptcy Code or (b) any cash collateral or financing arrangement, and any related grant of a security interest in the Senior Priority Collateral of such Claimholder of the other Class, made in accordance with Section 6.1 in any Insolvency Proceeding.

6.6 Avoidance Issues. If any Claimholder is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Grantor any amount paid in respect of the Revolving Obligations or the Fixed Asset Obligations, as the case may be (a Recovery”), then such Claimholder shall be entitled to a settlement of the Revolving Obligations or the Fixed Asset Obligations, as the case may be, with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such reinstated Revolving Obligations or Fixed Asset Obligations, as the case may be. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.6 shall survive the termination of this Agreement.

6.7 Plan of Reorganization.

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(a) If, in any Insolvency Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any property of the reorganized Grantor are distributed or reinstated (in whole or in part) pursuant to a Plan of Reorganization, both on account of the Revolving Obligations and on account of the Fixed Asset Obligations, then, to the extent the debt obligations distributed on account of the Revolving Obligations and on account of the Fixed Asset Obligations are secured by Liens upon the same property, the relative Lien priorities and other provisions of this Agreement will survive the distribution of such debt obligations pursuant to such Plan of Reorganization and will apply with like effect to the Liens securing such debt obligations.

(b) The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agrees that neither it nor its related Claimholders shall (i) take or support any other Person in taking any action that is inconsistent with the relative Lien priorities or other provisions of this Agreement or (ii) propose, vote for, or otherwise support directly or indirectly any Non-Conforming Plan of Reorganization (and, in the event of any such proposal, vote or other support of a Non-Conforming Plan of Reorganization by a Claimholder of any Class, the Collateral Agent of the other Class shall be entitled to have any such proposal, vote or support changed or withdrawn).

6.8 Separate Grants of Security and Separate Classification. The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, acknowledges and agrees that (a) the respective grants of Liens pursuant to the Revolving Collateral Documents and the Fixed Asset Collateral Documents constitute at least two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, (i) the Fixed Asset Obligations are fundamentally different from the Revolving Obligations and (ii) the Revolving Obligations are fundamentally different from the Fixed Asset Obligations and, in each case, must be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Claimholders and the Fixed Asset Claimholders in respect of the Collateral constitute claims of the same class (rather than at least two separate classes of secured claims with the relative Lien priorities described in Section 2.1), then the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, hereby acknowledge and agree that all distributions from the Collateral shall be made as if such claims were of two separate classes of junior and senior claims (with the effect being that, to the extent that (x) the aggregate value of the Revolving Priority Collateral is sufficient (for this purpose ignoring all claims held by the Fixed Asset Claimholders thereon), the Revolving Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Revolving Priority Collateral, before any distribution is made in respect of the Fixed Asset Obligations with respect to the Revolving Priority Collateral, with each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agreeing to turn over to the Revolving Administrative Agent amounts otherwise received or receivable by any of them with respect to

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the Revolving Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries on the Fixed Asset Obligations, and (y) the aggregate value of the Fixed Asset Priority Collateral is sufficient (for this purpose ignoring all claims held by the Revolving Claimholders thereon), the Fixed Asset Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Fixed Asset Priority Collateral, before any distribution is made in respect of the Revolving Obligations with respect to the Fixed Asset Priority Collateral, with the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agreeing to turn over to the Designated Fixed Asset Collateral Agent amounts otherwise received or receivable with respect to such Fixed Asset Priority Collateral by any of them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries on the Revolving Obligations).

6.9 Post-Petition Interest.

(a) The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agrees that none of them shall object to or oppose (or support any other Person objecting to or opposing) any claim by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder for allowance in any Insolvency Proceeding of Fixed Asset Obligations consisting or alleged to consist of Post-Petition Interest to the extent of the value of the Fixed Asset Liens on the Fixed Asset Priority Collateral (without regard to the existence of the Revolving Liens thereon) or on the Revolving Priority Collateral (after taking into account the Revolving Liens thereon).

(b) Each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agrees that none of them shall object to or oppose (or support any other Person objecting to or opposing) any claim by the Revolving Administrative Agent or any other Revolving Claimholder for allowance in any Insolvency Proceeding of Revolving Obligations consisting or alleged to consist of Post-Petition Interest to the extent of the value of the Revolving Liens on the Revolving Priority Collateral (without regard to the existence of the Fixed Asset Liens thereon) or on the Fixed Asset Priority Collateral (after taking into account the Fixed Asset Liens thereon).

SECTION. 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, the Revolving Administrative Agent, on behalf of itself and the other Revolving Claimholders, acknowledges that they have, independently and without reliance on any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Revolving Loan Documents and be bound by the terms of this Agreement, and that they will continue to make their own credit decision in taking or not taking any action under the Revolving Loan Documents or this Agreement. Other than any reliance on the terms of this Agreement, each Fixed Asset Collateral Agent, on behalf of itself and the other Fixed Asset Claimholders represented by it, acknowledges that they have, independently and without reliance on the Revolving Administrative Agent or any other Revolving Claimholder, and based on documents and

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information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Fixed Asset Documents and be bound by the terms of this Agreement, and that they will continue to make their own credit decision in taking or not taking any action under the Fixed Asset Documents or this Agreement; provided that nothing in this Section 7.1 shall give rise to any duty on the part of the Trustee or the Notes Collateral Agent to make any credit analyses beyond that which may be required under the Notes Documents.

7.2 No Warranties or Liability. The Revolving Administrative Agent, on behalf of itself and the other Revolving Claimholders, acknowledges and agrees that, except as set forth in Sections 8 and 9.6(b), none of the Fixed Asset Collateral Agents and none of the other Fixed Asset Claimholders has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the Fixed Asset Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders will be entitled to manage and supervise the Fixed Asset Documents in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate. Each Fixed Asset Collateral Agent, on behalf of itself and the other Fixed Asset Claimholders represented by it, acknowledges and agrees that, except as set forth in Sections 8 and 9.6(b), neither the Revolving Administrative Agent nor any other Revolving Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the Revolving Loan Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, the Revolving Claimholders will be entitled to manage and supervise the Revolving Loan Documents in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate. Except as expressly provided herein, none of the Fixed Asset Collateral Agents and none of the other Fixed Asset Claimholders shall have any duty to the Revolving Administrative Agent or any other Revolving Claimholders, and the Revolving Administrative Agent and the other Revolving Claimholders shall have no duty to the Fixed Asset Collateral Agents or the other Fixed Asset Claimholders, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a default or an event of default under any agreements with any Grantor (including the Revolving Loan Documents and the Fixed Asset Documents), regardless of any knowledge thereof which they may have or be charged with. The Revolving Administrative Agent, on behalf of itself and the other Revolving Claimholders, acknowledges and agrees that each Fixed Asset Collateral Agent may, but shall have no obligation to, take all actions it determines necessary or advisable to perfect or continue the perfection of its Fixed Asset Liens on any Collateral, and the Fixed Asset Collateral Agents shall not be liable for any lapse of perfection or for maintaining perfection. Each Fixed Asset Collateral Agent, on behalf of itself and the other Fixed Asset Claimholders represented by it, acknowledges and agrees that the Revolving Administrative Agent may, but shall have no obligation to, take all actions it determines necessary or advisable to perfect or continue the perfection of the Revolving Liens on any Collateral, and the Revolving Administrative Agent shall not be liable for any lapse of perfection or for maintaining perfection.

7.3 No Waiver of Lien Priorities.

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(a) No right of the Revolving Administrative Agent or any other Revolving Claimholder to enforce any provision of this Agreement or any Revolving Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by the Revolving Administrative Agent or any other Revolving Claimholder or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the Revolving Loan Documents or any of the Fixed Asset Documents, regardless of any knowledge thereof which the Revolving Administrative Agent or any other Revolving Claimholder may have or be otherwise charged with. No right of any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder to enforce any provision of this Agreement or any Fixed Asset Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the Fixed Asset Documents or any of the Revolving Loan Documents, regardless of any knowledge thereof which any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder may have or be otherwise charged with.

(b) Without in any way limiting the generality of Section 7.3(a), but subject to any rights of the Grantors under the Revolving Loan Documents and the Fixed Asset Documents and subject to the provisions of Section 5.3(a), the Revolving Administrative Agent and any other Revolving Claimholders may, at any time and from time to time in accordance with the Revolving Loan Documents and/or applicable law, without the consent of, or notice to, the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder, without incurring any liabilities to the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder and without impairing or releasing the relative Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Fixed Asset Collateral Agents or the other Fixed Asset Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following:

(i) make loans and advances to the Company or any other Grantor, issue, guaranty or obtain letters of credit for account of the Company or any other Grantor or otherwise extend credit to the Company or any other Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(ii) change the manner, place, or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase, or alter the terms of, any of the Revolving Obligations or any guarantee thereof or any other liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Revolving Obligations, without any restriction as to the amount, tenor, or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Revolving Liens, the Revolving Obligations, or any of the Revolving Loan Documents;

(iii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the

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Revolving Priority Collateral or any liability of any Grantor to the Revolving Claimholders or any liability incurred directly or indirectly in respect thereof;

(iv) settle or compromise any Revolving Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Revolving Obligations) in any manner or order that is not inconsistent with the terms of this Agreement; and

(v) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Revolving Priority Collateral and any security and any guarantor or any liability of any Grantor to any Revolving Claimholders or any liability incurred directly or indirectly in respect thereof;

provided that the foregoing shall not (x) limit or otherwise affect in any way any Grantor’s obligations or liabilities under the Fixed Asset Documents to the extent any of the foregoing constitutes a violation of any of the Fixed Asset Documents or (y) limit the restrictions set forth in Section 5.3(a) or be deemed to be a waiver by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder of any liability of, or any claim against, the Revolving Administrative Agent or any other Revolving Claimholder arising on account of any such violation.

(c) Except as otherwise provided herein, the Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders, agrees that the Revolving Administrative Agent and the other Revolving Claimholders shall have no liability to the Fixed Asset Collateral Agent and the other Fixed Asset Claimholders, and the Fixed Asset Collateral Agent and the other Fixed Asset Claimholders hereby waive any claim against the Revolving Administrative Agent or any other Revolving Claimholder, arising out of any and all actions which any Revolving Administrative Agent or any other Revolving Claimholder may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i) the Revolving Loan Documents (other than this Agreement);

(ii) the collection of the Revolving Obligations; or

(iii) the foreclosure upon, or sale, liquidation, or other Disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise Dispose of, any Revolving Priority Collateral.

Each Fixed Asset Collateral Agent, for itself and on behalf of the other Fixed Asset Claimholders represented by it, agrees that the Revolving Administrative Agent and the other Revolving Claimholders have no duty to them in respect of the maintenance or preservation of the Revolving Priority Collateral, the Revolving Obligations, or otherwise (other than the obligations of the Revolving Claimholders under this Agreement).

(d) Without in any way limiting the generality of Section 7.3(a), but subject to any rights of the Grantors under the Revolving Loan Documents and the Fixed Asset Documents and subject to the provisions of Section 5.3(b), the Fixed Asset Collateral Agent and any other

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Fixed Asset Claimholder of any Series may, at any time and from time to time in accordance with the Fixed Asset Documents of such Series and/or applicable law, without the consent of, or notice to, the Revolving Administrative Agent or any other Revolving Claimholder, without incurring any liabilities to the Revolving Administrative Agent or any other Revolving Claimholder and without impairing or releasing the relative Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Revolving Administrative Agent or the other Revolving Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following:

(i) make loans and advances to the Company or any other Grantor, issue, guaranty or obtain letters of credit for account of the Company or any other Grantor or otherwise extend credit to the Company or any other Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(ii) change the manner, place, or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase, or alter, the terms of any of the Fixed Asset Obligations of such Series or any guarantee thereof or any other liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Fixed Asset Obligations of such Series, without any restriction as to the amount, tenor, or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Fixed Asset Liens, the Fixed Asset Obligations, or any of the Fixed Asset Documents of such Series;

(iii) subject to the terms of the Fixed Asset Pari Passu Intercreditor Agreement (if then in effect) and the Fixed Asset Intercreditor Agreement (if then in effect), sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the Fixed Asset Priority Collateral or any liability of any Grantor to the Fixed Asset Claimholders or any liability incurred directly or indirectly in respect thereof;

(iv) settle or compromise any Fixed Asset Obligation of such Series or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Fixed Asset Obligations of such Series) in any manner or order that is not inconsistent with the terms of this Agreement; and

(v) subject to the terms of the Fixed Asset Pari Passu Intercreditor Agreement (if then in effect) and the Fixed Asset Intercreditor Agreement (if then in effect), exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Fixed Asset Priority Collateral and any security and any guarantor or any liability of any Grantor to any Fixed Asset Claimholders or any liability incurred directly or indirectly in respect thereof;

provided that the foregoing shall not (x) limit or otherwise affect in any way any Grantor’s liability under the Revolving Loan Documents to the extent any of the foregoing constitutes a violation of any of the Revolving Loan Documents or (y) limit the restrictions set forth in

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Section 5.3(b) or be deemed to be a waiver by the Revolving Administrative Agent or any other Revolving Claimholder of any liability of, or any claim against, any Fixed Asset Collateral Agent or any other Fixed Asset Claimholder arising on account of any such violation.

(e) Except as otherwise provided herein, the Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agrees that none of the Fixed Asset Collateral Agents and none of the other Fixed Asset Claimholders shall have any liability to the Revolving Administrative Agent and the other Revolving Claimholders, and the Revolving Administrative Agent and the other Revolving Claimholders hereby waive any claim against the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder, arising out of any and all actions which the Fixed Asset Collateral Agents or any other Fixed Asset Claimholder may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i) the Fixed Asset Documents (other than this Agreement);

(ii) the collection of the Fixed Asset Obligations; or

(iii) the foreclosure upon, or sale, liquidation, or other Disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise Dispose of, any Fixed Asset Priority Collateral.

The Revolving Administrative Agent, for itself and on behalf of the other Revolving Claimholders, agrees that none of the Fixed Asset Collateral Agents and none of the other Fixed Asset Claimholders have any duty to them in respect of the maintenance or preservation of the Fixed Asset Priority Collateral, the Fixed Asset Obligations, or otherwise (other than the obligations of the Fixed Asset Claimholders under this Agreement).

(f) Until the Discharge of Fixed Asset Obligations or the Discharge of Revolving Obligations, as the case may be, has occurred, the Revolving Administrative Agent, on behalf of itself and the other Revolving Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the other Fixed Asset Claimholders represented by it, agrees that neither it nor its related Claimholders shall assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead, or otherwise assert, or otherwise claim the benefit of, any marshaling, appraisal, valuation, or other similar right that may otherwise be available under applicable law with respect to the Senior Priority Collateral of the other Class or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the Revolving Administrative Agent and the other Revolving Claimholders and the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Revolving Loan Documents or any Fixed Asset Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner, or place of payment of, or in any other terms of, all or any of the Revolving Obligations or Fixed Asset Obligations, or any amendment or waiver or other modification,

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including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Loan Document or any Fixed Asset Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Obligations or Fixed Asset Obligations or any guarantee thereof;

(d) the commencement of any Insolvency Proceeding; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Revolving Administrative Agent, any other Revolving Claimholder or any Revolving Obligations or any Fixed Asset Collateral Agent, any other Fixed Asset Claimholder or any Fixed Asset Obligations in respect of this Agreement.

SECTION. 8. Representations and Warranties.

8.1 Representations and Warranties of Each Collateral Agent. The Revolving Administrative Agent and each Fixed Asset Collateral Agent each represents and warrants to the other that it has been authorized by Revolving Lenders or the holders of Fixed Asset Obligations represented by it, as applicable, under the Revolving Credit Agreement, the Indenture, the Additional Junior Obligations Agreement or the Additional Pari Passu Obligations Agreement, as applicable, to enter into this Agreement and that this Agreement has been duly executed and delivered by it.

SECTION. 9. Miscellaneous.

9.1 Conflicts. Except to the extent expressly provided in Section 9.16, as between the Revolving Claimholders on the one hand and the Fixed Asset Claimholders on the other, in the event of any conflict between the provisions of this Agreement and the provisions of any of the Revolving Loan Documents or any of the Fixed Asset Documents, the provisions of this Agreement shall govern and control. Solely as among the Fixed Asset Claimholders, in the event of any conflict between this Agreement and (i) the Fixed Asset Pari Passu Intercreditor Agreement, the Fixed Asset Pari Passu Intercreditor Agreement shall govern and control or (ii) the Fixed Asset Intercreditor Agreement, the Fixed Asset Intercreditor Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the Revolving Administrative Agent and the Notes Collateral Agent. This is a continuing agreement of Lien subordination (as opposed to debt or claim subordination), and the Claimholders of any Class may continue, at any time and without notice to the Collateral Agent or the other Claimholders of the other Class, to extend credit and other financial accommodations to or for the benefit of any Grantor constituting Revolving Obligations or Fixed Asset Obligations, as the case may be, in reliance hereon. The Revolving Administrative Agent, on behalf of itself and the other Revolving Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the other Fixed Asset Claimholders represented by it, hereby waive any right any of them may have under

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applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Consistent with, but not in limitation of, the preceding sentence, the Revolving Administrative Agent, on behalf of itself and the other Revolving Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the other Fixed Asset Claimholders represented by it, irrevocably acknowledge that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-Bankruptcy Law. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor in possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. This Agreement shall automatically terminate and be of no further force and effect (a) with respect to the Revolving Administrative Agent, the other Revolving Claimholders, and the Revolving Obligations, on the date that the Discharge of Revolving Obligations has occurred, and (b) with respect to the Fixed Asset Collateral Agent, the other Fixed Asset Claimholders and the Fixed Asset Obligations of any Series, on the date that the Discharge of Fixed Asset Obligations of such Series has occurred.

9.3 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 9.3(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Revolving Administrative Agent and each Fixed Asset Collateral Agent; provided that no such agreement shall by its terms amend, modify or otherwise affect the rights or obligations of any Grantor without the Company’s prior written consent; provided further that:

(i) in connection with any Refinancing contemplated by Section 5.3, the Revolving Administrative Agent and each Fixed Asset Collateral Agent shall enter (and are hereby authorized to enter without the consent of any other Claimholder), at the written request and expense of the Company, into such amendments or other modifications of this Agreement as are reasonably necessary to add the new collateral agent (or similar representative) in respect of such Refinancing Indebtedness as a party hereto and to provide such new collateral agent (or similar representative), and the other holders of such Refinancing Indebtedness, the rights and

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obligations hereunder of the Collateral Agent in respect of, or the holders of, the Indebtedness or other Obligations being Refinanced and to otherwise reflect such Refinancing (and in connection therewith to provide for technical modifications to this Agreement to facilitate the foregoing), it being the intent that such amendments or other modifications (x) establish that the Liens on any Collateral securing any Refinancing Indebtedness will have the same priorities relative to the Liens on such Collateral securing Obligations of the other Class as the Liens that secured the Indebtedness being Refinanced had immediately prior to such Refinancing and (y) provide to the parties benefited by the Liens on any Collateral securing such Refinancing Indebtedness the same rights and obligations relative to the parties holding Liens on such Collateral securing Obligations of the other Class as the parties that were benefited by the Liens that secured such Indebtedness or other Obligations being Refinanced had immediately prior to such Refinancing; and

(ii) To the extent, but only to the extent, permitted by the provisions of the Revolving Loan Documents and the Fixed Asset Documents, the Company may incur or issue and sell one or more series or classes of Indebtedness under credit agreements, debt facilities, indentures and/or commercial paper facilities that the Company designates as an Additional Junior Obligations Agreement or Additional Pari Passu Obligations Agreement as applicable. In order to so designate any credit agreements, debt facilities, indentures and/or commercial paper facilities as an Additional Junior Obligations Agreement or an Additional Pari Passu Obligations Agreement, as applicable, such credit agreements, debt facilities, indentures and/or commercial paper facilities must satisfy the requirements of the definition of Additional Junior Obligations or Additional Pari Passu Obligations, as applicable and the Company must deliver to each Collateral Agent a designation in substantially the form of Exhibit A hereto. Additionally the Collateral Agent under such Additional Junior Obligations Agreement or Additional Pari Passu Obligations Agreement shall have executed and delivered to each other Collateral Agent a joinder agreement in substantially the form of Exhibit B hereto whereby such new Collateral Agent agrees to be bound by the terms of this Agreement and represents and warrants that the Additional Junior Obligations Agreement or Additional Pari Passu Obligations Agreement, as applicable, provides that the Claimholders thereunder will be subject to and bound by the provisions of this Agreement.

9.4 Information Concerning Financial Condition of Certain Entities. The Revolving Claimholders, on the one hand, and the Fixed Asset Claimholders (other than the Trustee and the Fixed Asset Collateral Agents), on the other hand, shall in each case be responsible for keeping themselves informed of (a) the financial condition of Parent and its Subsidiaries and all endorsers and/or guarantors of the Revolving Obligations or the Fixed Asset Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Revolving Obligations or the Fixed Asset Obligations. The Revolving Administrative Agent and the other Revolving Claimholders shall have no duty to advise the Fixed Asset Collateral Agent or any other Fixed Asset Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. None of the Fixed Asset Collateral Agents and none of the other Fixed Asset Claimholders shall have any duty to advise the Revolving Administrative Agent or any other Revolving Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Revolving Administrative Agent or any other Revolving Claimholders, or any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders, undertakes at any time or from time to time to provide any such information to

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any other party to this Agreement, it or they shall be under no obligation (i) to make, and the Revolving Administrative Agent and the other Revolving Claimholders, or the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders, as the case may be, shall not be required to make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness, or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation or (iv) to disclose any information, which pursuant to accepted or reasonable commercial practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.5 Subrogation. (a) With respect to any payments or distributions in cash, property, or other assets that any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders pay over to the Revolving Administrative Agent or any other Revolving Claimholders under the terms of this Agreement, such Fixed Asset Collateral Agent and the other Fixed Asset Claimholders represented by it shall be subrogated to the rights of the Revolving Administrative Agent and the other Revolving Claimholders and (b) with respect to any payments or distributions in cash, property, or other assets that the Revolving Administrative Agent or any other Revolving Claimholders pay over to any Fixed Asset Collateral Agent or the other Fixed Asset Claimholders represented by it under the terms of this Agreement, the Revolving Administrative Agent and the other Revolving Claimholders shall be subrogated to the rights of such Fixed Asset Collateral Agent and the other Fixed Asset Claimholders represented by it; provided, however, that each of the Revolving Administrative Agent, for itself and the other Revolving Claimholders, and each Fixed Asset Collateral Agent, for itself and the other Fixed Asset Claimholders represented by it, agrees not to assert or enforce any such rights of subrogation it or they may acquire as a result of any payment hereunder until the Discharge of Revolving Obligations or Discharge of Fixed Asset Obligations, as applicable, has occurred. Any payments or distributions in cash, property or other assets received by the Revolving Administrative Agent or any other Revolving Claimholders that are paid over to any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders pursuant to this Agreement shall not reduce any of the Revolving Obligations. Any payments or distributions in cash, property or other assets received by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders that are paid over to the Revolving Administrative Agent or any other Revolving Claimholders pursuant to this Agreement shall not reduce any of the Fixed Asset Obligations. Notwithstanding the foregoing provisions of this Section 9.5, none of the Revolving Claimholders shall have any claim against any of the Fixed Asset Claimholders for any impairment of any subrogation rights herein granted to the Revolving Claimholders, and none of the Fixed Asset Claimholders shall have any claim against any of the Revolving Claimholders for any impairment of any subrogation rights herein granted to the Fixed Asset Claimholders.

9.6 SUBMISSION TO JURISDICTION; WAIVERS.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY COLLATERAL AGENT OR ANY OTHER CLAIMHOLDER OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, BOROUGH OF MANHATTAN. BY EXECUTING AND

63

DELIVERING THIS AGREEMENT, EACH COLLATERAL AGENT, FOR ITSELF AND ITS RELATED CLAIMHOLDERS, IRREVOCABLY:

(i) AGREES THAT THE ONLY NECESSARY PARTIES TO ANY AND ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE THE PARTIES HERETO, EXCEPT WHERE IN ANY SUCH JUDICIAL PROCEEDING RELIEF (INCLUDING INJUNCTIVE RELIEF OR THE RECOVERY OF MONEY) IS BEING SOUGHT DIRECTLY AGAINST OR FROM A PERSON THAT IS NOT A PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND CONSISTENT WITH THE PROVISIONS OF SECTIONS 9.14 AND 9.16, NONE OF THE REVOLVING CLAIMHOLDERS (OTHER THAN THE REVOLVING ADMINISTRATIVE AGENT) OR THE FIXED ASSET CLAIMHOLDERS (OTHER THAN THE FIXED ASSET COLLATERAL AGENTS) SHALL BE NECESSARY OR OTHERWISE APPROPRIATE PARTIES TO ANY SUCH JUDICIAL PROCEEDINGS, UNLESS IN SUCH JUDICIAL PROCEEDING SUMS ARE BEING SOUGHT TO BE RECOVERED DIRECTLY FROM SUCH PERSONS, INCLUDING PURSUANT TO SECTION 4.2, OR THE PROVISIONS OF THIS AGREEMENT ARE SOUGHT TO BE ENFORCED DIRECTLY AGAINST SUCH PERSONS.

(ii) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; AND

(iii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.

(b) EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS, HEREBY WAIVES ITS AND THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS, ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT. EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS, FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.6(b) AND EXECUTED BY THE REVOLVING ADMINISTRATIVE AGENT AND THE FIXED ASSET COLLATERAL AGENTS), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT

64

AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.7 Notices. All notices to the Revolving Claimholders permitted or required under this Agreement shall also be sent to the Revolving Administrative Agent. All notices to the Fixed Asset Claimholders of any Series permitted or required under this Agreement shall also be sent to the Fixed Asset Collateral Agent of such Series. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or electronic mail, or 3 Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as is set forth on Annex 1. The Fixed Asset Collateral Agent of each Series shall provide written notice to the Revolving Administrative Agent and the Designated Fixed Asset Collateral Agent (if different) of the Discharge of Fixed Asset Obligations of such Series, and the Revolving Administrative Agent shall provide written notice to the Fixed Asset Collateral Agents of the Discharge of Revolving Obligations.

9.8 Further Assurances. Each of the Revolving Administrative Agent and each Fixed Asset Collateral Agent agrees to take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested in writing) as the Revolving Administrative Agent or the Fixed Asset Collateral Agents, as the case may be, may request, acting in accordance with the Revolving Loan Documents or the Fixed Asset Documents, as applicable, to effectuate the terms of and the relative Lien priorities contemplated by this Agreement, all at the expense of the Grantors.

9.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.10 Binding on Successors and Assign. This Agreement shall be binding upon the Revolving Administrative Agent, the other Revolving Claimholders, the Fixed Asset Collateral Agents, the other Fixed Asset Claimholders, and their respective successors and assigns.

9.11 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or by email as a “.pdf’ or “.tif’ attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

65

9.13 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind each of the Revolving Claimholders and the Fixed Asset Claimholders. Other than with respect to Section 9.3(b), which shall also inure to the benefit of the Company, in no event shall any Grantor be a third party beneficiary of this Agreement.

9.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Revolving Administrative Agent and the other Revolving Claimholders, on the one hand, and the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders, on the other hand (other than Section 9.3(b), under which the Company shall be a third party beneficiary). Other than Section 9.3(b), which shall also inure to the benefit of the Company, no Grantor or any other creditor thereof shall have any rights hereunder and no Grantor may rely on the terms hereof. Nothing in this Agreement shall impair, as between the Grantors and the Revolving Administrative Agent and the other Revolving Claimholders, or as between the Grantors and the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Loan Documents and the Fixed Asset Documents, respectively.

9.15 Specific Performance. Each of the Revolving Administrative Agent and the Designated Fixed Asset Collateral Agent may demand specific performance of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, in seeking specific performance in any Insolvency Proceeding, the Revolving Administrative Agent or the Designated Fixed Asset Collateral Agent may seek such or any other relief as if it were the “holder” of the claims of the Claimholders of the other Class under Section 1126(a) of the Bankruptcy Code or otherwise had been granted an irrevocable power of attorney by the Claimholders of the other Class.

9.16 Indenture Protections and Rights. In connection with its execution and acting under this Agreement, the Notes Collateral Agent is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it under the Notes Documents, all of which are incorporated by reference herein mutatis mutandis.

9.17 ABL Intercreditor Agreement Acknowledgement. Reference is made to the ABL Intercreditor Agreement Acknowledgement executed and delivered in respect of this Agreement (i) on the date hereof by Parent, the Company and each other Grantor that is a Grantor on the date hereof and (ii) after the date hereof, pursuant to the terms of the Collateral Documents, by each Subsidiary of the Company that becomes a Grantor after the date hereof.

[Signature Page Follows]

66

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GOLDMAN SACHS BANK USA,
as Revolving Administrative Agent

By:
Name:
Title:

[ABL Intercreditor Signature Page]

WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent, and as a Fixed Asset Collateral Agent

By:
Name:
Title:

[ABL Intercreditor Signature Page]

ANNEX 1

Notice Addresses

(a)	if to the Revolving Administrative Agent,

Goldman Sachs Bank USA,

as Administrative Agent for the Lenders referred to below

200 West Street

New York, NY 10282-2198

Attention: SBD Loan Operations

Telephone: 212-902-1099

Facsimile: 917-977-3966 / 646-769-7829

E-mail: gsmmg-operations@gs.com

(b)	if to the Notes Collateral Agent,

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: FBM Finance/LSF9 Cypress Secured Notes Administrator

Fax: (302) 636-4145

Email:tmorris@wilmingtontrust.com.

[ABL Intercreditor Signature Page]

ABL INTERCREDITOR AGREEMENT ACKNOWLEDGMENT

1. Acknowledgement. Each of LSF9 Cypress Parent LLC, a Delaware limited liability company (“Parent”) LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Company” and together with its subsidiaries party to the Revolving Credit Agreement as Additional Revolving Borrowers, the “Borrowers”) and the other Grantors party hereto, acknowledges that it has received a copy of the ABL Intercreditor Agreement dated as of August 9, 2016, among Goldman Sachs Bank USA, as Revolving Administrative Agent, Wilmington Trust, National Association, as Notes Collateral Agent, each Additional Junior Obligations Agent and each Additional Pari Passu Obligations Agent (the ABL Intercreditor Agreement) as in effect on the date hereof, and consents thereto, agrees to recognize all rights granted thereby to the Revolving Administrative Agent, the other Revolving Claimholders, the Notes Collateral Agent, the other Notes Claimholders, and any other Collateral Agent or Claimholder from time to time party thereto or bound thereby, and agrees that it shall not do any act or perform any obligation which is not in accordance with the agreements set forth in the ABL Intercreditor Agreement as in effect on the date hereof (and, to the extent such Grantor has been notified of the terms of any amendment, as amended or otherwise modified pursuant thereto). Each of the Grantors further acknowledges and agrees that (a) other than with respect to Section 9.3(b) of the ABL Intercreditor Agreement, under which the Company is a third party beneficiary, no Grantor is a beneficiary or third party beneficiary of the ABL Intercreditor Agreement, (b) no Grantor has any rights under the ABL Intercreditor Agreement, and no Grantor may rely on the terms of the ABL Intercreditor Agreement, in each case other than Section 9.3(b) of the ABL Intercreditor Agreement, which also inure to the benefit of the Company, and (c) nothing in the ABL Intercreditor Agreement shall impair, as between the Grantors and the Revolving Administrative Agent and the other Revolving Claimholders, or as between the Grantors and the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Loan Documents or the Fixed Asset Documents, respectively.

2. Notices. The address of the Grantors for purposes of all notices and other communications hereunder and under the Intercreditor Agreement is:

[●]4

With a copy to:

[●]

Any notice or other communication hereunder or under the ABL Intercreditor Agreement shall be in writing and may be personally served or sent by facsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

[4]	To be updated.

[ABL Intercreditor Signature Page]

3. Counterparts. This Acknowledgement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document. Delivery of an executed signature page to this Acknowledgement by facsimile transmission or by email as a “.pdf’ or “.tif’ attachment shall be as effective as delivery of a manually signed counterpart of this Acknowledgement.

4. Governing Law. THIS ACKNOWLEDGEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Credit Document. This Acknowledgement shall constitute a Revolving Loan Document and a Fixed Asset Document.

6. Miscellaneous. The provisions of Section 9.6 of the ABL Intercreditor Agreement will apply with like effect to this Acknowledgement, mutatis mutandis as though the references therein to the Revolving Administrative Agent or the Fixed Asset Collateral Agent(s) refer instead to each Grantor. The Revolving Administrative Agent, the other Revolving Claimholders, the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders are the intended beneficiaries of this Acknowledgement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the ABL Intercreditor Agreement.

ACKNOWLEDGED AS OF THE DATE FIRST WRITTEN ABOVE:

[●][5]

By:
Name:
Title:

[5]	To be updated.

[ABL Intercreditor Signature Page]

Exhibit A

[FORM OF] FIXED ASSET DEBT DOCUMENT DESIGNATION NO. [                    ] (this “Designation”) dated as of [                    ], 20[    ] with respect to the ABL INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “ABL Intercreditor Agreement”), among Goldman Sachs Bank USA, as Revolving Administrative Agent, Wilmington Trust, National Association, as Notes Collateral Agent, each Additional Junior Obligations Agent and each Additional Pari Passu Obligations Agent and acknowledged and agreed to by LSF9 Cypress Parent LLC, a Delaware limited liability company (“Parent”) LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Company”) and the other Grantors party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

This Designation is being executed and delivered in order to designate the below described credit agreement, debt facility, indenture and/or commercial paper facility as an [Additional Junior Obligations Agreement]/[Additional Pari Passu Obligations Agreement] entitled to the benefit of and subject to the terms of the ABL Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Company hereby certifies on behalf of the Company that:

Section 1. [Insert name of the Company or other Grantor] intends to enter into [describe new debt facility] (the “New Agreement”) which New Agreement satisfies all requirements of the ABL Intercreditor Agreement to be an [Additional Junior Obligations Agreement]/[Additional Pari Passu Obligations Agreement] and it hereby designated as such.

Section 2. The incurrence of the Indebtedness under the New Agreement is permitted by each applicable Revolving Document and Fixed Asset Document.

Section 3. The name and address of the Agent for such New Agreement is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email

Email:

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Company has duly executed this designation as of the day and year first above written.

[ ]

By
Name:
Title:

2

Exhibit B

JOINDER AGREEMENT NO. with respect to the ABL INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “ABL Intercreditor Agreement”), among Goldman Sachs Bank USA, as Revolving Administrative Agent, Wilmington Trust, National Association, as Notes Collateral Agent, each Additional Junior Obligations Agent and each Additional Pari Passu Obligations Agent and acknowledged and agreed to by LSF9 Cypress Parent LLC, a Delaware limited liability company (“Parent”) LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Company”) and the other Grantors party thereto (the “Grantors”).

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

B. The undersigned (the “New Agent”) is the Agent under the [described facility] which has been designated by the Company as an [Additional Junior Obligations Agreement]/[Additional Pari Passu Obligations Agreement entitled to the benefit of and subject to the terms of the ABL Intercreditor Agreement.

C. The New Agent wishes to become a party to the ABL Intercreditor Agreement as a Fixed Asset Collateral Agent in accordance with the provisions of the ABL Intercreditor Agreement.

Accordingly, the New Agent, and the Grantors agrees as follows, for the benefit of each other party to the Intercreditor Agreement:

Section 1. Accession to the Intercreditor Agreement. The New Agent (a) hereby accedes and becomes a party to the Intercreditor Agreement as a Fixed Asset Collateral Agent (b) agrees, for itself and on behalf of the holders of the Fixed Asset Obligations represented by it to all the terms and provisions of the ABL Intercreditor Agreement and (c) shall have all the rights and obligations of an Agent under the ABL Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Agent. The New Agent represents and warrants to each other Collateral Agent and to the Claimholders that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as a Fixed Asset Collateral Agent with respect to the Fixed Asset Obligations represented by it (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder Agreement and (c) the Fixed Asset Documents relating to such Fixed Asset Obligations provide that, upon the New Agent’s entry into this Joinder Agreement, the Claimholders in respect of such Fixed Asset Obligations will be subject to and bound by the provisions of the ABL Intercreditor Agreement.

Section 3. Counterparts. This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Joinder Agreement or such other document or instrument, as applicable.

Section 4. Section Headings. Section heading used in this Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement subject to any limitations set forth in the ABL Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the ABL Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.7 of the ABL Intercreditor Agreement. All communications and notices hereunder to the New Agent shall be given to it at the address set forth under its signature hereto, which information supplements Annex I of the ABL Intercreditor Agreement.

2

IN WITNESS WHEREOF, the New Agent has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW AGENT], as Fixed Asset Collateral Agent

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

3

EXHIBIT G

to the ABL

Credit Agreement

FORM OF REVOLVING CREDIT NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned [Borrower, a                      ] (including its permitted successors, the “Borrower”), hereby unconditionally promises to pay to [                    ] (the “Lender”) or its registered assigns at the office of the Administrative Agent specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States in immediately available funds, the principal amount of (a) [            ] DOLLARS ($[        ]) or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement) owing by the Borrower to the Lender pursuant to the Credit Agreement. The principal amount shall be paid on the applicable dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the applicable dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.

This Note (a) is one of the Notes referred to in the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among the Borrower, LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company, the Additional US Borrowers, the Canadian Borrowers, the several banks and other financial institutions or entities from time to time parties to thereto as lenders and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), (b) is subject to the provisions of the Credit Agreement which are hereby incorporated herein by reference and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

The principal balance of the Revolving Credit Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or any error therein shall not in any manner affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, the parties have hereby caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

[BORROWER]

By:
Name:
Title:

Schedule A

to Revolving Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule A

Schedule B

to Revolving Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Schedule B

EXHIBIT H-1

to the ABL

Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

H-1 – 1

EXHIBIT H-2

to the ABL

Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

H-2 – 1

EXHIBIT H-3

to the ABL

Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

H-3 – 1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

H-3 – 2

EXHIBIT H-4

to the ABL

Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

H-4 – 1

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

H-4 – 2

EXHIBIT I

to the ABL

Credit Agreement

FORM OF BORROWING REQUEST

[Date]

Goldman Sachs Bank USA

200 West Street

New York, NY 10282-2198

Attention: SBD Loan Operations

Telephone: 212-902-1099

Facsimile: 917-977-3966 / 646-769-7829

E-mail: gsmmg-operations@gs.com

[LSF9 Cypress Holdings LLC][Additional US Borrower][Canadian Borrower]

Ladies and Gentlemen:

Pursuant to Section 2.3 of that certain ABL Credit Agreement dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders and as issuing banks and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), the [Initial Borrower][undersigned Additional US Borrower][undersigned Canadian Borrower] hereby requests a Revolving Credit Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Loan:

1. The Borrower for the proposed Revolving Credit Loan is [                    ], which is a [US][Canadian] Borrower.

2. The currency for the requested Borrowing is [                    ].1

3. The requested date for the borrowing of the proposed Revolving Credit Loan is

[1]	To be US Dollars or Canadian Dollars.

[    ], [20  ] (the “Borrowing Date”).2

4. The Type of the proposed Revolving Credit Loan is a [ABR Loan][Eurodollar Loan].

5. The currency and aggregate amount of the proposed Revolving Credit Loan is $/€[        ].

[6. The initial Interest Period for each Eurodollar Borrowing made as part of the proposed Revolving Credit Loan is      month[s].]3

7. [Insert location and number of the account to which the funds requested pursuant to this Borrowing Request are to be disbursed.]4

8. The US Borrowing Base, the Canadian Borrowing Base and the Aggregate Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) are $[        ], $[        ] and $[        ], respectively.

[9. The Revolving Credit Loans made pursuant to this Borrowing Request [do not] constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance).]5

[The [undersigned Borrower] hereby represents and warrants that [the conditions specified in Section 4.2 of the Credit Agreement have been satisfied as of the Borrowing Date]6 [and that, during the existence of a Compliance Period, the computations showing compliance with the Financial Covenant set forth in Section 6.1 are attached as Annex I hereto]7.]

Very truly yours,

[BORROWER]

[2]	The Borrowing Request shall be delivered (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date which notice may be given not later than 11:00 a.m., New York City time, two Business Days prior to the Closing Date) or (b) in the case of an ABR Borrowing (including Agent Advances), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. The requested date must be a Business Day.
[3]	To be included only in the case of a Eurodollar Borrowing. Interest Periods may be one, two, three or six months (or, if made available by all participating Lenders, 12 months).
[4]	To comply with Section 2.5 of the Credit Agreement.
[5]	To be included only in the case of an ABR Borrowing.
[6]	To be included for Borrowings following the Closing Date.
[7]	To be included for Borrowings following the Closing Date during a Compliance Period.

By:
Name:
Title:

Annex 1 to Exhibit I

[Financial Covenant]

Annex 1 to Exhibit I

EXHIBIT J

to the ABL

Credit Agreement

FORM OF SOLVENCY CERTIFICATE

August 9, 2016

This Solvency Certificate is being executed and delivered pursuant to Section 4.1(e) of that certain ABL Credit Agreement dated as of August 9, 2016, by and among LSF9 Cypress Parent LLC (“Holdings”), a Delaware limited liability company, LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, and Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), which provides for an asset-based loan facility in the aggregate principal amount of up to $250,000,000 (the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement).

I, [                    ], the [Responsible Officer] of Holdings (after giving effect to the Transactions), in such capacity and not in an individual capacity, hereby certify on behalf of Holdings as follows:

1. The sum of the debt and liabilities (subordinated, contingent or otherwise) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Subsidiaries, on a consolidated basis.

2. The capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3. The present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities), on a consolidated basis, of Holdings and its Subsidiaries as they become absolute and matured.

4. Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. No Canadian Loan Party is an “insolvent person” for the purposes of the Bankruptcy and Insolvency Act (Canada).

6. For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Credit Agreement, the other Loan Documents and the Senior Secured Notes Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of Holdings and its Subsidiaries.

8. The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

LSF9 CYPRESS PARENT LLC

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT K-1

to the ABL

Credit Agreement

FORM OF NOTICE OF ADDITIONAL BORROWER AND ASSUMPTION AGREEMENT

This NOTICE OF ADDITIONAL BORROWER AND ASSUMPTION AGREEMENT (this “Agreement”), dated             , 201   made by                      (the “Additional Borrower”), in favor of GOLDMAN SACHS BANK USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and the Lenders party to that certain ABL Credit Agreement, dated August 9, 2016, among LSF9 CYPRESS PARENT LLC, a Delaware limited liability company, LSF9 CYPRESS HOLDINGS LLC, a Delaware limited liability company, the Additional US Borrowers, the Canadian Borrowers, the Administrative Agent, Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to and in accordance with Section 10.1 of the Credit Agreement, the Additional Borrower has elected to be added as a Borrower under the Credit Agreement;

WHEREAS, the Additional Borrower has agreed to execute and deliver this Agreement in order to become a party to the Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Credit Agreement. By executing and delivering this Agreement, the Additional Borrower, as provided in Section 10.1 of the Credit Agreement, (a) hereby becomes a party to the Credit Agreement as a Borrower thereunder with the same force and effect as if originally named therein as a Borrower and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Borrower thereunder. The Additional Borrower hereby represents and warrants that (i) each of the representations and warranties contained in Section 3 of the Credit Agreement is true, correct and complete in all material respects (or if qualified by materiality therein, in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof (after giving effect to this Agreement), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or if qualified by materiality therein, in all respects) on and as of such earlier date and (ii) no Default or Event of Default has occurred and is continuing or would result from the addition of the Additional Borrower pursuant to this Agreement.

K-1-1

2. Loan Document. This Agreement shall constitute a “Loan Document” for purposes of the Credit Agreement and the other Loan Documents, whether or not reference is made to this Agreement in the Credit Agreement or in any other Loan Document or other document or instrument delivered in connection therewith.

3. Acknowledgment and Consent. Each Additional Borrower hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents hereto. Each Additional Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.

4. Conditions Precedent. The effectiveness of this Agreement is conditioned on the Administrative Agent receiving (i) documents required by Section 5.9 of the Credit Agreement with respect to such Additional Borrower, (ii) such documentation and other information reasonably requested in writing by each Lender within ten (10) Business Days following receipt of this Agreement to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the PATRIOT Act and the Proceeds of Crime (Money Laundering) (Canada) and Terrorist Financing Act (Canada) [and (iii) the consent of each Lender has been obtained]1.

5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Notice of Additional Borrower and Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL BORROWER]

By:
Name:
Title:

[1]	To be included for Additional Borrowers organized under the laws of any jurisdiction other than the United States.

K-1-2

EXHIBIT K-2

to the ABL

Credit Agreement

FORM OF NOTICE OF ADDITIONAL GUARANTOR

[Date]

Goldman Sachs Bank USA

200 West Street

New York, NY 10282-2198

Attention: SBD Loan Operations

Telephone: 212-902-1099

Facsimile: 917-977-3966 / 646-769-7829

E-mail: gsmmg-operations@gs.com

LSF9 CYPRESS PARENT LLC

Ladies and Gentlemen:

This Notice of Additional Guarantor is delivered pursuant to Section 10.2(a) of that certain ABL Credit Agreement, dated August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), by and among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”, and together with the Additional US Borrowers and the Canadian Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, Goldman Sachs Bank USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and reference is made thereto for full particulars of the matters described therein.

Holdings hereby provides notice that it hereby elects to add [                    ], effective as of [            ], 20[    ]1 a [jurisdiction] [type of entity] (the “Additional Guarantor”), a Group Member which is currently an Excluded Subsidiary or any other Person reasonably satisfactory to the Administrative Agent, as a Discretionary Guarantor under the Credit Agreement.

Holdings and the Additional Guarantor shall deliver the documents required by Section 5.9 of the Credit Agreement in accordance with the requirements of Section 10.2 of the Credit Agreement, with respect to the Additional Guarantor.

[1]	To be no earlier than 15 Business Days after the date of the notice.

K-2-1

[Pursuant to Section 10.2 of the Credit Agreement, Holdings hereby requests that the Administrative Agent consent to the addition of the Additional Guarantor as a Discretionary Guarantor, such consent to be evidenced by the Administrative Agent’s signature hereto.]2

In accordance with Section 10.2(d) of the Credit Agreement, the effectiveness of this Notice of Additional Guarantor is conditioned upon the receipt by the Administrative Agent of (a) opinions, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered to the Administrative Agent under Section 4.1 of the Credit Agreement and (b) all other documentation and other information reasonably requested in writing by each Lender within ten Business Days following receipt of this Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the PATRIOT Act and the Proceeds of Crime (Money Laundering) (Canada) and Terrorist Financing Act (Canada).

This Notice of Additional Guarantor shall constitute a Loan Document under the Credit Agreement.

THIS NOTICE OF ADDITIONAL GUARANTOR SHALL BE CONSTRUED BY, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

[2]	To be included only if the consent of the Administrative Agent is required; pursuant to Section 10.2, no such consent is required if the Additional Guarantor is organized under the laws of a Qualified Jurisdiction.

K-2-2

IN WITNESS WHEREOF, the undersigned has caused this Notice of Additional Guarantor to be duly executed and delivered as of the date first above written.

LSF9 CYPRESS PARENT LLC

By:
Name:
Title:

[Notice of Additional Guarantor]

[Consented to by:][1]

[GOLDMAN SACHS BANK USA,
as Administrative Agent]

By
Name:
Title:

[1]	To be included only if the consent of the Administrative Agent is required.

[Notice of Additional Guarantor]

EXHIBIT L

FORM OF BORROWING BASE CERTIFICATE

[DATE]

Goldman Sachs Bank USA

as Administrative Agent

200 West Street

New York, NY 10282-2198

Attention: SBD Loan Operations

Telephone: 212-902-1099

Facsimile: 917-977-3966 / 646-769-7829

E-mail: gsmmg-operations@gs.com

Bank of America Business Capital

as Collateral Agent

Attention: Carlos Gil or Portfolio Management

333 S. Hope Street, 13th Floor

CA9-193-13-33

Los Angeles, CA 90071

LSF9 CYPRESS HOLDINGS LLC

Ladies and Gentlemen:

The undersigned hereby certifies that:

1. I am the duly elected                      of LSF9 CYPRESS HOLDINGS LLC, a Delaware limited liability company (the “Initial Borrower”).

2. In accordance with subsection 5.2(c) of that certain ABL Credit Agreement, dated as of August 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), by and among LSF9 Cypress Parent LLC, a Delaware limited liability company, the Initial Borrower, the Additional US Borrowers, the Canadian Borrowers, the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks, Goldman Sachs Bank USA, as Administrative Agent and Bank of America, N.A., as Collateral Agent, attached hereto as Annex 1 is a true and accurate calculation of the US Borrowing Base, the Canadian Borrowing Base and the Aggregate Borrowing Base as of              , 20    , determined in accordance with the requirements of the Credit Agreement.

L-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the date first written above.

LSF9 CYPRESS HOLDINGS, LLC

By:
Name:
Title:

L-2

Annex 1 to Exhibit L

[Attach supporting calculations for the US Borrowing Base, the Canadian Borrowing Base and the Aggregate Borrowing Base in reasonable detail]

Annex 1 to Exhibit L

EXHIBIT M

FORM OF COLLATERAL ACCESS AGREEMENT1

This COLLATERAL ACCESS AGREEMENT (this “Agreement”) is entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of Goldman Sachs Bank USA as Administrative Agent for the Secured Creditors (as defined below) (together with its successors and permitted assigns in such capacity, the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in the ABL Credit Agreement referred to below shall be used herein as therein defined.

RECITALS:

WHEREAS, Landlord is the record title holder and owner of certain real property located at [ADDRESS OF PROPERTY] (the “Real Property”);

WHEREAS, [NAME OF TENANT], a [JURISDICTION OF INCORPORATION/ FORMATION] (“Tenant”), has possession of and occupies all or a portion of the Real Property (the “Premises”) in accordance with that certain lease agreement described in Schedule A attached hereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”);

WHEREAS, reference is made to that certain ABL Credit Agreement, dated as of August 9, 2016 (as it may be amended, amended and restated, supplemented, extended, refinanced or otherwise modified from time to time, the “ABL Credit Agreement”), among LSF9 Cypress Parent LLC, a Delaware limited liability company (“Holdings”), LSF9 Cypress Holdings LLC, a Delaware limited liability company (the “Initial Borrower”), the Additional US Borrowers (as defined therein), the Canadian Borrowers (as defined therein), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks (the “Lenders”), the Administrative Agent and Bank of America, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent” and, together with the Administrative Agent and the Lenders, the “Lender Creditors”), pursuant to which Tenant (an affiliate of the Initial Borrower) has executed one or more guarantee and collateral agreements and other collateral documents in relation to the ABL Credit Agreement;

WHEREAS, Tenant’s repayment of (or guaranty of) the extensions of credit made by the Lenders under the ABL Credit Agreement will be secured in part by substantially all of the assets of Tenant, including, but not limited to, all of the following now or hereafter located on the Premises, (i) all inventory of Tenant, (ii) all equipment used in Tenant’s business, (iii) all leasehold improvements of Tenant, and (iv) all furniture and all other personal property (the “Collateral”); and

[1]	Subject to reasonable changes to conform to local laws, as applicable, in the reasonable discretion of the Collateral Agent.

Exhibit M

WHEREAS, the Administrative Agent has requested that Landlord execute this Agreement as a requirement under the ABL Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, the Collateral Agent as follows:

1. Landlord Lien. (a) Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule A attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule A hereto, (iii) Landlord has sent no notice of default to Lessee under the Lease respecting a default which has not been cured by Lessee, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, (iv) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease and (v) except as disclosed to Administrative Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

(b) Landlord hereby (i) waives and releases unto the Collateral Agent and its successors and assigns any and all security interests created by statute, contract (including the Lease) or by common law and any and all rights granted by or under any present or future laws to levy, execute or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral (including, without limitation, any right to include the Collateral in any secured financing that Landlord may become a party to), and (ii) agrees that any rights, claims or demands it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a)(i) of this paragraph 1), shall be subordinate to the rights of the Collateral Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures or part of the underlying real estate even though it may be affixed to or placed on the Premises.

(c) Landlord further agrees not to assert any claim to the Collateral while Tenant is indebted under (or in respect of) the ABL Credit Agreement. Landlord acknowledges that the Collateral Agent shall have a first priority security interest in the Collateral and that the Collateral Agent shall have the right to file and record Uniform Commercial Code or Personal Property Security Act financing statements (or equivalent) against the Collateral.

2. Nature of Collateral. The Collateral may be installed in or located on the Premises and is not and shall not be deemed to be a fixture or part of the underlying real estate but shall at all times be considered personal property.

3. Collateral Agent’s Access. (a) Landlord agrees that while the Lease is in effect (including during any extension or renewal periods) it will not prevent the Administrative Agent or its designees from entering upon the Premises at all reasonable times to inspect, appraise or remove the Collateral.

Exhibit M

(b) In the event that Landlord either deems itself entitled to redeem or take possession of the Premises during the term of the Lease or intends to terminate the Lease prior to the expiration of the term thereof due to a default of Tenant thereunder, Landlord will deliver notice (the “Termination Notice”) to the Administrative Agent to that effect not less than twenty (20) days before taking such action. Landlord agrees that within the 90-day period after the Administrative Agent receives the Termination Notice (the “Disposition Period”), the Administrative Agent shall have the right, but not the obligation, to enter upon and into the Premises for the purpose of assembling, repossessing, appraising, displaying, removing, preparing for sale or lease, repairing, transferring, selling (at public or private sale) or otherwise dealing with the Collateral. Landlord further agrees that during the Disposition Period, Landlord will not interfere with the Administrative Agent’s actions in removing the Collateral from the Premises or such other of the Administrative Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Landlord acknowledges that the Administrative Agent shall at no time have any obligation to remove the Collateral from the Premises. The Administrative Agent shall not be liable for any diminution in value of the Premises caused by the absence of the Collateral actually removed or by the need to replace the Collateral after such removal. For the actual period of occupancy by the Collateral Agent during the Disposition Period, the Collateral Agent will pay to Landlord a fee equal to the basic rent required to be paid under the Lease by tenant as if the Lease were in full force and effect, pro rated on a per diem basis based on a thirty (30) day month (provided, that such rent shall exclude any rent adjustments, indemnity payments, or similar amounts payable under the Lease for default, holdover status or similar charges), to the extent that such amount is not paid by Tenant.

(c) In entering upon or into the Premises under either clause (a) or (b) set forth above of this paragraph 3, the Collateral Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord, not as a result of the Landlord’s own gross negligence or breach and caused solely by the Administrative Agent entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by the Collateral Agent in severing and/or removing the Collateral therefrom and taking any of the foregoing actions with respect to the Collateral. Additionally, the Collateral Agent shall repair, at its sole cost and expense, any physical damage to the Premises actually caused by the Administrative Agent’s taking any of the foregoing actions with respect to the Collateral.

4. Default Notices. Landlord shall send to the Collateral Agent a copy of any notice of default under the Lease sent by Landlord to Tenant (the “Default Notice”). In addition, Landlord shall send to Administrative Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises. Any Default Notice shall state the nature of the default and shall specify the amounts of rent or other payments provided for that are claimed to be in default.

5. Default and Cure Rights. Notwithstanding anything to the contrary contained in the Lease, and without thereby assuming Tenant’s obligations under the Lease, in the event of a default by Tenant under the Lease, the Administrative Agent shall have the right, but not the obligation, to cure any such default(s) within, and the Landlord shall not exercise any remedies it may have against the Tenant under the Lease, at law or in equity, until the expiry of, the later of

Exhibit M

(a) thirty (30) days following receipt of a Default Notice, and (b) the last day of the cure period available to Tenant under the terms of the Lease (except with respect to payment default(s), which cure must be made within the later of (i) fifteen (15) days following receipt of a Default Notice, and (ii) the last day of the cure period available to Tenant under the terms of the Lease with respect to payment default(s)); provided, however, that if a non-monetary default cannot reasonably be cured by the Administrative Agent within such thirty (30) day period, the Administrative Agent shall have, and the Landlord shall not exercise any remedies it may have against the Tenant under the Lease, at law or in equity, until the expiry of, such additional period of time as shall be reasonably necessary (at Landlord’s commercially reasonable discretion) to cure such non-monetary default so long as the Administrative Agent commences such curative measures within such thirty (30) day period and thereafter proceeds diligently to complete such curative measures.

6. Delivery of Notices. All notices to the Administrative Agent under this Agreement shall be in writing and sent to the Collateral Agent by e-mail, by facsimile, by United States certified mail, return receipt requested, or by overnight delivery service at the address set forth on the signature page to this Agreement.

7. Expiration of Agreement. The provisions of this Agreement shall continue in effect until the earlier of (a) the date on which the Lease would otherwise terminate absent a Tenant default, and (b) Landlord shall have received the Administrative Agent’s written certification that the ABL Credit Agreement has been terminated.

8. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

9. Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successor and assigns of Landlord (including any successor owner of the Real Property) and the Administrative Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Premises.

10. Amendments. This Agreement may not be changed or terminated orally and is binding upon, and inures to the benefit of, the parties hereto, the Secured Parties and each of their respective successors and assigns.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together the counterparts shall constitute one and the same document.

12. ABL Credit Agreement. The parties thereto may, without in any way affecting or limiting this Agreement, and without notice to Landlord, modify, supplement, restate (in whole or in part), replace or refinance the ABL Credit Agreement or any of the other Loan Documents thereunder.

Exhibit M

[Signature page follows]

Exhibit M

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD], as Landlord

By:
Name:
Title:

[Address]

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

200 West Street

New York, NY 10282-2198

Attention: SBD Loan Operations

Telephone: 212-902-1099

Facsimile: 917-977-3966 / 646-769-7829

E-mail: gsmmg-operations@gs.com

Exhibit M

Schedule A

Description of Lease

Lessor	Lessee	Dated	Modification	Location/ Property Address
[●]	[●]	[●]	[●]	[●]

Exhibit M